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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SPECIALTY LABORATORIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Specialty Laboratories, Inc. common stock, no par value.
	(2)	Aggregate number of securities to which transaction applies: Common stock: 14,913,316 Unvested shares of common stock and options to purchase common stock: 2,256,734
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Pursuant to the Agreement and Plan of Merger, dated as of September 29, 2005, among AmeriPath Holdings, Inc., AmeriPath, Inc., Specialty Laboratories, Inc. and Silver Acquisition Corp., each issued and outstanding share of Specialty Laboratories, Inc. common stock, other than shares held by AmeriPath Holdings, Inc., any direct or indirect wholly-owned subsidiary of AmeriPath Holdings, Inc. or Specialty Laboratories, Inc., treasury stock and shares owned by stockholders who validly exercise and perfect their dissent rights, will be converted into the right to receive $13.25 in cash. In addition, pursuant to the terms of such Agreement and Plan of Merger, each issued and outstanding option, unless otherwise provided in an applicable agreement with the optionee, will be canceled in exchange for (1) the excess of $13.25 over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to the option at the time of the merger, whether or not then exercisable, less applicable taxes required to be withheld with respect to such payment. All unvested shares of common stock will become fully vested at the time of the merger. The filing fee was calculated based on the sum of (a) an aggregate cash payment of $197,601,437.00 for the proposed per share cash payment of $13.25 for 14,913,316 outstanding shares of common stock and (b) an aggregate cash payment of $9,535,025.00 to holders of unvested shares of common stock and outstanding options to purchase common stock with an exercise price less than $13.25 per share. The filing fee, calculated in accordance with Fee Rate Advisory #3 for Fiscal Year 2006, equals $117.70 per $1.0 million of the aggregate merger consideration calculated pursuant to the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $207,136,462.00
	(5)	Total fee paid: $24,379.96
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SPECIALTY LABORATORIES, INC.
27027 Tourney Road
Valencia, CA 91355

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT

To Our Stockholders:

        You are cordially invited to attend a special meeting of stockholders of Specialty Laboratories, Inc., which we refer to as Specialty, to be held on January 30, 2006 at 8:00 a.m., Pacific Time, in the first floor auditorium at Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, California 91355. At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 29, 2005, among Specialty, AmeriPath Holdings, Inc. (which is referred to as Holdings in this letter), AmeriPath, Inc. (which is referred to as AmeriPath in this letter) and Silver Acquisition Corp., and the merger contemplated by the merger agreement. Under the merger agreement, Silver Acquisition Corp., a wholly-owned subsidiary of AmeriPath, will be merged with and into Specialty, with Specialty being the surviving corporation. This merger is referred to as the merger in this letter. Silver Acquisition Corp. is a California corporation that was formed by AmeriPath for the purpose of completing the merger and related transactions. A copy of the merger agreement is included as Appendix A to these materials.

        Simultaneously with the execution of the merger agreement, Holdings, AmeriPath Group Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (which is referred to as Group Holdings in this letter), Aqua Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Group Holdings, certain stockholders of Holdings and certain stockholders of Specialty who hold a majority of the outstanding Specialty common stock entered into a subscription, merger and exchange agreement (which is referred to as the SME agreement in this letter). The stockholders of Specialty who are parties to the SME agreement are Specialty Family Limited Partnership, the majority stockholder of Specialty, and certain other affiliates and family members of James B. Peter, M.D., Ph.D., Specialty's founder and a member of the Specialty board of directors, and Deborah A. Estes, Dr. Peter's daughter and a member of the Specialty board of directors. They are referred to as the continuing investors in this letter. Pursuant to the SME agreement, among other things, (a) Group Holdings will issue equity securities to certain of the stockholders of Holdings in exchange for cash and shares of Holdings, (b) Group Holdings will issue equity securities to the continuing investors in exchange for a portion of the shares of Specialty common stock held by the continuing investors and (c) Aqua Acquisition Corp. will be merged with and into Holdings, with Holdings being the surviving corporation. A copy of the SME agreement is included as Appendix E to these materials. While the various transactions described in the SME agreement are a condition to closing the merger, you are not being asked to vote on those transactions.

        When the merger and the transactions contemplated by the SME agreement are completed, Welsh, Carson, Anderson & Stowe IX, L.P., its co-investors, the continuing investors and certain other current stockholders of Holdings will indirectly own all the capital stock of Specialty.

        Dr. Peter is expected to join the board of directors of Group Holdings and will execute a services agreement with AmeriPath upon consummation of the transactions contemplated by the SME agreement. Accordingly, he and the continuing investors have interests in the merger that are different from, or in addition to, the interests of Specialty stockholders generally.

        If the merger is completed, each issued and outstanding share of Specialty common stock owned by you will be converted into the right to receive $13.25 in cash, without interest, unless you choose to exercise and perfect your dissent rights under California law. Each outstanding option for Specialty common stock, except as provided in an applicable agreement with the optionee, will be canceled in exchange for (1) the excess of $13.25 over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to the option, less applicable withholding taxes.

        If the merger is completed, all unvested shares of Specialty common stock issued and outstanding immediately prior to the effective time of the merger will become fully vested as of the effective time of the merger.

        If the merger is completed, Specialty will no longer be a publicly-traded company. After the merger, you will no longer have an equity interest in Specialty and will not participate in any potential future earnings and growth of Specialty.

        The board of directors of Specialty formed a special committee, composed of all the directors except for Dr. Peter and Deborah A. Estes, who is also Specialty's Secretary. The members of the special committee are independent of and have no economic interest or expectancy of an economic interest in the continuing investors, Welsh, Carson, Anderson & Stowe IX, L.P., Group Holdings, Holdings, AmeriPath or the surviving corporation (except that David C. Weavil is the Chief Executive Officer of Specialty and may continue as an employee of Specialty, AmeriPath or their affiliates following the closing of the merger). As described in the accompanying proxy statement, the special committee was formed to, among other things, evaluate, negotiate and make a recommendation to the board of directors regarding the merger proposal and related transactions, including the terms of the merger agreement. As described in the accompanying proxy statement, the members of the special committee have interests in the merger that are different from, or in addition to, interests of Specialty stockholders generally.

        The board of directors, acting on the unanimous (with one member absent) recommendation of the special committee, has unanimously (with one director absent) approved the merger agreement and the merger. The special committee and the board of directors each has determined that the terms of the merger agreement and the proposed merger are advisable and procedurally and substantively fair to, and in the best interest of, the stockholders of Specialty (other than the continuing investors and their affiliates, for whom no determination of fairness or advisability was made by the special committee or the board of directors). The board of directors recommends that you vote FOR the approval of the merger agreement and the merger. The board of directors also recommends that you vote FOR the grant to the proxyholders of the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the merger if there are not sufficient votes for approval of the merger agreement and the merger at the special meeting.

        In arriving at their recommendation of the merger agreement and the merger, the Specialty board of directors carefully considered a number of factors which are described in the accompanying proxy statement. The proxy statement provides information about the merger agreement, the merger and the related transactions, and the special meeting. You may obtain additional information about Specialty from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the appendices and materials incorporated by reference, as it sets forth the details of the merger agreement and other important information related to the merger, including the factors considered by the Specialty board of directors.

        Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote of (1) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote and (2) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates. In connection with the proposed settlement of certain litigation, as described in the accompanying proxy statement, the second vote described in the previous sentence may be changed to instead require the approval of the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates or by any of the directors of Specialty. The continuing investors and certain of their affiliates have entered into a voting agreement that will ensure that the first vote is passed, but that will have no effect on the outcome of the second vote. A copy of the voting agreement is included as Appendix D to these materials. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented, please complete, sign, date and mail the enclosed proxy card at your first opportunity.

        This solicitation for your proxy is being made by Specialty on behalf of its board of directors. If you fail to vote on the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger for purposes of the vote referred to above. You may vote by completing and mailing a proxy card in the postage-paid envelope provided. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, the merger and any postponement or adjournment of the special meeting referred to above. Returning the proxy card will not deprive you of your right to attend the special meeting and vote your shares in person.

        On behalf of your board of directors, thank you for your continued support.

Sincerely,

Richard K. Whitney Chairman of the Board of Directors
December 23, 2005

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated December 23, 2005 and is first being mailed to stockholders of Specialty on or about December 27, 2005.

SPECIALTY LABORATORIES, INC.
27027 Tourney Road
Valencia, CA 91355

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On January 30, 2006

To Our Stockholders:

        You are invited to attend a special meeting of stockholders of Specialty Laboratories, Inc., which we refer to as Specialty.

Date:	January 30, 2006
Time:	8:00 a.m., Pacific Time
Place:	Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, California 91355 First Floor Auditorium

        Only stockholders who owned Specialty common stock of record at the close of business on December 16, 2005 can vote at this meeting or any postponements or adjournments that may take place.

        The purposes of the special meeting are:

  •
  to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 29, 2005, among Specialty, AmeriPath Holdings, Inc., AmeriPath, Inc. and Silver Acquisition Corp., and the merger contemplated by the merger agreement;

  •
  to grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the merger if there are not sufficient votes for approval of the merger agreement and the merger at the special meeting; and

  •
  to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        The board of directors, acting on the unanimous (with one member absent) recommendation of the special committee, has unanimously (with one director absent) approved the merger agreement and the merger. The special committee and the board of directors have determined that the merger agreement and the merger are advisable and procedurally and substantively fair to, and in the best interest of, Specialty's stockholders (other than the continuing investors and their affiliates, for whom no determination of fairness or advisability was made by the special committee or the board of directors). These continuing investors are Specialty Family Limited Partnership, the majority stockholder of Specialty, and certain other affiliates and family members of James B. Peter, M.D., Ph.D., Specialty's founder and a member of the Specialty board of directors, and Deborah A. Estes, Dr. Peter's daughter and a member of the Specialty board of directors. The board of directors recommends that you vote FOR the approval of the merger agreement and the merger. The board of directors also recommends that you vote FOR the grant to the proxyholders of the authority to vote in their discretion with respect to the approval of any postponement or adjournment of the special meeting referred to above.

        Stockholders of Specialty who do not vote in favor of approval of the merger agreement and the merger will have the right to seek payment of the fair value of their shares if the merger is completed, but only if they submit a written demand for payment to Specialty before the vote is taken on the merger agreement and the merger and they comply with California law as explained in the accompanying proxy statement.

        Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote of (1) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote and (2) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates. In connection with the proposed settlement of certain litigation, as described in the accompanying proxy statement, the second vote described in the previous sentence may be changed to instead require the approval of the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates or by any of the directors of Specialty. The continuing investors and certain of their affiliates have entered into a voting agreement that will ensure that the first vote is passed, but that will have no effect on the outcome of the second vote. Failure to vote on the merger has the same effect as a vote against the merger proposal. Even if you plan to attend the special meeting in person, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented at the special meeting, please complete, date, sign and mail the enclosed proxy card. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for submissions by mail.

        This solicitation for your proxy is being made by Specialty on behalf of its board of directors. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

        If you have any questions or need assistance in voting your shares, please call Innisfree M&A Incorporated, which is assisting Specialty, at 1-888-750-5834.

        The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors
Deborah A. Estes Secretary

i

Conversion of Common Stock	67
Treatment of Options and Unvested Stock	68
Payment for Shares	68
Transfer of Shares	69
Representations and Warranties	69
Covenants Relating to Conduct of Business Pending the Merger	73
Preparation of Proxy Statement and Schedule 13E-3; Stockholders' Meeting	75
Access to Information; Confidentiality	75
Solicitation of Transactions	75
Notification	76
Directors' and Officers' Indemnification and Insurance	77
Financing	77
Best Efforts; Consents and Approvals	78
Public Announcements	78
Employee Benefits Matters	78
Stockholder Litigation	79
Conditions to Completing the Merger	79
Termination	81
Fees and Expenses; Termination Fee	82
Brokers or Finders	84
Amendment	84
Waiver	84
Assignment	84
Specific Performance	84
Dissent Rights	84
THE VOTING AGREEMENT	85
Voting	85
Restrictions on Transfer	85
Solicitation of Transaction	85
Best Efforts	85
Payment of Upside Amount by the Continuing Investors	86
Proxy	86
Termination	86
Assignment	86
Specific Performance	86
THE SUBSCRIPTION, MERGER AND EXCHANGE AGREEMENT	87
Subscription, Merger and Exchange	87

ii

Effective Time of the Holdings Merger	87
Certificate of Incorporation; Bylaws; and Directors and Officers of Holdings and the Surviving Corporation	88
Adjustment to Purchase Price	88
Effect on the Capital Stock	88
Representations and Warranties	89
Covenants Relating to Conduct of Business	92
Access to Information; Confidentiality	93
Best Efforts; Notification	94
Fees	94
Public Announcements	94
Conditions to Completing the Transactions	94
Termination	95
Amendment	96
Assignment	96
Specific Performance	96
SELECTED HISTORICAL FINANCIAL INFORMATION	97
EARNINGS AND FIXED CHARGES	98
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION	99
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	100
Securities Authorized for Issuance Under Equity Compensation Plans	102
INFORMATION REGARDING THE TRANSACTION PARTICIPANTS	103
FUTURE STOCKHOLDER PROPOSALS	110
OTHER MATTERS	110
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	110
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	112

LIST OF APPENDICES

Appendix A—Agreement and Plan of Merger
Appendix B—Opinion of J.P. Morgan Securities Inc.
Appendix C—Chapter 13 of the California General Corporation Law
Appendix D—Voting Agreement
Appendix E—Subscription, Merger and Exchange Agreement

iii

SUMMARY TERM SHEET

        This summary provides a brief description of the material terms of the merger agreement, the merger and certain related agreements. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information incorporated by reference and the information in the appendices. We incorporate by reference important business and financial information about us into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where Stockholders Can Find More Information" beginning on page 110.

The Parties to the Merger

  •
  Specialty—Specialty Laboratories, Inc. is a California corporation that is headquartered in Valencia, California. Specialty performs highly advanced clinical tests used by physicians to diagnose, monitor and treat disease. See "The Participants" beginning on page 19.

  •
  Holdings—AmeriPath Holdings, Inc. is a Delaware corporation and is a portfolio company of Welsh Carson Anderson & Stowe IX, L.P., referred to in this proxy as Welsh Carson. Welsh Carson is a Delaware limited partnership organized by Welsh, Carson, Anderson & Stowe, a New York-based private equity firm. See "The Participants" beginning on page 19.

  •
  AmeriPath—AmeriPath, Inc. is a Delaware corporation and a wholly-owned subsidiary of Holdings that is headquartered in Palm Beach Gardens, Florida. AmeriPath is a leading national provider of physician-based anatomic pathology, dermapathology and molecular diagnostic services to physicians, hospitals, national clinical laboratories and surgery centers. See "The Participants" beginning on page 19.

  •
  Acquisition Corp.—Silver Acquisition Corp. is a California corporation that is a wholly-owned subsidiary of AmeriPath. AmeriPath formed Acquisition Corp. for the purpose of completing the merger and related transactions. See "The Participants" beginning on page 19.

The Merger and Related Transactions

  •
  In the merger, Acquisition Corp. will merge with and into Specialty. Upon completion of the merger, Acquisition Corp. will cease to exist and Specialty will continue as the surviving corporation and as a wholly-owned subsidiary of AmeriPath. Following the merger, Specialty will no longer be a publicly traded company. We have attached a copy of the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger. See "Special Factors" beginning on page 21 and "The Merger Agreement" beginning on page 67.

  •
  Following the merger, current Specialty stockholders (except for the continuing investors described in the next sentence) will cease to have ownership interests in Specialty or rights as Specialty stockholders. The continuing investors are the stockholders of Specialty which are parties to the SME agreement described in the next paragraph, which are Specialty Family Limited Partnership, the majority stockholder of Specialty, and certain other affiliates and family members of James B. Peter, M.D., Ph.D., Specialty's founder and a member of the Specialty board of directors, and Deborah A. Estes, Dr. Peter's daughter and a member of the Specialty board of directors.

  •
  Simultaneously with the execution of the merger agreement, Holdings, AmeriPath Group Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (which is referred to as Group Holdings in this proxy statement), Aqua Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Group Holdings, certain stockholders of Holdings and the continuing investors entered into a subscription, merger and exchange agreement (which is referred to as the SME agreement in this proxy statement). Pursuant to the SME agreement, among other things, (a) Group Holdings will issue equity securities to certain of the stockholders of Holdings in exchange for cash and shares of Holdings, (b) Group Holdings will issue equity securities to the continuing investors in exchange for a portion of the shares of Specialty common stock held by the continuing investors and (c) Aqua Acquisition Corp. will be merged with and into Holdings, with Holdings being the surviving corporation. We have attached a copy of the SME agreement as Appendix E to this proxy statement. While the various transactions described in the SME agreement are a condition to closing the merger, you are not being asked to vote upon those transactions.

Stockholder Vote Required to Approve the Merger

  •
  You are being asked to consider and vote upon a proposal to approve the merger agreement and the merger contemplated by the merger agreement. Approval of the merger agreement and the merger require the affirmative vote of (1) the holders of a majority of the outstanding shares of common stock of Specialty entitled to vote and (2) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates. In connection with the proposed settlement of certain litigation, the second vote described in the previous sentence may be changed to instead require the approval of the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates or by any of the directors of Specialty. See "Special Factors—Litigation Challenging the Merger" beginning on page 62. The continuing investors and certain of their affiliates have entered into a voting agreement that will ensure that the first vote is passed, but that will have no effect on the outcome of the second vote. We have attached a copy of the voting agreement as Appendix D to this proxy statement.

  •
  Abstentions and broker non-votes will have the effect of a vote against the merger. On the record date, there were 23,947,815 shares of common stock outstanding and entitled to be voted at the special meeting. The continuing investors and their affiliates control approximately 60.3% of the outstanding shares of common stock of Specialty. The directors of Specialty other than Dr. Peter and Ms. Estes control approximately 0.4% of the outstanding shares of common stock of Specialty. Accordingly, if unaffiliated stockholders holding in excess of approximately 19.8% of the outstanding common stock (or holding in excess of approximately 19.6% of the outstanding common stock if the shares held by all directors of Specialty are disregarded for purposes of the second vote in connection with the proposed settlement of certain litigation) abstain from voting or vote against the merger, the merger will not receive the required approval of stockholders. See "The Special Meeting" beginning on page 16 and "Special Factors—Litigation Challenging the Merger" beginning on page 62.

Voting Information

  •
  Before voting your shares of Specialty common stock, we encourage you to read this proxy statement in its entirety, including its appendices and materials incorporated by reference, and carefully consider how the merger will affect you. Then, to ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed proxy card, which requires no postage if mailed in the United States, as soon as possible. If a broker holds your shares in "street name," your broker should provide you with instructions on how to vote. For more information about how to vote your shares, see "The Special Meeting—Record Date, Quorum and Voting Information" beginning on page 17.

Recommendations of the Special Committee and the Board of Directors

  •
  The special committee is composed of six directors who are not officers or employees of Specialty (other than David C. Weavil, who is the Chief Executive Officer of Specialty) and who are independent of and have no economic interest or expectancy of an economic interest in the continuing investors, Welsh Carson, Group Holdings, Holdings, AmeriPath, or the surviving corporation (except that Mr. Weavil may continue as an employee of Specialty, AmeriPath or their affiliates following the closing of the merger). The members of the special committee are Richard K. Whitney, Michael T. DeFreece, Hubbard C. Howe, William J. Nydam, David R. Schreiber and David C. Weavil. If the merger is completed, the members of the special committee will, like all other stockholders, receive cash payments for their shares. The members of the special committee will receive a total amount of approximately $1.4 million in the aggregate for these shares. In addition, the members of the special committee will receive cash payments totaling approximately $2.5 million in the aggregate for their stock options and unvested stock in the merger. The cash payments for these stock options represent consideration for the cancellation of the stock options on the same terms as provided to other holders of stock options in the merger agreement. The members of the special committee control 102,095 or 0.43% of the outstanding shares of common stock of Specialty. Whether the merger is completed or not, certain members of the special committee will be paid up to a total amount of $300,000 in the aggregate for their service on the special committee, in addition to Specialty's standard committee fees, and will be reimbursed for any out-of-pocket expenses incurred in connection with service on the special committee. The $300,000 in fees were awarded to members of the special committee as follows: Mr. Whitney, $87,500; Mr. Schreiber, $87,500; Mr. DeFreece, $62,500; and Mr. Nydam, $62,500. In addition to the foregoing payments to be made, Mr. Whitney was awarded the amount of $100,000, which has already been paid, for his services as a member of the special committee and as Chairman of the board of directors. Furthermore, pursuant to the terms of Mr. Schreiber's consulting agreement, Mr. Schreiber is entitled to a payment equal to six times his monthly consulting fee, or a total amount of approximately $163,000, upon a change of control of Specialty, which would include the completion of the merger. As members of the board of directors, the special committee members will also benefit from the indemnification, insurance and related provisions contained in the merger agreement with respect to their acts or omissions as directors. Because of these interests and the other interests described under "Special Factors—Interests of Certain Persons in the Merger", the interests of the special committee and the stockholders of Specialty may not be aligned. See "Special Factors—Interests of Certain Persons in the Merger—Interests of Specialty Directors and Executive Officers in the Merger" beginning on page 50.

  •
  The special committee and the board of directors have determined that the terms of the merger agreement and the proposed merger are advisable and procedurally and substantively fair to, and in the best interest of, the Specialty stockholders (other than the continuing investors and their affiliates, for whom no determination of fairness or advisability was made by the special committee or the board of directors). For information as to the reasons for the special committee and the board of directors reaching their respective determinations, see "Special Factors—Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger" beginning on page 29. The board of directors, acting on the unanimous (with one member absent) recommendation of the special committee, has unanimously (with one director absent) approved the merger agreement and the merger and recommends that you vote FOR the approval of the merger agreement and the merger and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the merger if there are not sufficient votes for approval of the merger agreement and the merger at the special meeting.

Opinion of the Financial Advisor to the Board of Directors

  •
  In connection with the merger, Specialty retained J.P. Morgan Securities Inc. (referred to as JPMorgan in this proxy statement), as its financial advisor. JPMorgan rendered a written opinion to Specialty's board of directors on September 29, 2005 that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters as JPMorgan considered relevant, the consideration to be received by the holders of Specialty common stock other than the continuing investors and their affiliates (for purposes of such opinion, the Founder Parties) in the proposed merger was fair, from a financial point of view, to such holders. In deciding to recommend approval of the merger to Specialty's board of directors, the special committee considered the opinion of JPMorgan and, in deciding to approve the merger, Specialty's board of directors considered the opinion of JPMorgan. See "Special Factors—Opinion of the Financial Advisor to the Board" beginning on page 34.

  •
  The full text of the written opinion of JPMorgan, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with the opinion, is attached as Appendix B to this proxy statement. JPMorgan provided its opinion to Specialty's board of directors (and, at the board of directors' instruction, to the special committee) in connection with and for the purposes of their respective evaluations of the merger. The JPMorgan opinion is not a recommendation as to how any holder of common stock should vote with respect to the merger or any other matter. The Specialty stockholders are urged to read such opinion in its entirety. Pursuant to the terms of its engagement letter with JPMorgan, Specialty agreed to pay the fees described below under "Special Factors—Opinion of the Financial Advisor to the Board" beginning on page 34, part of which was paid to JPMorgan upon delivery of JPMorgan's opinion and a substantial portion of which, the balance, will become payable only if the proposed merger is consummated.

Position of the AmeriPath Group as to the Fairness of the Merger

  •
  Each of Group Holdings, Holdings, AmeriPath, Welsh Carson and WCAS IX Associates LLC, the general partner of Welsh Carson (which are referred to collectively as the AmeriPath group in this proxy statement) believes that the merger is both procedurally and substantively fair to Specialty's unaffiliated stockholders. For information as to the reasons for the

  AmeriPath group reaching this conclusion, see "Special Factors—Position of the AmeriPath Group as to the Fairness of the Merger" beginning on page 42.

Position of the SFLP Group as to the Fairness of the Merger

  •
  Each of Dr. Peter, Deborah A. Estes and Specialty Family Limited Partnership (which are referred to collectively as the SFLP group in this proxy statement) believes that the merger is both procedurally and substantively fair to Specialty's unaffiliated stockholders. For information as to the reasons for the SFLP group reaching this conclusion, see "Special Factors—Position of the SFLP Group as to the Fairness of the Merger" beginning on page 44.

Purpose of the Merger

  •
  The principal purpose of the merger is to provide you with an opportunity to receive an immediate cash payment for your Specialty shares at a price that constitutes a premium over recent stock market prices and to enable AmeriPath to acquire Specialty. The merger consideration of $13.25 per share represents approximately a 27% premium over the average trading price of $10.44 per share for the three months preceding the public announcement of the execution of the merger agreement. See "Special Factors—Purpose and Structure of the Merger" beginning on page 46.

Consideration; Effect of the Merger on Specialty Stockholders

  •
  In the merger, each share of Specialty common stock will be converted automatically into the right to receive $13.25 in cash, without interest, except for:

  •
  treasury shares of Specialty common stock, all of which will be canceled without any payment;

  •
  shares of Specialty common stock owned by Holdings or Acquisition Corp. or any direct or indirect wholly-owned subsidiary of Holdings or Specialty, all of which will be canceled without any payment; and

  •
  shares of Specialty common stock held by stockholders who properly exercise and perfect their dissent rights in accordance with Chapter 13 of the California General Corporation Law, which is referred to as the CGCL in this proxy statement. See "Special Factors—Dissent Rights of Dissenting Specialty Stockholders" beginning on page 63.

  •
  At the effective time of the merger, each outstanding option under the Specialty stock option plans, except as provided in an applicable agreement with the optionee, will be canceled in exchange for an amount in cash determined by multiplying (1) the excess of $13.25 over the per share exercise price of the option by (2) the number of shares of Specialty common stock subject to the option, less applicable withholding taxes. See "The Merger Agreement—Treatment of Options and Unvested Stock" beginning on page 68.

  •
  At the effective time of the merger, all unvested shares of Specialty common stock issued and outstanding immediately prior to the effective time of the merger will become fully vested as of the effective time of the merger. See "The Merger Agreement—Treatment of Options and Unvested Stock" beginning on page 68.

  •
  Upon completion of the merger, current Specialty stockholders, other than the continuing investors, will cease to have ownership interests in Specialty or rights as Specialty stockholders. Therefore, current stockholders of Specialty, other than the continuing investors, will not participate in any future earnings or growth of Specialty and will not benefit from any appreciation in value of Specialty. See "Special Factors—Effects of the Merger" beginning on page 46.

  •
  As a result of the merger, Specialty will be a privately-held corporation, and there will be no public market for its common stock. After the merger, Specialty common stock will no longer be listed on the New York Stock Exchange, and its registration under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act in this proxy statement, will be terminated. See "Special Factors—Effects of the Merger" beginning on page 46.

Interests of Certain Persons in the Merger

  •
  In considering the recommendations of the special committee and the board of directors, Specialty stockholders should be aware that some of Specialty's executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Specialty stockholders generally. These interests include the following:

  •
  Pursuant to the merger agreement, the executive officers and directors of Specialty (other than Dr. Peter and Ms. Estes) will receive an aggregate of approximately $7.84 million for their shares of Specialty common stock and for the cancellation of their options to purchase Specialty common stock and unvested stock (in each case on the same basis as the unaffiliated stockholders generally);

    •
    The following executive officers and directors of Specialty may be entitled to receive approximately the following severance payments upon the consummation of the merger: (1) Vicki DiFrancesco, $249,000; (2) Michael C. Dugan, M.D., $202,000; (3) Cheryl G. Gallarda, $138,000; (4) Robert M. Harman, $164,000; (5) Maryam Sadri, $153,000; (6) Nicholas R. Simmons, $164,000; and (7) Mr. Weavil, $414,000;

    •
    Certain members of the special committee will receive fees up to a total amount of $300,000 in the aggregate for their service on the special committee (which were awarded as follows: Mr. Whitney, $87,500; Mr. Schreiber, $87,500; Mr. DeFreece, $62,500; and Mr. Nydam, $62,500) and, in addition, Mr. Whitney was awarded the amount of $100,000, which has already been paid, for his services as a member of the special committee and as Chairman of the board of directors;

    •
    Pursuant to the terms of Mr. Schreiber's consulting agreement, Mr. Schreiber is entitled to a payment equal to six times his monthly consulting fee, or a total amount of approximately $163,000, upon the completion of the merger;

    •
    The vesting of options held by certain executive officers and directors will be accelerated as of the effective time of the merger, and unvested stock held by certain executive officers and directors will become fully vested as of the effective time of the merger;

    •
    The continuing investors will contribute shares of Specialty common stock held by them to Group Holdings in exchange for equity securities of Group Holdings under the SME agreement. The aggregate investment in Group Holdings by the continuing investors following that exchange and the other transactions contemplated by the SME agreement (including taking into account the additional current stockholders of Holdings that are expected to become parties to the SME agreement prior to closing and to roll over their Holdings investment into Group Holdings), is expected to be approximately 20% of the full equity capitalization of Group Holdings at closing;

    •
    Pursuant to the merger agreement, the continuing investors and certain affiliated entities will receive an aggregate of approximately $72.2 million for their shares of Specialty common stock which are not contributed to Group Holdings pursuant to the SME agreement and for the cancellation of their options to purchase Specialty common stock and unvested stock (in each case on the same basis as the unaffiliated stockholders generally); and

    •
    Dr. Peter is expected to join the board of directors of Group Holdings and will execute a services agreement with AmeriPath upon consummation of the transactions contemplated by the SME agreement.

  •
  The merger agreement also provides that all rights of indemnification and exculpation from liability for acts and omissions occurring prior to the effective time of the merger (including the advancement of funds for expenses) of the current and former directors and officers of Specialty, as provided in its charters, bylaws, indemnification agreements or applicable law, will survive the merger and continue for six years after the effective time of the merger. The special committee members will also benefit from the indemnification, insurance and related provisions contained in the merger agreement with respect to their acts or omissions as directors.

  •
  Prior to the effective time of the merger, AmeriPath will purchase a six year extended reporting provision under a directors' and officers' liability policy with respect to liability obligations of the individuals that are officers and directors of Specialty on the date of the merger agreement in respect of indemnification from liabilities for acts or omissions occurring at or prior to the closing of the merger agreement, which policy shall be no less favorable to the beneficiaries than the directors' and officers' liability policies maintained by Specialty on the date of the merger agreement and will be provided by carriers with comparable ratings. However, Holdings and AmeriPath will not be required to pay a premium in connection with such policy in excess of $2.6 million.

  •
  These interests are more fully described under "Special Factors—Interests of Certain Persons in the Merger—Interests of Specialty Directors and Executive Officers in the Merger" beginning on page 50.

  •
  In considering the recommendations of the special committee and board of directors, Specialty stockholders should also be aware that JPMorgan has certain interests relating to Specialty. See "Special Factors—Opinion of the Financial Advisor to the Board" beginning on page 34. These interests include the following:

  •
  Specialty agreed to pay JPMorgan a fee in connection with the merger, a substantial portion of which is payable upon consummation of the merger (see "Special Factors—Opinion of the Financial Advisor to the Board" beginning on page 34).

  •
  Specialty has established, prior to JPMorgan's engagement in connection with the merger, an irrevocable letter of credit with JPMorgan's affiliate, JPMorgan Chase Bank, that names Lexington Corporate Properties Trust as the beneficiary. In addition, JPMorgan has provided financial advisory services to Specialty in the past and JPMorgan and its affiliates have provided financial advisory, financing and other investment banking and commercial banking services to Welsh Carson and its affiliates in the past, in each case for customary compensation.

  •
  In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade the equity securities of Specialty, the debt securities of AmeriPath, and certain public debt and equity securities of other affiliates of Welsh Carson for JPMorgan's own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

  •
  The special committee and the board were aware of these interests and considered them, among other factors, when recommending approval of the merger agreement and the merger.

Merger Financing

  •
  The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $354.9 million, consisting of:

  •
  approximately $207.2 million to pay Specialty's stockholders and option holders the amounts due to them under the merger agreement, assuming that no Specialty stockholder exercises and perfects his, her or its dissent rights;

  •
  approximately $129.0 million to refinance AmeriPath's existing credit facility;

  •
  approximately $3.0 million to pay executive severance payments; and

  •
  approximately $15.7 million to pay related fees and expenses.

    See "Special Factors—Merger Financing" beginning on page 54.

  •
  Holdings and AmeriPath expect that the total amount necessary to complete the merger and the related transactions will be funded with (1) an equity investment by Welsh Carson and its co-investors pursuant to the SME agreement, (2) certain amounts remaining under AmeriPath's contingent note reserve, (3) the debt financing under the commitment letter referred to below, and (4) all available excess Specialty cash. See "Special Factors—Merger Financing" beginning on page 54.

  •
  AmeriPath has received a commitment letter pursuant to which Wachovia Bank, National Association, Citigroup Global Markets Inc., Deutsche Bank Trust Company Americas and UBS Loan Finance LLC have committed, subject to the terms and conditions set forth in the commitment letter, to provide AmeriPath with up to $298.5 million in senior secured credit facilities, consisting of a $203.5 million term loan and a $95.0 million revolving credit facility. Up to $203.5 million of the term loan and up to $52.0 million of the revolving credit facility may be used to fund a portion of the merger consideration, to pay certain transaction costs, to refinance existing indebtedness of AmeriPath, to pay related expenses and to provide ongoing working capital. See "Special Factors—Merger Financing—Senior Secured Credit Facilities" beginning on page 55.

Regulatory Approvals

  •
  On October 20 and 21, 2005, the parties filed for approval pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act in this proxy statement. The continuing investors also filed for approval pursuant to the HSR Act with respect to their equity investment in Group Holdings pursuant to the SME agreement. The HSR waiting periods expired on November 21, 2005. The parties did not receive any request for additional information from the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice prior to the expiration date. See "Special Factors—Federal Regulatory Matters" beginning on page 56.

Material U.S. Federal Income Tax Consequences

  •
  The receipt of cash by a United States holder in exchange for Specialty common stock will be a taxable transaction for U.S. federal income tax purposes. In general, United States holders of Specialty common stock who receive cash in exchange for their shares pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a stockholder holds Specialty shares as a capital asset, such gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 57.

Fees and Expenses of the Merger

  •
  The merger agreement provides that Specialty, Holdings and Acquisition Corp. each will pay all costs and expenses incurred by it in connection with the merger agreement and the merger, subject to certain instances in which Specialty will be required to reimburse expenses incurred by Holdings and Acquisition Corp. A financing fee of approximately $0.5 million is expected to be paid at the closing of the merger to an affiliate of Welsh Carson. In addition, Holdings will reimburse the out-of-pocket expenses of Welsh Carson and its affiliates. Currently, we anticipate that Specialty or the surviving corporation will pay an aggregate $15.7 million in costs and expenses in connection with the merger. See "Special Factors—Fees and Expenses of the Merger" beginning on page 58.

Solicitation of Transactions

  •
  Subject to certain provisions in the merger agreement, until the effective time of the merger or the termination of the merger agreement, Specialty may not, and may not direct, authorize or permit its subsidiaries or representatives to, directly or indirectly: (1) solicit, initiate or knowingly encourage any prospective purchaser or the submission of any acquisition proposal, take any action designed to facilitate inquiries, proposals or offers or any other efforts constituting an acquisition proposal or engage in any discussions or negotiations in connection with or otherwise cooperate with or make any other efforts or attempts that constitute, or may reasonably be expected to lead to an acquisition proposal, or assist, participate in or facilitate any such inquiries, proposals, discussions or negotiations; or (2) accept an acquisition proposal or enter into any agreement or agreement in principle with respect to any such acquisition proposal or requiring Specialty to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement; or (3) furnish to any person any information with respect to any such acquisition proposal.

  •
  Specialty may furnish information to, and participate in discussions or negotiations in respect of an acquisition proposal with, any potential buyers only if, at any time prior to the approval of the merger agreement by its stockholders, Specialty receives a written acquisition proposal, and: (1) Specialty otherwise complies with its non-solicitation obligations and Specialty receives an acquisition proposal from a person that the board of directors of Specialty determines in good faith to be bona fide; (2) the board of directors of Specialty determines in good faith, after consultation with its independent financial advisors, that such acquisition proposal constitutes or could reasonably be expected to constitute a superior proposal; and (3) the board of directors, after consultation with its outside counsel, determines in good faith that taking such action is necessary to comply with its fiduciary duties. As of the date of this proxy statement, Specialty has not received any acquisition proposals.

  •
  If an acquisition proposal is accepted, Specialty will be required to pay to Holdings or its designee a $13.0 million termination fee, inclusive of out-of-pocket fees and expenses reasonably incurred by Holdings, AmeriPath, Group Holdings and Acquisition Corp in connection with the merger agreement and the merger. The amount of this termination fee may be reduced to $10.7 million in connection with the proposed settlement of certain litigation. See "Special Factors—Litigation Challenging the Merger" beginning on page 62. The obligation to pay the termination fee could have the effect of deterring third parties from making acquisition proposals. See "The Merger Agreement—Fees and Expenses; Termination Fee" beginning on page 82.

  •
  See "The Merger Agreement—Solicitation of Transactions" beginning on page 75.

Conditions of the Merger

  •
  The completion of the merger is subject to approval by (1) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote and (2) the holders of a majority of outstanding shares of Specialty common stock entitled to vote not held by the continuing investors and their affiliates. In connection with the proposed settlement of certain litigation, the second vote described in the previous sentence may be changed to instead require the approval of the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates or by any of the directors of Specialty. The completion of the merger is also subject to the satisfaction or waiver (where permitted by law) of other conditions, including obtaining the proceeds of the necessary financing to complete the merger, consummation of the transactions contemplated by the SME agreement, the absence of any governmental order or law that prevents or restricts the merger, the exercise of dissent rights with respect to fewer than 10% of outstanding shares of Specialty common stock (which may be changed to a threshold of 15% of the outstanding shares of Specialty common stock in connection with the proposed settlement of certain litigation), and the absence of a material adverse effect on Specialty.

  •
  Any or all of the conditions to closing of the merger that are not satisfied may be waived by the parties, other than conditions that are required by law. We do not anticipate waiving any condition to closing that we are permitted to waive; however, we would do so if we believed it to be in the best interests of Specialty and its stockholders. Holdings has informed us that although it does not anticipate waiving any condition to the closing, it reserves the right to do so.

  •
  Specialty is unable to determine on the date of this proxy statement whether it would regard it as legally necessary or advisable to resolicit proxies because of any waiver of a condition. It is possible that Specialty would deem it advisable to resolicit proxies, based on the particular condition that is waived and the circumstances under which the condition was waived. However, in a cash-only transaction, such as the merger, it is difficult at present to identify a circumstance in which proxies would be required to be resolicited absent any proposed reduction of the merger price of $13.25 per share or some other material adverse proposed change in the terms of the merger. Specialty will determine whether resolicitation is necessary based upon its assessment of the facts and circumstances present at the time. This assessment would include an analysis of whether there is a substantial likelihood that a reasonable stockholder would consider the facts and circumstances under which the condition would be waived material in making a decision with respect to the merger.

  •
  See "The Merger Agreement—Conditions to Completing the Merger" beginning on page 79, "Special Factors—Merger Financing" beginning on page 54 and "Special Factors—Litigation Challenging the Merger" beginning on page 62.

Termination of the Merger Agreement

  •
  The merger agreement may be terminated prior to the closing of the merger under several circumstances, including:

  •
  by either Specialty or Holdings if the merger is not completed on or before March 31, 2006 (or June 30, 2006 if the only condition required to be fulfilled on March 31, 2006 is the condition relating to the HSR Act waiting period) (so long as such party's breach of the merger agreement has not caused or resulted in such failure to complete the merger);

  •
  by either Specialty or Holdings if the stockholders of Specialty do not approve the merger agreement and the merger by the affirmative vote of (1) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote and (2) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors and their affiliates (except that in connection with the proposed settlement of certain litigation, the second vote may be changed to instead require the approval of the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates or by any of the directors of Specialty);

  •
  by either Specialty or Holdings if the SME agreement is terminated in accordance with its terms;

  •
  by Holdings if the board of directors of Specialty withdraws or modifies, or proposes publicly to withdraw or modify, in any manner adverse to Holdings, its approval or recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement, approves any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal, or approves, recommends or proposes publicly to approve or recommend any acquisition proposal; or

    •
    by either Specialty or Holdings if the board of directors, prior to the stockholder approval of the merger agreement and the merger as described above, resolves to enter into a definitive agreement in connection with a superior proposal.

  •
  See "The Merger Agreement—Termination" beginning on page 81 and "Special Factors—Litigation Challenging the Merger" beginning on page 62.

Termination Fees

  •
  If the merger agreement is terminated under certain circumstances, including acceptance of a superior proposal or a willful and knowing breach of the merger agreement by Specialty, Specialty will be required to pay to Holdings a $13.0 million termination fee, inclusive of out-of-pocket fees and expenses reasonably incurred by Holdings, AmeriPath, Group Holdings and Acquisition Corp. The amount of this termination fee may be reduced to $10.7 million in connection with the proposed settlement of certain litigation. If the merger agreement is terminated because the unaffiliated stockholders fail to approve the merger at a meeting of the Specialty stockholders held to consider the merger, Specialty will reimburse Holdings for expenses reasonably incurred by Holdings, AmeriPath, Group Holdings and Acquisition Corp., up to a maximum amount of $1.0 million. See "The Merger Agreement—Fees and Expenses; Termination Fee" beginning on page 82 and "Special Factors—Litigation Challenging the Merger" beginning on page 62.

Dissent Rights

  •
  Any holder of Specialty common stock who does not wish to accept the per share merger consideration in cash for such holder's shares may exercise dissent rights under the CGCL and elect to have the fair value of the holder's shares on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with the legal rate of interest, if any, provided that the holder complies with the provisions of Chapter 13 of the CGCL. To perfect his, her or its dissent rights under Chapter 13 of the CGCL, a Specialty stockholder (1) must deliver to Specialty, before the special meeting, a demand for payment of fair market value and (2) must not vote in favor of the merger agreement or the merger. Dissent rights will only be available under Chapter 13 of the CGCL if such rights are exercised with respect to at least 5% of the outstanding Specialty common stock. In connection with the proposed settlement of certain litigation, Specialty may afford dissent rights, notwithstanding the provisions of Chapter 13 of the CGCL, if such rights are exercised with respect to at least 3.5% of the outstanding Specialty common stock, provided that all other conditions under Chapter 13 of the CGCL are satisfied. A stockholder's vote against the merger agreement or the merger does not constitute a demand for dissent rights or a waiver of his, her or its dissent rights. See "Special Factors—Dissent Rights of Dissenting Specialty Stockholders" beginning on page 63, "Special Factors—Litigation Challenging the Merger" beginning on page 62 and Appendix C to this proxy statement.

Voting Agreement

  •
  Simultaneously with the execution of the merger agreement, Holdings, the continuing investors and certain affiliates of the continuing investors entered into a voting agreement (referred to as the voting agreement in this proxy statement) pursuant to which, among other things, the continuing investors and such affiliates agreed to vote in favor of the merger and to vote against competing transactions unless the merger agreement is terminated. If the merger agreement is terminated under certain circumstances, and Specialty subsequently consummates an alternative transaction, then the continuing investors and such affiliates will be required to pay to Holdings 50% of (a) the consideration paid to the continuing investors and such affiliates in respect of their shares of Specialty common stock, minus (b) the amounts that would otherwise be payable to such persons pursuant to the merger agreement. The continuing investors also granted an irrevocable proxy to representatives of Holdings to vote on the merger and other matters governed by the voting agreement. The provisions of the voting agreement apply to all shares of Specialty common stock held by the continuing investors and their affiliates that are parties to the voting agreement. See "The Voting Agreement" beginning on page 85.

Litigation Challenging the Merger

  •
  Five purported class action lawsuits were filed in October and November 2005 naming Specialty and each of its directors as defendants. One of the lawsuits also names Specialty Family Limited Partnership as a party. An amended complaint in one of the five lawsuits also names AmeriPath as a defendant. All five suits were filed in Los Angeles Superior Court by purported stockholders of Specialty on behalf of all similarly situated stockholders. The complaints allege, among other things, that the defendants have breached their fiduciary duties to the stockholders of Specialty by entering into the merger agreement; that the consideration offered in the merger is inadequate and is the result of unfair dealing; that in negotiating the transaction the defendants failed to disclose information that would have increased the valuation of Specialty; that the transaction is the result of a conflict of interest, because Dr. Peter and his affiliates will receive an equity share in the surviving corporation; and that the preliminary proxy statement was false, misleading and omitted material facts about the merger. In the amended complaint adding AmeriPath as a defendant, AmeriPath is alleged to have aided and abetted the alleged actions of the other defendants. The complaints seek an injunction against the proposed merger or, if it is consummated, rescission of the merger, as well as money damages, attorneys' fees, expenses and other relief. Additional lawsuits could be filed in the future. Specialty believes that these lawsuits and the allegations contained in them lack merit; however, Specialty notified the applicable insurance carriers of the lawsuits. On November 7 and 22, 2005, the court entered orders consolidating the complaints in the five actions under the title In re Specialty Laboratories, Inc. Shareholders Litigation. The court scheduled a preliminary injunction hearing for January 19, 2006. On December 20, 2005, plaintiffs and defendants agreed in principle to resolve these consolidated actions, which we refer to as the proposed settlement. See "Special Factors—Litigation Challenging the Merger" beginning on page 62.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following section provides brief answers to some of the questions that may be raised by the merger agreement and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information incorporated by reference and the information in the appendices.

  Q:    What am I being asked to vote on?

        A:    You are being asked to approve the merger agreement and the merger, which provides for the acquisition of Specialty by AmeriPath, and to approve the adjournment of the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the merger if there are not sufficient votes for approval of the merger agreement and the merger at the special meeting. After the merger, Specialty will become a privately-held company and a wholly-owned subsidiary of AmeriPath, which will be indirectly owned by Welsh Carson, its co-investors, the continuing investors and certain other current stockholders of Holdings.

        The board of directors, acting upon the unanimous (with one member absent) recommendation of the special committee, unanimously (with one director absent) approved the merger agreement and the merger. The special committee and the board of directors believe that the terms of the merger agreement and the merger are advisable and procedurally and substantively fair to, and in the best interest of, the unaffiliated stockholders. The board of directors recommends that you vote FOR the approval of the merger agreement and the merger and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the merger if there are not sufficient votes for approval of the merger agreement and the merger at the special meeting.

  Q:    What vote is required to approve the merger agreement and the merger?

        A:    The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote of (1) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote and (2) the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates. In connection with the proposed settlement of certain litigation, the second vote described in the previous sentence may be changed to instead require the approval of the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates or by any of the directors of Specialty. See "Special Factors—Litigation Challenging the Merger" beginning on page 62. The continuing investors and certain of their affiliates have entered into a voting agreement that will ensure that the first vote is passed, but that will have no effect on the outcome of the second vote. On the record date, there were 23,947,815 shares of common stock outstanding and entitled to be voted at the special meeting. The continuing investors and their affiliates control approximately 60.3% of the outstanding shares of common stock of Specialty. The directors of Specialty other than Dr. Peter and Ms. Estes control approximately 0.4% of the outstanding shares of common stock of Specialty. Accordingly, if unaffiliated stockholders holding in excess of approximately 19.8% of the outstanding common stock (or holding in excess of approximately 19.6% of the outstanding common stock if the shares held by all directors of Specialty are disregarded for purposes of the second vote in connection with the proposed settlement of certain litigation) abstain from voting or vote against the merger, the merger will not receive the required approval of stockholders.

  Q:    What will I receive in the merger?

        A:    You will receive $13.25 in cash for each share of Specialty common stock held by you.

  Q:    What function did the special committee serve with respect to the merger and who are its members?

        A:    The principal function of the special committee with respect to the merger was to examine and evaluate the merits of any potential sale, merger or other similar business combination with AmeriPath and to make a recommendation to the board with respect to the proposed transaction. The special committee is composed of Richard K. Whitney, Michael T. DeFreece, Hubbard C. Howe, William J. Nydam, David R. Schreiber and David C. Weavil, who are independent of and have no economic interest or expectancy of an economic interest in the continuing investors, Welsh Carson, Group Holdings, Holdings, AmeriPath or the surviving corporation (except that Mr. Weavil is the Chief Executive Officer of Specialty and may continue as an employee of Specialty, AmeriPath or their affiliates following the closing of the merger). The members of the special committee have certain interests that are in addition to or different from the interests of the other Specialty stockholders. See "Special Factors—Interests of Certain Persons in the Merger—Interests of Specialty Directors and Executive Officers in the Merger" at page 50.

  Q:    When and where is the special meeting?

        A:    The special meeting of Specialty stockholders will be held at 8:00 a.m., Pacific Time, on January 30, 2006 in the first floor auditorium at Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, California 91355.

  Q:    Who can vote on the merger agreement?

        A:    Stockholders as of the close of business on December 16, 2005, the record date for the special meeting, are entitled to vote on the merger agreement and the merger in person or by proxy at the special meeting. On the record date, 23,947,815 shares of common stock were outstanding and eligible to vote, and there were 23 record holders. A list of stockholders eligible to vote will be available at the offices of Specialty, 27027 Tourney Road, Valencia, California beginning on January 20, 2006. Stockholders may examine this list during normal business hours for any proper purpose relating to the special meeting.

  Q:    How many votes do I have?

        A:    You have one vote for each share of Specialty common stock that you owned at the close of business on December 16, 2005, the record date for the special meeting.

  Q:    What happens if I do not respond?

        A:    The failure to respond by returning your proxy card will have the same effect as voting against the merger agreement and the merger unless you vote for the merger agreement and the merger in person at the special meeting.

  Q:    May I vote in person?

        A:    Yes. You may attend the special meeting and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

  Q:    May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

        A:    Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice revoking your proxy or voting instructions. Second, you can complete and submit a new proxy card or voting instructions bearing a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

  Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

        A:    Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided to you by your broker.

  Q:    When do you expect the merger to be completed?

        A:    The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement and the merger are approved by the requisite stockholder votes and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

  Q:    Should I send in my stock certificates now?

        A:    No. Assuming the merger is completed, the paying agent for the merger will send you a letter of transmittal and written instructions for exchanging your shares of Specialty common stock for the merger consideration, without interest. You should not send in your Specialty stock certificates until you receive the letter of transmittal. See "The Merger Agreement—Payment for Shares" beginning on page 68.

  Q:    What is "householding?"

        A:    If you and other residents at your mailing address own shares of common stock in "street name," your broker or bank may have notified you that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. This practice is known as "householding." Unless you responded that you did not want to participate in "householding," you were deemed to have consented to the process. Each stockholder will continue to receive a separate proxy card or voting instruction card. If you did not receive an individual copy of this proxy statement, we will promptly send a separate copy upon your oral or written request to Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, California 91355, Attn: Investor Relations, or call (888) 676-5441. See "Other Matters" beginning on page 110.

  Q:    Who can help answer my questions?

        A:    The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information incorporated by reference and the information in the appendices. See "Where Stockholders Can Find More Information" beginning on page 108. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact: Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, California 91355, Attn: Investor Relations or call (888) 676-5441. If you have questions, or need assistance in voting your shares, you may also contact the firm assisting Specialty in the solicitation of proxies: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, shareholders call toll-free at (888) 750-5834, banks and brokers call collect at (212) 750-5833.

        You may also wish to consult your own legal, tax and/or financial advisors with respect to the merger agreement, the merger or the other matters described in this proxy statement.

THE SPECIAL MEETING

General

        The enclosed proxy is solicited by Specialty on behalf of the board of directors of Specialty for use at a special meeting of stockholders to be held on January 30, at 8:00 a.m., Pacific Time, in the first floor auditorium at Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, California 91355, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. Specialty intends to mail this proxy statement and accompanying proxy card on or about December 27, 2005 to all stockholders entitled to vote at the special meeting.

        At the special meeting, the stockholders of Specialty will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 29, 2005, among Holdings, AmeriPath, Acquisition Corp. and Specialty, and the merger contemplated by the merger agreement. You also will be asked to vote on any proposal to approve the adjournment or postponement of the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the merger if there are not sufficient votes for approval of the merger agreement and the merger at the special meeting. Under the merger agreement, Acquisition Corp. will be merged with and into Specialty, and each issued and outstanding share of Specialty common stock will be converted into the right to receive $13.25 in cash, without interest, except for:

  •
  treasury shares of Specialty common stock, all of which will be canceled without any payment;

  •
  shares of Specialty common stock owned by Holdings or Acquisition Corp. or any direct or indirect wholly-owned subsidiary of Holdings or Specialty, all of which will be canceled without any payment; and

  •
  shares of Specialty common stock held by stockholders who properly exercise and perfect their dissent rights in accordance with Chapter 13 of the CGCL.

        At the effective time of the merger, each outstanding stock option, except as provided in an applicable agreement with the optionee, will be canceled in exchange for an amount in cash determined by multiplying (1) the excess of $13.25 over the per share exercise price of the option by (2) the number of shares of Specialty common stock subject to the option, less applicable withholding taxes.

        At the effective time of the merger, all unvested shares of Specialty common stock issued pursuant to Specialty's executive incentive compensation plan and outstanding immediately prior to the effective time of the merger will become fully vested.

        Immediately prior to the effective time of the merger, pursuant to the terms of the SME agreement, among other things, (a) Group Holdings will issue equity securities to certain of the stockholders of Holdings in exchange for cash and shares of Holdings, (b) Group Holdings will issue equity securities to the continuing investors in exchange for a portion of the shares of Specialty common stock held by the continuing investors and (c) Aqua Acquisition Corp. will be merged with and into Holdings, with Holdings being the surviving corporation. While the various transactions described in the SME agreement are a condition to closing the merger, you are not being asked to vote upon those transactions.

        After consummation of the transactions contemplated by the SME agreement and the merger agreement, Specialty will be owned by AmeriPath; AmeriPath will be owned by Holdings; Holdings will be owned by Group Holdings; and Group Holdings will be owned by Welsh Carson, its co-investors, the continuing investors and certain other current stockholders of Holdings.

        The board of directors, following the unanimous (with one member absent) recommendation of the special committee, unanimously (with one director absent) approved the merger agreement and the merger. The board of directors recommends that you vote FOR the approval of the merger agreement and the merger.

Record Date, Quorum and Voting Information

        Only holders of record of Specialty common stock at the close of business on December 16, 2005, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, 23,947,815 shares of Specialty common stock were outstanding and entitled to vote. Of those shares, 9,512,152 shares were held by stockholders other than the continuing investors and their affiliates. A list of the Specialty stockholders entitled to vote at the special meeting will be available for review, for any proper purpose relating to the special meeting, at Specialty's executive offices during regular business hours for a period of not less than 10 days prior to the special meeting. Each holder of record of Specialty common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

        All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement and the merger. Proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

        The affirmative vote of (1) the holders of a majority of the outstanding shares of common stock entitled to vote and (2) the holders of a majority of the outstanding shares of common stock entitled to vote that are not held by the continuing investors and their affiliates is required to approve the merger agreement and the merger. In connection with the proposed settlement of certain litigation, the second vote described in the previous sentence may be changed to instead require the approval of the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates or by any of the directors of Specialty. See "Special Factors—Litigation Challenging the Merger" beginning on page 62. The continuing investors and certain of their affiliates have entered into a voting agreement that will ensure that the first vote is passed, but that will have no effect on the outcome of the second vote. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement and the merger. The special committee and the board of directors urge the stockholders to complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage prepaid envelope as soon as possible.

        Stockholders who do not vote in favor of approval of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures and requirements of the CGCL summarized elsewhere in this proxy statement, will be entitled to seek payment of the fair market value of their shares as set forth in Chapter 13 of the CGCL. See "Special Factors—Dissent Rights of Dissenting Specialty Stockholders" beginning on page 63 and Appendix C to this proxy statement.

        Your shares can be voted at the special meeting only if you are present or represented by proxy. Whether or not you plan to attend the special meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. You may vote by completing and mailing a proxy card in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you.

Proxies; Revocation

        Any person giving a proxy pursuant to this solicitation has the power to revoke the proxy at any time before it is voted at the special meeting. A proxy may be revoked by filing, with the Secretary of Specialty at Specialty's executive offices located at 27027 Tourney Road, Valencia, California 91355, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name. If a stockholder has instructed a broker to vote the stockholder's shares, the stockholder must follow such broker's directions to change such instructions.

Expenses of Proxy Solicitation

        Specialty will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders in connection with their proxy. Specialty has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Specialty common stock beneficially owned by others to forward to the beneficial owners. Specialty will reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or other electronic means, or by personal solicitation by directors, officers or other regular employees of Specialty or by representatives of Innisfree M&A Incorporated. No additional compensation will be paid to directors, officers or other regular employees of Specialty for their services in connection with the solicitation of proxies.

Adjournments

        If the requisite stockholder vote approving the merger has not been received at the time of the special meeting, holders of Specialty common stock may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal. The board of directors recommends that you vote FOR the approval of any such adjournment or postponement of the meeting, if necessary.

Stock Certificates

        Please do not surrender stock certificates at this time. If the merger is completed, the paying agent for the merger will distribute instructions regarding the procedures for exchanging Specialty stock certificates for the merger consideration. See "The Merger Agreement—Payment for Shares" beginning on page 68.

THE PARTICIPANTS

Specialty Laboratories, Inc.
27027 Tourney Road
Valencia, California 91355
(661) 799-6543

        Specialty is a California corporation headquartered in Valencia, California, and is listed for trading on the New York Stock Exchange under the symbol "SP." Specialty performs highly advanced clinical tests used by physicians to diagnose, monitor and treat disease. Offering an extensive menu of specialized testing options, Specialty provides hospitals, laboratories and specialist physicians a single-source solution to their non-routine testing needs. By focusing on complex and technologically advanced testing, Specialty does not generally directly compete with clients for routine testing work and offers clinical testing services that generally complement the laboratory capabilities of its clients. If the merger agreement and the merger are approved by the Specialty stockholders at the special meeting and the merger is completed as contemplated, Specialty will continue its operations following the merger as a private company and a subsidiary of AmeriPath.

AmeriPath Holdings, Inc.
c/o AmeriPath, Inc.
7111 Fairway Drive, Suite 400
Palm Beach Gardens, Florida 33418
(561) 712-6200

        Holdings is a Delaware corporation and the sole shareholder of AmeriPath. Holdings is owned by Welsh Carson, its co-investors and certain other stockholders.

        Welsh Carson is an investment partnership organized by Welsh, Carson, Anderson & Stowe, one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the healthcare services, information and business services and communications services industries. Since its founding in 1979, Welsh, Carson, Anderson & Stowe has organized 14 private investment partnerships with total capital of more than $12.5 billion and has completed over 200 management buyouts and initial investments.

AmeriPath, Inc.
7111 Fairway Drive, Suite 400
Palm Beach Gardens, Florida 33418
(561) 712-6200

        AmeriPath is a Delaware corporation headquartered in Palm Beach Gardens, Florida. AmeriPath is a leading national provider of physician-based anatomic pathology, dermatopathology and molecular diagnostic services to physicians, hospitals, national clinical laboratories and surgery centers. AmeriPath's elite team of more than 400 highly trained, board-certified pathologists provides medical diagnostics services in outpatient laboratories owned, operated and managed by AmeriPath, as well as in hospitals and ambulatory surgical centers.

Silver Acquisition Corp.
c/o AmeriPath, Inc.
7111 Fairway Drive, Suite 400
Palm Beach Gardens, Florida 33418
(561) 712-6200

        Acquisition Corp. is a Delaware corporation organized by AmeriPath for the purpose of engaging in the merger and the related transactions. Acquisition Corp. has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Acquisition Corp. is a wholly-owned subsidiary of AmeriPath.

AmeriPath Group Holdings, Inc.
c/o AmeriPath, Inc.
7111 Fairway Drive, Suite 400
Palm Beach Gardens, Florida 33418
(561) 712-6200

        Group Holdings is a Delaware corporation organized by Holdings for the purpose of engaging in the transactions contemplated by the SME agreement. After the effective time of such transactions and the merger, Holdings, AmeriPath and Specialty will be the direct or indirect wholly-owned subsidiaries of Group Holdings and Group Holdings will be owned by Welsh Carson, its co-investors, the continuing investors and certain other current stockholders of Holdings.

Aqua Acquisition Corp.
c/o AmeriPath, Inc.
7111 Fairway Drive, Suite 400
Palm Beach Gardens, Florida 33418
(561) 712-6200

        Aqua Acquisition Corp. is a Delaware corporation organized by Group Holdings for the purpose of engaging in the merger contemplated by the SME agreement. Aqua Acquisition Corp. has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the SME agreement. Aqua Acquisition Corp. is a wholly-owned subsidiary of Group Holdings.

SPECIAL FACTORS

General

        At the special meeting, Specialty will ask its stockholders to vote on a proposal to approve the merger agreement and the merger of Acquisition Corp. with and into Specialty. We have attached a copy of the merger agreement as Appendix A to this proxy statement. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

        Prior to April 2005, the board of directors of Specialty considered, from time to time, various strategic alternatives to maximize stockholder value, including, but not limited to, mergers, acquisitions, joint ventures and the potential sale of Specialty. In early 2004, Specialty engaged in substantive discussions and diligence activities with another clinical reference laboratory regarding a possible acquisition of Specialty. Specialty's board of directors had previously established a committee to oversee such transaction negotiations, and to make a recommendation to the full board regarding whether or not to proceed with the transaction. The proposed purchase price from the other party was $13 for each share of common stock of Specialty. After negotiations between the parties stalled over significant closing conditions, including the requirement to settle certain ongoing litigation prior to closing, the discussions were ended in March 2004 without a definitive agreement or understanding being reached.

        Also in March 2004, Specialty began initial discussions and diligence activities with a small specialized laboratory in California that Specialty was considering to acquire. After determining that the acquisition would create a significant distraction for management, and would provide uncertain benefits to Specialty, discussions regarding the potential acquisition were terminated by Specialty.

        In July 2004, Specialty was approached again about a possible acquisition by the same clinical reference laboratory with which it had held discussions in early 2004. The board of directors formed a committee to review the new acquisition proposal, as well as other possible business combination transactions. After additional diligence activities and extensive discussions between Specialty and the potential acquirer, the potential acquirer ended discussions in August 2004 based on questions regarding the potential for the combined company to achieve certain necessary synergies.

        Beginning in October 2004, Specialty evaluated, on a preliminary basis, potential merger and acquisition opportunities for Specialty, including the possibility of selling all or a majority stake in Specialty to a strategic or financial buyer, or possibly taking Specialty private. At the request of the board of directors, Specialty's management explored certain merger and acquisition opportunities, and engaged in discussions with several possible merger or acquisition partners. However, these discussions were preliminary in nature, and were terminated by Specialty and the other parties due to questions regarding the potential of the combined companies to achieve certain synergies and due to concerns about changes in Specialty's senior management in early 2005, including the announced departure of Specialty's then chief executive officer. As a result, the discussions with these possible merger or acquisition partners did not result in any definitive agreement or understandings.

        The board of directors of Specialty did not seek out or instruct its advisors to seek out proposals from other possible buyers (other than AmeriPath) with respect to a possible acquisition of Specialty after April 2005, since it believed that such actions were not necessary in light of Specialty's extensive recent discussions with several third parties regarding possible strategic transactions, as described above.

        During April and May 2005, Mr. Whitney of Specialty had several discussions separately with Scott Mackesy of Welsh Carson and Keith Laughman of AmeriPath in which they informally discussed possible mutual business interests between the two companies, including a possible acquisition by Specialty of AmeriPath's esoteric testing business or the creation of a joint venture comprising the esoteric testing businesses of the two companies.

        During the same time period, and continuing thereafter, Dr. Peter and Mr. Laughman periodically discussed possible mutual business interests between the two companies and business transactions the companies might consider.

        On May 25, 2005, Donald Steen and Mr. Laughman of AmeriPath met with Dr. Peter and Mr. Whitney of Specialty in Los Angeles to discuss possible strategic transactions involving the two companies. Discussions at this meeting focused on the strategic and business rationale of combining the esoteric testing capabilities of the two companies, as well as a possible joint venture involving the esoteric testing businesses of the two companies, or the possible acquisition by Specialty of AmeriPath's esoteric testing business.

        During the month of June 2005, representatives of Specialty and AmeriPath held additional discussions regarding potential transactions. During the course of these discussions, representatives of AmeriPath indicated their preference for a business combination between AmeriPath and Specialty as opposed to an esoteric testing business joint venture or an acquisition by Specialty of AmeriPath's esoteric testing business. Also, during the month of June 2005, Mr. Whitney had various discussions with other members of Specialty's board in order to keep them updated as to the status of the discussions and to solicit feedback related to the potential transaction alternatives being discussed.

        On June 15, 2005, Specialty and AmeriPath entered into a confidentiality agreement.

        On June 21 and 22, Mr. Laughman, Dr. Jeffrey Mossler and other representatives of AmeriPath and Welsh Carson met Mr. Schreiber, Mr. Whitney and Dr. Peter at Specialty's facility in Valencia, California. During these meetings, representatives of Specialty provided preliminary due diligence materials and described the status of operating initiatives at Specialty and the parties discussed possible synergies from a business combination.

        During late June 2005, representatives of Specialty and JPMorgan discussed, on a preliminary basis, the structure and terms of a potential transaction with AmeriPath.

        On June 24, Mr. Steen contacted Mr. Whitney to propose on a preliminary basis to acquire all the Specialty common stock held by the public and a portion of the Specialty common stock held by Dr. Peter and his affiliates at a price of $12 in cash per share. As part of that preliminary proposal, the remaining Specialty common stock held by Dr. Peter and his affiliates would be required to be exchanged for stock of Holdings. This exchange of stock would be based on a value for Holdings common stock of $6 per share, which would be the same price as existing Holdings stockholders would invest the cash required for the proposed acquisition of Specialty (such price being the only price that was offered to Dr. Peter and his affiliates for any shares of Holdings stock), and a value for Specialty common stock equal to the per share cash consideration payable to other stockholders in the proposed transaction. Mr. Whitney indicated in this conversation that $12 per share was not likely to be a price that was acceptable to the Specialty board but that he believed there would be an interest in continuing the discussions regarding a potential business combination. Mr. Whitney subsequently updated members of the board regarding the price and other terms of AmeriPath's proposal.

        On the following days, Mr. Whitney and Mr. Steen had several additional discussions regarding the proposed transaction. Mr. Whitney continued to indicate that the proposed price of $12 in cash per share of Specialty was not acceptable.

        Effective June 28, 2005, Specialty engaged JPMorgan as its financial advisor in connection with the proposed transaction. Specialty had previously engaged JPMorgan to provide strategic advice on matters unrelated to the proposed transaction.

        On June 30, 2005, Specialty engaged O'Melveny & Myers LLP as its legal advisor in connection with the proposed transaction.

        On July 1, 2005, Mr. Whitney of Specialty spoke with Mr. Steen and Jarod Moss of AmeriPath. During that conversation, AmeriPath increased the price of their preliminary proposal to a range of $12 to $13 per share. On that date, trading in the Specialty common stock closed on the New York Stock Exchange at $8.38 per share.

        On July 6, 2005, Dr. Peter and Mr. Whitney of Specialty met with Mr. Laughman and Dr. Mossler of AmeriPath in Phoenix to discuss the AmeriPath business plan and activities and to further the discussions regarding the possible strategic transaction. At this meeting, AmeriPath provided preliminary due diligence materials regarding its business.

        On July 12, 2005, Specialty held a special board meeting to discuss on a preliminary basis a possible transaction with AmeriPath. Representatives of JPMorgan and O'Melveny & Myers LLP attended the meeting. JPMorgan discussed with the board its preliminary views of various financial analyses related to the preliminary proposal made by AmeriPath. O'Melveny & Myers LLP advised the board regarding its fiduciary duties in connection with a possible transaction, and described the possible advantages of including a condition to the transaction that it be supported by a majority of the stockholders not affiliated with the continuing investors (the majority of the minority condition), and the possibility of forming a special committee if and when discussions with AmeriPath had progressed further. The board discussed the formation of a special committee; however, it determined that the formation of a special committee at that time was not appropriate given the preliminary stage of the discussions with AmeriPath. Because the AmeriPath proposal contemplated a potential investment by Dr. Peter and his affiliates, and because Dr. Peter desired to make this investment on a tax-deferred basis, O'Melveny & Myers LLP also made a presentation to the board regarding possible structuring alternatives for the proposed transaction in order to obtain tax-deferred treatment for the potential investment by Dr. Peter and his affiliates in the combined company. Given that the AmeriPath proposal contemplated a potential investment by Dr. Peter and his affiliates, the board also considered a preliminary analysis of the potential value creation that could be generated by the combined company, including preliminary estimates of potential synergies and a preliminary pro forma analysis. In its review, the board noted that, assuming various operational and revenue synergies were realized over a period of several years following the proposed transaction and certain other assumptions proved correct, such preliminary analysis indicated that an equity interest in the combined company could have an implied value of approximately $26 per share of Specialty common stock contributed by the continuing investors. Following the foregoing discussions and review, the board instructed Mr. Whitney and Specialty's advisors to proceed with further discussions regarding the transaction proposed by AmeriPath.

        During the following weeks, JPMorgan and Specialty, on the one hand, and AmeriPath and Welsh Carson, on the other hand, engaged in further discussions regarding valuations of both Specialty and AmeriPath, and AmeriPath provided additional confidential information regarding its business.

        On July 28, 2005, representatives of Specialty and JPMorgan held a meeting to discuss possible responses to the offer from AmeriPath. They concluded that a counter-proposal of $14.50 in cash per share would constitute an appropriate subsequent negotiating position, and that Specialty should make a counter-proposal at that price.

        Later on July 28, 2005, representatives of JPMorgan called Mr. Mackesy of Welsh Carson and indicated that Specialty expected a purchase price of $14.50 per share in the proposed transaction. On the same day, Mr. Whitney of Specialty called Mr. Steen of AmeriPath and delivered the same message.

        Over the course of the next several days, representatives of Specialty and JPMorgan, on the one hand, and AmeriPath and Welsh Carson, on the other hand, held several discussions regarding the proposed cash purchase price for Specialty common stock in the proposed transaction.

        On August 8, 2005, Welsh Carson sent a letter to JPMorgan indicating that AmeriPath would be willing to raise its offer for Specialty common stock from a range of $12 to $13 per share to $13 per share. Any such offer by AmeriPath remained subject to, among other things, Dr. Peter's agreement to cause his affiliates to exchange a substantial portion of their existing Specialty common stock for

Holdings common stock as part of the transaction and the completion of due diligence by AmeriPath. On that date, trading in the Specialty common stock closed on the New York Stock Exchange at $9.71 per share.

        On August 10, 2005, the board of Specialty met. JPMorgan and Mr. Whitney updated the board regarding discussions with AmeriPath and the letter received from Welsh Carson on August 8, 2005. Following discussions regarding possible responses to Ameripath's offer, the board instructed JPMorgan to communicate to Ameripath that Specialty had price expectations of at least $14 per share.

        On August 15, 2005, representatives of JPMorgan discussed valuation and other terms of the proposed transaction with Mr. Mackesy of Welsh Carson. As instructed by the board of Specialty, JPMorgan indicated that Specialty had price expectations of at least $14 per share.

        On August 17, 2005, Mr. Mackesy of Welsh Carson contacted a representative of JPMorgan to propose a revised merger price of $13.25 per share and indicated that this constituted their best and final offer. On that date, trading in the Specialty common stock closed on the New York Stock Exchange at $9.62 per share.

        On August 18, 2005, the board of Specialty met. The board discussed the revised merger price proposal of $13.25 made by AmeriPath and authorized representatives of Specialty to proceed with negotiations on that basis. The board determined that the discussions with AmeriPath had progressed to a point at which the formation of a special committee was appropriate, and the board then approved the formation of a special committee, consisting of all members of the board other than Dr. Peter and Ms. Estes. Mr. Whitney was named as the Chairman of the special committee. All members of the special committee were and are independent of and had and have no economic interest or expectancy of an economic interest in the continuing investors, Welsh Carson, Group Holdings, Holdings, AmeriPath, or the surviving corporation (except that Mr. Weavil may continue as an employee of Specialty, AmeriPath or their affiliates following the closing of the merger). The special committee was authorized to review the possible strategic transaction with AmeriPath and the terms and conditions of any such transaction, to determine if the proposed transaction was in the best interest of Specialty and its stockholders and, if so, to recommend the proposed transaction to the board and Specialty's stockholders or, if not, to recommend to the board that it reject the proposed transaction. Following the board meeting, the board instructed JPMorgan to, in addition to continuing to assist the board, render assistance to the special committee in connection with its evaluation of and deliberations regarding the merger.

        The special committee met following the board meeting, with O'Melveny & Myers LLP and JPMorgan present, and discussed the possible structure of the transaction with AmeriPath, including the price proposed. JPMorgan discussed the provision of an opinion as to the fairness of the cash price offered to the stockholders other than the continuing investors and their affiliates. The special committee also discussed the possibility of including in the merger agreement a majority of the minority condition, as previously considered by the board, and agreed to discuss such matters further after review and discussion by outside and internal legal counsel. The special committee did not retain its own advisors separate from those retained by the board since the special committee consisted of all members of the board other than Dr. Peter and Ms. Estes. The special committee also determined that, since the opinion that would be provided by JPMorgan would address the fairness of the cash price offered to the stockholders other than the continuing investors and their affiliates, the special committee did not need to incur significant additional expense to obtain a separate opinion in addition to that which JPMorgan was to provide to the board.

        During the following weeks, Specialty provided confidential information to AmeriPath and representatives of AmeriPath met with employees and representatives of Specialty to discuss Specialty's business.

        Between August 30, 2005 and September 2, 2005, O'Melveny & Myers LLP and Guth Christopher LLP, counsel to Specialty Family Limited Partnership (in which capacity it negotiated certain matters with respect to certain of that entity's partners, which include Dr. Peter and Ms. Estes), exchanged preliminary drafts of the merger agreement and the SME agreement.

        On September 7, 2005, O'Melveny & Myers LLP circulated initial drafts of the merger agreement and the SME agreement, as well as a term sheet prepared by Guth Christopher LLP for a shareholders' agreement and a registration rights agreement for the continuing investors, to Ropes & Gray LLP, counsel to AmeriPath. The draft merger agreement included a majority of the minority condition and a "fiduciary out" provision under which Specialty could terminate the agreement in order to enter into a superior transaction in return for the payment of a termination fee.

        On September 13, 2005, Ropes & Gray LLP circulated comments on the merger agreement and on the term sheet for the shareholders' agreement and the registration rights agreement for the continuing investors.

        On September 15, 2005, the special committee and the board held meetings. JPMorgan and O'Melveny & Myers LLP presented an update of the status of negotiations to both the special committee and the board.

        Also on September 15, 2005, Ropes & Gray LLP circulated an initial draft of the voting agreement to be entered into by the continuing investors. The draft voting agreement, among other things, required the continuing investors to vote in favor of the merger, to vote against any competing transaction for a period of 18 months even if the merger agreement were terminated in accordance with its terms, and to pay to AmeriPath 50% of any increase in consideration paid to the continuing investors in respect of their Specialty stock over the amounts that would be otherwise payable pursuant to the merger agreement.

        On September 19, 2005, Ropes & Gray LLP circulated comments on the SME agreement.

        On September 20 and 21, 2005, representatives of AmeriPath, Welsh Carson, Specialty and JPMorgan met in Valencia. At these meetings, AmeriPath discussed the results of its due diligence investigation of Specialty and the parties discussed various open terms of the proposed transaction. Separately, Dr. Peter and Mr. Whitney met with representatives of AmeriPath and Welsh Carson to discuss open business points in the arrangements to be entered into between the continuing investors and AmeriPath and its affiliates.

        On September 22, 2005, O'Melveny & Myers LLP, Ropes & Gray LLP and Guth Christopher LLP met to begin negotiating the merger agreement, the SME agreement, the voting agreement, the shareholders' agreement, the registration rights agreement and a services agreement to be entered into by Dr. Peter and AmeriPath.

        Also on September 22, 2005, the board held a meeting to discuss the proposed transaction. Mr. Whitney summarized for the board the status of discussions and negotiations between Specialty and AmeriPath.

        On September 23, 2005, Ropes & Gray LLP contacted O'Melveny & Myers LLP to propose revised transaction terms, which included eliminating the majority of the minority condition in exchange for AmeriPath removing the provision in the voting agreement that would have required the continuing investors to vote against a competing transaction even if Specialty terminated the merger agreement in accordance with its terms. As part of that proposal, Specialty would pay a termination fee to AmeriPath in the amount of $8.0 million plus up to $2.0 million in expenses upon termination of the merger agreement in certain circumstances. In addition, the proposal continued to include a condition to closing that dissent rights not be exercised with respect to more than 5% of the Specialty common stock.

        On September 26, 2005, O'Melveny & Myers LLP responded to this proposal and, among other things, insisted that the transaction include a majority of the minority condition. Later on the same day, Ropes & Gray LLP contacted O'Melveny & Myers LLP to propose further revised transaction terms. The proposal included acceptance of the majority of the minority condition in exchange for an increase in the amount of the proposed termination fee to $20.0 million, inclusive of expenses. The proposal also included acceptance of a threshold of 10% with respect to the dissenting shares closing condition.

        On September 27, 2005, the board of Specialty met, with JPMorgan, O'Melveny & Myers LLP and Guth Christopher LLP attending. Mr. Whitney and Specialty's advisors updated the board on the status of negotiations and the principal outstanding issues, including, among others, the majority of the minority vote, the amount of the termination fee, and certain closing conditions, including the requirement that dissent rights not be exercised with respect to more than 10% of the Specialty common stock. Following the board meeting, the special committee met and reviewed the issues discussed at the board meeting, and instructed representatives of Specialty to maintain the majority of the minority vote condition and to discuss with representatives of AmeriPath certain proposals regarding the termination fee and closing conditions.

        Later on September 27, 2005, Ropes & Gray LLP contacted O'Melveny & Myers LLP to propose an amendment to the transaction terms proposed the previous day. The amended proposed transaction terms would provide that the fee to be paid by Specialty in the event that the merger was not approved by the minority shareholders would be $5.0 million, rather than the $20.0 million termination fee payable in certain other circumstances.

        On September 28, 2005, AmeriPath circulated to Specialty a draft commitment letter that it had received from Wachovia Bank, NA and other banks to provide debt financing for the merger and the related transactions.

        On the morning of September 28, 2005, the special committee met for several hours, with JPMorgan and O'Melveny & Myers LLP attending. At this meeting, JPMorgan presented its financial analysis of Specialty and the proposed consideration of $13.25 per share in cash to be received in the merger by the holders of Specialty common stock other than the continuing investors. JPMorgan discussed the status of its internal process and explained that, based upon and assuming no change in then available information, it expected to be able to give its opinion at a board meeting on September 29, 2005 that, as of such date, based upon and subject to the considerations described in its written opinion and other matters as JPMorgan considered relevant, the consideration of $13.25 per share in cash to be received in the merger by the holders of Specialty common stock other than the continuing investors and their affiliates would be fair, from a financial point of view, to such holders. Also at this meeting, the special committee reviewed in detail with O'Melveny & Myers LLP the current agreed terms of the transaction, including the terms that the special committee had previously insisted upon: the fact that the merger agreement included a "fiduciary out" provision under which Specialty could terminate the agreement in order to enter into a superior transaction, in return for the payment of a termination fee; the fact that the merger would be contingent on the approval of a majority of the unaffiliated stockholders; and the fact that the voting agreement would not include a provision requiring the continuing investors to vote against a competing transaction even if the merger agreement were terminated in accordance with its terms. The special committee also reviewed in detail with O'Melveny & Myers LLP the significant open issues in the transaction, including the terms of the financing commitment letter and the amount of the termination fees payable in certain circumstances. The special committee provided Specialty's management and advisors with parameters as to termination fee amounts that would be acceptable to Specialty, and instructed Specialty's advisors to continue negotiations with AmeriPath and its advisors. The special committee also considered whether to request that AmeriPath increase the cash consideration to be paid in the merger. Also at this meeting, the special committee was provided with certain preliminary draft presentation materials that were previously provided to the board on July 12, 2005 in connection with the board's preliminary analysis of the potential value creation that could be generated by the combined Specialty and AmeriPath, and the resulting potential value creation that could be generated by the combined company. The preliminary draft presentation materials provided at this meeting have been filed as an exhibit to Specialty's Rule 13e-3 Transaction Statement filed with the Securities and Exchange Commission in connection with this proxy statement.

        Following the special committee meeting, the board held a meeting, with JPMorgan, O'Melveny & Myers LLP and Guth Christopher LLP attending. At this meeting, JPMorgan presented its financial analysis of Specialty and the proposed $13.25 per share merger consideration to be received by the holders of Specialty common stock other than the continuing investors in the merger. JPMorgan confirmed that, based upon and assuming no change in then available information, it expected to be able to give its opinion at a board meeting on September 29, 2005 that, as of such date, based upon and subject to the considerations described in its written opinion and other matters as JPMorgan considered relevant, the consideration of $13.25 per share in cash to be received in the merger by the holders of Specialty common stock other than the continuing investors and their affiliates would be fair, from a financial point of view, to such holders. Also at this meeting, the board was provided with certain preliminary draft presentation materials that were previously provided to the board on July 12, 2005 in connection with the board's preliminary analysis of the potential value creation that could be generated by the combined Specialty and AmeriPath, and the resulting potential value creation that could be generated by the combined company. The preliminary draft presentation materials provided at this meeting have been filed as an exhibit to Specialty's Rule 13e-3 Transaction Statement filed with the Securities and Exchange Commission in connection with this proxy statement. Members of the special committee and Specialty's advisors advised Dr. Peter and Ms. Estes of the status of the negotiations with AmeriPath. Dr. Peter and Ms. Estes indicated their agreement with the instructions given by the special committee. Also at that meeting, the board agreed in principle to the payment of certain fees (in an aggregate amount of up to $300,000) to those members of the special committee who were most extensively involved in negotiating the merger with AmeriPath and overseeing the negotiations and sale process, which were all the members of the special committee other than Mr. Hubbard C. Howe and Mr. Weavil. Such fees were to be determined at a later date and approved by the full board. The board also authorized a separate payment in the amount of $100,000 to Mr. Whitney in connection with his services as Chairman of the Board since his appointment to that position on February 5, 2005, including his work on the proposed merger with AmeriPath. Mr. Whitney and Mr. Schreiber were present for portions of the meeting discussing such payments to the special committee and to Mr. Whitney, and then left the meeting prior to the final deliberations and decisions with respect to such payments.

        On September 29, 2005, the special committee and the board each met twice to discuss further the merger agreement and the status of negotiations of the remaining open issues. All members of the special committee and the board, other than Mr. Howe, were present at each of these meetings. Representatives of JPMorgan and O'Melveny & Myers LLP attended each special committee and board meeting, and representatives of Guth Christopher LLP attended each board meeting.

        At the first meeting of the special committee on September 29, 2005, after a thorough discussion of the remaining open issues, the special committee instructed JPMorgan to propose to AmeriPath a compromise position on the open issues, including a termination fee in the amount of $12.0 million plus up to $1.0 million in expenses, and a fee of $1.0 million payable to AmeriPath to cover its expenses in the event that the minority shareholders failed to approve the merger. Although the special committee considered that the purchase price of $13.25 in cash per share was fair, in the context of the resolution of the final outstanding issues, the special committee considered it advisable and appropriate to propose an increase in the purchase price. Accordingly, as part of this proposal, the special committee instructed JPMorgan to propose an increase in the purchase price to an amount of $13.75 per share.

        Following this meeting of the special committee, the board held a meeting and members of the special committee and Specialty's advisors advised Dr. Peter and Ms. Estes of the status of the negotiations with AmeriPath. After a lengthy discussion, the board indicated its agreement with the proposed compromise position and the instructions given by the special committee to JPMorgan.

        Subsequently, Dr. Peter called Mr. Whitney to inform him that the continuing investors would be willing to forgo a price increase above $13.25 for their shares, and that Mr. Whitney and Specialty's advisors could proceed to attempt to negotiate a higher price for the unaffiliated stockholders only. Mr. Whitney informed JPMorgan of the substance of this conversation and instructed JPMorgan to convey this message to AmeriPath.

        JPMorgan then contacted representatives of AmeriPath and discussed the proposal authorized by the special committee and the board, together with the continuing investors' willingness to forgo their share of any price increase above $13.25 that would otherwise be received by the continuing investors and their affiliates.

        Later in the evening of September 29, 2005, at the second meeting of the special committee, JPMorgan reported that representatives of AmeriPath had agreed to a termination fee in the amount of $13.0 million, inclusive of expenses, and to a fee of $1.0 million payable in the event that the minority shareholders failed to approve the merger, but had not agreed to an increase in the purchase price. JPMorgan then (as instructed by the board) provided the special committee with JPMorgan's oral opinion that would be rendered at the next board meeting that as of that date, based upon and subject to the considerations described in its written opinion and other matters as JPMorgan considered relevant, the consideration of $13.25 per share in cash to be received in the merger by the holders of Specialty common stock other than the continuing investors and their affiliates would be fair, from a financial point of view, to such holders. All members of the special committee present at the meeting, after discussion, unanimously agreed that it was in the best interests of Specialty and the unaffiliated stockholders to proceed with the transaction, and agreed to recommend the transaction to the board.

        The board then held a meeting. Members of the special committee and Specialty's advisors advised Dr. Peter and Ms. Estes of the terms of the proposed transaction with AmeriPath and the special committee's conclusion that the transaction was in the best interests of Specialty and the unaffiliated stockholders. JPMorgan then provided its oral opinion to the board that, as of that date, based upon and subject to the considerations described in its written opinion and other matters as JPMorgan considered relevant, the consideration of $13.25 per share in cash to be received in the merger by the holders of Specialty common stock other than the continuing investors and their affiliates was fair, from a financial point of view, to such holders. On September 29, 2005, JPMorgan subsequently delivered its written opinion to the board, dated September 29, 2005, to the same effect. After JPMorgan provided its oral opinion to the board, all members of the board present at the meeting, after discussion and based on the factors discussed above, unanimously adopted the recommendation of the special committee, declared that the terms of the merger and the merger agreement were advisable and procedurally and substantively fair to and in the best interests of Specialty and the unaffiliated stockholders, and approved the merger agreement and the merger. Dr. Peter and Ms. Estes did not recuse themselves from the decision of the board approving the merger agreement and the merger since the special committee, which consisted of all the members of the board other than Dr. Peter and Ms. Estes, had already extensively deliberated regarding and had approved the merger agreement and the merger; in addition, the votes of Dr. Peter and Ms. Estes were not needed to receive approval of a majority of the board members present and therefore they were not in a position to determine its decision.

        Later on the night of September 29, 2005, Specialty, AmeriPath and the other parties to the merger agreement executed the merger agreement, and the parties to the voting agreement and the SME agreement executed those agreements.

        On the morning of September 30, 2005, Specialty issued a press release announcing that it had entered into a definitive merger agreement with Holdings, AmeriPath and Acquisition Corp. In the same press release, Specialty also announced that the voting agreement and the SME agreement had been entered into by the parties to those agreements.

        From the commencement of discussions between Specialty and AmeriPath, despite volatility in Specialty's stock price, Specialty was not contacted by any third party to discuss a potential strategic transaction.

Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger

        The special committee unanimously (with one member absent) determined that the terms of the merger agreement, including the merger consideration of $13.25 in cash per share of common stock, and the merger are advisable and procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders. As a result, the special committee unanimously (with one member absent) adopted resolutions supporting the merger and recommending that the board of directors approve and declare advisable the merger agreement and the merger. In making these determinations, the special committee considered a number of factors, as more fully described above under "—Background of the Merger" and below under "—Reasons for the Special Committee's Determination."

        After receiving the special committee's recommendation, the board of directors unanimously (with one director absent) agreed that it was in the best interests of the unaffiliated stockholders to proceed with the merger. Thereafter, the board of directors adopted the recommendation of the special committee, found that the merger agreement and the merger were advisable and procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders and unanimously (with one director absent) approved the merger agreement and the merger. The board of directors recommends that stockholders vote FOR the approval of the merger agreement and the merger.

        Reasons for the Special Committee's Determination.    The members of the special committee are all the members of the board other than Dr. Peter and Ms. Estes. The special committee members, with the exception of Mr. Weavil, who is the Chief Executive Officer of Specialty, are not officers or employees of Specialty. The special committee members are independent of and have no economic interest or expectancy of an economic interest in the continuing investors, Welsh Carson, Group Holdings, Holdings, AmeriPath, or the surviving corporation (except that Mr. Weavil may continue as an employee of Specialty, AmeriPath or their affiliates following the closing of the merger). Whether the merger is completed or not, certain special committee members will be paid up to a total amount of $300,000 in the aggregate for their service on the special committee, in addition to Specialty's standard committee fees, and will be reimbursed for out-of-pocket expenses incurred in connection with that service. The $300,000 in fees were awarded to members of the special committee as follows: Mr. Whitney, $87,500; Mr. Schreiber, $87,500; Mr. DeFreece, $62,500; and Mr. Nydam, $62,500. In addition to the foregoing payments to be made, Mr. Whitney was awarded the amount of $100,000, which has already been paid, for his services as a member of the special committee and as Chairman of the board of directors. Furthermore, pursuant to the terms of Mr. Schreiber's consulting agreement, Mr. Schreiber is entitled to a payment equal to six times his monthly consulting fee, or a total amount of approximately $163,000, upon a change of control of Specialty, which would include the completion of the merger. The special committee members also have certain other interests that may be in addition to or different from the interests of the unaffiliated stockholders, as described under "—Interests of Certain Persons in the Merger—Interests of Specialty Directors and Executive Officers in the Merger". Because of these interests, the interests of the special committee and the unaffiliated stockholders of Specialty may not be aligned. See "—Interests of Certain Persons in the Merger—Interests of Specialty Directors and Executive Officers in the Merger" beginning on page 50.

        In recommending the approval of the merger agreement and the merger to the board of directors, the special committee considered the following material factors that it believed supported its recommendation:

  •
  the merger consideration of $13.25 per share was payable in cash and represented a substantial premium over the market price of common stock of Specialty before the public announcement of the execution of the merger agreement, namely, approximately a 27% premium over the average trading price of $10.44 for the three months preceding the public announcement of the execution of the merger agreement;

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  JPMorgan's opinion rendered to Specialty's board of directors (and, as instructed by Specialty's board of directors, provided to the special committee), to the effect that as of September 29, 2005, based upon and subject to the considerations described in its opinion and other matters as JPMorgan considered relevant, the consideration to be received by holders of Specialty common stock other than the continuing investors and their affiliates in the merger was fair, from a financial point of view, to such holders of Specialty common stock, and the related financial presentation presented to the board and the special committee in connection therewith (as described under "—Opinion of the Financial Advisor to the Board"), which opinion and related financial presentation were expressly adopted by the special committee as part of the special committee's fairness determination (The opinion of JPMorgan addressed the fairness, from a financial point of view, of the consideration to be received by all holders of Specialty common stock other than the continuing investors and their affiliates, rather than all holders of Specialty common stock not affiliated with Specialty. However, based on the additional factors discussed in this section, the special committee determined that the consideration was fair to all holders of Specialty common stock not affiliated with Specialty);

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  the ability of the unaffiliated stockholders to recognize a significant cash value through the cash proceeds of the merger versus continued risks and uncertainties of operating as a stand-alone company, and of holding an illiquid investment of undetermined value in Group Holdings, which risks and uncertainties will be borne solely by the stockholders of Group Holdings after the merger, and not by the public stockholders of Specialty;

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  the special committee's familiarity with Specialty's recent, current and anticipated future financial performance and the effects of such financial performance on the potential stock market performance of Specialty common stock;

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  the fact that the special committee understood that AmeriPath, Holdings and Group Holdings did not intend to publicly offer equity securities as part of any potential transaction and, as a result, the combination of stock of Group Holdings and cash to be received by the continuing investors in the transaction would not be available to the unaffiliated stockholders;

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  the terms of the merger agreement, including the cash price, the ability to consider unsolicited offers by other possible buyers, the requirement that the merger receive the approval of not only the holders of a majority of shares of Specialty common stock but also the holders of a majority of Specialty common stock excluding the continuing investors and their affiliates, and the amount of the termination fee (which the special committee believed should not unduly discourage other possible buyers from offering acquisition proposals that are more favorable than the transactions contemplated by the merger agreement);

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  the agreement of Holdings that any impact of changes in law (to the extent such changes exist or have been proposed prior to September 29, 2005) and changes in reimbursement practices of customers will not constitute a material adverse effect with respect to Specialty that would result in the failure of Specialty to satisfy a condition to closing of the merger;

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  the fact that, under certain circumstances described in the merger agreement, Specialty may provide information and participate in negotiations with respect to other possible buyers that have submitted acquisition proposals and may terminate the merger agreement to accept a superior proposal;

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  the fact that the voting agreement would not prohibit the continuing investors and their affiliates from approving a competing transaction in the event that the merger agreement is terminated;

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  its review of the alternatives to a sale of Specialty, including maintaining the status quo; and

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  the nature of the financing commitments received by AmeriPath and Holdings with respect to the merger, including the conditions to those financing commitments.

        The special committee did not consider any firm acquisition proposals from other possible buyers with respect to a merger or consolidation, sale of assets or other change of control of Specialty because no such proposals were made during the past three years (although the special committee was aware that Specialty had at times during that period entered into negotiations that did not result in firm offers). Similarly, the special committee did not assign any significance to recent purchases of Specialty common stock by any of the affiliates of the continuing investors described under "—Common Stock Purchase Information" beginning on page 59. In addition, the special committee did not consider a possible liquidation transaction as a viable alternative because the value of Specialty is tied to its existence as an integrated going concern. Specialty is essentially a service company, and its tangible assets are incidental to its service operations. As a result, the value of Specialty is tied to its existence as an integrated going concern. Moreover, a portion of Specialty's success is attributable to its position and reputation in the industry. As a result, the special committee concluded that any liquidation of Specialty's assets, or any break-up, spin-off and piecemeal sale of Specialty's business or assets, would not maximize stockholder value. Therefore, the special committee did not consider a possible liquidation value. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because the merger consideration of $13.25 per share is significantly higher than $4.29, the net book value per share of Specialty common stock at June 30, 2005.

        The special committee also determined that the merger is procedurally fair because, among other things:

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  the board of directors established a special committee of independent directors to consider and negotiate the merger agreement;

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  the special committee consists solely of directors who are not officers or employees of Specialty (other than Mr. Weavil, who is the Chief Executive Officer of Specialty), and who are independent of and have no economic interest or expectancy of an economic interest in the continuing investors, Welsh Carson, Group Holdings, Holdings, AmeriPath, or the surviving corporation (except that Mr. Weavil may continue as an employee of Specialty, AmeriPath or their affiliates following the closing of the merger);

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  the special committee was given authority, pursuant to resolutions adopted by the board of directors, to, among other things, evaluate, negotiate and recommend the terms of the proposed transaction or to recommend that the board reject the proposed transaction;

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  the cash merger consideration of $13.25 per share and other terms and conditions of the merger agreement resulted from arm's-length negotiations between the special committee and AmeriPath;

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  the continuing investors were represented by their own counsel, and counsel and the financial advisor to the board and the special committee did not represent the continuing investors;

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  the continuing investors did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

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  the merger must be approved not only by the holders of a majority of shares of Specialty common stock but also by holders of a majority of the shares of Specialty common stock excluding the continuing investors and their affiliates;

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  subject to certain conditions, including the payment of a termination fee under certain circumstances, the merger agreement permits the board of directors to exercise its fiduciary duties to consider alternative transactions if it believes that an acquisition proposal received from another possible buyer after the date of the merger agreement could result in a superior proposal;

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  the special committee discussed the range of termination fees in other public company merger transactions, based on the experience of O'Melveny & Myers LLP, and concluded that the termination fee of $13.0 million (or approximately 4% of the equity value of Specialty), inclusive of expenses, was within this range, and that the obligation to pay this fee should not unduly discourage other possible buyers from offering acquisition proposals that are more favorable than the merger agreement proposed by AmeriPath;

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  the special committee believed that the expense reimbursement of up to $1.0 million to be paid in the event that the unaffiliated stockholders vote against the approval of the merger would not unduly discourage the unaffiliated stockholders from rejecting the merger if they do not wish to consummate the merger; and

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  under California law, the stockholders of Specialty have the right to demand payment of the fair market value of their shares, which rights are described below under "—Dissent Rights of Dissenting Specialty Stockholders" beginning on page 63 and Appendix C to this proxy statement.

        In light of the creation of the special committee and the fact that the use of a special committee of this type is a well-recognized mechanism to achieve fairness in transactions such as the merger, the non-employee directors of Specialty determined that the appointment of an additional representative unaffiliated with Specialty or the continuing investors to act solely on behalf of the stockholders of Specialty that are not affiliated with the continuing investors to further protect their interests in connection with the negotiation of the merger agreement or the evaluation of the fairness of the merger was not necessary.

        In connection with its review of the merger agreement, the merger and the related transactions, the special committee also considered the following risks and other potentially material negative factors concerning the merger:

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  the fact that the obligation of AmeriPath to complete the merger is conditioned upon the receipt of financing by AmeriPath, as discussed below in "—Merger Financing" beginning on page 54, and that AmeriPath may not secure any financing for a variety of reasons, including reasons beyond the control of Specialty or AmeriPath;

  •
  the specific wording of language in the merger agreement and in AmeriPath's financing commitment relating to the occurrence of a material adverse effect on Specialty's business that could cause the merger not to close, including the fact that the risk of a material adverse effect arising from changes or proposed changes in laws following the date of the merger agreement will be borne by Specialty and not by AmeriPath;

  •
  the fact that if the merger is not consummated under circumstances further discussed in "The Merger Agreement—Termination" beginning on page 81 and "The Merger Agreement—Fees and Expenses; Termination Fee" beginning on page 81, Specialty may be required to pay a termination fee to AmeriPath;

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  the fact that, after the effective date of the merger, the unaffiliated stockholders would cease to participate in any future earnings growth of Specialty or benefit from any increase in the value of Specialty;

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  the fact that the continuing investors will receive equity of Group Holdings in exchange for a portion of their Specialty common stock and, as noted in "—Background of the Merger" beginning on page 21, the value of that equity could potentially be significantly greater than the value of the cash consideration under the merger;

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  the fact that certain directors and officers of Specialty have interests in the merger that are different from, or in addition to, the interests of Specialty stockholders generally, as further discussed in "—Interests of Certain Persons in the Merger—Interests of Specialty Directors and Executive Officers in the Merger" beginning on page 50;

  •
  the fact that the unaffiliated stockholders, after the effective date of the merger, would be required to surrender their shares involuntarily in exchange for a cash price determined by the special committee and the board of directors and would not have the right to liquidate their shares at a time and for a price of their own choosing; and

  •
  the fact that the Specialty common stock contributed by the continuing investors for equity of Group Holdings will benefit from tax-deferred treatment, while the merger would be a taxable transaction and that the stockholders of Specialty may be subject to taxation on the proceeds of the merger.

        The foregoing describes all of the material factors considered by the special committee in its consideration of the merger and alternatives to the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors and that the merger constituted a more attractive transaction for stockholders than the alternatives described above. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, each member of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all factors taken as a whole.

        Reasons for the Board of Directors' Determination.    The board of directors of Specialty consists of eight directors, all of whom except for Dr. Peter and Ms. Estes serve on the special committee. In reporting to the Specialty board of directors regarding its determination and recommendation, the special committee, with the legal and financial advisors of the board participating, advised the other members of the board of directors of the course of negotiations with AmeriPath and its legal counsel, its review of the merger agreement and the related financing commitments and the factors that the special committee considered in reaching its determination that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, the unaffiliated stockholders. On September 29, 2005, JPMorgan provided its written opinion, dated September 29, 2005, to the board of directors which stated that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the consideration of $13.25 per share in cash to be received in the merger by the holders of Specialty common stock other than the continuing investors and their affiliates was fair from a financial point of view to such holders, and presented a related financial presentation to the board in connection therewith. After receiving the special committee's recommendation with respect to the approval of the merger agreement and the merger and listening to the presentation of JPMorgan, the board of directors unanimously (with one director absent) agreed that it was in the best interests of the unaffiliated stockholders to proceed with the merger. Thereafter, the board of directors adopted the recommendation of the special committee, found that the merger agreement and the merger are advisable and procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders and unanimously (with one director absent) approved the merger agreement and the merger. As part of its determination with respect to the merger, the board of directors adopted the fairness analysis and conclusion of the special committee and the opinion of JPMorgan and the related financial presentation presented to the board and the special committee in connection therewith, and adopted and relied upon each of the factors, both positive and negative, considered by the special committee in respect of such fairness analysis and conclusion, based upon the board of directors' view as to the reasonableness of such fairness analysis and conclusion. The opinion of JPMorgan addressed the fairness, from a financial point of view, of the consideration to be received by all holders of Specialty common stock other than the continuing investors and their affiliates, rather than all holders of Specialty common stock not affiliated with Specialty. However, based on the additional factors discussed above, the board of directors determined that the consideration was fair to all holders of Specialty common stock not affiliated with Specialty. In light of the wide variety of factors considered in its evaluation of the merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Instead, the board of directors based its position on the totality of the information presented and considered.

        Special Committee Fees.    The board of directors determined that members of the special committee would be paid up to a total amount of $300,000 in the aggregate for their service on the special committee, in addition to Specialty's standard committee fees, regardless of whether any proposed transaction was entered into or completed. The $300,000 in fees were awarded to members of the special committee as follows: Mr. Whitney, $87,500; Mr. Schreiber, $87,500; Mr. DeFreece, $62,500; and Mr. Nydam, $62,500. In addition to the foregoing payments to be made, Mr. Whitney was awarded the amount of $100,000, which has already been paid, for his services as a member of the special committee and as Chairman of the board of directors. Furthermore, pursuant to the terms of Mr. Schreiber's consulting agreement, Mr. Schreiber is entitled to a payment equal to six times his monthly consulting fee, or a total amount of approximately $163,000, upon a change of control of Specialty, which would include the completion of the merger. The members of the special committee are entitled to reimbursement for their out-of-pocket expenses incurred in connection with their service on the special committee.

Opinion of the Financial Advisor to the Board

        Pursuant to an engagement letter dated July 5, 2005, Specialty retained JPMorgan as its financial advisor in connection with the proposed transaction and to render an opinion to the board of directors of Specialty as to the fairness, from a financial point of view, of the consideration to be received by the holders of common stock in the proposed merger. JPMorgan was selected by the board of directors based on JPMorgan's qualifications, reputation and substantial experience with transactions similar to the merger, as well as JPMorgan's familiarity with Specialty. JPMorgan rendered (and, as instructed by the board of directors of Specialty, provided to the special committee) its opinion to the board of directors on September 29, 2005, that, as of such date, the consideration to be received by the holders of common stock other than the continuing investors and their affiliates (for purposes of such opinion, the Founder Parties) in the proposed merger was fair, from a financial point of view, to such holders.

        The full text of the written opinion rendered by JPMorgan to the board of directors, dated September 29, 2005, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of the review undertaken by JPMorgan in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. In connection with the rendering of JPMorgan's opinion to the Specialty board of directors, JPMorgan presented a related financial presentation to the board of directors and the special committee on

September 28, 2005. Copies of JPMorgan's September 28, 2005 presentation are available for inspection and copying at Specialty's principal executive office during regular business hours by any Specialty stockholder or its representative who has been so designated in writing, and will be provided to any Specialty stockholder upon written request at the expense of the requesting party. The September 28, 2005 presentation is filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission, copies of which may be obtained from the Securities and Exchange Commission. For instructions on how to obtain materials from the Securities and Exchange Commission, see "Where Stockholders Can Find More Information" beginning on page 110. JPMorgan's opinion is directed to the board of directors of Specialty (and, as instructed by the board of directors of Specialty, provided to the special committee) and addresses the fairness, from a financial point of view, to the holders of Specialty common stock other than the continuing investors and their affiliates of the consideration to be received by such holders in the merger. JPMorgan's opinion does not constitute a recommendation to any stockholders as to how to vote with respect to the proposed transaction. The Specialty stockholders are urged to read such opinion in its entirety. JPMorgan's opinion did not address the merits of the underlying decision by Specialty to engage in the merger or the fairness of the transactions contemplated by the SME agreement to the continuing investors, the holders of Specialty common stock other than the continuing investors or any other person or entity. This summary is qualified in its entirety by reference to the full text of such opinion.

        In arriving at its opinion, JPMorgan:

  •
  reviewed a draft dated September 29, 2005 of the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning Specialty and the industries in which it operates;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

  •
  compared the financial and operating performance of Specialty with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of Specialty relating to its business; and

  •
  performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of the JPMorgan opinion.

        JPMorgan also held discussions with certain members of the management of Specialty and Holdings and representatives of Welsh Carson with respect to certain aspects of the merger, and the past and current business operations of Specialty, the financial condition and future prospects and operations of Specialty, and other matters JPMorgan believed necessary or appropriate to JPMorgan's inquiry.

        In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Specialty, Holdings and Welsh Carson or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Specialty or Holdings under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to JPMorgan, JPMorgan assumed that such analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Specialty to which the analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and other transactions contemplated by the merger agreement would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to JPMorgan. JPMorgan relied, as to all legal matters relevant to rendering its opinion, upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Specialty.

        JPMorgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, September 29, 2005. Subsequent developments may affect the JPMorgan opinion and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Specialty common stock other than the continuing investors in the proposed merger and JPMorgan expressed no opinion as to the fairness of the transactions contemplated by the SME agreement or any consideration received by the continuing investors in connection therewith to the continuing investors, the holders of Specialty common stock other than the continuing investors, or any other person or entity. JPMorgan further expressed no opinion as to the fairness of the merger (or the consideration received therein) to the continuing investors or the holders of any other class of securities, creditors or other constituencies of Specialty or as to the underlying decision by Specialty to engage in the merger.

        JPMorgan noted that it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Specialty or any other alternative transaction. Consequently, JPMorgan did not express any opinion as to whether any alternative transaction might produce consideration for holders of Specialty common stock other than the continuing investors in an amount in excess of that contemplated in the merger.

        The following is a brief summary of the material financial analyses performed by JPMorgan in connection with rendering its opinion to the board of directors of Specialty on September 29, 2005 (and, as instructed by the Specialty board, providing the opinion to the special committee). Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the table without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

  Historical Stock Price Analysis and Transaction Economics

        JPMorgan reviewed the historical daily highest and lowest trading prices of Specialty common stock for the one year period ending September 26, 2005. The analysis indicated that the highest and the lowest trading prices of Specialty common stock for the one year period ending September 26, 2005 were $15.10 and $6.55, respectively. The price of Specialty common stock as of September 26, 2005 was $12.96. Ninety-five percent of trading of Specialty common stock in the one year period ending on September 26, 2005 was below the merger consideration of $13.25. The analysis indicated that the consideration to be received by the holders of common stock in the proposed merger represented:

  •
  a premium of 2.2% based on the closing price of Specialty common stock on September 26, 2005 of $12.96;

  •
  a premium of 6.5% based on the 1-month average closing price as of September 26, 2005 of $12.44;

  •
  a premium of 29.6% based on the 3-month average closing price as of September 26, 2005 of $10.23;

  •
  a premium of 41.2% based on the 6-month average closing price as of September 26, 2005 of $9.38; and

  •
  a premium of 34.9% based on the 1-year average closing price as of September 26, 2005 of $9.82.

        In conducting its analysis, JPMorgan considered two projected financial cases for Specialty that were prepared by Specialty's management. Specialty's management instructed JPMorgan to weight the two cases equally. The first case, referred to as Case 1, assumed, among other things, flat pricing in 2006 through 2014 and termination of certain independent laboratory business that Specialty believes may be temporary in nature on January 1, 2008. The second case, referred to as Case 2, assumed, among other things, 1% pricing declines through 2014 and termination of certain independent laboratory business that Specialty believes may be temporary in nature on January 1, 2006. Each case assumed full implementation of current initiatives and continued strong specimen growth. For a further discussion of the two cases and the assumption underlying each case, see "—Certain Projections" beginning on page 60.

        The $13.25 per share merger consideration represents an enterprise value of Specialty of $284.5 million, based on a fully diluted market capitalization of $327.7 million (based on 24.7 million fully diluted shares of common stock outstanding (including 0.7 million dilutive effect of options calculated using the treasury method) and the price of $13.25 per share), plus zero total debt, less total cash and cash equivalents of $18.1 million, less long-term investments of $21.6 million, less receivable from sale of property of $3.5 million, as of August 31, 2005, in each case, as provided by Specialty management to JPMorgan. The following table presents the ratio of the enterprise value of Specialty based upon the $13.25 per share merger consideration to the estimated revenue and estimated earnings before interest, taxes, depreciation and amortization (excluding minority interests) (referred to as EBITDA in this proxy statement) for Specialty, as well as the EBITDA margin (a percentage calculated as estimated EBITDA divided by estimated revenue) for Specialty, for the 2005 and 2006 calendar years under Case 1 and Case 2 (in each case, using an estimated run rate of business at December 31, 2005 for the 2005 calendar year (i.e., estimated end of year financial performance based upon annualized August 2005 financial performance as adjusted for additional operational improvements expected by Specialty management, as provided by Specialty management) per Specialty management's projections and estimates):

	Enterprise Value/2005E Revenue	Enterprise Value/2006E Revenue	Enterprise Value/2005E EBITDA	Enterprise Value/2006E EBITDA	2005E EBITDA Margin	2006E EBITDA Margin
Case 1	1.8x	1.5x	21.6x	12.9x	8.2%	12.0%
Case 2	1.8x	1.6x	21.6x	19.9x	8.2%	8.2%

  Comparison of Trading Multiples

        Using Specialty management forecasts, selected published Wall Street equity research estimates, public filings with the Securities and Exchange Commission and other publicly available information, JPMorgan compared financial information, financial ratios and valuation multiples for Specialty to corresponding measures for three publicly traded clinical laboratory testing companies. The companies reviewed in connection with this analysis were Bio-Reference Laboratories Inc., Laboratory Corporation of America and Quest Diagnostics.

        Although other companies have clinical laboratory testing business lines and none of the selected companies is directly comparable to Specialty, the companies were chosen because they are publicly traded clinical laboratory testing companies with businesses and operations that for purposes of the analysis may be considered similar to certain operations of Specialty. The selection process gives weight to several factors, including lines of business, size, scale and market positioning. The financial ratios and valuation multiples of the selected companies were calculated using the closing prices of the common stock of the selected companies on September 26, 2005.

        JPMorgan calculated the enterprise values of the selected companies as multiples of the estimated revenue and EBITDA for the 2005 and 2006 calendar years for the selected companies, as estimated and published by Wall Street equity research and brokerage firms. The enterprise value of each company was calculated by JPMorgan based on publicly available information as the market capitalization (calculated based upon fully diluted shares using the treasury method) of each company as of September 26, 2005 plus total debt less total cash and cash equivalents of each company as of the most recent relevant public filing date for each company. Based on such Wall Street estimates and other publicly available information, JPMorgan also calculated the ratio of the enterprise value of each selected company to the estimated revenue and estimated EBITDA for such company, as well as the EBITDA margin for each company, for the 2005 and 2006 calendar years. The following table presents the summary results of this analysis:

	Enterprise Value/2005E Revenue	Enterprise Value/2006E Revenue	Enterprise Value/2005E EBITDA	Enterprise Value/2006E EBITDA	2005E EBITDA Margin	2006E EBITDA Margin
Median	2.1x	2.0x	9.7x	9.0x	21.7%	22.2%
High	2.3x	2.1x	13.1x	10.1x	24.0%	24.5%
Low	1.5x	1.2x	9.4x	8.6x	11.1%	12.3%

        The data used to calculate these ratios and the estimated EBITDA margins, other than the enterprise value, was not presented to the Specialty board or the special committee by JPMorgan in connection with rendering its opinion to the Specialty board.

        Based upon Specialty management's projections and estimates, various characteristics of the selected companies as compared with Specialty, other factors (such as industry performance and general business, economic, market and financial conditions), and JPMorgan's experience and judgment (and not based solely on the results of mathematical analyses set forth in the table above), JPMorgan selected the following range of multiples to determine an implied range of equity value per share under each case:

  •
  1.2 to 1.6x estimated 2005 end of year run rate;

  •
  1.0 to 1.4x 2006 projected revenue;

  •
  10.0 to 13.0x estimated 2005 end of year run rate EBITDA; and

  •
  9.0 to 10.0x 2006 projected EBITDA.

        In order to determine the range of implied equity value per share of the multiples above, JPMorgan calculated the implied enterprise value of Specialty for each range under each case by multiplying the high-end and the low-end of the range of multiples to the 2005 estimated end of year run rate revenue and EBITDA, as applicable, and the 2006 projected revenue and EBITDA, as applicable, in each case, less zero total debt, plus total cash and cash equivalents of $18.1 million, plus long-term investments of $21.6 million, plus receivable from sale of property of $3.5 million, as of August 31, 2005, in each case, as provided by Specialty management to JPMorgan. JPMorgan then divided the implied enterprise value by the applicable number of fully diluted shares of common stock outstanding (calculated as 24.0 million shares of common stock plus the dilutive effect of outstanding options calculated using the treasury method).

        The ranges of multiples above implied a range of equity value per share (rounded to the nearest $0.10) under Case 1 of:

  •
  $9.40 to $12.20, based on Specialty management estimates of 2005 end of year run rate revenue of $159.8 million and 2006 projected revenue of $183.6 million; and

  •
  $7.30 to $10.80, based on Specialty management estimates of 2005 end of year run rate EBITDA of $13.2 million and 2006 projected EBITDA of $22.0 million.

        The ranges of multiples above implied a range of equity value per share (rounded to the nearest $0.10) under Case 2 of:

  •
  $9.00 to $12.20, based on Specialty management estimates of 2005 end of year run rate revenue of $159.8 million and 2006 projected revenue of $174.8 million; and

  •
  $7.20 to $8.90, based on Specialty management estimates of 2005 end of year run rate EBITDA of $13.2 million and 2006 projected EBITDA of $14.3 million.

        These ranges of implied equity value per share compare to the merger consideration per share of Specialty common stock of $13.25.

Selected Historical Transactions Multiples Analysis

        Using publicly available information, JPMorgan examined the following transactions involving US clinical laboratory testing companies:

Date Announced	Acquiror	Target
August 8, 2005	Quest	LabOne, Inc.
March 20, 2005	Laboratory Corp. of America Holdings	Esoterix, Inc.
December 14, 2004	Laboratory Corp. of America Holdings	US Pathology Labs, Inc.
December 9, 2002	Welsh Carson Anderson & Stowe	AmeriPath, Inc.
November 11, 2002	Laboratory Corp. of America Holdings	Dianon Systems, Inc.
April 2, 2002	Quest	UniLab Corporation
February 7, 2002	Quest	American Medical Laboratories, Inc.
June 28, 2001	Dianon Systems, Inc.	UroCor, Inc.
May 9, 2002	Laboratory Corp. of America Holdings	Dynacare, Inc.

        Based on Wall Street equity research and publicly available information, JPMorgan calculated the implied enterprise values of the target companies in the transactions as multiples of the latest twelve month revenue for the target companies in the selected transactions. The following table presents the summary results of this analysis:

Enterprise Value/ LTM Revenue
Median	1.9x
High	3.5x
Low	1.4x

        The data used to calculate these ratios, other than the enterprise value, was not presented to the Specialty board or the special committee by JPMorgan in connection with rendering its opinion to the Specialty board.

        JPMorgan's analysis indicated that the ratio of the implied enterprise value of Specialty (calculated as described above based on the merger consideration of $13.25 per share) to the last twelve months revenue of $148.7 million as of August 31, 2005 is 1.9x.

        Based on this analysis, various characteristics of the selected companies and the selected transactions, other factors (such as industry performance and general business, economic, market and financial conditions) and JPMorgan's experience and judgment (and not based solely on the results of mathematical analyses set forth in the table above), JPMorgan selected a range of multiples of estimated revenue of the last twelve months of 1.5 to 2.0x for Specialty, which implied a range of equity value per share (rounded to the nearest $0.10) of $10.90 to $13.70 based on the last twelve months revenue for Specialty of $148.7 million as of August 31, 2005. This range of implied equity value per share compares to the merger consideration per share of Specialty common stock of $13.25.

        None of the companies or the selected transactions used in the above analysis is identical to Specialty or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger.

  Discounted Cash Flow Analysis

        JPMorgan calculated a range of discounted cash flows for Specialty using Specialty management's projections provided to JPMorgan. This analysis was based on the sum of (i) the present value of projected, standalone, after-tax, unlevered free cash flows of Specialty for fiscal periods from 2004 through fiscal year 2014 and (ii) the present value of the projected terminal value (i.e., the present value of expected future cash flows following the projection period), based on an annual perpetuity revenue growth rate. JPMorgan calculated a range of values for Specialty by utilizing a cost of capital range of 10.5% to 11.5% and terminal revenue growth rates ranging from 4.00% to 4.5%. JPMorgan applied these ranges to both of the projected financial cases prepared by Specialty's management. The cost of capital rates were estimated by JPMorgan based on an assumed risk free interest rate based on the 10-year treasury bond, a market-based equity risk premium, a risk factor or beta, and a target debt/equity ratio, in each case based upon JPMorgan's experience and judgment. The terminal revenue growth rates were estimated by JPMorgan based upon estimates provided by management and JPMorgan's experience and judgment (and not based solely on the results of mathematical analyses).

        Based on the foregoing calculations and based on Specialty management's projected financial Case 1, JPMorgan derived a range of implied equity value per fully diluted share (rounded to the nearest $0.10), as of September 26, 2005, of $12.10 to $14.40 per share of common stock, based on fully diluted shares of common stock outstanding (calculated as 24.0 million shares of common stock plus the dilutive effect of outstanding options calculated using the treasury method) and including Specialty management's estimates of the present value of net operating loss carryforwards of approximately $0.57 per share (without giving effect to any limitations of Section 382 of the Internal Revenue Code). This range of implied equity value per fully diluted share compares to the merger consideration per share of Specialty common stock of $13.25. The implied equity value per fully diluted share under Case 1, at midpoint, implied terminal last 12 month EBITDA and EBIT multiples of 7.3x and 8.4x respectively.

        Based on the foregoing calculations and based on Specialty management's projected financial Case 2, JPMorgan derived a range of implied equity value per fully diluted share (rounded to the nearest $0.10), as of September 26, 2005, of $8.20 to $9.60 per share of Specialty common stock, based on fully diluted shares of common stock outstanding (calculated as 24.0 million shares of common stock plus the dilutive effect of outstanding options calculated using the treasury method) and including Specialty management's estimates of the present value of net operating loss carryforwards of approximately $0.52 per share (without giving effect to any limitations of Section 382 of the Internal Revenue Code). This range of implied equity value per fully diluted share compares to the merger consideration per share of Specialty common stock of $13.25. The implied equity value per fully diluted share under Case 2, at midpoint, implied terminal last 12 month EBITDA and EBIT multiples of 6.7x and 8.2x respectively.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the Specialty and its advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Specialty and none of the selected transactions reviewed was identical to the transactions contemplated by the merger agreement. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan's analysis, may be considered similar to those of Specialty. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan's analysis, may be considered similar to the transactions contemplated by the merger agreement. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Specialty and the transactions compared to the transactions contemplated by the merger agreement.

        JPMorgan's opinion and the related financial presentation presented to the board and the special committee in connection therewith were only one of many factors considered by the special committee and the board of directors of Specialty in their evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the special committee, the board of directors of Specialty or Specialty management with respect to the transactions contemplated by the merger agreement or the consideration to be received by the holders of Specialty common stock in the proposed merger.

        Pursuant to an engagement letter dated April 5, 2005, between Specialty and JPMorgan, JPMorgan has acted as financial advisor to Specialty with respect to the proposed merger and Specialty will pay to JPMorgan a fee equal to $4.5 million (assuming there are 24.7 million fully diluted shares of common stock outstanding immediately prior to the consummation of the merger). The fee is payable in installments as follows: (i) an initial installment of $1 million was paid upon delivery of the JPMorgan opinion and (ii) the balance shall be payable upon consummation of the merger. Specialty will also indemnify JPMorgan for certain liabilities arising out of JPMorgan's engagement and reimburse JPMorgan for its reasonable expenses. Specialty has established, prior to JPMorgan's engagement in connection with the merger, an irrevocable letter of credit with JPMorgan's affiliate, JPMorgan Chase Bank, that names Lexington Corporate Properties Trust as the beneficiary. In addition, JPMorgan has provided financial advisory services to Specialty in the past for customary compensation. The aggregate amount of compensation received by JPMorgan and its affiliates from Specialty since January 1, 2004 is approximately $30,000 (excluding fees paid or payable with respect to the merger, as described above). JPMorgan and its affiliates have provided financial advisory, financing and other investment banking and commercial banking services to Welsh Carson and its affiliates in the past, in each case for customary compensation. JPMorgan has not provided any such services to AmeriPath since January 1, 2004. Since January 1, 2004, the aggregate amount of compensation received by JPMorgan from other portfolio companies of Welsh Carson and its affiliated investment funds is approximately $5.7 million with respect to equity underwriting, approximately $12.6 million with respect to debt underwriting, approximately $19.9 million with respect to loan syndications, and approximately $1.3 million with respect to other non-financial advisory services. In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade the equity securities of Specialty, the debt securities of AmeriPath, and certain public debt and equity securities of other affiliates of Welsh Carson for JPMorgan's own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Position of the AmeriPath Group as to the Fairness of the Merger

        Under the rules of the Securities and Exchange Commission, each member of the AmeriPath group is required to express its belief as to the fairness of the proposed merger to the unaffiliated stockholders. Each member of the AmeriPath group believes that the merger is both procedurally and substantively fair to such unaffiliated stockholders because, among other things:

  •
  the merger consideration of $13.25 per share was payable in cash and represented a substantial premium over the market price of common stock of Specialty before the public announcement of the execution of the merger agreement, namely, approximately a 27% premium over the average trading price of $10.44 per share for the three months preceding the public announcement of the execution of the merger agreement;

  •
  the $13.25 per share merger consideration and other terms and conditions of the merger agreement resulted from arm's-length negotiations between the special committee and AmeriPath;

  •
  the ability of Specialty stockholders to recognize a significant cash value through the proceeds of the merger versus continued risk of operating as a stand-alone company, and of holding an illiquid investment of undetermined value in Group Holdings, which risks and uncertainties will be borne by Group Holdings and its stockholders after the merger, and not by the public stockholders of Specialty;

  •
  the merger consideration is all cash, thus eliminating any uncertainties in valuing the consideration to be received by the stockholders of Specialty;

  •
  the fact that, under certain circumstances described in the merger agreement, Specialty may provide information and participate in negotiations with respect to other possible buyers that have submitted acquisition proposals and may terminate the merger agreement to accept a superior proposal;

  •
  the AmeriPath group believes that the termination fee of $13.0 million (or approximately 4% of the equity value of the transaction), inclusive of expenses, was within a range comparable to termination fees in most public company merger transactions and would not necessarily deter another potential purchaser from considering a transaction with Specialty at a higher price;

  •
  the agreement of Holdings that any impact of changes in law (to the extent such changes exist or have been proposed prior to September 29, 2005) and changes in reimbursement practices of customers will not constitute a material adverse effect with respect to Specialty that would result in the failure of Specialty to satisfy a condition to closing of the merger;

  •
  the special committee consists solely of directors who are independent of and have no economic interest or expectancy of an economic interest in the continuing investors, Welsh Carson, Group Holdings, Holdings, AmeriPath, or the surviving corporation (except that Mr. Weavil is the Chief Executive Officer of Specialty and may continue as an employee of Specialty, AmeriPath or their affiliates following the closing of the merger);

  •
  the special committee's unanimous (with one member absent) recommendation to the Specialty board of directors that the merger agreement and the merger be approved;

  •
  the continuing investors did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

  •
  the transaction must be approved not only by the holders of a majority of shares of Specialty common stock but also by holders of a majority of the shares of Specialty common stock entitled to vote excluding the continuing investors and their affiliates;

  •
  none of the members of the AmeriPath group owns or has any voting rights with respect to any Specialty common stock (other than under the voting agreement); and

  •
  under California law, the stockholders of Specialty have the right to demand payment of the fair market value of their shares.

        Each member of the AmeriPath group believes that the merger is procedurally fair for all the reasons listed above, including as a result of the creation of the special committee, notwithstanding the fact that Specialty did not retain an unaffiliated representative to act on behalf of Specialty's unaffiliated stockholders. In this regard, each member of the AmeriPath group notes that Specialty's non-employee directors believe it was not necessary to appoint an additional representative unaffiliated with Specialty to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger in light of the fact that the use of a special committee of this type is a well-recognized mechanism to achieve fairness in transactions such as the merger. See "—Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger—Reasons for the Special Committee's Determination" beginning on page 29.

        In evaluating the fairness of the merger to Specialty's unaffiliated stockholders, the AmeriPath group did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for Specialty common stock. The AmeriPath group noted, however, that the merger consideration of $13.25 per share is significantly higher than $4.29, the net book value per share of Specialty common stock at June 30, 2005. The AmeriPath group did not consider liquidation value in determining the fairness of the merger to Specialty's unaffiliated stockholders because Specialty will continue to operate its businesses following completion of the merger and because of the AmeriPath group's belief that liquidation sales generally result in proceeds substantially less than sales of a going concern. The AmeriPath group did not establish stand alone going concern value for the Specialty common stock as a public company to determine the fairness of the merger consideration to the unaffiliated shareholders. None of the members of the AmeriPath group believe that there is a single method for determining going concern value and, therefore, did not base their valuation of Specialty on a concept that is subject to various interpretations. Further, the members of the AmeriPath group believed that, to the extent that Specialty's pre-merger going concern value was already reflected in the pre-announcement per share stock price of Specialty's common stock, such pre-merger going concern value undervalued Specialty in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. In addition, the AmeriPath group did not consider any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation, sale of assets or other sale of Specialty, as it was not aware of any such offers during the past two years (although it was aware that Specialty had at times entered into negotiations that did not result in firm offers). The AmeriPath group also did not assign any significance to recent purchases of Specialty common stock by certain affiliates of the continuing investors described under "—Common Stock Purchase Information" beginning on page 59.

        The AmeriPath group did not receive any opinion, report or appraisal from an outside party that is materially related to the merger. In addition, since the members of the AmeriPath group relied on their own analysis and conclusions in determining their belief as to the fairness of the proposed merger to Specialty's unaffiliated stockholders, they did not adopt the conclusions of the special committee or the board of directors of Specialty with respect to such fairness and did not adopt the analysis or opinion of the board of director's financial advisor.

        The AmeriPath group found it impracticable to assign, nor did they assign, relative weight to the individual factors considered in reaching its conclusion as to fairness. The foregoing discussion of the information and factors considered by the AmeriPath group as to the fairness of the merger is believed to include all of the material factors considered by the AmeriPath group.

        The AmeriPath group's views as to the fairness of the merger to the unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether such stockholder should vote in favor of the merger agreement and the merger.

Position of SFLP Group as to the Fairness of the Merger

        Under the rules of the Securities and Exchange Commission, each member of the SFLP group is required to express its belief as to the fairness of the proposed merger to the unaffiliated stockholders. Each member of the SFLP group believes that the merger is both procedurally and substantively fair to the unaffiliated stockholders because, among other things:

  •
  the merger consideration of $13.25 per share was payable in cash and represented a substantial premium over the market price of common stock of Specialty before the public announcement of the execution of the merger agreement, namely, approximately a 27% premium over the average trading price of $10.44 per share for the three months preceding the public announcement of the execution of the merger agreement;

  •
  the $13.25 per share merger consideration and other terms and conditions of the merger agreement resulted from arm's-length negotiations between the special committee and AmeriPath;

  •
  the ability of Specialty stockholders to recognize a significant cash value through the proceeds of the merger versus continued risk of operating as a stand-alone company, and of holding an illiquid investment of undetermined value in Group Holdings, which risks and uncertainties will be borne by Group Holdings after the merger, and not by the public stockholders of Specialty;

  •
  the merger consideration is all cash, thus eliminating any uncertainties in valuing the consideration to be received by the stockholders of Specialty;

  •
  the fact that, under certain circumstances described in the merger agreement, Specialty may provide information and participate in negotiations with respect to other possible buyers that have submitted acquisition proposals and may terminate the merger agreement to accept a superior proposal;

  •
  the SFLP group believe that the termination fee of $13.0 million (or approximately 4% of the equity value of the transaction), inclusive of expenses, was within a range comparable to termination fees in most public company merger transactions and would not necessarily deter another potential purchaser from considering a transaction with Specialty at a higher price;

  •
  the special committee consists solely of directors who are independent of the continuing investors and have no economic interest or expectancy of an economic interest in the continuing investors, Welsh Carson, Group Holdings, Holdings, AmeriPath, or the surviving corporation (except that Mr. Weavil is the Chief Executive Officer of Specialty and may continue as an employee of Specialty, AmeriPath or their affiliates following the closing of the merger);

  •
  the special committee's unanimous (with one member absent) recommendation to the Specialty board of directors that the merger agreement and the merger be approved;

  •
  the continuing investors did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

  •
  the transaction must be approved not only by the holders of a majority of shares of Specialty common stock but also by holders of a majority of the shares of Specialty common stock entitled to vote excluding the continuing investors and their affiliates;

  •
  Specialty did not receive firm offers from any unaffiliated third parties with respect to a merger or consolidation, sale of assets or other sale of Specialty during the past two years; and

  •
  under California law, the stockholders of Specialty have the right to demand a payment of the fair market value of their shares.

        Each member of the SFLP group believes that the merger is procedurally fair for all the reasons listed above, including as a result of the creation of the special committee, notwithstanding the fact that Specialty did not retain an unaffiliated representative to act on behalf of Specialty's unaffiliated stockholders. In this regard, each member of the SFLP group notes that Specialty's non-employee directors believe it was not necessary to appoint an additional representative unaffiliated with Specialty to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger in light of the fact that the use of a special committee of this type is a well-recognized mechanism to achieve fairness in transactions such as the merger. See "—Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger—Reasons for the Special Committee's Determination" beginning on page 29.

        In evaluating the fairness of the merger to Specialty's unaffiliated stockholders, the SFLP group did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for Specialty common stock. The SFLP group noted, however, that the merger consideration of $13.25 per share is significantly higher than $4.29, the net book value per share of Specialty common stock at June 30, 2005. The SFLP group did not consider liquidation value in determining the fairness of the merger to Specialty's unaffiliated stockholders because Specialty will continue to operate its businesses following completion of the merger and because of the continuing investors' belief that liquidation sales generally result in proceeds substantially less than sales of a going concern. The SFLP group did not establish going concern value for the Specialty common stock as a public company to determine the fairness of the merger consideration to the unaffiliated shareholders. None of the members of the SFLP group believe that there is a single method for determining going concern value and, therefore, did not base their valuation of Specialty on a concept that is subject to various interpretations. Further, the SFLP group believed that, to the extent that Specialty's pre-merger going concern value was already reflected in the pre-announcement per share stock price of Specialty's common stock, such pre-merger going concern value undervalued Specialty in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. In addition, the SFLP group did not consider any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation, sale of assets or other sale of Specialty, as there were no such offers during the past two years (although they were aware that Specialty had from time to time entered into negotiations that did not result in firm offers). The SFLP group also did not assign any significance to recent purchases of Specialty common stock by certain affiliates of the continuing investors described under "—Common Stock Purchase Information" beginning on page 59.

        The SFLP group did not receive any opinion, report or appraisal from an outside party that is materially related to the merger, except that, in their capacity as directors (but not in their capacity as continuing investors), Dr. Peter and Ms. Estes received all opinions, reports and appraisals that were delivered to the board.

        The SFLP group adopted the conclusions of the special committee and the board of directors of Specialty with respect to such fairness.

        The SFLP group found it impracticable to assign, nor did they assign, relative weight to the individual factors considered in reaching their conclusion as to fairness. The foregoing discussion of the information and factors considered by the continuing investors as to the fairness of the merger is believed to include all of the material factors considered by the SFLP group.

        The SFLP group's views as to the fairness of the merger to the unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether such stockholder should vote in favor of the merger agreement and the merger.

        Certain of members of the SFLP group are directors and executive officers of Specialty and have an interest in the merger not shared by other stockholders of Specialty. These interests are described under "—Interests of Specialty Directors and Executive Officers in the Merger."

Purpose and Structure of the Merger

        The purpose of the merger for Specialty is to allow its stockholders to realize the value of their investment in Specialty in cash and to enable AmeriPath to acquire Specialty. The special committee and the board of directors of Specialty believe, based upon the reasons discussed under "—Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger," that the merger is advisable and procedurally and substantively fair to, and in the best interests of, the Specialty unaffiliated stockholders.

        For the continuing investors (with respect to the shares of Specialty common stock exchanged for Group Holdings stock pursuant to the SME agreement) and the AmeriPath group, the purpose of the merger is to allow them to benefit from any future earnings and growth of Specialty after its common stock ceases to be publicly traded. One of the purposes of the merger for the continuing investors and the AmeriPath group is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. The merger will offer the opportunity to build on both companies' leadership positions in their respective markets, provide access to each other's medical and scientific expertise, expand their geographic presence and allow both companies to better support community-based medicine and patient care. The merger is also intended to enable Specialty to use in its operations funds that would otherwise be expended in complying with certain requirements applicable to public companies. The continuing investors and the AmeriPath group, in deciding to engage in the merger, considered these factors as well as the projections for revenues and earnings prepared by Specialty's management described under the section entitled "—Certain Projections."

        The transaction has been structured as a cash merger in order to provide the unaffiliated stockholders with cash for all of their shares and stock options and the continuing investors with cash for a portion of their shares and stock options, and to provide a prompt and orderly transfer of ownership of Specialty with reduced transaction costs.

Effects of the Merger

        When the merger is completed, each share of Specialty common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares of Specialty common stock owned by Holdings or Acquisition Corp. or any direct or indirect wholly-owned subsidiary of Holdings or Specialty and shares held by stockholders who validly exercise and perfect their dissent rights) will be converted into the right to receive $13.25 in cash, without interest. Each outstanding option, except as provided in an applicable agreement with the optionee, will be canceled in exchange for an amount in cash determined by multiplying (1) the excess of $13.25 over the per share exercise price of the option by (2) the number of shares of common stock subject to the option, less applicable withholding taxes.

        At the effective time of the merger, current Specialty stockholders (other than the continuing investors) will cease to have ownership interests in Specialty or rights as Specialty stockholders. Therefore, such current unaffiliated stockholders will not participate in any future earnings or growth of Specialty and will not benefit from any appreciation in the value of Specialty.

        Immediately prior to the effective time of the merger, pursuant to the terms of the SME agreement, among other things, (a) Group Holdings will issue equity securities to certain of the stockholders of Holdings in exchange for cash and shares of Holdings, (b) Group Holdings will issue equity securities to the continuing investors in exchange for a portion of the shares of Specialty common stock held by the continuing investors and (c) Aqua Acquisition Corp. will be merged with and into Holdings, with Holdings being the surviving corporation.

        After consummation of the transactions contemplated by the SME agreement and the merger agreement, Specialty will be owned by AmeriPath; AmeriPath will be owned by Holdings; Holdings will be owned by Group Holdings; and Group Holdings will be owned by Welsh Carson, its co-investors and the continuing investors and certain other current stockholders of Holdings.

        Specialty common stock is currently registered under the Exchange Act and listed on the New York Stock Exchange under the symbol "SP." As a result of the merger, Specialty will be a privately-held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be listed on the New York Stock Exchange, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of Specialty common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to Specialty. After the effective time of the merger, Specialty also will no longer be required to file periodic reports with the Securities and Exchange Commission.

        At the effective time of the merger, the directors of Acquisition Corp. will become the initial directors of the surviving corporation, and the officers of the surviving corporation immediately after the effective time of the merger will be determined by the directors of the surviving corporation. The articles of incorporation of Specialty will be amended to be as set forth in an exhibit to the merger agreement. The bylaws of Acquisition Corp. in effect immediately prior to the effective time of the merger will become the initial bylaws of the surviving corporation.

        It is expected that, upon completion of the merger, the operations of Specialty will be conducted substantially as they are currently conducted, except that Specialty will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. AmeriPath has advised Specialty that it does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Specialty's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Holdings and AmeriPath expect, however, that, following the merger, Specialty's management and new controlling stockholders will continuously evaluate and review Specialty's business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Specialty.

        A benefit of the merger to Welsh Carson, its co-investors, certain other current stockholders of Holdings, and the continuing investors is that Specialty's future earnings and growth will be solely for their benefit and not for the benefit of its current stockholders. The detriments to Welsh Carson, its co-investors, certain other current stockholders of Holdings, and the continuing investors of the merger are the lack of liquidity for the Group Holdings capital stock, the risk that Specialty will decrease in value following the merger, the incurrence by AmeriPath of up to $298.5 million of new long-term debt (inclusive of refinanced debt) and the payment by the surviving corporation of approximately $15.7 million in estimated fees and expenses related to the merger and the related transactions. See "—Merger Financing" beginning on page 54 and "—Fees and Expenses of the Merger" beginning on page 58.

        As described under "—Interests of Certain Persons in the Merger" beginning on page 50, certain of the continuing investors and their affiliates will receive benefits in connection with the merger to which they otherwise would not have been entitled. These incremental benefits include the right to continue their equity investment in Specialty by making an equity investment in Group Holdings, the receipt of the payment required by the merger agreement for their existing options for Specialty common stock, the receipt of merger consideration for a portion of their Specialty common stock, the appointment of Dr. Peter as a director of Group Holdings and the services agreement to be entered into between Dr. Peter and AmeriPath.

        The benefit of the merger to Specialty's unaffiliated stockholders is the right to receive $13.25 per share for their shares of Specialty common stock. The detriments are that Specialty's unaffiliated stockholders will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See "—Material U.S. Federal Income Tax Consequences" beginning on page 57.

        Prior to the merger, Welsh Carson, Group Holdings, Holdings, AmeriPath and the other members of the AmeriPath group will have no interest in Specialty's net book value or net earnings as such parties do not directly own any shares of Specialty common stock. The following table sets forth for each member of the AmeriPath group and the SFLP group (1) such investor's interest in the stockholders' equity (net book value) of Specialty at September 30, 2005, (2) such investor's interest in the net income of Specialty for the nine months ended September 30, 2005 (in the case of (1) and (2), such investor's interest has been calculated to give pro forma effect to the exercise of all stock options (vested and unvested) and unvested stock that were outstanding on September 30, 2005) and (3) the approximate percentage interest expected to be held by each such investor in the equity (and accordingly the net book value and net income) of Specialty (which takes into account the additional current stockholders of Holdings that are expected to become parties to the SME agreement prior to closing and to roll over their Holdings investment into Group Holdings), without giving effect to option or restricted stock ownership, immediately following the merger.

Pro Forma Changes in Investors' Interests in the Merger
(Dollars in thousands)

	Net Book Value at September 30, 2005		Net Income for the Nine Month Ended September 30, 2005
					Percentage Interest in Net Book Value and Net Income Following the Merger
	Percentage Interest	Amount	Percentage Interest	Amount
Specialty Family Limited Partnership	56.9	$59,025	56.9	$(6,879)	19.1
James B. Peter, M.D., Ph.D.	58.8	61,006	58.8	(7,110)	19.1
Deborah A. Estes	57.4	59,583	57.4	(6,944)	19.1
AmeriPath Holdings, Inc.	0	0	0	0	100
AmeriPath Group Holdings, Inc.	0	0	0	0	100
AmeriPath, Inc.	0	0	0	0	100
Welsh, Carson, Anderson & Stowe IX, L.P.	0	0	0	0	71.5
WCAS IX Associates LLC	0	0	0	0	0

Risks that the Merger Will Not Be Completed

        Completion of the merger is subject to various risks, including, but not limited to, the following:

  •
  that the merger agreement and the merger will not be approved by the holders of at least a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors and their affiliates (or, if this requirement is changed in connection with the proposed settlement of certain litigation, that the merger agreement and the merger will not be approved by the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates or by any of the directors of Specialty);

  •
  that there will occur any change, effect, event, occurrence or circumstance that has a material adverse effect on the business, financial condition, or results of operations or prospects of Specialty and its subsidiaries, or the ability of Specialty to perform its obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement, subject to certain limited exceptions;

  •
  that Holdings, AmeriPath and Acquisition Corp. will not secure the financing necessary to complete the merger on substantially the terms and conditions set forth in the financing commitment letter, as further described in "—Merger Financing" beginning on page 54;

  •
  that Holdings does not consummate the merger because the total number of shares held by stockholders who validly exercise and perfect their dissent rights exceeds 10% of the issued and outstanding shares of Specialty common stock immediately before the effective time of the merger (which may be changed to a threshold of 15% of the outstanding shares of Specialty common stock in connection with the proposed settlement of certain litigation);

  •
  that one of the parties will not have performed in all material respects its obligations contained in the merger agreement at or before the effective time of the merger;

  •
  that the SME agreement will be terminated in accordance with its terms;

  •
  that Specialty will not secure required governmental or third party consents to and authorizations for the merger;

  •
  that the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent required in the merger agreement immediately before the effective time of the merger; and

  •
  that the litigation filed or that may be filed in connection with the merger prevents or delays the closing of the merger.

        As used in the merger agreement, a material adverse effect with respect to Specialty means (1) a material adverse effect on the business, financial condition or results of operations of Specialty and its subsidiaries, taken as a whole, or (2) a material adverse effect on the ability of Specialty to perform its obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement; provided, that material adverse effect will not be deemed to include any such material adverse effect arising as a result of (a) changes, effects, events, occurrences or circumstances that generally affect either (i) the U.S. economy or (ii) the industry of Specialty and its subsidiaries (other than changes in law that do not exist and have not been proposed prior to the date of the merger agreement), which in each case does not have a materially disproportionate impact on Specialty and its subsidiaries, taken as a whole, (b) changes in law (but only to the extent such changes exist or have been proposed prior to the date of the merger agreement) or reimbursement policies or practices of customers, (c) the announcement of the merger agreement, or (d) any changes, effects, events, occurrences or circumstances resulting from any action required to be taken pursuant to the merger agreement or at the request of Holdings, AmeriPath or Acquisition Corp., the failure to take any action prohibited from being taken pursuant to the merger agreement or for which any required consent of Holdings, AmeriPath or Acquisition Corp. is not granted, or the effects of the termination of certain contracts and customer relationships of Specialty.

        As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. If Specialty stockholders do not approve the merger agreement and the merger or if the merger is not completed for any other reason, the current management of Specialty, under the direction of its board of directors, is expected to continue to manage Specialty as an ongoing business.

Interests of Certain Persons in the Merger

  Interests of Specialty Directors and Executive Officers in the Merger

        In considering the recommendations of the special committee and the board of directors, Specialty stockholders should be aware that some of Specialty's executive officers and directors have interests in the transaction that are different from, or in addition to, the interests of Specialty stockholders generally. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be approved.

        The board of directors appointed the special committee, consisting solely of directors who are not officers or employees of Specialty (other than Mr. Weavil, who is the Chief Executive Officer of Specialty) and are independent of and have no economic interest or expectancy of an economic interest in the continuing investors, Welsh Carson, Group Holdings, Holdings, AmeriPath, or the surviving corporation (except that Mr. Weavil may continue as an employee of Specialty, AmeriPath or their affiliates following the closing of the merger), to evaluate, negotiate and make a recommendation with respect to the merger agreement and to evaluate whether the merger is in the best interests of the unaffiliated stockholders.

        Cash Payments to Directors and Executive Officers Under the Terms of the Merger.    The total amount payable to directors and executive officers of Specialty (other than Dr. Peter and Ms. Estes) in connection with the merger in respect of shares of Specialty common stock and stock options and unvested stock held by them is approximately $7.84 million. These cash payments represent consideration for Specialty common stock and for the cancellation of stock options on the same terms as provided to other holders of Specialty common stock and stock options in the merger agreement.

        Acceleration of Vesting of Options and Unvested Stock.    The vesting of options held by certain executive officers and directors will be accelerated as of the effective time of the merger, and unvested stock held by certain executive officers and directors will become fully vested as of the effective time of the merger.

        Change in Control Payments to Executive Officers and Director.    Most of the executive officers of Specialty have an agreement with Specialty containing a change of control provision providing that such executive officer may be entitled to a lump sum cash payment or a payment over time equal to his or her base salary for a specified number of months and an amount equal to the payments necessary for the continuation of his or her health benefits under COBRA for a specified number of months if the officer is no longer employed by the surviving corporation within a specified period of time after the merger under certain circumstances. Pursuant to the terms of these agreements, each executive officer who is a party to an agreement is entitled to a payment if the executive officer is terminated other than for cause or resigns for good reason, whether or not there has been a change of control (which would include the completion of the merger). As a result of the changes to the business of Specialty following the merger, it is possible that the executive officers who are parties to these agreements may be in a position to receive payments under the agreements. In the event of termination or resignation of employment under certain circumstances following the merger, the following executive officers would be entitled to receive approximately the following cash payments: (1) Ms. DiFrancesco, $249,000; (2) Dr. Dugan, $202,000; (3) Ms. Gallarda, $138,000; (4) Mr. Harman, $164,000; (5) Ms. Sadri, $153,000; (6) Mr. Simmons, $164,000; and (7) Mr. Weavil, $414,000. In addition, Mr. Schreiber, a current director of Specialty, will be entitled to a lump sum cash payment equal to six times his monthly consulting fee, or a total amount of approximately $163,000, following a change of control of Specialty, which would include the completion of the merger.

        Payments to Special Committee.    Whether the merger is completed or not, members of the special committee will be paid up to a total amount of $300,000 in the aggregate for their service on the special committee, in addition to Specialty's standard committee fees, and each member will be reimbursed for out-of-pocket expenses incurred in connection with that service. The $300,000 in fees were awarded to members of the special committee as follows: Mr. Whitney, $87,500; Mr. Schreiber, $87,500; Mr. DeFreece, $62,500; and Mr. Nydam, $62,500.

        Payment to Richard K. Whitney.    Mr. Whitney was awarded the amount of $100,000, which has already been paid, for his services as a member of the special committee and as Chairman of the board of directors.

        Employee Plans.    Following the merger, the executive officers of Specialty that accept employment with AmeriPath will be eligible to participate and receive grants under AmeriPath's stock option plan as well as any other benefit plans generally available to AmeriPath's employees.

        Directors' and Officers' Indemnification and Insurance.    The merger agreement provides that Holdings and AmeriPath will, to the fullest extent permitted by law, cause the surviving corporation to honor all Specialty's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of Specialty for acts or omissions by such directors and officers occurring prior to the effective time of the merger to the extent that such obligations of Specialty exist on the date of the merger agreement, whether pursuant to Specialty's articles of incorporation, the bylaws, individual indemnity agreements, applicable law or otherwise, and such obligations shall survive the merger and will continue in full force and effect in accordance with the terms of Specialty's articles of incorporation, bylaws and such individual indemnity agreements or applicable law for a period of six years from the effective time of the merger.

        Holdings and AmeriPath will purchase prior to the effective time of the merger a six year extended reporting provision (so-called "tail policy") under a directors' and officers' liability policy, to include "employment practices" liability and "fiduciary" with respect to liability obligations of the individuals that are officers and directors of Specialty on the date of the merger agreement in respect of indemnification from liabilities for acts or omissions occurring at or prior to the closing of the merger, which policy shall be no less favorable to the beneficiaries than the directors' and officers' liability policies maintained by Specialty on the date of the merger agreement and will be provided by carriers with comparable ratings. However, Holdings and AmeriPath will not be required to pay an amount in connection with such policy in excess of $2.6 million.

  Payments Under the Merger Agreement.

        The table below sets forth, as of September 30, 2005, for each of Specialty's executive officers and directors other than Dr. Peter and Ms. Estes, (1) the number of shares of Specialty common stock currently held, (2) the amount of cash that will be paid in respect of such shares upon consummation of the merger, (3) the number of shares of Specialty common stock subject to the options held by such person, whether or not vested, (4) the amount of cash that will be paid in respect of cancellation of such options upon consummation of the merger, (5) the number of unvested shares of Specialty common stock held by such person, (6) the amount of cash that will be paid in respect of the acceleration of the unvested shares upon consummation of the merger, and (7) the total amount of cash that will be received by each such person in respect of such shares and options upon consummation of the merger. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case with respect to the options, the payment amount is calculated by multiplying (a) the excess of $13.25 over the per share exercise price of the option by (b) the number of shares subject to the option. The merger agreement requires the board of directors of Specialty or any committee administering the stock option plans to take all actions necessary to cause all outstanding stock options granted under the stock option plans to be cancelled as of the effective time of the merger.

Directors and Officers	Number of Shares Currently Held	Amount of Cash for Shares	Number of Shares Subject to Options	Amount of Cash for Cancellation of Options	Number of Shares of Unvested Stock	Amount of Cash for Unvested Stock	Total Consideration
Richard K. Whitney	39,900	$528,675	44,000	$133,540	10,000	$132,500	$794,715
Michael T. DeFreece	100	1,325	36,000	142,820	5,000	66,250	210,395
Hubbard C. Howe	12,000	159,000	34,500	136,970	5,000	66,250	362,220
William J. Nydam	44,095	584,259	64,090	193,247	5,000	66,250	843,756
David R. Schreiber	6,000	79,500	137,000	477,440	5,000	66,250	623,190
David C. Weavil	0	0	212,500	973,250	0	0	973,250
Victoria DiFrancesco	0	0	160,000	809,600	0	0	809,600
Robert M. Harman	246	3,260	203,000	663,450	10,000	132,500	799,210
Nicholas R. Simmons	0	0	128,500	461,895	10,000	132,500	594,395
Michael C. Dugan	0	0	136,000	622,200	5,000	66,250	688,450
Cheryl G. Gallarda	475	6,294	97,083	364,000	5,000	66,250	436,544
Maryam Sadri	440	5,830	121,000	410,965	5,000	66,250	483,045
Kevin W. Johnson	0	0	55,000	221,500	0	0	221,500

	103,256	1,368,143	1,428,673	5,610,877	65,000	861,250	7,840,270

  Interests of Continuing Investors in the Merger

        Dr. Peter is the father of Ms. Estes. The continuing investors, who are affiliates of Dr. Peter and Ms. Estes, will, immediately prior to the merger, contribute 9,025,000 shares of Specialty common stock owned by them to Group Holdings in exchange for equity securities of Group Holdings under the terms of the SME agreement as follows: (a) Specialty Family Limited Partnership, 8,612,200 shares; (b) James B. Peter, Jr. Third Generation Trust, 63,800 shares; (c) Joan C. Noneman Third Generation Trust, 63,800 shares; (d) Deborah A. Estes Third Generation Trust, 63,800 shares; (e) Christine M. Gard Third Generation Trust, 63,800 shares; (f) Karen M. Cane Third Generation Trust, 63,800 shares; (g) Arthur L. Peter Third Generation Trust, 63,800 shares; (h) Arthur L. Peter and Mia M. Lindsay, as Joint Tenants, 20,000 shares; and (i) James B. Peter, Jr., 10,000 shares. The aggregate investment in Group Holdings by the continuing investors following that exchange and the other transactions contemplated by the SME agreement (including taking into account the additional current stockholders of Holdings that are expected to become parties to the SME agreement prior to closing and to roll over their Holdings investment into Group Holdings), is expected to be approximately 20% of the full equity capitalization of Group Holdings at closing. As described in "Background of the Merger" beginning on page 20, the value of the equity of Group Holdings to be held by the continuing investors pursuant to the SME agreement could potentially be significantly greater than the value of the cash consideration under the merger.

        All shares of Specialty common stock held by the continuing investors and not exchanged for shares of Group Holdings stock under the SME agreement as described in the preceding paragraph will be converted into the right to receive $13.25 in cash under the merger agreement. All options held by the continuing investors will be cancelled on the same terms as other options under the terms of the merger agreement. The total cash payment to the continuing investors under the merger agreement will be approximately $72.2 million.

        Dr. Peter and AmeriPath will enter into a services agreement (referred to as the services agreement in this proxy statement) pursuant to which Dr. Peter will be employed on a part-time basis by AmeriPath for a period of three years after the effective date of the services agreement. Dr. Peter will make himself available for agreed upon projects as requested by AmeriPath and consistent with his status and seniority, reporting directly to the chief executive officer of AmeriPath. Dr. Peter will not be required to provide services for more than three days in any week without his prior consent. As compensation for his services, AmeriPath will pay Dr. Peter at an annual rate of $225,000 during the term of his employment. If Dr. Peter works more than half of his time in any quarter, he will receive an additional payment for the additional time worked equal to $56,250 multiplied by the ratio that the additional time worked bears to half time. Other benefits provided to Dr. Peter will include participation in any medical or health plans maintained by AmeriPath for its executive officers, prompt reimbursement for all reasonable business expenses incurred by Dr. Peter in performing services under the services agreement, secretarial support in connection with his services and 20 vacation days each calendar year. Subject to certain limited exceptions, Dr. Peter may not directly or indirectly engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which competes with AmeriPath.

        Group Holdings, Welsh Carson, its co-investors, the continuing investors and certain other current stockholders of Holdings will enter into a stockholders agreement which provides for certain matters relating to Group Holdings' common stock and preferred stock (referred to in this proxy statement as the Group Holdings capital stock) and any securities directly or indirectly convertible into or exercisable or exchangeable for Group Holdings capital stock held by such parties. Such agreement will include a voting agreement that, among other things, provides that the continuing investors will be entitled to designate one member of the Group Holdings board of directors (which is expected to be Dr. Peter). In addition, such agreement will include provisions relating to restrictions on transfer of the Group Holdings capital stock held by such parties as well as co-sale rights, drag-along rights, rights of first refusal and preemptive rights. In addition, such parties will enter into a registration rights agreement, which provides certain registration rights to such parties with respect to their Group Holdings capital stock.

Merger Financing

        The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $354.9 million, consisting of: (1) approximately $207.2 million to pay Specialty's stockholders and option holders the amounts due to them under the merger agreement, assuming that no Specialty stockholder exercises and perfects his, her or its dissent rights, (2) approximately $129.0 million to refinance AmeriPath's existing credit facility, (3) approximately $3.0 million to pay executive severance payments and (4) approximately $15.7 million to pay related fees and expenses.

        These funds are anticipated to come from the following sources:

  •
  an equity investment by Welsh Carson and its co-investors of up to $45.9 million in Group Holdings;

  •
  $17.0 million remaining under AmeriPath's contingent note reserve;

  •
  borrowings of approximately $255.5 million under AmeriPath's new senior secured credit facilities; and

  •
  all available excess cash on hand of Specialty.

  AmeriPath's Cash Equity Commitments

        Pursuant to the terms and conditions of the SME agreement, Welsh Carson will provide Group Holdings with $45.9 million in cash in exchange for preferred stock and common stock of Group Holdings.

  Equity Contribution

        The continuing investors in Group Holdings each will acquire preferred and common stock of Group Holdings. Approximately 80% of the amount invested by each investor will be used to acquire preferred stock, and approximately 20% will be used to acquire common stock. The material terms of the preferred and common stock of Group Holdings are set forth below.

        Preferred Stock.    The Group Holdings preferred stock will rank senior to the Group Holdings common stock as to dividends and rights to payment upon liquidation, dissolution or winding up transaction and will participate with the common stock in such payments and other corporate events. The Group Holdings preferred stock also will be entitled to receive cumulative dividends, at a rate to be determined prior to the closing of the merger, on the stated value thereof. The Group Holdings preferred stock has no fixed redemption date, but Group Holdings will be required to redeem the preferred stock, together with all accrued and unpaid dividends thereon, upon a change of control transaction. In addition, upon the consummation of a qualified public offering of Group Holdings common stock, each share of Group Holdings preferred stock will be automatically converted into Group Holdings common stock through the issuance of an equivalent value of Group Holdings common stock determined by reference to the public offering price and a fixed conversion ratio. All shares of Group Holdings preferred stock that are automatically converted into Group Holdings common stock upon a qualified public offering will be redeemed to the extent of available cash at a redemption price equal to the public offering price of the Group Holdings common stock in such offering.

        The Group Holdings preferred stock will vote together with the Group Holdings common stock, other than in connection with the election or removal of directors, with each share of Group Holdings preferred stock having voting rights equivalent to one (subject to appropriate adjustment in the event of any stock split or similar event affecting the Group Holdings common stock) share of Group Holdings common stock issuable in respect of the participation right of the Group Holdings preferred stock. In addition, the Group Holdings preferred stock, voting as a separate class, will be entitled to elect two directors to the Group Holdings board of directors.

        For so long as any shares of Group Holdings preferred stock remain outstanding, the consent of the holders of not less than 66 2/3% of the Group Holdings preferred stock will be required for any action that alters or changes the rights, preferences or privileges of the Group Holdings preferred stock. In addition, consent of the holders of at least a majority of the Group Holdings preferred stock will be required for any action that increases or decreases the authorized number of shares of Group Holdings preferred stock or otherwise adversely affects the rights or preferences of the holders of the Group Holdings preferred stock.

        Common Stock.    The Group Holdings common stock will rank junior to the Group Holdings preferred stock as to dividends and rights to payment upon liquidation, except with respect to the participation feature of the Group Holdings preferred stock, which will rank on an equal basis with the Group Holdings common stock. The Group Holdings common stock will be entitled to receive dividends as from time to time may be declared by the board of directors of Group Holdings, but dividends cannot be paid on the Group Holdings common stock without the consent of holders of a majority of the Group Holdings preferred stock. Upon any liquidation, dissolution or winding up of Group Holdings, after the payment of or provision for all debts and liabilities of Group Holdings and the preferential amounts payable to the holders of the Group Holdings preferred stock, the holders of the Group Holdings common stock will be entitled to share ratably, together with the holders of the Group Holdings preferred stock to the extent of the participation feature of the Group Holdings preferred stock, in the remaining assets of Group Holdings available for distribution to the Group Holdings stockholders. With respect to any matter to be voted on by the stockholders of Group Holdings (other than the election of the two directors to be elected separately by the Holdings preferred stock), the holders of the Group Holdings common stock will be entitled to one vote for each share of Group Holdings common stock held by them.

  Senior Secured Credit Facilities

        AmeriPath has received a commitment letter pursuant to which Wachovia Bank, National Association, Citigroup Global Markets Inc., Deutsche Bank Trust Company and UBS Loan Finance LLC, which are referred to as the Agents in this proxy statement, will provide the surviving corporation with up to $298.5 million in senior secured credit facilities, consisting of a $203.5 million term loan and a $95.0 million revolving credit facility. Up to $203.5 million of the term loan and up to $52.0 million of the revolving credit facility may be used to fund a portion of the merger consideration, to refinance existing indebtedness of AmeriPath, to pay related fees and expenses and provide ongoing working capital and for other general corporate purposes of AmeriPath and its subsidiaries. All obligations of AmeriPath under the senior credit facilities will be guaranteed, on a joint and several basis, by (i) each direct and indirect domestic subsidiary of AmeriPath (other than certain exceptions mutually agreed upon) and (ii) Holdings. The senior credit facilities will be secured by substantially all the assets of Holdings, AmeriPath and any existing or subsequently acquired or organized domestic subsidiary of AmeriPath, subject to certain exceptions. The term loan is expected to bear interest at either the adjusted London inter-bank offered rate, which is referred to as LIBOR in this proxy statement, plus 2.5% per annum, or the alternate base rate, which is referred to as ABR in this proxy statement, plus 1.5% per annum, at the option of AmeriPath. Subject to adjustment, the revolving credit facility is expected to bear interest at either adjusted LIBOR plus 2.5% per annum or ABR plus 1.5% per annum, at the option of AmeriPath. The term loan will mature six years and nine months after the closing date of the merger, and the revolving credit facility will mature five years after the closing date of the merger. AmeriPath has informed Specialty that it has made no arrangements to refinance or repay the loans to be made pursuant to these senior secured credit facilities prior to their respective maturity dates.

        The commitment of each of the Agents to provide senior secured financing is subject to a number of conditions set forth in the commitment letter, including, but not limited to, the following conditions which have not yet been satisfied:

  •
  the cash contribution of a minimum of $45.9 million by Welsh Carson, which will have been contributed by Holdings to AmeriPath as equity on terms and conditions satisfactory to the Agents;

  •
  the contribution of a minimum of $119.3 million of reinvestment equity (based on the number of shares of Specialty common stock reinvested times the price per share paid in the merger) by the continuing investors to AmeriPath on terms and conditions satisfactory to the Agents;

  •
  the Agents' satisfaction that the pro forma EBITDA of AmeriPath and its subsidiaries for the latest four fiscal quarter period ended at least 45 days prior to the closing date of the merger is at least $95.5 million;

  •
  the consummation of the merger in accordance with the merger agreement, including not more than 10% of the outstanding Specialty common stock being subject to properly exercised dissent rights;

  •
  the absence of indebtedness of Holdings and its subsidiaries other than (i) the 10% senior subordinated notes of Holdings in an aggregate principal amount of $67.0 million or the accreted value thereof; (ii) $350.0 million aggregate principal amount of 10.5% senior subordinated notes due 2013 issued by AmeriPath; (iii) indebtedness incurred as part of the term loan in an amount not to exceed $203.5 million and incurred as part of the revolving credit facility in an amount not to exceed $52.0 million; and (iv) additional indebtedness on terms reasonably acceptable to the arrangers under the commitment letter in an amount not to exceed $3.2 million;

  •
  the satisfaction of all earn-outs owed to physicians pursuant to AmeriPath's contingent note reserve; and

  •
  the preparation and execution of definitive loan agreements.

Federal Regulatory Matters

        The HSR Act required that each of Specialty Family Limited Partnership (which is the continuing investor that owns the largest amount of Specialty common stock) and Welsh Carson, as the ultimate parent entities of Specialty and Holdings, respectively, file notification and report forms with respect to the merger with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. The HSR Act also required that Specialty Family Limited Partnership and Welsh Carson file notification and report forms with respect to the exchange of stock by Specialty Family Limited Partnership under the SME agreement. The parties filed these notification and report forms on October 20 and 21, 2005. The HSR waiting periods expired on November 21, 2005. The parties did not receive any request for additional information from the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice prior to the expiration date. The Department of Justice, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger and the transactions contemplated by the SME agreement under federal or state antitrust laws at any time before completion of the merger and the transactions contemplated by the SME agreement or to compel rescission or divestiture at any time subsequent to the completion of the merger and the transactions contemplated by the SME agreement.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to (1) United States holders (as defined below) of Specialty common stock and (2) Specialty. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which is referred to as the Code in this proxy statement, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences.

  United States Holders

        The following discussion applies only to United States holders (as defined below) of Specialty common stock who hold such shares as capital assets and may not apply to shares of Specialty common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not, except as specifically set forth below, apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor), and this discussion does not address tax issues relevant to certain classes of taxpayers who may be subject to special treatment under the Code, such as banks, other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their Specialty common stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction, persons who are deemed to sell their Specialty common stock under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or stockholders who hold Specialty common shares as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

        Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

        If a partnership holds Specialty common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding Specialty common stock should consult his, her or its tax advisors.

        For purposes of this discussion, a "United States holder" means a holder that is (1) a citizen or resident of the United States for federal income tax purposes, (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        In general, United States holders of Specialty stock who receive cash in exchange for their shares pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a stockholder holds Specialty common stock as a capital asset, the gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

        In general, stockholders who receive cash in connection with the exercise of their dissent rights will recognize gain or loss. Any stockholder considering exercising statutory dissent rights should consult with his or her own tax advisor.

        United States holders of Specialty common stock may be subject to backup withholding at a rate of 28% on cash payments received in exchange for shares in the merger or received upon the exercise of dissent rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. Stockholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent following the completion of the merger to provide the information and certification necessary to avoid backup withholding.

  Specialty

        The merger will cause an "ownership change" of Specialty for purposes of Section 382 of the Code. As a result, Specialty's use of pre-merger tax net operating losses and certain other tax attributes, if any, will be limited following the merger. This limitation should not have any material impact on Specialty, because Specialty is not expected to have any significant pre-merger net operating losses or other such tax attributes. In addition, Specialty should be entitled to an ordinary compensation deduction for U.S. federal income tax purposes with respect to cash paid for the surrender of any compensatory option in an amount equal to the product of (1) the excess of $13.25 over the per share exercise price of the option multiplied by (2) the number of shares of Specialty subject to the option. With respect to any such cash payments to its employees, Specialty will be responsible for withholding federal, state and local income tax as well as the employee's share of social security, Medicare and other applicable payroll taxes. In addition, Specialty will be responsible for paying the employer's share of social security, Medicare and other applicable payroll taxes. Subsequent to the merger, Specialty will join in the U.S. federal income consolidated tax group that includes Group Holdings. The merger should not cause any other material U.S. federal income tax consequences to Specialty.

Fees and Expenses of the Merger

        The estimated fees and expenses in connection with the merger are as follows (in millions):

Financial Advisor Fees and Expenses	$4.8
Legal, Accounting and Other Professional Fees	$3.0
Printing, Proxy Solicitation and Mailing Costs	$0.2
Financing Related Fees	$4.0
Filing Fees	$0.3
Miscellaneous	$3.4

TOTAL	$15.7

        Except as described below, the merger agreement provides that each of Specialty, on the one hand, and Holdings, AmeriPath and Acquisition Corp., on the other hand, will pay all costs and expenses incurred by it in connection with the merger agreement and the merger. None of these costs and expenses will reduce the $13.25 per share merger consideration payable to holders of Specialty common stock or the amount payable to stock option holders.

        If the merger agreement is terminated under certain circumstances, including acceptance of a superior proposal by Specialty, Specialty may be required to pay to Holdings a $13.0 million termination fee, inclusive of out-of-pocket fees and expenses reasonably incurred in connection with the merger agreement and merger. The amount of this termination fee may be reduced to $10.7 million in connection with the proposed settlement of certain litigation. Specialty must pay to Holdings an amount necessary to reimburse Holdings, AmeriPath, Group Holdings and Acquisition Corp. for their out-of-pocket expenses reasonably incurred in connection with the merger agreement and the merger, up to a maximum of $1.0 million, if the merger agreement is terminated because the requisite stockholder approval of Specialty is not obtained. See "The Merger Agreement—Fees and Expenses; Termination Fee" beginning on page 82 and "—Litigation Challenging the Merger" beginning on page 62.

Common Stock Purchase Information

  Purchases by Specialty

        The table below sets forth information, by fiscal quarter, regarding purchases by Specialty of its common stock during the years ended December 31, 2003, December 31, 2004 and during the first nine months of the year ending December 31, 2005.

	Number of Shares Purchased	Aggregate Price Paid	Average Purchase Price Per Share
Year Ended December 31, 2003
Quarter Ended March 31, 2003	0	0	N/A
Quarter Ended June 30, 2003	0	0	N/A
Quarter Ended September 30, 2003	0	0	N/A
Quarter Ended December 31, 2003	0	0	N/A
Year Ended December 31, 2004
Quarter Ended March 31, 2004	0	0	N/A
Quarter Ended June 30, 2004	0	0	N/A
Quarter Ended September 30, 2004	16,500	$148,995	$9.03
Quarter Ended December 31, 2004	0	0	N/A
Year Ended December 31, 2005
Quarter Ended March 31, 2005	0	0	N/A
Quarter Ended June 30, 2005	0	0	N/A
Quarter Ended September 30, 2005	0	0	N/A

  Issuance to Directors and Executive Officers

        The following table sets forth certain information concerning shares of Specialty unvested common stock issued in the last two years to directors and executive officers of Specialty who are also members of the SFLP group.

Name	Date	Number of Shares	Price Per Share
Deborah A. Estes	3/14/2005	5,000	$0.00
James B. Peter	3/14/2005	5,000	$0.00

        The following table sets forth certain information concerning options to purchase Specialty common stock acquired in the last two years by directors and executive officers of Specialty who are also members of the SFLP group.

Name	Date	Number of Options	Exercise Price
Deborah A. Estes	4/1/2004	11,000	$10.15
Deborah A. Estes	4/1/2005	11,000	$9.53
James B. Peter	4/1/2004	11,000	$10.15
James B. Peter	4/1/2005	11,000	$9.53

Prior Public Offerings

        Specialty has not made an underwritten public offering of its common stock for cash at any time during the last three years.

Certain Projections

        In connection with AmeriPath's review of Specialty and during the course of the negotiations between Specialty and AmeriPath described in "—Background of the Merger" beginning on page 21, Specialty provided AmeriPath with certain non-public business and financial information. The non-public information included projections of Specialty's future operating performance. Such projections, as well as certain additional projections, were also provided to JPMorgan in its capacity as financial advisor to the board. These projections do not give effect to the transactions contemplated by the merger agreement, including the merger, or the financing of the merger.

        Specialty does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to AmeriPath in connection with its due diligence investigation of Specialty. The projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Ernst & Young LLP, Specialty's independent registered public accounting firm, has neither examined nor compiled the projections, and accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect to the projections. The Ernst & Young LLP report incorporated by reference into this proxy statement relates to Specialty's historical financial information. It does not extend to the projections and should not be read to do so. In compiling the projections, Specialty's management took into account historical performance, combined with projections regarding development activities. The projections were developed in a manner consistent with management's historical development of budgets and long-range operating projections and were not developed for public disclosure. Although the projections were presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by Specialty's management that Specialty's management believed were reasonable at the time the projections were prepared, including those assumptions described below. Failure to achieve any of the assumptions underlying the projections would impact the accuracy of the projections. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Specialty's management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. See "Cautionary Statement Concerning Forward-Looking Information" on page 112.

        Specialty does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections are shown to be in error.

        Specialty provided the following two sets of projections to JPMorgan. Specialty also provided the first set of projections (only with respect to the years through 2007) to AmeriPath. The projections included estimates of calendar year 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, 2013 and 2014 base revenue, other revenue, EBITDA, and net income before interest and taxes (EBIT) for Specialty. Specialty's management instructed JPMorgan to weight the sets of projections equally.

Projected Financials—Case 1
($ in millions; Financial Year Ended December 31)

	Actual 2004	End of Year Run Rate 2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Base Revenue	133.3	152.7	176.5	200.3	225.4	249.1	271.5	293.2	313.7	332.5	349.2
Other Revenue	1.5	7.1	7.1	8.0	0.0	0.0	0.0	0	0	0	0
Combined Revenue	134.8	159.8	183.6	208.4	225.4	249.1	271.5	293.2	313.7	332.5	349.2
EBITDA	(1.2)	13.2	22.0	28.7	34.3	40.2	45.3	50.5	55.2	59.7	63.7
EBIT	(7.7)	6.6	15.4	22.1	27.5	33.4	38.3	43.4	47.9	52.0	55.6

        In preparing the above financial projections, Specialty employed, among others, the following key assumptions:

  •
  run rate end of year based on annualized August financials and assumes full implementation of current initiatives;

  •
  continued strong specimen growth;

  •
  pricing flat 2006 through forecast period;

  •
  certain independent laboratory business that Specialty believes may be temporary in nature terminates January 1, 2008;

  •
  increased scale and stable pricing drive gross margin expansion throughout forecast; and

  •
  IT expenses rationalized beginning in 2006; consistent with industry average by 2008.

Projected Financials—Case 2
($ in millions; Financial Year Ended December 31)

	Actual 2004	End of Year Run Rate 2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Base Revenue	133.3	152.7	174.8	196.4	218.7	239.2	258.2	276.0	292.4	306.8	319.0
Other Revenue	1.5	7.1	0.0	0.0	0.0	0.0	0.0	0	0	0	0
Combined Revenue	134.8	159.8	174.8	196.4	218.7	239.2	258.2	276.0	292.4	306.8	319.0
EBITDA	(1.2)	13.2	14.3	17.7	23.1	26.9	30.4	33.8	37.0	39.7	41.9
EBIT	(7.7)	6.6	7.7	11.1	16.3	20.1	23.5	26.8	29.8	32.2	34.1

        In preparing the above financial projections, Specialty employed, among others, the following key assumptions:

  •
  run rate end of year based on annualized August financials and assumes full implementation of current initiatives;

  •
  continued strong specimen growth;

  •
  pricing declines 1% per year through the forecast period;

  •
  certain independent laboratory business that Specialty believes may be temporary in nature terminates January 1, 2006;

  •
  increased scale drives gross margin expansion throughout forecast, tempered by pricing declines; and

  •
  IT expenses rationalized beginning in 2006; consistent with industry average by 2008.

Litigation Challenging the Merger

        On October 3, 2005, a purported class action complaint was filed in the Superior Court of the State of California, County of Los Angeles by a plaintiff named Anees Mohammed against Specialty, Richard K. Whitney, James B. Peter, Deborah A. Estes, Hubbard C. Howe, Michael T. DeFreece, David R. Schreiber and William J. Nydam.

        On October 6, 2005, a purported class action complaint was filed in the Superior Court of the State of California, County of Los Angeles by a plaintiff named Dipakkumar Patel against Specialty, James B. Peter, David C. Weavil, Deborah A. Estes, Richard K. Whitney, Michael T. DeFreece, Hubbard C. Howe, William J. Nydam and David R. Schreiber. An amended complaint naming AmeriPath as a defendant was filed on October 27, 2005.

        On October 7, 2005, a purported class action complaint was filed in the Superior Court of the State of California, County of Los Angeles by a plaintiff named E. Leslie Banks against Specialty, James B. Peter, Richard K. Whitney, Hubbard C. Howe, Michael T. DeFreece, David R. Schreiber, William J. Nydam, David C. Weavil and Deborah A. Estes.

        On October 11, 2005, a purported class action complaint was filed in the Superior Court of the State of California, County of Los Angeles by a plaintiff named Rod Raynovich against Specialty, James B. Peter, Richard K. Whitney, Hubbard C. Howe, Michael T. DeFreece, David R. Schreiber, William J. Nydam, David C. Weavil and Deborah A. Estes.

        On November 1, 2005, a purported class action complaint was filed in the Superior Court of the State of California, County of Los Angeles by a plaintiff named Ernesto Calanoc against Specialty, the Specialty Family Limited Partnership, Richard K. Whitney, David C. Weavil, James B. Peter, Deborah A. Estes, David R. Schreiber, Michael T. DeFreece, Hubbard C. Howe, and William J. Nydam.

        In all five of these purported class action suits, the complaints allege, among other things, that the defendants have breached their fiduciary duties to the stockholders of Specialty by entering into the merger agreement; that the consideration offered in the merger is inadequate and is the result of unfair dealing; that in negotiating the transaction the defendants failed to disclose information that would have increased the valuation of Specialty; that the transaction is the result of a conflict of interest, because Dr. Peter and his affiliates will receive an equity share in the surviving corporation; and that the preliminary proxy statement was false, misleading and omitted material facts about the merger. In the amended complaint adding AmeriPath as a defendant, AmeriPath is alleged to have aided and abetted the alleged actions of the other defendants. The complaints seek an injunction against the proposed merger or, if it is consummated, rescission of the merger, as well as money damages, attorneys' fees, expenses and other relief. Additional lawsuits could be filed in the future. Specialty believes that these lawsuits and the allegations contained in them lack merit; however, Specialty notified the applicable insurance carriers of the lawsuits. On November 7 and 22, 2005, the court entered orders consolidating the complaints in the five actions under the title In re Specialty Laboratories, Inc. Shareholders Litigation (the consolidated actions being the "Action"). The court scheduled a preliminary injunction hearing for January 19, 2006. On December 20, 2005, plaintiffs and defendants agreed in principle to resolve the Action, which we refer to as the proposed settlement. Defendants have denied, and continue to deny, that they have committed or aided and abetted the commission of any violation of law or engaged in any wrongful acts, whether alleged in the Action or otherwise, and are entering into the proposed settlement solely because it would eliminate the burden and expense of further litigation. Pursuant to the proposed settlement: (i) the definitive proxy statement would contain certain disclosures that were the subject of claims in the Action and were requested by plaintiffs, and which have been agreed upon and reviewed and approved by plaintiffs, which disclosures are contained in this proxy statement; (ii) the Company Termination Fee (as defined in the merger agreement) that Specialty would pay Holdings (or its designee) under certain circumstances, pursuant to Section 6.06(b) of the merger agreement, would be reduced by $2.3 million, from $13.0 million to $10.7 million; (iii) the percentage of Dissenting Shares (as defined in the merger agreement) upon which the merger is conditioned, pursuant to Section 7.02(f) of the merger agreement, would be increased from 10% to 15%; (iv) a Superior Company Proposal, within the meaning of Section 5.02(e) of the merger agreement, would mean a proposal by a third party to acquire 80% of more of the assets or equity securities of Specialty, rather than requiring any such proposal to be for "all or substantially all" of such securities or assets, provided that any such proposal is otherwise consistent with the applicable terms of the merger agreement, (v) dissenters' rights would be afforded to holders of record of Specialty common stock (other than defendants), notwithstanding the provisions of CGCL § 1300(b)(1), if written demands for payment of the fair market value of such shares are properly made by holders of record of 3.5% or more of the shares issued and outstanding on the date of the stockholders meeting to vote on the merger, and all other applicable conditions in the merger agreement and the CGCL are met with respect to obtaining dissenters' rights; and (vi) shares of Specialty common stock held by members of Specialty's board of directors would be excluded from the calculation of the vote described in Section 3.04(c)(ii) of the merger agreement. The proposed settlement is subject to, among other things, plaintiffs conducting reasonable confirmatory discovery; preliminary and final, non-appealable approval by the court; appropriate certification of a settlement class; a final and non-appealable final judgment dismissing the Action with prejudice; delivery of appropriate releases; and consummation of the merger. The plaintiffs (on behalf of themselves and the purported plaintiff class) and defendants have all agreed to the terms of the proposed settlement. Members of the purported plaintiff class will receive notice of the proposed settlement, and a hearing before the court will be scheduled with respect to, among other things, approval of the proposed settlement and any application by plaintiffs' co-lead counsel (on behalf of themselves and all plaintiffs' counsel) for an award of attorneys' fees and expenses (which fees and expenses would be payable by Specialty, its successors in interest, or its insurers, in accordance with the terms of the proposed settlement). Pending negotiation and execution of a stipulation regarding the proposed settlement to be submitted to the court, all proceedings in the Action, except for proceedings related to the proposed settlement, are suspended.

Dissent Rights of Dissenting Specialty Stockholders

        The following discussion is a summary of Sections 1300 through 1313 of the CGCL which sets forth the procedures for Specialty stockholders to dissent from the merger and to demand statutory dissent rights under the CGCL. The following discussion is not a complete statement of the provisions of the CGCL relating to the rights of Specialty's stockholders to payment of the fair market value of their shares and is qualified in its entirety by reference to the full text of Sections 1300 to and including 1313 of the CGCL, which is provided in its entirety as Appendix C to this proxy statement. All references in Sections 1300 through 1313 and in this summary to a "stockholder" are to the holder of record of the shares of Specialty common stock as to which dissent rights are asserted. A person having a beneficial interest in the shares of Specialty common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

        In connection with the proposed settlement of certain litigation, Specialty may afford dissent rights, notwithstanding the provisions of Chapter 13 of the CGCL, if such rights are exercised with respect to at least 3.5% of the outstanding Specialty common stock, provided that all other conditions under Chapter 13 of the CGCL are satisfied. See "—Litigation Challenging the Merger" beginning on page 62.

        Chapter 13 of the CGCL provides Specialty stockholders who do not approve the merger with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and be paid in cash, the fair market value of their Specialty shares owned by such stockholder as of the record date for Specialty's special stockholder meeting. In accordance with Chapter 13 of the CGCL, the fair market value of Specialty shares will be their fair market value determined as of September 29, 2005, the day before the first announcement of the proposed terms of the merger, exclusive of any appreciation or depreciation in the value of the shares in consequence of the proposed merger. Because Specialty common stock is listed on the New York Stock Exchange (referred to as the NYSE in this proxy statement), stockholders will be entitled to dissent and seek payment of the fair market value for their shares only if holders of 5% or more of the outstanding shares dissent from the proposed merger and demand payment of fair market value, in which case all holders of shares will have the right to dissent and seek payment of fair market value for such shares.

        Even though a stockholder who wishes to exercise dissenters' rights may be required to take certain actions before Specialty's special stockholder meeting, if the merger agreement is later terminated and the merger is abandoned, no stockholder of Specialty will have the right to any payment from the company, other than necessary expenses incurred in proceedings initiated in good faith and reasonable attorneys' fees, by reason of having taken that action. The following discussion is subject to those qualifications.

        Refrain from Voting for the Merger.    Any Specialty stockholder who desires to exercise dissent rights must not vote his, her or its Specialty shares in favor of the merger agreement or the merger. If a Specialty stockholder returns a proxy that is voted in favor of the merger or a signed proxy not indicating any vote, then he, she or it will be deemed to have voted in favor of the merger and will not be entitled to exercise dissent rights.

        Written Demand for Payment.    The written demand must be made by the record holder of the shares. Such demand must be mailed or otherwise directed to Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, California 91355, Attn: Office of the General Counsel; be received not later than the date of the stockholder meeting to vote on the merger; specify the stockholder's names and mailing address and the number and class of Specialty's shares held of record which the stockholder demands Specialty purchase; state that the stockholder is demanding purchase of the shares and payment of their fair market value; and state the price which the stockholder claims to be the relevant fair market value of the shares. The fair market value of the shares is determined as of the day before the first announcement of the terms of the proposed merger. The statement of fair market value constitutes an offer by the stockholder to sell the shares at such price.

        In addition, within 30 days after notice of the approval of the merger is mailed to stockholders, the stockholder must also submit to Specialty or a transfer agent of Specialty, for endorsement as dissenting shares, the stock certificates representing the Specialty shares as to which the stockholder is exercising dissenters' rights.

        Simply failing to vote for, or voting against, the proposed merger will not be sufficient to constitute the demand described above.

        Shares of Specialty held by stockholders who have perfected their dissenters' rights in accordance with Chapter 13 of the CGCL and have not withdrawn their demands or otherwise lost their rights are referred to in this summary as "dissenting shares."

        Notice by Specialty.    Within 10 days after approval of the merger by Specialty's stockholders, Specialty must mail notice of the approval, accompanied by a copy of Sections 1300, 1301, 1302, 1303, and 1304 of the CGCL, to each Specialty stockholder who voted against the merger and who properly made a written demand to Specialty in the manner described above. This notice must state the price determined by the company to represent the fair market value of the dissenting shares. The fair market value of the shares is determined as of the day before the first announcement of the terms of the proposed merger. The notice must also include a brief description of the procedure to be followed if the stockholder desires to exercise the stockholder's right under such sections. The statement of price determined by Specialty to represent the fair market value of dissenting shares, as set forth in the notice of approval of merger, will constitute an offer by Specialty to purchase the dissenting shares at the stated amount if the merger closes.

        Irrespective of the percentage of Specialty's shares with respect to which dissent demands have been properly filed, the company must mail the notice referred to above to any stockholder who has filed a demand with respect to Specialty's shares that are subject to transfer restrictions imposed by Specialty or by any law or regulations.

        Payment of agreed upon price.    If Specialty and a dissenting stockholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting stockholder is entitled to receive the agreed price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender of the certificates representing the dissenting shares.

        Determination of dissenting shares or fair market value.    If Specialty denies that shares are dissenting shares or the stockholder fails to agree with Specialty as to the fair market value of the shares, then, within the time period provided by Section 1304(a) of the CGCL, any stockholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the superior court in the proper California county praying the court to determine whether the shares are dissenting shares or as to the fair market value of the holder's shares, or both, or may intervene in any action pending on such complaint.

        On the trial of the action, the court determines the issues. If the status of the shares as dissenting shares is in issue, the court first determines that issue. If the fair market value of the dissenting shares is in issue, the court determines, or appoints one or more impartial appraisers to determine, the fair market value of the shares.

        If the court appoints an appraiser or appraisers, they shall proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, shall make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        If a majority of the appraisers fail to make and file a report within 10 days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court determines the fair market value of the dissenting shares. Subject to Section 1306 of the CGCL, judgment is rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares that any dissenting stockholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest at the legal rate from the date on which the judgment is entered. Any party may appeal from the judgment.

        The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the appraisal determined by the court is more than 125 percent of the price offered by the corporation, the corporation pays the costs (including, in the discretion of the court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date the stockholder made the demand and submitted shares for endorsement).

        Maintenance of dissenting share status.    Except as expressly limited by Chapter 13 of the CGCL, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless Specialty consents to the withdrawal. Dissenting shares lose their status as dissenting shares, and dissenting stockholders cease to be entitled to require the company to purchase their shares upon the happening of any of the following:

  •
  The merger is abandoned.

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  The shares are transferred before their submission to Specialty for the required endorsement.

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  The dissenting stockholder and Specialty do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Specialty nor the stockholder files a complaint or intervenes in a pending action within six months after Specialty mails a notice that its stockholders have approved the merger.

  •
  With Specialty's consent, the holder delivers to Specialty a written withdrawal of such holder's demand for purchase of the dissenting shares.

        To the extent that the provisions of Chapter 5 of the CGCL (which places conditions on the power of a California corporation to make distributions to its stockholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting stockholders will become creditors of the company for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of the company in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the CGCL.

        Any Specialty stockholder wishing to exercise dissenters' rights is urged to consult legal counsel before attempting to exercise dissenters' rights. Failure to comply strictly with all of the procedures set forth in Sections 1300-1313 of the CGCL may result in the loss of a stockholder's statutory dissenters' rights. In such case, such stockholder will be entitled to receive the merger consideration for their shares as provided in the merger agreement.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The full text of the merger agreement is included in this proxy statement as Appendix A, exclusive of all exhibits, and is incorporated herein by reference. Stockholders are urged to read the entire merger agreement.

        In connection with the proposed settlement of certain litigation, Specialty may modify certain terms of the merger agreement. See "Special Factors—Litigation Challenging the Merger" beginning on page 62. The proposed amendments are discussed below under the relevant headings.

The Merger

        The merger agreement provides that, at the effective time of the merger, Acquisition Corp. will merge with and into Specialty. Upon completion of the merger, Acquisition Corp. will cease to exist as a separate entity, and Specialty will continue as the surviving corporation and will be a wholly owned subsidiary of AmeriPath.

Effective Time of the Merger

        The parties will cause the merger to be consummated by filing a certificate of merger with the Secretary of State of the State of California as provided in the CGCL. The time at which the certificate of merger is filed is referred to as the effective time of the merger in this proxy statement.

Articles of Incorporation; Bylaws; and Directors and Officers of Specialty and the Surviving Corporation

        When the merger is completed:

  •
  the articles of incorporation of Specialty will be amended in their entirety to be as set forth in an exhibit to the merger agreement;

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  the bylaws of Acquisition Corp. in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation;

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  the directors of Acquisition Corp. immediately prior to the effective time of the merger will be the initial directors of the surviving corporation; and

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  the officers of the surviving corporation immediately after the effective time of the merger will be determined by the directors of the surviving corporation.

Conversion of Common Stock

        At the effective time of the merger, each share of Specialty common stock outstanding immediately before the effective time of the merger will be converted automatically into the right to receive $13.25 in cash, without interest, subject to adjustment for any reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution that may occur from the date of the merger agreement until the effective time of the merger, such amount being referred to as the merger consideration in this proxy statement, except for:

  •
  treasury shares of Specialty common stock, all of which will be canceled without any payment;

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  shares of Specialty common stock owned by Holdings or Acquisition Corp. or any direct or indirect wholly-owned subsidiary of Holdings or Specialty, all of which will be canceled without any payment; and

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  shares of Specialty common stock held by stockholders who properly exercise and perfect their dissent rights in accordance with Chapter 13 of the CGCL.

        At the effective time of the merger, each share of capital stock of Acquisition Corp. outstanding immediately before the effective time of the merger will be converted into and exchanged for one fully paid and non-assessable share of common stock of the surviving corporation, which shares will all be held by AmeriPath.

Treatment of Options and Unvested Stock

        At the effective time of the merger, each outstanding option to acquire shares of common stock of Specialty granted under the Specialty stock option plans, except as provided in an applicable agreement with the optionee, will be canceled in exchange for an amount in cash determined by multiplying (1) the excess of $13.25 over the per share exercise price of the option by (2) the number of shares of Specialty common stock subject to the option, whether or not vested and exercisable, less applicable withholding taxes. Immediately after the effective time of the merger, each Specialty stock option plan and employee stock purchase plan in effect immediately prior to the merger will terminate and the provisions in any agreement, arrangement or other benefit plan providing for the issuance, transfer or grant of any capital stock of Specialty or any interest in respect of any capital stock of Specialty will be deleted immediately after the effective time of the merger.

        Each unvested share of Specialty common stock issued and outstanding immediately prior to the effective time of the merger will become fully vested as of the effective time of the merger.

Payment for Shares

        Prior to the effective time of the merger, Holdings and Specialty will select a bank or trust company to act as paying agent for the payment of the merger consideration, pursuant to the terms of the merger agreement, upon surrender of certificates representing the shares of common stock of Specialty. Immediately following the effective time of the merger, Holdings and AmeriPath will take the necessary steps to enable and cause the surviving corporation to provide the paying agent with the aggregate merger consideration necessary to pay for the shares of common stock converted into the right to receive cash.

        As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each record holder of shares of Specialty common stock whose shares were converted into the right to receive the merger consideration, a transmittal letter containing instructions to effect the surrender of the holder's share certificate(s) in exchange for payment of the merger consideration. To receive payment for shares, a stockholder must submit a properly completed letter of transmittal to the paying agent.

        Upon surrender of a certificate for cancellation to the paying agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the paying agent, the holder of such certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Specialty common stock represented by such certificate are to be converted, and the certificate so surrendered will be canceled. In the event of a transfer of ownership of Specialty common stock that is not registered in the transfer records of Specialty, payment may be made to a person other than the person in whose name the certificate so surrendered is registered, if such certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting such payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate or establish to the satisfaction of Holdings that such tax has been paid or is not applicable. Until surrendered, each certificate will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Specialty common stock represented by such certificate have been converted. No interest shall be paid or accrue on the cash payable upon surrender of any certificate

        Any funds deposited with the paying agent for use in payment of the merger consideration and which have not been disbursed to holders of Specialty common stock six months after the effective time of the merger will be delivered to Holdings by the paying agent, upon demand. Thereafter, holders of certificates representing shares outstanding before the effective time of the merger will be entitled to look only to the surviving corporation for payment of any consideration to which they may be entitled. None of Holdings, AmeriPath, Specialty, Acquisition Corp., the surviving corporation or the paying agent or any of their respective directors, officers, employees and agents will be liable to any person in respect of any cash from the fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate has not been surrendered prior to five years after the effective time of the merger (or immediately prior to such earlier date on which merger consideration in respect of such certificate would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Transfer of Shares

        After the effective time of the merger, there will be no further registration on the stock transfer books of the surviving corporation of transfers of shares of Specialty common stock that were outstanding immediately prior to the effective time of the merger.

        If, after the effective time of the merger, any certificates formerly representing shares of Specialty common stock are presented to the surviving corporation or the paying agent for any reason, they will be canceled and exchanged for the appropriate merger consideration. All consideration paid upon surrender for exchange of those certificates representing shares, in accordance with the terms of the merger agreement, will be deemed to have been paid in full satisfaction of all rights pertaining to the shares.

Representations and Warranties

        Representations and Warranties of Specialty.    The merger agreement contains various representations and warranties made by Specialty to Holdings, subject to identified exceptions, including representations and warranties relating to:

  •
  the due organization, valid existence and good standing of Specialty and its subsidiaries;

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  the requisite corporate power and authority of Specialty and its subsidiaries to conduct their respective businesses;

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  the capital structure of Specialty;

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  the valid issuance of Specialty capital stock;

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  Specialty's ownership of equity interests in and obligations to invest in other entities;

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  the requisite corporate power and authority of Specialty to execute and deliver the merger agreement and to complete the merger;

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  the due execution and delivery of the merger agreement by Specialty;

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  the validity and binding effect of the merger agreement on Specialty;

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  the due and unanimous adoption of resolutions of the board of directors of Specialty approving the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that Specialty's stockholders approve the merger agreement and the merger;

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  the inapplicability of any state takeover statute or similar statute or regulation to Specialty with respect to the merger agreement, the merger or the other transactions contemplated by the merger agreement;

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  the absence of any conflicts between the merger agreement and the merger and the organizational documents of Specialty and its subsidiaries;

  •
  the absence of any conflicts between the merger agreement and the merger and the contractual obligations of Specialty or its subsidiaries;

  •
  the absence of any conflicts between the merger agreement and the merger and any judgment, law or rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation applicable to Specialty or its subsidiaries;

  •
  the absence of the necessity to obtain governmental consents and approvals, other than certain enumerated exceptions, in connection with the merger agreement or the merger;

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  the accuracy of the reports filed by Specialty with the Securities and Exchange Commission since December 31, 2002;

  •
  the accuracy of the information supplied by Specialty for inclusion or incorporation in this proxy statement and the Schedule 13E-3 required to be filed under Securities and Exchange Commission "going private" rules;

  •
  the absence of undisclosed liabilities of Specialty or its subsidiaries that would have a material adverse effect;

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  the absence of any change, event, condition, circumstance or state of facts since December 31, 2004, individually or in the aggregate, that has had or that could reasonably be expected to have a material adverse effect;

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  the payment of taxes by Specialty and its subsidiaries, and certain other tax matters;

  •
  the administration of each employee benefit plan in compliance with applicable law;

  •
  the absence of any material claim, suit, action or proceeding against Specialty, its subsidiaries or, to the knowledge of Specialty, any person that Specialty or its subsidiaries has agreed to indemnify;

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  the business of Specialty and its subsidiaries being in compliance with applicable law since January 1, 2004, including those relating to licensure, certification, and operation of clinical laboratories, individuals providing services in or to clinical laboratories, reimbursement for products or services provided by Specialty and its subsidiaries, submission of claims to any payor including Medicare, Medicaid or other third party payors, for items or services, and environmental laws;

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  the disclosure of certain contracts to which Specialty and its subsidiaries are a party, and the absence of defaults, or notification of the intention of any party to terminate or cancel any such contract;

  •
  the ownership and license of all proprietary intellectual property rights which are material to the conduct of the business of Specialty and its subsidiaries, taken as a whole;

  •
  the obtaining of all material licenses and permits required by law or otherwise necessary to enable Specialty or its subsidiaries to conduct its business and obtain reimbursement related to services provided in connection with the Medicare or Medicaid programs, and all contracts, programs and other arrangements with third party payers, insurers or fiscal intermediaries;

  •
  certain environmental matters;

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  the valid leasehold interest of Specialty and its subsidiaries to real property leased by Specialty or any of its subsidiaries;

  •
  the effectiveness and status of insurance policies covering Specialty and its subsidiaries;

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  the nonexistence of any labor disputes and certain other labor matters;

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  the absence of any officer or director of Specialty or its subsidiaries or any person owning 5% or more of Specialty common stock being a party to any material contract with Specialty or its subsidiaries or having any material interest in any material property owned by Specialty or its subsidiaries or having engaged in any material transaction with any of the foregoing in the past twelve months since the date of the merger agreement;

  •
  the absence of any broker, investment banker, financial advisor or other person, other than JPMorgan, who is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the merger; and

  •
  the receipt of an opinion of JPMorgan to the effect that, as of the date of the merger agreement, the consideration to be received in the merger by the holders of Specialty common stock (other than the continuing investors and their affiliates) is fair to such holders from a financial point of view.

        None of the representations and warranties of Specialty in the merger agreement will survive after the effective time of the merger.

        Material Adverse Effect.    Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has or could reasonably be expected to have a material adverse effect on Specialty and its subsidiaries. As used in the merger agreement, a material adverse effect with respect to Specialty means (1) a material adverse effect on the business, financial condition or results of operations of Specialty and its subsidiaries, taken as a whole, or (2) a material adverse effect on the ability of Specialty to perform its obligations under the merger agreement and to consummate the merger and other transactions contemplated by the merger agreement; provided, that material adverse effect will not be deemed to include any effect arising as a result of (a) changes, effects, events, occurrences or circumstances generally affecting either (i) the U.S. economy or (ii) the industry of Specialty and its subsidiaries (other than changes in law that do not exist and have not been proposed prior to the date of the merger agreement), which in each case does not have a materially disproportionate impact on Specialty and its subsidiaries, taken as a whole, (b) changes in law (but only to the extent such changes exist or have been proposed prior to the date of the merger agreement) or reimbursement policies or practices of customers, (c) the announcement of the merger agreement, or (d) any changes, effects, events, occurrences or circumstances resulting from any action required to be taken pursuant to the merger agreement or at the request of Holdings, AmeriPath or Acquisition Corp., the failure to take any action prohibited from being taken pursuant to the merger agreement or for which any required consent of Holdings, AmeriPath or Acquisition Corp. is not granted, or the effect of termination of certain contracts or customer relationships of Specialty.

        Representations and Warranties of Holdings, AmeriPath and Acquisition Corp.    The merger agreement also contains various representations and warranties by Holdings, AmeriPath and Acquisition Corp. to Specialty, subject to identified exceptions, including representations and warranties relating to:

  •
  the due organization, valid existence and good standing of Holdings, AmeriPath and Acquisition Corp.;

  •
  the purpose for which Acquisition Corp. was formed and the limited operations of and the absence of material obligations of it;

  •
  the requisite corporate power and authority of Holdings, AmeriPath and Acquisition Corp. to conduct their respective businesses;

  •
  the requisite corporate power and authority of Holdings, AmeriPath and Acquisition Corp. to execute and deliver the merger agreement and the SME agreement, as the case may be, and to complete the merger;

  •
  the due execution and delivery of the merger agreement and the SME agreement by Holdings, AmeriPath and Acquisition Corp., as the case may be;

  •
  the validity and binding effect of the merger agreement and the SME agreement on Holdings, AmeriPath and Acquisition Corp., as the case may be;

  •
  the absence of any conflicts between the merger agreement, the merger and the SME agreement and the organizational documents of Holdings, AmeriPath or Acquisition Corp.;

  •
  the absence of any conflicts between the merger agreement, the merger and the SME agreement and the contractual obligations of Holdings, AmeriPath or Acquisition Corp.;

  •
  the absence of any conflicts between the merger agreement, the merger and the SME agreement and any judgment, law or rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation applicable to Holdings, AmeriPath or Acquisition Corp.;

  •
  the absence of the necessity to obtain governmental consents and approvals, other than certain enumerated exceptions, in connection with the merger agreement, the merger or the SME agreement;

  •
  the accuracy of the information supplied by Holdings, AmeriPath, Group Holdings and Acquisition Corp. for inclusion or incorporation in this proxy statement and the Schedule 13E-3;

  •
  the absence of any material claim, suit, action or proceeding against Holdings or its subsidiaries;

  •
  the absence of any broker, investment banker, financial advisor or other person who is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the merger;

  •
  the receipt and execution of a commitment letter by AmeriPath from Wachovia Bank, National Association, Citigroup Global Markets, Inc., Deutsche Bank Trust Company Americas and UBS Loan Finance LLC for the purpose of consummating the merger and the payment of all related fees and expenses; and

  •
  the existence of an equity financing commitment from Welsh Carson for the purpose of consummating the merger and the payment of all related fees and expenses.

        Some of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would be reasonably likely to have a material adverse effect on the ability of Holdings to perform its obligations under the merger agreement or to consummate the merger or that would materially delay the consummation of the merger.

        None of the representations and warranties of Holdings, AmeriPath or Acquisition Corp. in the merger agreement will survive after the effective time of the merger.

Covenants Relating to Conduct of Business Pending the Merger

        Covenants of Specialty.    Subject to identified exceptions, from the date of the merger agreement to the effective time of the merger, and unless otherwise provided in the merger agreement, Specialty has agreed, and has agreed to cause its subsidiaries, to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as prior to the signing of the merger agreement, to use all reasonable efforts to preserve intact its current business organization, to use all reasonable efforts to keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and to comply, in all material respects, with all applicable laws.

        From the date of the merger agreement to the effective time of the merger, Specialty has agreed, with limited exceptions, that neither it nor any of its subsidiaries will do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Holdings:

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  declare, set aside, pay any dividends on, or make any other distributions in respect of, any capital stock (except for cash dividends and distributions by a direct or indirect wholly-owned subsidiary of Specialty to Specialty);

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  adjust, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

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  purchase, redeem or otherwise acquire any capital stock or any other securities of Specialty or its subsidiaries or any rights, warrants or options to acquire such shares or other securities;

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  except for common stock issuable pursuant to existing stock option plans, issue, deliver, hypothecate, pledge, sell, grant or otherwise encumber any capital stock, voting debt, voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire such shares, voting debt, voting securities or convertible or exchangeable securities, "phantom" stock, "phantom" stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards or stock based performance units;

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  amend the terms of any outstanding debt or equity security or any stock option plan;

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  amend or propose to amend its articles of incorporation, bylaws or any other organizational documents;

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  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

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  subject to certain exceptions, acquire or agree to acquire any assets, other than purchases of inventory, equipment and raw materials in the ordinary course of business consistent with past practice;

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  subject to certain limited exceptions, make grants to or otherwise increase the compensation, severance, termination pay or fringe or other benefits of employees, consultants, officers and directors;

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  enter into any new, or amend any existing, employment, consulting, indemnification, change of control, severance or termination agreement with any current or former executive officer, director, employee or consultant;

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  subject to certain limited exceptions, revalue material assets or change its accounting principles or practices;

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  sell, lease (as lessor), license or otherwise dispose of or subject to any lien any property or assets other than sales of inventory in the ordinary course of business consistent with past practice and other dispositions in the ordinary course of business consistent with past practice not in excess of $250,000 in the aggregate;

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  assume, incur or guarantee indebtedness, issue or sell debt securities or warrants or other rights to acquire debt securities or guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice which in the aggregate do not exceed $100,000;

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  make any loans, advances or capital contributions to, or investments in, any other person, other than loan or advances to, or investments in, any direct or indirect wholly-owned subsidiary of Specialty existing on the date of the merger agreement in the ordinary course of business consistent with past practice;

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  make or agree to make any capital expenditures that are in excess of $1.5 million individually or $5.0 million collectively with all other capital expenditures made during the period;

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  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

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  make or rescind any material tax election or take any tax position or settle or compromise any claim, action, suit, investigation, audit, examination, proceeding (whether judicial or administrative) or matter in controversy relating to taxes, or make any change in its method of reporting income, deductions or other tax items for tax purposes;

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  enter into any material license with respect to intellectual property rights owned by Specialty or its subsidiaries unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practices;

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  enter into any new line of business outside the medical laboratory business;

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  settle or compromise any pending or threatened claims, litigations, arbitrations or proceedings involving potential payments of more than $250,000 in the aggregate, that admit liability or consent to any non-monetary relief or that otherwise would reasonably be expected to be material to Specialty and its subsidiaries;

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  pay, discharge or satisfy claims, liabilities or obligations other than in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements of Specialty included in its 2004 annual report on Form 10-K, cancel any indebtedness, waive or assign rights of substantial value or waive any benefits of, or agree to modify any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement;

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  enter into any contract to the extent consummation of the merger or compliance by Specialty with the provisions of the merger agreement could reasonably be expected to resulting a violation of such contract;

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  enter into, modify, amend, cancel or terminate any contract that would reasonably be expected to have a material adverse effect on Specialty, impair in any material respect the ability of Specialty to perform its obligations under the merger agreement or prevent or materially delay the consummation of the merger;

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  alter the corporate structure or ownership of Specialty or any of its subsidiaries;

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  knowingly or intentionally take any action that is reasonably likely to result in Specialty's representations or warranties in the merger agreement being untrue in any material respect; or

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  agree to or make a commitment to take any of the foregoing actions.

        The covenants in the merger agreement or instruments delivered pursuant to the merger agreement will not survive the effective time of the merger except for covenants that contemplate performance after the effective time.

Preparation of Proxy Statement and Schedule 13E-3; Stockholders' Meeting

        Subject to certain exceptions, the merger agreement provides that Specialty will prepare, and work with the Securities and Exchange Commission to clear, an appropriate proxy statement and Specialty, Holdings, AmeriPath and Acquisition Corp. will prepare, and work with the Securities and Exchange Commission to clear, an appropriate Schedule 13E-3.

        Specialty will duly call, give notice of, convene and hold (no later than 45 days after mailing the proxy statement to the stockholders) the special meeting of Specialty's stockholders to which the proxy statement relates to consider and approve the merger agreement and the merger and will solicit proxies in favor thereof. The merger agreement provides that the proxy statement will include the recommendation of the board of directors that the stockholders approve the merger agreement and the merger, subject to the exceptions described below under "—Solicitation of Transactions."

Access to Information; Confidentiality

        Except for information that is subject to the terms of a confidentiality agreement with a third party, from the date of the merger agreement to the effective time of the merger, Specialty has agreed to give the officers, employees, accountants, counsel, financial advisors and other representatives of Holdings, during normal business hours and upon reasonable request, reasonable access to all of Specialty's and its subsidiaries' properties, books, contracts, commitments, personnel and records. All information so furnished will be subject to the confidentiality agreement entered into between Holdings and Specialty on June 15, 2005.

Solicitation of Transactions

        Specialty will not, nor will it authorize or permit its subsidiaries to, nor will it authorize or permit any officer, director, employee or affiliate of, or any investment banker, attorney or other advisor or representative of, Specialty or its subsidiaries to, (i) solicit, initiate or knowingly encourage (including by way of providing any information not provided generally to the public) any prospective purchaser or the submission of any acquisition proposal, take any action designed to facilitate any inquiries, offers, or proposals, or make any other efforts or attempts that constitute, or may reasonably be expected to lead to, any acquisition proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, offers, proposals, discussions or negotiations, (ii) accept an acquisition proposal or enter into any agreement or agreement in principle with respect to any acquisition proposal or enter into any agreement or agreement in principle requiring Specialty to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations with respect to solicitation of an acquisition proposal, or (iii) furnish to any person any information with respect to any acquisition proposal.

        Under the merger agreement, an "acquisition proposal" means any proposal or offer for a merger, share exchange, business combination, consolidation, dual listed structure, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving Specialty, (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities of Specialty or any business that constitutes 20% or more of the consolidated net revenues, net income or net assets of Specialty, (iii) any proposal or offer relating to any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding equity securities of Specialty, or (iv) any proposal or offer to acquire, lease, exchange, mortgage, pledge, dispose of or otherwise transfer, in any manner, directly or indirectly, over 20% of the consolidated total assets of Specialty, in a single transaction or a series of related transactions, in each case other than the transactions contemplated by the merger agreement. Under the merger agreement, a "superior proposal" is defined as any proposal made by a third party to acquire all or substantially all of the equity securities or assets of Specialty, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all of its assets (i) on terms which the Specialty board determines in good faith, after consultation with outside counsel, to be superior from a financial point of view to the holders of Specialty common stock than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Holdings to amend the terms of the merger agreement or the transactions contemplated by the merger agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In connection with the proposed settlement of certain litigation, Specialty may amend the definition of "superior proposal" to refer to a proposal to acquire "80% or more" rather than "all or substantially all" of the equity securities or assets of Specialty. See "Special Factors—Litigation Challenging the Merger" beginning on page 62.

        Specialty may furnish information to the person making an acquisition proposal and its representatives pursuant to a customary confidentiality agreement that contains provisions which are no less favorable to Specialty than those contained in the confidentiality agreement entered into between Holdings and Specialty on June 15, 2005 and participate in discussions or negotiations (including solicitation of a revised acquisition proposal from such person) with such person and its representatives regarding such acquisition proposal, so long as: (1) Specialty has otherwise complied with its non-solicitation obligations and Specialty has received an acquisition proposal from a person that the board of directors of Specialty determines in good faith to be bona fide, (2) the board of directors of Specialty determines in good faith, after consultation with its independent financial advisors, that such acquisition proposal constitutes or could reasonably be expected to constitute a superior proposal, and (3) after consultation with its outside counsel, the board of directors of Specialty determines in good faith that taking such action is necessary for the board of directors of Specialty to comply with its fiduciary duties under applicable law.

        The board of directors of Specialty or any committee thereof may not (1) withdraw or modify in a manner adverse to Holdings, or propose publicly to withdraw or modify, in a manner adverse to Holdings, the approval or recommendation by the board of directors of Specialty or any such committee of the merger agreement, the merger or the other transactions contemplated by the merger agreement, (2) approve any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal or (3) approve or recommend, or propose publicly to approve or recommend, any acquisition proposal. At any time prior to obtaining the approval of Specialty's stockholders, the board of directors of Specialty may take any action described in clause (1), (2) or (3) above if Specialty receives a superior proposal and as a result thereof the board of directors of Specialty determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations.

        The board of directors of Specialty may take and disclose to the stockholders of Specialty a position on a third party tender or exchange offer pursuant to Rules 14d-9 and 14e-2(a) of the Exchange Act or make any other disclosure required by applicable law, without violating any limitations on soliciting transactions in the merger agreement.

Notification

        Specialty will promptly advise Holdings orally and in writing of any acquisition proposal or any inquiry that could reasonably be expected to lead to any acquisition proposal, the identity of the person making any such acquisition proposal and the principal terms and conditions thereof prior to furnishing any information or participating in any discussions permitted by the merger agreement with respect to such acquisition proposal. Specialty will (i) keep Holdings reasonably informed on a current basis of the status of and material developments respecting any acquisition proposal or inquiry (including any changes to the principal terms and conditions thereof), (ii) provide to Holdings as soon as practicable after receipt or delivery thereof with copies of all written acquisition proposals sent or provided to Specialty or any representative from any person, and (iii) provide notice to Holdings of any intent to (A) withdraw or modify in a manner adverse to Holdings, or propose publicly to withdraw or modify, in a manner adverse to Holdings, the approval or recommendation by the board of directors of Specialty or any such committee of the merger agreement, the merger or the other transactions contemplated by the merger agreement, (B) approve any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal or (C) approve or recommend, or propose publicly to approve or recommend, any acquisition proposal, or to terminate the merger agreement in connection with the approval of a superior acquisition proposal in accordance with the terms of the merger agreement, subject to certain conditions.

Directors' and Officers' Indemnification and Insurance

        Holdings and AmeriPath will, to the fullest extent permitted by law, cause the surviving corporation to honor all Specialty's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of Specialty for acts or omissions by such directors and officers occurring prior to the effective time of the merger to the extent that such obligations of Specialty exist on the date of the merger agreement, whether pursuant to Specialty's articles of incorporation or bylaws, individual indemnity agreements, applicable law or otherwise, and such obligations shall survive the merger and will continue in full force and effect in accordance with the terms of Specialty's articles of incorporation, bylaws and such individual indemnity agreements or applicable law for a period of six years from the effective time of the merger.

        Holdings and AmeriPath will purchase prior to the effective time of the merger a six year extended reporting provision (so-called "tail policy") under a directors' and officers' liability policy, to include "employment practices" liability and "fiduciary" with respect to liability obligations of the individuals that are officers and directors of Specialty on the date of the merger agreement in respect of indemnification from liabilities for acts or omissions occurring at or prior to the closing of the merger, which policy shall be no less favorable to the beneficiaries than the directors' and officers' liability policies maintained by Specialty on the date of the merger agreement and will be provided by carriers with comparable ratings. However, Holdings and AmeriPath will not be required to pay an amount in connection with such policy in excess of $2.6 million.

Financing

        Holdings and AmeriPath have agreed to use their respective commercially reasonable efforts to arrange financing for the merger and other transactions contemplated by the merger agreement on terms and conditions described in the financing commitment letters attached to the merger agreement. In addition, if any portion of the financing contemplated by such letters becomes unavailable, Holdings and AmeriPath have agreed to use their respective commercially reasonable efforts to obtain any such portion of such financing from alternative sources which provide such financing on terms which have substantially similar economic terms as those set forth in the commitment letters attached to the merger agreement.

        Specialty has agreed to provide, and to cause its subsidiaries to provide, all necessary cooperation reasonably requested by Holdings, AmeriPath or Acquisition Corp. in connection with the arrangement of the financing necessary to complete the merger.

Best Efforts; Consents and Approvals

        Specialty, Holdings, AmeriPath and Acquisition Corp. have agreed to use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including (i) the obtaining of all necessary consents of governmental entities and the making of all necessary registrations, declarations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity and (ii) the obtaining of all necessary consents, approvals or waivers from third parties. Each of the parties has agreed to file or cause to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice any notification required to be filed by it or its "ultimate parent" company under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by the merger agreement. Such parties will make such filings promptly and respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties have agreed to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental entity or members or their respective staffs, on the other hand, with respect to the merger, other than personal financial information filed therewith.

        Specialty and its board of directors will (1) use their reasonable efforts to take all action necessary or otherwise reasonably requested by Holdings, AmeriPath or Acquisition Corp. to exempt the merger from the provisions of any applicable takeover, business combination, control share acquisition or similar law and (2) if any takeover, business combination, control share acquisition or similar law becomes applicable to the merger agreement or the merger, use their reasonable efforts to take all action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger.

Public Announcements

        Specialty, Holdings, AmeriPath and Acquisition Corp. have agreed to consult with each other before issuing, and to mutually agree upon, any press release or other public announcement pertaining to the merger and the related transactions, except as may be required by applicable law, in which case the party proposing to issue the press release or announcement will use its reasonable efforts to consult in good faith with the other parties before any such issuance.

Employee Benefits Matters

        Until August 1, 2006, Holdings and AmeriPath have agreed to either maintain Specialty's benefit plans (other than plans providing for the issuance of Specialty capital stock or other equity-based compensation) at the benefit levels in effect as of the date of the merger agreement or to provide benefits to employees of Specialty and its subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to such employee than those provided to them prior to the effective time of the merger.

        From and after the effective time of the merger, Holdings and AmeriPath have agreed to honor all of Specialty's existing employment, severance and termination agreements, plans and policies. With respect to any employee benefit plan maintained by Holdings or any of its subsidiaries, for all purposes, including determining eligibility to participate, level of benefits and vesting, service with Specialty or its subsidiaries will, to the extent permitted under applicable laws, be treated as service with Holdings or any of its subsidiaries. To the extent permitted under applicable laws, Holdings and Ameripath will (i) waive or cause to be waived any pre-existing condition limitation under any welfare benefit plan maintained by Holdings or any of its affiliates (other than Specialty) in which employees of Specialty or its subsidiaries will be eligible to participate after the effective time of the merger, subject to certain limited exceptions, and (ii) recognize or cause to be recognized the dollar amount of all expenses incurred by each employee of Specialty during the calendar year in which the effective time of the merger occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the effective time of the merger.

        If the effective time of the merger occurs before the date of the fiscal year 2005 bonuses for employees of Specialty are determined, Specialty may, immediately prior to the effective time of the merger, in consultation with Holdings, determine the bonuses to be paid to its employees for fiscal year 2005 pursuant to any contract or benefit plan and may pay any amounts (not to exceed $400,000) awarded by the board of directors of Specialty prior to the execution of the merger agreement, and Specialty may pay all such amounts. If Specialty has not paid such amounts prior to the effective time of the merger, then AmeriPath or the surviving corporation will pay such amount to such employees promptly following the effective time of the merger.

Stockholder Litigation

        Specialty has agreed to promptly notify Holdings of any stockholder litigation against Specialty and/or its directors relating to the merger agreement and the merger, and before any settlement of such litigation, Holdings must consent to any settlement in writing, but such consent may not be unreasonably withheld or delayed.

Conditions to Completing the Merger

        Conditions to Each Party's Obligation.    The obligations of Specialty, Holdings, AmeriPath and Acquisition Corp. to complete the merger are subject to the satisfaction or waiver (where permitted by law) of the following conditions:

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  the merger agreement must have been approved at a special meeting of stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Specialty common stock entitled to vote and by the holders of a majority of the outstanding shares of Specialty common stock entitled to vote and not held by the continuing investors and their affiliates (or, if the second stockholder approval requirement described above is changed in connection with the proposed settlement of certain litigation, by the holders of a majority of the outstanding shares of Specialty common stock entitled to vote not held by the continuing investors or their affiliates or by any of the directors of Specialty) ;

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  the waiting period (and any extension thereof) applicable to the merger under the HSR Act must have been terminated or must have expired and any material consents of, filings with and notices to, all governmental entities required of Holdings, AmeriPath, Acquisition Corp. or Specialty or any of their respective subsidiaries or other affiliates prior to the effective time of the merger in connection with the merger must have been obtained, effected or made;

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  no judgment or law must be in effect that prevents the consummation of the merger; and

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  the transactions set forth in the SME agreement must have been consummated.

        Conditions to Holdings' Obligations.    The obligations of Holdings to complete the merger are subject to the satisfaction or waiver (where permitted by law) of the following additional conditions:

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  (1) certain specified representations and warranties of Specialty must be true and correct in all material respects as of the closing date of the merger, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (2) all other representations and warranties set forth in the merger agreement, disregarding qualifications as to materiality, material adverse effect or words of similar import, must be true and correct as of the closing date of the merger as though made on the closing date of the merger agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to materiality, material adverse effect or words of similar import, shall be true and correct as of such earlier date), other than, in the case of clause (2) only, for such failures to be true and correct that, individually and in the aggregate, have not had a material adverse effect on Specialty, and Specialty must provide an officer's certificate to Holdings confirming the foregoing;

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  Specialty must have performed in all material respects the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger, and Specialty must provide Holdings an officers' certificate confirming the foregoing;

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  there must not be pending any suit, action or proceeding by any governmental entity seeking to restrain or prohibit the consummation of the merger or seeking to place limitations on the ownership of shares of Specialty capital stock by Holdings, AmeriPath or Acquisition Corp. or otherwise having, or being reasonably expected to have, a material adverse effect;

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  there must not have occurred after the date of the merger agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts, that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect;

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  Holdings, AmeriPath, Group Holdings and Acquisition Corp. must have obtained proceeds of the bank financing substantially on the terms contemplated by the commitment letters; and

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  the total number of dissenting shares must not exceed 10% of the issued and outstanding shares of Specialty common stock as of the effective time of the merger (which may be changed to a threshold of 15% of the outstanding shares of Specialty common stock in connection with the proposed settlement of certain litigation).

        Conditions to Specialty's Obligation.    The obligation of Specialty to complete the merger is subject to the satisfaction or waiver (where permitted by law) of the following additional conditions:

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  the representations and warranties of Holdings, AmeriPath and Acquisition Corp. in the merger agreement, disregarding qualifications as to materiality, material adverse effect or words of similar import, must be true and correct as of the closing date of the merger as though made on the closing date of the merger, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to materiality, material adverse effect or words of similar import, must be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Holdings, and Holdings must provide an officer's certificate to Specialty confirming the foregoing;

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  each of Holdings, AmeriPath and Acquisition Corp. must have performed in all material respects the obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger, and Holdings will provide Specialty an officer's certificate confirming the foregoing.

        Any or all of the conditions to the closing of the merger that are not satisfied may be waived by the parties in their discretion, other than conditions that are required by law. Specialty is unable to determine on the date of this proxy statement whether it would regard it as legally necessary or advisable to resolicit proxies because of any waiver of a condition. It is possible that Specialty would deem it advisable to resolicit proxies, based on the particular condition that is waived and the circumstances under which the condition was waived, although in a cash-only transaction, such as the merger, it is difficult at present to identify a circumstance in which proxies would be required to be resolicited absent any proposed reduction of the merger price of $13.25 per share or some other material adverse proposed change in the terms of the merger. Specialty will determine whether resolicitation is necessary based upon an objective assessment of the facts and circumstances present at the time. This assessment would include an analysis of whether there is a substantial likelihood that a reasonable stockholder would consider the facts and circumstances under which the condition would be waived material in making a decision with respect to the merger. Materiality would be established if there is a substantial likelihood that the facts and circumstances would assume actual significance in the deliberations of a reasonable stockholder or would alter the total mix of information available to the stockholder with respect to the merger.

Termination

        Specialty, Holdings, AmeriPath and Acquisition Corp. may terminate the merger agreement and abandon the merger prior to the effective time of the merger as follows:

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  by mutual written consent of Specialty and Holdings;

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  by either Holdings or Specialty, if:

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  (1) the transactions contemplated by the merger agreement do not occur on or before March 31, 2006 (or June 30, 2006 if the only condition required to be fulfilled on March 31, 2006 is the condition relating to the HSR Act waiting period), unless the failure to consummate such transaction is the result of a breach of or failure to fulfill any obligations under the merger agreement by the party seeking to terminate the merger agreement,

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  (2) any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action will become final and nonappealable,

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  (3) if, upon a vote at a duly held meeting to obtain stockholder approval, Specialty fails to obtain the necessary stockholder approvals for the merger agreement and the merger, or

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  (4) if the SME agreement is terminated in accordance with its terms;

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  by Holdings, if:

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  (1) any representation or warranty of Specialty in the merger agreement fails to be true or correct such that the corresponding closing condition in the merger agreement will not be satisfied or Specialty breaches or fails to comply with any of its obligations under the merger agreement such that the corresponding closing condition in the merger agreement is not satisfied (in either case, other than as a result of a material breach by Holdings or Acquisition Corp. of any of their respective obligations under the merger agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, continues unremedied for a period of 20 days after Specialty receives a written notice from Holdings of the occurrence of such failure or breach,

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  (2) if (A) the board of directors of Specialty withdraws or modifies in a manner adverse to Holdings, or proposes publicly to withdraw or modify, in a manner adverse to Holdings, the approval or recommendation by the board of directors of Specialty or any such committee of the merger agreement, the merger or the other transactions contemplated by the merger, approves any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal or approves or recommends, or proposes publicly to approve or recommend, any acquisition proposal, (B) the board of directors of Specialty or any committee thereof fails to recommend to Specialty's stockholders that they give their necessary stockholder approval of the merger agreement and the merger at the special meeting, or (C) a tender or exchange offer that would constitute an alternative acquisition proposal is commenced on or after the date of the merger agreement and the board of directors of Specialty or any committee thereof fails to recommend against acceptance of such tender or exchange offer by Specialty's stockholders within 10 business days from commencement thereof or the board of directors of Specialty or any committee thereof resolves to take any of the foregoing actions in clauses (A), (B) and (C), or

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    (3) if Specialty gives Holdings a termination notice in connection with a superior proposal;

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  by Specialty, if:

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  (1) any representation or warranty of Holdings, AmeriPath or Acquisition Corp. fails to be true or correct such that the corresponding closing condition in the merger agreement will not be satisfied or Holdings, AmeriPath or Acquisition Corp. breaches or fails to comply with its obligations under the merger agreement such that the corresponding closing condition in the merger agreement is not satisfied (in either case, other than as a result of a material breach by Specialty of any of its obligations under the merger agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, continues unremedied for a period of 20 days after Holdings receives a written notice from Specialty of the occurrence of such failure or breach, or

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  (2) the board of directors of Specialty approves and Specialty enters into a definitive agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

        Subject to limited exceptions, including the survival of any obligations to pay the termination fee and expenses, if the merger agreement is terminated, there will be no liability on the part of Holdings, AmeriPath, Acquisition Corp. or Specialty or their respective affiliates, officers, directors or stockholders, and all rights and obligations of the parties under the merger agreement will cease.

Fees and Expenses; Termination Fee

        Subject to certain exceptions, each party has agreed to pay all fees and expenses incurred by it in connection with the merger agreement and the merger. Specialty has agreed to pay all costs for the printing and mailing of this proxy statement and all filing fees of the Securities and Exchange Commission related to the proxy statement and the Schedule 13E-3.

        Specialty has agreed to pay Holdings or its designee a fee of $13.0 million which will be inclusive of out-of-pocket fees and expenses reasonably incurred by Holdings, AmeriPath and Acquisition Corp. in connection with the merger agreement and the merger, if the merger is terminated in the circumstances described below. The amount of this fee may be reduced to $10.7 million in connection with the proposed settlement of certain litigation. See "Litigation Challenging the Merger" beginning on page 62:

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  by Specialty, as the result of the board of directors resolving to enter into a definitive agreement containing a superior proposal in compliance with the terms of the merger agreement;

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  by Holdings, as a result of (1) a willful or knowing failure of any representation or warranty of Specialty in the merger agreement to be true or correct such that the corresponding closing condition in the merger agreement is not be satisfied or a willful or knowing breach or failure by Specialty to comply with any of its obligations under the merger agreement such that the corresponding closing condition in the merger agreement is not satisfied (in either case, other than as a result of a material breach by Holdings or Acquisition Corp. of any of their respective obligations under the merger agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, continues unremedied for a period of 20 days after Specialty receives a written notice from Holdings of the occurrence of such failure or breach, (2) (A) the board of directors of Specialty having withdrawn or modified in a manner adverse to Holding, or proposed publicly to withdraw or modify, in a manner adverse to Holding, the approval or recommendation by the board of directors of Specialty or any such committee of the merger agreement, the merger or the other transactions contemplated by the merger, approves any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal or approves or recommends, or proposes publicly to approve or recommend, any acquisition proposal, (B) the board of directors of Specialty or any committee thereof having failed to recommend to Specialty's stockholders that they give their necessary stockholder approval of the merger agreement and the merger at the special meeting, (C) a tender or exchange offer that would constitute an alternative acquisition proposal having been commenced on or after the date of the merger agreement and the board of directors of Specialty or any committee thereof failing to recommend against acceptance of such tender or exchange offer by Specialty's stockholders within 10 business days from commencement thereof or the board of directors of Specialty or any committee thereof resolving to take any of the foregoing actions in clauses (A), (B) and (C), or (3) the receipt of a termination notice by Holdings that the board of directors of Specialty has resolved to enter into a definitive agreement with respect to a superior proposal;

  •
  by Holdings or Specialty, as a result of the effective time of the merger not occurring on or before March 31, 2006 (or June 30, 2006 if the only condition required to be fulfilled on March 31, 2006 is the condition relating to the HSR Act waiting period), but only if an acquisition proposal is publicly disclosed or disclosed to Specialty before such date and Specialty enters into a definitive agreement with respect to a superior proposal or consummates a transaction that would have constituted a superior proposal within six months after such termination.

        Specialty has agreed to pay Holdings or its designee (i) an amount necessary to reimburse Holdings, AmeriPath, Group Holdings, and Acquisition Corp. for their respective out-of-pocket fees and expenses reasonably incurred up to a maximum amount of $1.0 million if Specialty or Holdings terminates the merger agreement as a result of Specialty's failure to obtain the necessary stockholder approvals for the merger agreement and the merger or (ii) $13.0 million less the amount of such out-of-pocket fees and expenses if Specialty or Holdings terminates the merger agreement as a result of Specialty's failure to obtain the necessary stockholder approvals for the merger agreement and the merger so long as an acquisition proposal is publicly disclosed prior to the special meeting of Specialty stockholders and within 12 months after such termination Specialty enters into a definitive agreement with respect to, or consummates, an acquisition proposal. The amount of $13.0 million referred to in this paragraph may be reduced to $10.7 million in connection with the proposed settlement of certain litigation. See "Special Factors—Litigation Challenging the Merger" beginning on page 62.

Brokers or Finders

        No person is entitled to broker's or finder's fees from Specialty in connection with the merger based upon arrangements by or on behalf of Specialty, Holdings, AmeriPath or Acquisition Corp., except for fees and expenses payable to JPMorgan by Specialty for its services as financial advisor to the board.

Amendment

        The merger agreement may be amended by the parties at any time before or after receipt of the requisite Specialty stockholder approval. After the merger agreement and the merger are approved by the Specialty stockholders, no amendment may be made that by law requires further approval by the Specialty stockholders without the further approval of such stockholders. Additionally, after receipt of such approval, any amendment, subject to certain exceptions, will require the prior written consent of the continuing investors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Waiver

        At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) subject to certain conditions, waive compliance with any agreement or condition contained in the merger agreement. Any extension or waiver must be in writing. The failure or delay of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights and single or partial exercise of rights does not preclude further exercise of any right.

Assignment

        No party to the merger agreement may assign any of its rights, interests or obligations under the merger agreement without the prior written consent of the non-assigning parties. Any attempted assignment in violation of such requirement will be void.

Specific Performance

        The parties have agreed that any breach or threatened breach of the merger agreement would cause irreparable harm for which money damages would not be adequate. Accordingly, each party is entitled to enforce the terms of the merger agreement through a decree of specific performance.

Dissent Rights

        In connection with the proposed settlement of certain litigation, Specialty may afford dissent rights to holders of Specialty common stock if such rights are exercised with respect to at least 3.5% of the outstanding Specialty common stock, provided that all other conditions under Chapter 13 of the CGCL are satisfied, notwithstanding the provisions of Section 1300(b)(1) of the CGCL that only require Specialty to provide dissent rights to holders of Specialty common stock if holders of 5% or more of the outstanding shares of Specialty common stock exercise dissent rights. See "Special Factors—Litigation Challenging the Merger" beginning on page 62.

THE VOTING AGREEMENT

        The following is a summary of the material provisions of the voting agreement and is qualified in its entirety by reference to the complete text of the voting agreement. The full text of the voting agreement is included in this proxy statement as Appendix D, exclusive of all schedules, and is incorporated herein by reference. Stockholders are urged to read the entire voting agreement.

Voting

        The voting agreement provides that at any meeting of stockholders called to vote on the merger agreement and the merger, the continuing investors and their affiliates that are parties to the voting agreement will vote (or cause to be voted) their respective shares in favor the adoption by Specialty of the merger and the approval of the merger agreement. Additionally, the continuing investors and such affiliates will also agree not to vote (or cause to be voted) their respective shares in favor of (1) any merger or merger agreement (other than the merger and merger agreement contemplated by this proxy statement), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Specialty or any acquisition proposal and (2) any amendment of Specialty's articles of incorporation or bylaws or other proposal involving Specialty or any of its subsidiaries which would in any manner delay, impede, frustrate, prevent or nullify the merger, the merger agreement or any other transactions contemplated by the merger agreement, or change in any manner the voting rights of the Specialty common stock.

Restrictions on Transfer

        The continuing investors and their affiliates that are parties to the voting agreement agreed not to directly or indirectly (1) transfer or enter into an agreement to transfer, other than contemplated by the merger agreement, any of their respective Specialty common stock, (2) grant any proxies, deposit any of their respective Specialty common stock into any voting trust or enter into any voting arrangement or (3) convert any of their respective Specialty common stock into any other equity of Specialty.

Solicitation of Transaction

        Each continuing investor and their affiliates that are parties to the voting agreement agreed not to, nor to permit any of their respective agents to, (1) solicit, initiate or encourage (including by way of providing information) any prospective purchaser or the invitation of any acquisition proposal, take any action designed to facilitate any inquiries, offers or proposals, or make any other efforts that constitute or may reasonably be expected to lead to, any acquisition proposal, (2) accept an acquisition proposal or enter into any agreement or agreement in principle with respect to any acquisition proposal or enter into any agreement or agreement in principle requiring Specialty to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement, or (3) furnish to any person any information with respect to any acquisition proposal. Each continuing investor is required to advise, orally and in writing, and provide Holdings with all material information regarding any potential acquisition proposal.

Best Efforts

        Each continuing investor and their affiliates that are parties to the voting agreement will use its best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective the merger and other transactions contemplated by the merger agreement.

Payment of Upside Amount by the Continuing Investors

        If the merger agreement is terminated pursuant to certain provisions of the merger agreement and (1) on or prior to the one-year anniversary of the date of such termination a definitive agreement relating to an acquisition proposal is entered into or any continuing investor transfers any of their respective Specialty common stock or (2) Specialty is obligated to pay a termination fee, and as a result the continuing investors and their affiliates that are parties to the voting agreement receive or will receive, in exchange for each of their Specialty common stock, cash, securities or other property the fair market value of which per share exceeds the merger consideration, the continuing investors and such affiliates will pay to Holdings an amount equal to 50% of the excess of the fair market value per share of such cash, securities or property over the consideration contemplated in the merger. Such payment shall be in the form of the cash and/or securities and/or property received by the continuing investors and such affiliates in the same proportion as such consideration was received by the continuing investors and such affiliates.

Proxy

        Each continuing investor and their affiliates that are parties to the voting agreement appointed representatives of Holdings, acting jointly or individually, as the proxy and attorney of each such continuing investor and affiliate empowering them with the power to represent, vote and otherwise act for each continuing investor and such affiliates until the termination of the voting agreement. Each continuing investor and such affiliates revoked any and all previous proxies granted on such shares.

Termination

        The voting agreement will terminate (1) upon the earlier of the effective time of the merger or the termination of the merger agreement or (2) at any time upon notice by Holdings to the continuing investors and their affiliates that are parties to the voting agreement.

Assignment

        No party to the voting agreement may assign any of its rights, interests or obligations under the voting agreement without the prior written consent of the non-assigning parties. Any attempted assignment in violation of such requirements shall be void.

Specific Performance

        The parties have agreed that any breach or threatened breach of the voting agreement would cause irreparable harm for which money damages would not be adequate. Accordingly, each party is entitled to enforce the terms of the voting agreement through a decree of specific performance.

THE SUBSCRIPTION, MERGER AND EXCHANGE AGREEMENT

        The following is a summary of the material provisions of the subscription, merger and exchange agreement (referred to as the SME agreement in this proxy statement) and is qualified in its entirety by reference to the complete text of the SME agreement. The full text of the SME agreement is included in this proxy statement as Appendix E, exclusive of all schedules and exhibits, and is incorporated herein by reference. Stockholders are urged to read the entire SME agreement.

Subscription, Merger and Exchange

        The SME agreement provides that, at the closing date, certain Holdings stockholders will (1) subscribe for and Group Holdings will issue an aggregate of 7,650,000 shares of Group Holdings common stock, par value $0.001 per share, and an aggregate of 7,650,000 shares of Group Holdings preferred stock, par value $0.01 per share, at a purchase price of $1.20 per share of Holdings common stock and $4.80 per share for Holdings preferred stock (aggregate purchase price of $45.9 million) or (2) sell and transfer 47,471,279 shares of Holdings common stock to Group Holdings, and in exchange therefor, Group Holdings will issue to such Holdings stockholders 47,471,279 shares of Group Holdings common stock and 47,471,279 shares of Group Holdings preferred stock, subject to certain adjustments.

        Additionally, the continuing investors will sell and transfer 9,025,000 shares of Specialty common stock to Group Holdings, and, in exchange therefor, Group Holdings will issue 19,930,208 shares of Group Holdings common stock and 19,930,208 shares of Group Holdings preferred stock, subject to certain adjustments. If at the effective time of the Holdings merger, the continuing investors do not hold an aggregate 20% or more of the outstanding shares of Group Holdings common stock and an aggregate 20% or more of the outstanding shares of Group Holdings preferred stock, then the shares of Specialty common stock to be contributed by the Specialty Family Limited Partnership will be increased such that at the effective time of the Holdings merger described in the next paragraph, the continuing investors will hold an aggregate 20% of the outstanding shares of Group Holdings common stock and Group Holdings preferred stock.

        Aqua Acquisition Corp. will then be merged with and into Holdings, with Holdings continuing as the surviving corporation (referred to as the Holdings merger in this proxy statement), and which merger will have the effect described under "—Effect on the Capital Stock" beginning on page 88.

        At the effective time of the Holdings merger, Group Holdings and Holdings will take all action necessary so that each outstanding option to purchase shares of Holdings common stock will be cancelled and will entitle the holder to receive an amount in cash equal to the product of (x) the total number of shares of Holdings common stock subject to the option times (y) the excess, if any, of $6.00 over the exercise price of Holdings common stock under such option, less applicable withholding taxes.

        After consummation of the transactions contemplated by the SME agreement and the merger agreement, Specialty will be owned by AmeriPath; AmeriPath will be owned by Holdings; Holdings will be owned by Group Holdings; and Group Holdings will be owned by Welsh Carson, its co-investors and the continuing investors and certain other current stockholders of Holdings.

Effective Time of the Holdings Merger

        The parties will cause the Holdings merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware as provided in the Delaware General Corporation Law, which is referred to as the DGCL in this proxy statement. The time at which the certificate of merger is filed is referred to as the effective time of the Holdings merger in this proxy statement. The effective time of the Holdings merger will be immediately prior to the effective time of the merger of Specialty and Acquisition Corp. pursuant to the merger agreement.

Certificate of Incorporation; Bylaws; and Directors and Officers of Holdings and the Surviving Corporation

        When the merger is completed:

  •
  the certificate of incorporation of the surviving corporation will be amended in its entirety to be as set forth in an exhibit to the SME agreement;

  •
  the bylaws of Holdings as in effect immediately prior to the effective time of the Holdings merger will be the bylaws of the surviving corporation;

  •
  the directors and officers of Holdings immediately prior to the effective time of the Holdings merger will be the directors and officers of the surviving corporation.

Adjustment to Purchase Price

        With respect to the transactions contemplated under the SME agreement, the parties assumed that (i) the per share value of a share of Holdings common stock contributed to Group Holdings prior to the effective time of the Holdings merger would be $6.00, (ii) the per share value of a share of Specialty common stock contributed to Group Holdings prior to the effective time of the Holdings merger would be $13.25, (iii) 20% of the value of cash and contributed securities will be used to subscribe for, or will be exchanged for, Group Holdings common stock (the "Group Holdings Common Allocation"), (iv) 80% of the value of cash and contributed securities will be used to subscribe for, or will be exchanged for, Group Holdings preferred stock (the "Group Holdings Preferred Allocation"), and (v) the per share value of the shares of Group Holdings common stock and Group Holdings preferred stock issued in such transactions are $1.20 per share and $4.80 per share respectively. The parties agree that it may be in the best interest of Group Holdings to adjust the Group Holdings Common Allocation and the Group Holdings Preferred Allocation or sell shares of Group Holdings common stock and Group Holdings preferred stock at a price per share other than agreed upon prices. Accordingly, the parties agree that Group Holdings shall be entitled to amend the SME agreement to adjust one or more of the Group Holdings Common Allocation, the Group Holdings Preferred Allocation and the stock prices subject to certain conditions.

Effect on the Capital Stock

        At the effective time of the Holdings merger, each share of Holdings common stock that is issued and outstanding prior to the effective date of the Holdings merger will be converted into the right to receive $6.00 in cash, except for:

  •
  treasury shares of Holdings common stock, all of which will be canceled without any payment;

  •
  each share of Holdings common stock held by Group Holdings or any wholly-owned subsidiary of Holdings, all of which will be canceled without any payment; and

  •
  shares of Holdings common stock held by stockholders who properly exercise and perfect their dissent rights in accordance with Section 262 of the DGCL.

        At the effective time of the Holdings merger, each share of capital stock of Aqua Acquisition Corp. will be converted into and become one fully paid and nonassessable share of common stock of the surviving corporation, all of which shares will be held by Group Holdings.

        Shares of Holdings common stock that are issued and outstanding immediately prior to the effective time of the Holdings merger and that are held by a holder who was entitled to and has validly demanded dissent rights in accordance with Section 262 of the DGCL, will not be converted into the right to receive $6.00 in cash unless and until such holder fails to perfect or effectively withdraws or loses such holder's dissent rights. Instead the stock will be converted into the right to receive payment from the surviving corporation with respect to such dissenting shares in accordance with the DGCL. If any such holder fails to perfect or effectively withdraws or loses such right, each share of such holder will be treated as a share of Holdings common stock that had been converted as of the effective time of the Holdings merger into the right to receive $6.00 in cash.

Representations and Warranties

        Representations and Warranties of Holdings.    The SME agreement contains various representations and warranties made by Holdings to the continuing investors, subject to identified exceptions, including representations and warranties relating to:

  •
  the due organization, valid existence and good standing of Holdings and its subsidiaries;

  •
  the requisite corporate power and authority of Holdings and its subsidiaries to conduct their respective business;

  •
  the valid issuance of capital stock of Holdings and its subsidiaries;

  •
  the capital structure of Holdings;

  •
  Holdings' ownership of equity interests in and obligations to invest in other entities;

  •
  the requisite corporate power and authority of Holdings to execute and deliver the SME agreement and to consummate the transactions contemplated by the SME agreement;

  •
  the due execution and delivery of the SME agreement by Holdings;

  •
  the validity and binding effect on the SME agreement on Holdings;

  •
  the absence of any conflicts between the SME agreement and the consummation of Holdings merger and the other transactions contemplated by the SME agreement and the organizational documents of Holdings and its subsidiaries;

  •
  the absence of any conflicts between the SME agreement and the consummation of the Holdings merger and the other transactions contemplated by the SME agreement and the contractual obligations of Holdings and its subsidiaries;

  •
  the absence of any conflict between the SME agreement and the consummation of the Holdings merger and the other transactions contemplated by the SME agreement and any judgment, law or rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation applicable to Holdings or its subsidiaries;

  •
  the absence of the necessity to obtain any governmental consents and approvals, other than certain enumerated exceptions, in connection with the SME agreement and the consummation of the transactions contemplated by the SME agreement;

  •
  the accuracy of the reports filed by AmeriPath with the Securities and Exchange Commission since December 31, 2002;

  •
  the absence of undisclosed liabilities of Holdings or its subsidiaries that would have a material adverse effect;

  •
  the absence of any change, event, condition, circumstance or state of facts since December 31, 2004, individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect;

  •
  the payment of taxes by Holdings and its subsidiaries, and certain other tax matters;

  •
  the administration of each employee benefit plan in compliance with applicable law;

  •
  the absence of any material claim, suit, action or proceeding against Holdings, its subsidiaries or any person Holdings has agreed to indemnify;

  •
  the business of Holdings and its subsidiaries being in compliance with applicable law since January 1, 2004, including those relating to licensure, certification, and operation of clinical laboratories, individuals providing services in or to clinical laboratories, reimbursement for products or services provided by Holdings and its subsidiaries, submission of claims to any payor including Medicare, Medicaid or other third party payors, for items or services, and environmental laws;

  •
  the disclosure of certain contracts to which Holdings and its subsidiaries are a party, and the absence of defaults or notification of the intention of any party to terminate or cancel any such contract;

  •
  the ownership and license of all proprietary intellectual property rights which are material to the conduct of the business of Holdings and its subsidiaries, taken as a whole;

  •
  the obtaining of all material licenses and permits required by law or otherwise necessary to enable Holdings or its subsidiaries to conduct their business and obtain reimbursement related to services provided in connection with the Medicare or Medicaid programs, and all contracts, programs and other arrangements with third party payers, insurers or fiscal intermediaries;

  •
  certain environmental matters;

  •
  the valid leasehold interest of Holdings and its subsidiaries to real property leased by Holdings or any of its subsidiaries;

  •
  the effectiveness and status of insurance policies covering Holdings and its subsidiaries;

  •
  the nonexistence of any labor disputes and certain other labor matters;

  •
  the absence of any officer or director of Holdings or its subsidiaries or any person owning 5% or more of Holdings common stock being a party to any material contract with Holdings or its subsidiaries or having any material interest in any material property owned by Holdings or its subsidiaries or having engaged in any material transaction with any of the foregoing in the past twelve months since the date of the merger agreement; and

  •
  the absence of any broker, investment banker, financial advisor or other person who is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the merger.

        Material Adverse Effect.    Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has or could reasonably be expected to have a material adverse effect on Holdings and its subsidiaries. As used in the SME agreement, a material adverse effect with respect to Holdings means (1) a material adverse effect on the business, financial condition or results of operations of Holdings and its subsidiaries, taken as a whole, or (2) a material adverse effect on the ability of Holdings to perform its obligations under the SME agreement or to consummate the transactions contemplated by the SME agreement; provided, that material adverse effect will be deemed not to include any effect arising as a result of (a) changes, effects, events, occurrences or circumstances generally affecting either (i) the U.S. economy or (ii) the industry of Holdings and its subsidiaries (other than changes in law that do not exist and have not been proposed prior to the date of the SME agreement), which in each case do not have a materially disproportionate impact on Holdings and its subsidiaries, taken as a whole, (b) changes in law (but only to the extent such changes exist or have been proposed prior to the date of the SME agreement) or reimbursement policies or practices of customers, (c) the announcement of the SME agreement or the transactions contemplated by the SME agreement or (d) any changes, effects, events, occurrences or circumstances resulting from any action required to be taken pursuant to the SME agreement or at the request of any continuing investor, or the failure to take any action prohibited from being taken pursuant to the SME agreement or for which any required consent of any continuing investor is not granted.

        Representations and Warranties of Group Holdings and Aqua Acquisition Corp.    The SME agreement contains various representations and warranties made jointly and severally by Group Holdings and Aqua Acquisition Corp. to the continuing investors, subject to identified exceptions, including representations and warranties relating to:

  •
  the due organization, valid existence and good standing of each of Group Holdings and Aqua Acquisition Corp.;

  •
  the requisite corporate power and authority of each of Holdings and Aqua Acquisition Corp. to conduct their respective businesses;

  •
  the capitalization of Group Holdings and Aqua Acquisition Corp.;

  •
  since the date of its incorporation, Group Holdings not having carried out any business or conducted any operations other than execution of the SME agreement, its obligations thereunder and related matters;

  •
  since the date of its incorporation, Aqua Acquisition Corp. not having carried out any business or conducted any operations other than execution of the SME agreement, its obligations thereunder and related matters;

  •
  the requisite corporate power and authority of each of Group Holdings and Aqua Acquisition Corp. to execute and deliver the SME agreement and to consummate the transactions contemplated by the SME agreement;

  •
  the due execution and delivery of the SME agreement by Holdings and Aqua Acquisition Corp.;

  •
  the validity and binding effect on the SME agreement on Holdings and Aqua Acquisition Corp.;

  •
  the absence of any conflicts between the SME agreement and the transactions contemplated by the SME agreement and the organizational documents of Group Holdings and Aqua Acquisition Corp.;

  •
  the absence of any conflicts between the SME agreement and the transactions contemplated by the SME agreement and the contractual obligations of Group Holdings or Aqua Acquisition Corp.;

  •
  the absence of any conflicts between the SME agreement and the transactions contemplated by the SME agreement and any judgment, law, rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation applicable to Group Holdings or Aqua Acquisition Corp.; and

  •
  the absence of any broker, investment banker, financial advisor or other person who is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the SME agreement.

        Representations and Warranties of Holdings Stockholders.    The SME agreement contains various representations and warranties made by each Holdings stockholder to the continuing investors, subject to identified exceptions, including representations and warranties relating to:

  •
  the due organization, valid existence and good standing of each Holdings stockholder if such Holdings stockholder is not an individual;

  •
  the requisite corporate power and authority or legal capacity, as applicable, of each Holdings stockholder to execute and deliver the SME agreement;

  •
  the due execution and delivery of the SME agreement by each Holdings stockholder;

  •
  the validity and binding effect on the SME agreement on each Holdings stockholder;

  •
  the ownership of, and title to, the Holdings common stock held by each Holdings stockholder;

  •
  the absence of any conflicts between the SME agreement and the transactions contemplated by the SME agreement and the organizational documents of each Holdings stockholder, if it is not an individual;

  •
  the absence of any conflicts between the SME agreement and the transactions contemplated by the SME agreement and the contractual obligations of each Holdings stockholder;

  •
  the absence of any conflicts between the SME agreement and the transactions contemplated by the SME agreement and any judgment, law, rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation applicable to each Holdings stockholder; and

  •
  the absence of any broker, investment banker, financial advisor or other person who is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the SME agreement.

        Representations and Warranties of Continuing Investors.    The SME agreement contains various representations and warranties made by each of the continuing investors to Holdings, Group Holdings, Aqua Acquisition Corp. and the Holdings stockholders, subject to identified exceptions, including representations and warranties relating to:

  •
  the due organization, valid existence and good standing of each continuing investor, if such continuing investor is not an individual;

  •
  the requisite corporate power and authority or legal capacity, as applicable, of each continuing investor to execute and deliver the SME agreement;

  •
  the due execution and delivery of the SME agreement by each continuing investor;

  •
  the validity and binding effect on the SME agreement on each continuing investor;

  •
  the ownership of, and title to, the Specialty common stock held by each continuing investor;

  •
  the absence of any conflicts between the SME agreement and the transactions contemplated by the SME agreement and the organizational documents of each continuing investor, if it is not an individual;

  •
  the absence of any conflicts between the SME agreement and the transactions contemplated by the SME agreement and the contractual obligations of each continuing investor;

  •
  the absence of any conflicts between the SME agreement and the transactions contemplated by the SME agreement and any judgment, law, rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation applicable to each continuing investor; and

  •
  the absence of any broker, investment banker, financial advisor or other person who is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the SME agreement.

Covenants Relating to Conduct of Business

        Subject to identified exceptions, from the date of the SME agreement to the effective time of the Holdings merger, and unless otherwise provided in the SME agreement, Holdings has agreed, and has agreed to cause its subsidiaries, to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to use all reasonable efforts to preserve intact its current business organization, to use all reasonable efforts to keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and to comply, in all material respects, with all applicable laws.

        From the date of the SME agreement to the effective time of the Holdings merger, Holdings has agreed, with limited exceptions, that neither it nor any of its subsidiaries will do any of the following, except as expressly contemplated by the SME agreement or otherwise consented to in writing by the continuing investors:

  •
  declare, set aside, or pay any dividend on, or make distributions in respect of any capital stock (except for dividends and distributions by a direct or indirect wholly-owned subsidiary of Holdings to its parent);

  •
  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  •
  purchase, redeem or otherwise acquire any shares of capital stock of Holdings or any other securities or any rights, warrants or options to acquire any such shares or securities;

  •
  except for capital stock issuable pursuant to existing stock option plans, issue, deliver, sell or grant any capital stock, voting debt, voting securities, convertible securities, exchangeable securities, "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

  •
  amend or propose to amend the organizational documents of Holdings, Group Holdings or AmeriPath;

  •
  sell, lease (as lessor), license or otherwise dispose of any properties or assets that are material to Holdings and its subsidiaries, except in the ordinary course of business consistent with past practice;

  •
  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

  •
  knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of Holdings being untrue in any material respect; or

  •
  agree to or make a commitment to take any of the foregoing actions.

        The covenants in the SME agreement or instruments delivered pursuant to the SME agreement will not survive the effective time of the Holdings merger except for covenants that contemplate performance after the effective time of the Holdings merger.

Access to Information; Confidentiality

        Except for information that is subject to the terms of a confidentiality agreement with a third party or information relating to pricing or other matters that are highly competitively sensitive, Holdings will, and will cause its subsidiaries to, afford to the continuing investors and to their officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the effective time of the Holdings merger to all of Holdings' properties, books, contracts, commitments, personnel and records.

Best Efforts; Notification

        Subject to the conditions set forth in the SME agreement, all parties will use best efforts to give prompt written notice to each other of (1) the obtaining of all necessary government consents, (2) obtaining all necessary third party consents, (3) the commencement or threat of, or any material development with respect to, any suit, action or proceeding by any government entity seeking to restrain, challenge or prohibit this Agreement and (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the SME agreement.

Fees

        All fees incurred in connection with these transactions will be paid by the party incurring such fees, whether or not the transactions are consummated.

Public Announcements

        The parties will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the transactions contemplated by the SME agreement and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement will use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

Conditions to Completing the Transactions

        Conditions to Each Party's Obligation.    The respective obligations of each party to effect the transactions are subject to the satisfaction or waiver (where permitted by law) of the following conditions:

  •
  the waiting period (and any extension thereof) applicable to the transactions contemplated by the SME agreement under the HSR Act must have been terminated or must have expired and any consents of, filings with and notices to, all governmental entities required of the parties or any of their respective subsidiaries or other affiliates in connection with the transactions contemplated by the SME agreement, must have been obtained, effected or made;

  •
  no judgment or law preventing the consummation of the transactions contemplated by the SME agreement must be in effect; and

  •
  all conditions to the closing of the merger (other than the transactions contemplated by the SME agreement) must have been satisfied.

        Conditions to Obligation of Aqua, Holdings, Merger Sub and Aqua Stockholder.    The respective obligations of Holdings, Group Holdings, Aqua Acquisition Corp. and Holdings stockholders to effect the transactions is subject to the satisfaction or waiver (where permitted by law) of the following additional conditions:

  •
  the representations and warranties of the continuing investors in the SME agreement must be true and correct as of the closing date of the SME agreement as though made on the closing date of the SME agreement, other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not have a material adverse effect on the ability of the continuing investors to consummate the transactions contemplated by the SME agreement, and the continuing investors must provide a certificate to Holdings and Group Holdings confirming the foregoing; and

  •
  the continuing investors must have performed in all material respects all obligations required to be performed by them under the SME agreement at or prior to the closing date of the SME agreement, and the continuing investors must provide Holdings and Group Holdings a certificate confirming the foregoing.

        Conditions to Obligation of Continuing Investors.    The respective obligations of the continuing investors to effect the transactions is subject to the satisfaction or waiver (where permitted by law) of the following additional conditions:

  •
  (1) certain specified representations and warranties of Holdings must be true and correct in all material respects as of the closing date of the SME agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (2) all the other representations and warranties, disregarding qualifications as to materiality, material adverse effect or words of similar import, must be true and correct as of the closing date of the SME agreement as though made on the closing date of the SME agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to materiality, material adverse effect or words of similar import, shall be true and correct as of such earlier date), other than, in the case of clause (2) only, for such failures to be true and correct that, individually and in the aggregate, have not had a material adverse effect on Holdings; the representations and warranties of Group Holdings, Aqua Acquisition Corp. and the Holdings stockholders in the SME agreement, disregarding qualifications as to materiality, material adverse effect or words of similar import, must be true and correct as of the closing date of the SME agreement as though made on the closing date of the SME agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to materiality, material adverse effect or words of similar import, shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually and the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Holdings; and Holdings must provide the continuing investors an officer's certificate confirming the foregoing;

  •
  each of Holdings and Group Holdings must have performed in all material respects all obligations required to be performed by them under the SME agreement at or prior to the closing date of the SME agreement, and Holdings must provide the continuing investors an officers' certificate confirming the foregoing;

  •
  the restated Holdings charter must have been filed with the Secretary of State of the State of Delaware, and such charter must have been certified by such official as the Amended and Restated Certificate of Incorporation of Holdings; and

  •
  there must not have occurred after the date of the SME agreement any event, change, condition, circumstance or state of facts that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Holdings.

Termination

        The SME agreement will terminate automatically, without any action on the part of any party thereto, upon the termination of the merger agreement in accordance with its terms. Holdings or the continuing investors may terminate the SME agreement (1) if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the SME agreement and such order, decree, ruling or other action will have become final and nonappealable or (2) if any condition to the obligation of the party to consummate the transactions becomes incapable of satisfaction prior to March 31, 2006 (or June 30,

2006 if the only condition required to be fulfilled on March 31, 2006 is the condition relating to the HSR Act waiting period), provided that this right to terminate is not available to any party whose failure to fulfill any obligation is due to a material breach of the SME agreement. Subject to certain limited exceptions, if the SME agreement is terminated, there will be no liability or obligation on the part of any party thereto or their respective affiliates, officers, directors or stockholders.

Amendment

        Other than in accordance with certain sections of the SME agreement, the SME agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. The prior written consent of Specialty is required for any amendment, extension or waiver that (1) increases the economic value of the aggregate consideration to be received by the continuing investors for each share of Specialty common stock contributed to Group Holdings or (2) changes or has the effect of changing any other provision of the SME agreement, which change could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the SME agreement.

Assignment

        No party to the SME agreement may assign any of its rights, interests or obligations under the SME agreement without the prior written consent of the non-assigning parties, except that any Holdings stockholder may assign its rights to subscribe and pay for shares of Group Holdings common stock and Group Holdings preferred stock, and receive such shares from Group Holdings, to any other person approved by Group Holdings. Any attempted assignment in violation of such requirements will be void.

Specific Performance

        The parties have agreed that any breach or threatened breach of the SME agreement would cause irreparable harm for which money damages would not be adequate. Accordingly, each party is entitled to enforce the terms of the SME agreement through a decree of specific performance.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The selected consolidated financial information set forth below is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes in Specialty's Annual Report on Form 10-K for 2004, and Specialty's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005, which are incorporated herein by reference.

	Years Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2005	2004
	(amounts in thousands, except per share data)
Statements of operations data:
Net Revenue	$153,245	$175,169	$140,150	$119,653	$134,803	$114,342	$99,153
Costs and expenses
Cost of services	86,856	99,955	104,379	86,095	93,716	77,745	68,775
Selling, general and administrative (exclusive of provisions for doubtful accounts charges and stock-based compensation charges (credits))	44,237	48,780	45,361	39,628	46,756	38,438	31,381
Provision for doubtful accounts charges	5,040	6,833	5,887	3,836	5,414	3,432	4,274
Stock-based compensation charges (credits)(1)	1,073	1,103	(28)	65	147	674	147
Facility exit costs(2)	—	—	—	—	2,309	556	496
Restructuring charge(3)	—	—	5,050	—	—	—	—
Charge related to regulatory matters(4)	—	—	2,253	—	—	—	—
Write-down of unused facilities(5)	369	—	—	—	—	—	—

Total costs and expenses	137,575	156,671	162,902	129,624	148,342	120,845	105,073

Operating Income (loss)	15,670	18,498	(22,752)	(9,971)	(13,539)	(6,503)	(5,920)
Interest expense (income), net	941	(3,451)	(1,455)	(721)	(408)	(278)	(328)

Income (loss) from operations before income taxes	14,729	21,949	(21,297)	(9,250)	(13,131)	(6,225)	(5,592)
Provision for income taxes (benefits)	6,056	8,870	(7,912)	(2,889)	(181)	5,864	(501)

Net income (loss)	$8,673	$13,079	$(13,385)	$(6,361)	$(12,950)	$(12,089)	$(5,091)

Income (loss) per share(6)
Basic	$0.54	$0.62	$(0.61)	$(0.29)	$(0.57)	$(0.52)	$(0.22)
Diluted	$0.49	$0.59	$(0.61)	$(0.29)	$(0.57)	$(0.52)	$(0.22)
Statements of cash flow data:
Cash flow provided by (used in) operating activities	$15,464	$19,507	$(1,427)	$2,272	$(8,404)	$(2,325)	$(8,043)
Cash flow (used in) provided by investing activities	(5,965)	(82,531)	6,845	(3,249)	3,758	(4,763)	9,729
Cash flow provided by (used in) financing activities	65,388	2,603	1,804	6,135	(4,634)	5,845	(5,540)
Balance sheet data
Working capital	$88,789	$58,736	$51,548	$50,843	$40,898	$42,120	$52,779
Total assets	142,005	153,988	143,307	142,553	126,142	121,287	129,473
Long-term debt, including current portion	—	—	—	5,019	—	—	—
Total shareholders' equity	111,797	132,656	123,734	120,500	109,534	103,734	116,514

(1)
Stock-based compensation charges resulted from amortization of deferred stock-based compensation and totaled $1.1 million for both the years ended December 31, 2000 and 2001. For the years ended December 31,

  2002, 2003 and 2004, Specialty recorded stock-based compensation charges of $(28,000), $65,000 and $147,000, respectively. The net credit of $28,000 in 2002 resulted from the amortization of deferred stock-based compensation charges coupled with the forfeited stock options resulting from the June and November 2002 reductions in workforce that had the effect of reducing previously recorded and future amortization.

(2)
During 2004 Specialty substantially completed construction of its new facility in Valencia, California and relocated its administrative and laboratory functions from its former facilities in Santa Monica to Valencia. In connection with its relocation, Specialty recorded facility exit costs of $2.3 million related to exiting its Santa Monica facilities, the disposal of equipment not used in the new facility and the remaining rental obligation on the closed Santa Monica laboratory. Specialty's cost of services include $1.2 million for relocation of its laboratory facilities and its S,G&A include $1.2 million for relocation of its administrative offices from Santa Monica to Valencia.

(3)
As part of an overall restructuring and reorganization plan, three reductions in workforce were conducted during 2002 that resulted in charges totaling $5.1 million during the year ended December 31, 2002. These charges comprised $4.3 million of severance payments and related obligations for employees whose positions were eliminated, a $0.3 million write-off of certain assets related to Specialty's clinical trials business, and $0.5 million for the write-off of certain capitalized costs associated with the delayed move to Specialty's new Valencia facility, and the related termination of the synthetic lease financing arrangement with the banking group led by BNP Paribas.

(4)
Specialty recorded charges of $2.3 million for the year ended December 31, 2002 in connection with the sanctions imposed by CMS in a notification received April 12, 2002 as a result of laboratory inspections conducted by CDHS in June and October 2001. For details of the components of the regulatory matters, see "Charge Related to Regulatory Matters" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Year Ended December 31, 2003 Compared with Year Ended December 31, 2002" in Specialty's Annual Report on Form 10-K for 2004.

(5)
During the year ended December 31, 2000, a month-to-month lease with a related party was terminated on a facility resulting in a write-off of $0.4 million for the unamortized leasehold improvements related to the facility.

(6)
All periods prior to October 30, 2000 have been adjusted for a 2.2-for-1 stock split on October 30, 2000.

EARNINGS AND FIXED CHARGES

        Earnings of Specialty during 2003, 2004 and the nine months ended September 30, 2005 were inadequate to cover fixed charges by $10,308,000, $14,784,000 and $8,041,000, respectively, as Specialty generated net losses from operations during each of these periods.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

        Since December 8, 2000, Specialty common stock has been listed on the New York Stock Exchange under the symbol "SP." Prior to that time, there was no public market for Specialty common stock.

        The following table sets forth the high and low sales prices reported on the New York Stock Exchange for Specialty common stock for the periods indicated.

	Price Range of Common Stock
	High	Low
Year 2003:
First Quarter	$10.40	$6.17
Second Quarter	$11.15	$8.05
Third Quarter	$14.50	$9.80
Fourth Quarter	$17.40	$12.14
Year 2004:
First Quarter	$17.50	$9.70
Second Quarter	$11.60	$8.31
Third Quarter	$12.15	$8.91
Fourth Quarter	$11.88	$9.02
Year 2005:
First Quarter	$11.00	$9.06
Second Quarter	$9.63	$6.55
Third Quarter	$15.10	$8.30
Fourth Quarter (until 12/22/05)	$13.38	$12.90

        On September 29, 2005, the last trading day before the announcement of the execution of the merger agreement, the closing price of Specialty common stock was $13.04 per share.

        No dividends have ever been paid on Specialty common stock since 1992, and Specialty is currently restricted by the terms of the merger agreement from paying cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to beneficial ownership of Specialty common stock as of September 30, 2005 for:

  •
  each person known by Specialty to beneficially own more than 5% of its common stock;

  •
  each of Specialty's senior executive officers;

  •
  each of Specialty's directors; and

  •
  all of Specialty's executive officers and directors as a group.

        The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of September 30, 2005, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 23,907,113 shares of common stock outstanding as of September 30, 2005. The following table does not include the beneficial ownership of Specialty common stock that may be held by Holdings, Welsh Carson or WCAS IX Associates, LLC pursuant to the voting agreement as such parties do not directly hold such shares.

	Beneficial Ownership of Shares
Name of Beneficial Owner
	Number	Percent
James B. Peter(1)	14,043,863	58.7%
Deborah A. Estes(2)	13,779,632	57.6%
Specialty Family Limited Partnership(3)	13,603,251	56.9%
Brown Capital Management, Inc.(4)	3,271,516	14.2%
Pequot Capital Management(5)	1,542,800	6.7%
Bridger Management, LLC(6)	1,302,400	5.4%
Heartland Advisors, Inc.(7)	1,222,000	5.1%
William J. Nydam	93,185	*
Michael C. Dugan(8)	69,063	*
David R. Schreiber(9)	115,500	*
Richard K. Whitney	45,400	*
Hubbard C. Howe	17,500	*
Robert M. Harman(10)	114,415	*
Nicholas R. Simmons(11)	40,389	*
Cheryl G. Gallarda(12)	42,884	*
Maryam Sadri(13)	54,359	*
Kevin W. Johnson(14)	5,312	*
Michael T. DeFreece	5,600	*
All directors and executive officers as a group (15 persons)(15)	14,823,851	62.0%

*
Represents less than 1%.

(1)
The aggregate amount of shares beneficially owned by James Peter consists of: (a) 13,603,251 shares held by James B. Peter in his capacity as trustee of the Peter Family Revocable Trust, in which capacity he is the managing general partner of the Specialty Family Limited Partnership, dated 9/1/1995, as amended ("SFLP"), (b) 412,212 shares held by James B. Peter as the co-trustee of the Peter Family Revocable Trust, dated 10/23/1986, as amended ("PFRT"), (c) 6,400 shares held by Charles Schwab & Co., Inc. as Custodian for the James B. Peter IRA Rollover, and (d) options to purchase 22,000 shares held by James B. Peter. James B. Peter, as the managing general partner of SFLP, has sole voting power and shared dispositive power with the general partners and limited partners of SFLP. James B. Peter disclaims beneficial ownership of all shares held by SFLP, PFRT, the Specialty Laboratories, Inc. 401(k) Profit Sharing Plan, Joan Peter and Deborah Estes except to the extent of his pecuniary interest therein.

(2)
The aggregate amount of shares beneficially owned by Deborah Estes consists of: (a) 63,800 shares held by Deborah Estes as trustee for the James B. Peter, Jr., Third Generation Trust, dated 10/1/1995, as amended (the "James B. Peter, Jr. Third Generation Trust"), (b) 13,603,251 shares held by Deborah Estes as general partner of SFLP, (c) 63,800 shares held by Deborah Estes as the parent of the beneficiaries of The Deborah A. Estes Third Generation Trust, dated 10/1/95, as amended (the "Deborah A. Estes Third Generation Trust"), (d) 1,000 shares held by Deborah Estes as co-trustee of the Estes Family Trust, dated 8/21/98, as amended (the "Estes Family Trust"), (e) options to purchase 22,000 shares held by Deborah Estes, and (f) options to purchase 25,781 shares held by James Estes, Deborah Estes' husband, of which 810 are exercisable within 60 days of September 30, 2005. Deborah Estes, as general partner of SFLP, has shared dispositive power but does not have power to vote or direct the vote of any shares held by SFLP. Ms. Estes has no dispositive power nor the power to vote or direct the vote of the shares held by the Deborah Estes Third Generation Trust nor the options held by her husband, James Estes. Deborah Estes disclaims beneficial ownership of all shares held by the James B. Peter, Jr. Third Generation Trust, SFLP, PFRT, James Peter, Joan Peter, James Estes, the Estes Family Trust and the Deborah A. Estes Third Generation Trust, except to the extent of her pecuniary interest therein.

(3)
Consists of shares owned by Specialty Family Limited Partnership. Dr. James B. Peter, as the co-trustee of the Peter Family Revocable Trust, is the sole managing general partner and Joan C. Peter, as co-trustee of the Peter Family Revocable Trust, and Deborah A. Estes are the general partners.

(4)
According to Amendment No. 4 to the Brown Capital Management, Inc. Schedule 13G filed with the Securities and Exchange Commission on February 16, 2005, it has sole voting power with respect to 1,098,668 shares and sole dispositive power with respect to 3,271,516 shares. Brown Capital Management, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. All of the shares of common stock are owned by various investment advisory clients of Brown Capital Management, Inc., which is deemed to be the beneficial owner of those shares pursuant to Rule 13d-3 under the Exchange Act, due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. In all cases, persons other than Brown Capital Management, Inc. have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than 5% of the class. The address for Brown Capital Management, Inc. is 1201 North Calvert Street, Baltimore, MD 21202.

(5)
According to the Pequot Capital Management, Inc. Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, it has sole voting power with respect to 1,437,900 shares and sole dispositive power with respect to 1,542,800 shares. Pequot Capital Management, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares through the investment discretion it exercises over its clients' accounts. The address for Pequot Capital Management is 500 Nyala Farm Road, Westport, CT 06880.

(6)
According to the Bridger Management, LLC Schedule 13G filed with the Securities and Exchange Commission on September 1, 2005, Bridger Management, LLC and Roberto Mignone have shared voting power with respect to 927,300 shares and shared dispositive power with respect to 1,302,400 shares. Bridger Management, LLC beneficially owns the shares as a result of the purchase of such shares by certain accounts managed by Bridger Management, LLC. Roberto Mignone is the managing member of Bridger Management, LLC. The address for Bridger Management, LLC and Roberto Mignone is 101 Park Avenue—48th Floor, New York, NY 10178.

(7)
The address for Heartland Advisors, Inc. is 789 North Water Street, Suite 500, Milwaukee, WI 53202.

(8)
Includes 4,166 shares subject to options exercisable within 60 days of September 30, 2005.

(9)
Includes 52,000 shares subject to options exercisable within 60 days of September 30, 2005.

(10)
Includes 5,834 shares subject to options exercisable within 60 days of September 30, 2005.

(11)
Includes 3,148 shares subject to options exercisable within 60 days of September 30, 2005.

(12)
Includes 2,648 shares subject to options exercisable within 60 days of September 30, 2005.

(13)
Includes 3,376 shares subject to options exercisable within 60 days of September 30, 2005.

(14)
Includes 624 shares subject to options exercisable within 60 days of September 30, 2005.

(15)
Includes 72,606 shares subject to options exercisable within 60 days of September 30, 2005.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information as of September 30, 2005 with respect to the shares of Specialty common stock that may be issued under Specialty's existing equity compensation plans.

				Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights
			Weighted-average Exercise Price of Outstanding Options, Warrants and Rights
Plan Category
	(a)		(b)	(c)
Equity Compensation Plans Approved by Stockholders(1)	2,429,234	(2)	$9.96	1,974,900	(3)
Equity Compensation Plans Not Approved by Stockholders	—		—	—

Total	2,429,234			1,974,900

(1)
Consists of the 2000 Stock Incentive Plan and Employee Stock Purchase Plan.

(2)
Excludes purchase rights accruing under Specialty's Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each eligible employee may purchase up to 440 shares of common stock at semi-annual intervals on the last business day of October and April each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the start date of the offering period in which the employee is enrolled or (ii) the closing selling price per share on the semi-annual purchase date.

(3)
As of September 30, 2005, an aggregate of 7,311,108 shares of Specialty common stock had been authorized for issuance under the 2000 Stock Incentive Plan. The number of shares of common stock authorized for issuance under the 2000 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 3%, of the total number of shares of common stock outstanding on the last trading day in December of the prior calendar year, but in no event will any such annual increase exceed 1,100,000 shares of common stock. As of September 30, 2005 there were 1,974,900 shares remaining available for future issuance under the 2000 Stock Incentive Plan.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

        Set forth below is information regarding the individuals and entities that may be deemed "participants" in the solicitation of proxies from Specialty stockholders in connection with the special meeting pursuant to the rules promulgated under the Exchange Act.

Name and Address

        With respect to Specialty, Group Holdings, Holdings, AmeriPath and Acquisition Corp., see "The Participants" beginning on page 18. Specialty is the subject company.

        Richard K. Whitney, Michael T. DeFreece, Deborah A. Estes, Hubbard C. Howe, William J. Nydam, James B. Peter, M.D., Ph.D., David R. Schreiber and David C. Weavil are the current members of the board of directors of Specialty. Their principal address is Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, CA 91355 and the applicable telephone number is (800) 461-7110.

        David C. Weavil, Victoria DiFrancesco, Robert M. Harman, Nicholas R. Simmons, Michael C. Dugan, M.D., Cheryl G. Gallarda, Maryam Sadri and Kevin W. Johnson are the current executive officers of Specialty. Their principal address is Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, CA 91355 and the applicable telephone number is (800) 421-7110.

        With respect to Specialty Family Limited Partnership, James B. Peter, M.D., Ph.D. and certain of his family members and related entities, the principal address is c/o Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, California 91355 and the applicable telephone number is (800) 421-7110.

        Donald E. Steen, C. Arnold Renschler, M.D., Jeffrey A. Mossler, M.D., Raymond A. Ranelli, Clay J. Cockerell, M.D., Brett P. Brodnax, Paul B. Queally, D. Scott Mackesy and Sean M. Traynor are the current members of the board of directors of Holdings and AmeriPath. Donald E. Steen and David L. Redmond are the current directors of Group Holdings and Acquisition Corp. Their principal address (except for Paul B. Queally, D. Scott Mackesy and Sean M. Traynor) is c/o AmeriPath, Inc., 7111 Fairway Drive, Suite 400, Palm Beach Gardens, Florida 33418 and the applicable telephone number is (561) 712-6200. The principal address of Paul B. Queally, D. Scott Mackesy and Sean M. Traynor is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, NY 10022 and the applicable telephone number is (212) 893-9500.

        Donald E. Steen, Jeffrey A. Mossler, M.D., David L. Redmond, R. Keith Laughman and Steven E. Casper are the current executive officers of Holdings and AmeriPath. Donald E. Steen, David L. Redmond and Jarod T. Moss are the current executive officers of Group Holdings and Acquisition Corp. Their principal address is c/o AmeriPath, Inc., 7111 Fairway Drive, Suite 400, Palm Beach Gardens, Florida 33418 and the applicable telephone number is (561) 712-6200.

        With respect to Welsh Carson, the principal address of such entity is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, NY 10022 and the applicable telephone number is (212) 893-9500.

        WCAS IX Associates LLC is the general partner of Welsh Carson. Each of the following individuals is a managing member of WCAS IX Associates LLC: Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, D. Scott Mackesy, Sanjay Swani, John D. Clark, James R. Matthews, Sean M. Traynor, John Almeida and Jonathan M. Rather. The principal address of WCAS IX Associates LLC and each such person is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, NY 10022 and the applicable telephone number is (212) 893-9500.

Business and Background of Entities

        With respect to Specialty, Group Holdings, Holdings, AmeriPath and Acquisition Corp., see "The Participants" beginning on page 19.

        The principal business of Welsh Carson is that of an investment limited partnership organized under the laws of the State of Delaware. The principal business of WCAS IX Associates LLC is that of general partner of Welsh Carson. WCAS IX Associates LLC is a limited liability company organized under the laws of the State of Delaware.

        The principal business of Specialty Family Limited Partnership is to hold certain assets for the various members of the Peter family.

        None of the entities specified above has been convicted in a criminal proceeding during the past five years.

        None of the entities specified above was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Business and Background of Natural Persons

        The following are the directors of Specialty, each of whom is a U.S. citizen:

        •      Richard K. Whitney has served as a director since September 2004 and Chairman since February 2005. Mr. Whitney is a healthcare executive with broad experience in finance, corporate strategy, business development, mergers and acquisitions, and international business. Prior to his involvement with Specialty, he served as the Chief Financial Officer of DaVita, Inc., a publicly traded healthcare services company. Mr. Whitney was a lead executive in the highly successful four-year turnaround of DaVita, which created over $3.5 billion of equity value. Prior to this, Mr. Whitney served in various executive positions including, Director Corporate Development, Vice President Corporate Development and Vice President International for Total Renal Care, Inc. Mr. Whitney was also associated with RFE Investment Partners, a private equity investment firm and began his career at Touche Ross & Co. (now Deloitte & Touche). Mr. Whitney, a CPA, earned a Bachelor of Science degree in Business Administration from the Pennsylvania State University and a MBA from the Harvard Business School. He is currently a Director of Light Sciences, Inc., a medical device company and LSO, Inc., a venture-backed oncology therapeutics company.

        •      Michael T. DeFreece has served as a director since June 2004. Since 2002, he has served as the chairman of the board and chief administrative officer of MarketSphere Consulting, LLC, a business management consulting practice. Prior to joining MarketSphere Consulting, Mr. DeFreece was a managing director of McCarthy & Co., an Omaha-based investment and merchant banking firm. Mr. DeFreece was the managing partner of the Omaha office of Arthur Andersen where, over the course of 34 years, he specialized in services to the healthcare industry. He is a Fellow in the Health Care Financial Management Association and a Certified Public Accountant (retired). Mr. DeFreece is currently a board member and finance committee chair of the Sisters of Charity of Leavenworth Health System, a hospital system with facilities in Kansas, Colorado, Montana and California.

        •      Deborah A. Estes has served as a director and as secretary since 1990. From 1994 to the present, Ms. Estes has been actively involved in managing the financial affairs of the Peter family. Ms. Estes is the daughter of our controlling shareholder, founder and emeritus chairman, Dr. James B. Peter. See "Special Factors—Interests of Certain Persons in the Merger—Interests of Continuing Investors in the Merger" beginning on page 53.

        •      Hubbard C. Howe has served as a Director since June 2004. He was a principal of Clayton, Dubilier & Rice, a private equity investment firm, from 1990 until his retirement in 1999. Recognized for his experience with companies in transition, he held a wide range of executive management positions involving manufacturing, interim management, professional directorship, cash planning and management, and reorganizations and refinancings. Among his numerous leadership positions, Mr. Howe was chief executive officer of Nu-kote International, Inc., a printing supplies manufacturer, and Remington Arms Company, Inc., a sporting goods producer serving the hunting and shooting sports markets. Mr. Howe also served on the board of directors of several companies held in the investment portfolio of Clayton, Dubilier & Rice.

        •      William J. Nydam has served as a director since August 1999. Since March 2003, Mr. Nydam has served as the President and Chief Operating Officer of Endocare, Inc. a medical device company. From September 2001 to December 2002, Mr. Nydam served as the Chief Executive Officer and director of Pulse Metric, Inc., a healthcare device company. From September 1999 to September 2001, Mr. Nydam served as Senior Vice President of Science Applications International Corp., an information technology firm. From January 1986 to September 1999, Mr. Nydam served in various capacities at Premier, Inc., a healthcare company, including his last position as Executive Vice President.

        •      James B. Peter, M.D., Ph.D. is the former Chairman and former Chief Executive Officer of Specialty. Before founding Specialty in 1975, Dr. Peter was Professor of Medicine at the University of California, Los Angeles. He has authored more than 400 publications in science and medicine and has contributed significantly to the advancement of clinical laboratory technology. See "Special Factors—Interests of Certain Persons in the Merger—Interests of Continuing Investors in the Merger" beginning on page 53.

        •      David R. Schreiber has served as a director since June 2004. From 1996 to 2003 he was the senior vice president and chief financial officer of Dianon Systems, Inc., an anatomic pathology services company that was acquired by Laboratory Corporation of America Holdings in 2003. Mr. Schreiber also served as a director of Dianon Systems, Inc. from 1999 to 2003. From 1986 to 1994 Mr. Schreiber held various financial and executive management positions at Unilab and Corning Clinical Laboratories, both of which are now Quest Diagnostics.

        •      David C. Weavil has served as a director since August 2005. Mr. Weavil has served as Specialty's Chief Executive Officer since July 21, 2005. Mr. Weavil has approximately thirty years of experience in the laboratory industry. From 1977 to 1995, Mr. Weavil served in a variety of capacities at Roche Biomedical Laboratories, including as chief financial officer, and later as senior vice president and chief operating officer, overseeing the merger of Roche Biomedical Laboratories and National Health Laboratories to form Laboratory Corporation of America Holdings in 1995. From 1995 to 1997, Mr. Weavil served as executive vice president and chief operating officer of Laboratory Corporation of America Holdings. In January 1997 he left Laboratory Corporation of America Holdings to serve as Chairman and Chief Executive Officer of Unilab Corporation. Since late 1999, Mr. Weavil has served as a consultant to the healthcare industry, advising companies on strategy and growth opportunities.

        The following are the executive officers of Specialty (other than David C. Weavil, whose information is set forth above), each of whom is a U.S. citizen:

        •      Robert M. Harman has served as Senior Vice President & Chief Information Officer since April 2005. He joined Specialty in April 2001 and served first as Chief Technology Officer and then as Vice President and Chief Information Officer. Prior to joining Specialty, Mr. Harman served in various management capacities including director, Worldwide IT of 3D Systems, Inc., a 3D imaging company, and director, IT Consulting Services of LogicWorks, LLC, an information technology consulting services firm.

        •      Nicholas R. Simmons has served as Senior Vice President and General Counsel since April 2005. From November 2001 through February 2003, Mr. Simmons served as our Associate General Counsel. From February 2003 to April 2005, he served as our Vice President and General Counsel. Mr. Simmons also serves as our Compliance Officer and our HIPAA Privacy Officer. From May 2000 to November 2001, Mr. Simmons served as Senior Counsel at Stamps.com Inc. in Santa Monica, California, and from 1998 to 2000 as an associate at the law firm of Irell & Manella LLP in Los Angeles.

        •      Michael C. Dugan, M.D. joined Specialty as Vice President and Co-Laboratory Director in November 2002. He was appointed Vice President and Laboratory Director in March 2005. From 2000 to 2002, Dr. Dugan served as Chief of Pathology and Medical Director of Clinical Laboratories at Santa Monica UCLA Medical Center. From 1997 to 2000, Dr. Dugan was with the Affiliated Pathologists Medical Group, one of the largest pathology groups in California and from 1995 to 1997, Dr. Dugan was Medical Director of Clinical Laboratories at Children's Hospital of Michigan.

        •      Cheryl G. Gallarda has served as Vice President, Business Operations since February 2003. From August 2001 to February 2003, Ms. Gallarda served as Asst. Vice President and Corporate Compliance Officer. From December 1996 to August 2001, Ms. Gallarda served in several management capacities at Specialty, including management of the Clinical Trials area. Prior to joining Specialty, Ms. Gallarda held several positions at Quest Diagnostics, including Director of Accounts Receivables and Revenue Services Auditor. Ms. Gallarda also served in several capacities with Unilab (now part of Quest Diagnostics) and Roche Biomedical Laboratories (now part of Laboratory Corporation of America).

        •      Maryam Sadri has served as Vice President, Laboratory Operations and Client Relations since August 2003. From August 2000 to July 2003, Ms. Sadri served as Asst. Vice President of Client Relations. From 1994 to 2000, she served many management roles at Specialty in Client Relations, Technical Services, Molecular Biology, Protein Chemistry and High Speed Immunoassays. Ms. Sadri holds ASCP certification in Clinical Laboratory Medical Technology and California State Licensure as a Clinical Laboratory Scientist.

        •      Kevin W. Johnson has served as Vice President, Finance since May 2005. Mr. Johnson is a certified public accountant and has served as controller since May 2004. From 2001 to 2003, Mr. Johnson served as the director of finance at Medtronic MiniMed, and as assistant controller and controller from 1996 through 2001. From 1993 to 1995, Mr. Johnson served as a senior audit accountant at Deloitte & Touche LLP.

        The following are the directors of AmeriPath and Holdings, each of whom is a U.S. citizen other than D. Scott Mackesy, who is a citizen of Canada.

        •      Donald E. Steen joined AmeriPath and Holdings as chairman of the board of directors in March 2004 and was appointed Chief Executive Officer in July 2004. Prior to joining AmeriPath, Mr. Steen founded United Surgical Partners, Inc. (USPI) in February 1998 and served as its Chairman and Chief Executive Officer. Mr. Steen continues to serve as chairman of the board for USPI. Prior to USPI, Mr. Steen served as president of the International Group of HCA—The Healthcare Company, formerly known as Columbia/HCA Healthcare Corporation, from 1995 until 1997 and as president of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1982. Mr. Steen is also a member of the board of directors of Horizon Health Corporation and Kinetic Concepts, Inc. Mr. Steen also serves as a director and President of each of Group Holdings and Acquisition Corp.

        •      Brett P. Brodnax joined the board of directors of AmeriPath and Holdings on January 1, 2005. Mr. Brodnax is the executive vice president and chief development officer of United Surgical Partners International, Inc. Prior to joining United Surgical Partners International, Inc. in December 1999,

Mr. Brodnax was an assistant vice president at Baylor Health Care System from May 1990 until December 1999.

        •      Clay J. Cockerell, M.D. has been associated with AmeriPath since the acquisition of his practice in 1996 and has been a director of AmeriPath and Holdings since May 2004. He is director of Cockerell and Associates Dermatopathology Laboratories based in Dallas, Texas, a part of AmeriPath's DermPath Diagnositics division. Dr. Cockerell also serves as Clinical Professor of Dermatology and Pathology and Director of Dermatopathology at the University of Texas Southwesterrn Medical Center. Dr. Cockerell received his M.D. degree from Baylor College of Medicine in 1981.

        •      Jeffrey A. Mossler, M.D. serves on AmeriPath's and Holdings' boards of directors and is Vice Chairman. Dr. Mossler joined AmeriPath in September 1997 when AmeriPath acquired CoLab, Inc., of Indianapolis, Indiana. Since then, Dr. Mossler has served AmeriPath in several capacities, including Managing Director of CoLab, Managing Director of AmeriPath Indiana, Regional Managing Director of the Midwest Region and as AmeriPath's Chief Medical Officer. Dr. Mossler, who has practiced medicine for 22 years, attained board certification in anatomic and clinical pathology in 1981. He graduated from the Indiana University of Medicine in 1977 and completed his residency at Duke University Medical Center and Durham Veteran's Administration Medical Center.

        •      Raymond A. Ranelli has been a director of AmeriPath and Holdings since November 2003. Currently retired, he was a Senior Client Services Partner of PricewaterhouseCoopers for the tri-state area of Virginia, The District of Columbia and Maryland. Prior to being appointed Senior Client Services Partner, Mr. Ranelli served as Global Leader of Financial Advisory Service of PricewaterhouseCoopers, a $1.3 billion business operating in 20 countries with over 7,000 employees and he became a member of the Firm's Global Leadership Team. In 1994, he was named Vice Chairman of FAS Operations for PricewaterhouseCoopers in the United States and in 1995, he was appointed to the Firm's Management Committee. Mr. Ranelli has also been very involved in local community activities and has served on numerous board and committees such as the Leukemia Society Ball and National Kidney Foundation Ball Executive Committees. Mr. Ranelli received the "Lifetime Achievement Award" from the Leukemia Society in 1998 and from the National Kidney Foundation in 1999. He also currently serves as director of ManTech International, Inc., a publicly-held company.

        •      C. Arnold Renschler, M.D. rejoined the board of directors of AmeriPath and Holdings in May 2003 after previously serving as a director of AmeriPath from April 1997 until March 2003. Retired in May 2000, he had been Executive Vice President of Bergen Brunswig Corp. since April 1999. From December 1997 to April 1999, he was President and CEO of PharMerica, Inc. and a member of its board of directors. From June 1996 to November 1997, Dr. Renschler was President and Chief Executive Officer of Pharmacy Corporation of America, a division of Beverly Enterprises, Inc. From January 1990 to June 1996, he held various positions, including serving as a director, President and Chief Operating Officer and Chief Clinical Officer of NovaCare, Inc. He currently serves as a director of three privately-held health care companies, Cora Health, Inc., Elderport, Inc. and excelleRx, Inc. Dr. Renschler is certified in pediatric medicine.

        •      Paul B. Queally has been a director of AmeriPath and Holdings since March 2003. Mr. Queally is a general partner of Welsh, Carson, Anderson & Stowe, where he focuses primarily on investments in the healthcare industry and is a managing member of the general partner of Welsh Carson. Prior to joining Welsh, Carson, Anderson & Stowe in 1996, Mr. Queally was a general partner at the Sprout Group, the private equity group of the former Donaldson, Lufkin & Jenrette. Mr. Queally received his bachelor's degree from the University of Richmond and MBA from Columbia Business School. He is a member of the boards of directors of Concentra Operating Corporation, MedCath, Inc., United Surgical Partners International, Inc. and several private companies.

        •      D. Scott Mackesy has been a director of AmeriPath and Holdings since March 2003. Mr. Mackesy is a general partner of Welsh, Carson, Anderson & Stowe, where he focuses primarily on investments in the healthcare industry and is a managing member of the general partner of Welsh Carson. Prior to joining Welsh, Carson, Anderson & Stowe in 1998, Mr. Mackesy was a Vice President in the Investment Research Department at Morgan Stanley Dean Witter, where he was a healthcare equity research analyst. Mr. Mackesy received his bachelor's degree from The College of William & Mary. He is a member of the boards of directors of US Oncology, Inc., Concentra Operating Corporation and several private companies.

        •      Sean M. Traynor has been a director of AmeriPath and Holdings since March 2003. Mr. Traynor is a general partner at Welsh, Carson, Anderson & Stowe, where he focuses primarily on investments in the healthcare, information services and telecommunications industries. Prior to joining Welsh, Carson, Anderson & Stowe in 1999, Mr. Traynor worked in the healthcare and insurance investment banking groups at Bankers Trust Alex. Brown from 1996 until 1999. Prior to joining Bankers Trust Alex. Brown, Mr. Traynor spent three years with Coopers & Lybrand. Mr. Traynor earned his bachelor's degree from Villanova University and an MBA from the Wharton School of Business. He is a member of the board of directors of Select Medical Corporation and several private companies.

        The following (other than Donald E. Steen and Jeffery A. Mossler, M.D., whose information is set forth above) are all of the executive officers of AmeriPath and Holdings, each of whom is a U.S. citizen.

        •      David L. Redmond has served as AmeriPath's and Holdings' Executive Vice President, Chief Financial Officer and Secretary since June 2003. Prior to joining AmeriPath, Mr. Redmond served as the Chief Financial Officer for both Accentia, Inc., a specialty pharmacy and pharmacoeconomics company, and MedHost, Inc., a management information software and services company for hospital emergency departments. Mr. Redmond was the Chief Financial Officer of PharMerica, Inc. from 1998 through 1999 where he directed the corporate restructuring and eventual sale of the company to Bergen Brunswig Corporation in 1999. From 1995 to 1997 Mr. Redmond served as the Executive Vice President and Chief Financial Officer for Pharmacy Corporation of America, prior to which he was a Senior Vice President and Chief Financial Officer of Pharmacy Management Services, Inc. Mr. Redmond is a Certified Public Accountant and spent approximately 16 years with KPMG Peat Marwick, including six years as a partner of KPMG Peat Marwick. Mr. Redmond also serves as a director and Vice President, Treasurer and Secretary of each of Group Holdings and Acquisition Corp.

        •      R. Keith Laughman joined AmeriPath in April 2005 as President of Esoteric Services. Prior to joining AmeriPath, Mr. Laughman was affiliated with the Mayo Clinic for approximately 30 years. During his career with the Mayo Clinic, Mr. Laughman served as President of Mayo Collaborative Services, Inc. for 6 years and as Executive Director of Mayo Medical Laboratories for 9 years. Mr. Laughman also served as Administrator in the Mayo Foundation Department of Research, Assistant Professor at the Mayo Graduate School of Medicine, and Research Associate with the Mayo Biomechanics Laboratory.

        •      Steven E. Casper serves as AmeriPath's President of Dermatopathology Services. Mr. Casper joined AmeriPath in February of 2002 as Vice President of Business Development where he was responsible for executing opportunities related to the rapid expansion of AmeriPath and then served as AmeriPath's Regional President of the Southeast. Prior to joining AmeriPath, Mr. Casper was an investment professional within the firm of Summit Partners, a $6 billion private equity group investing in privately held health care and technology companies. From 1997 to 1999, Mr. Casper served as the Director of Business Development for AmeriPath assisting in the creation of the Company's practice acquisition program. From 1994 through 1997, he held the position of Associate within Summit Partners.

        •      Jarod T. Moss serves as AmeriPath's Vice President, Legal. He joined AmeriPath in October 2004. Prior to joining AmeriPath, Mr. Moss served as Assistant General Counsel for Trammell Crow Company, a commercial real estate services company from January 2003 to October 2004 and as an Associate at Vinson & Elkins L.L.P. since September 1998 in Dallas, Texas. Mr. Moss also serves as Group Holdings and Acquisition Corp.'s Vice President and Assistant Secretary.

        Donald E. Steen and David L. Redmond are all the directors of Group Holdings and Acquisition Corp. and, along with Jarod T. Moss, are all the executive officers of Group Holdings and Acquisition Corp. Their information is set forth above.

        The following (other than Paul B. Queally, D. Scott Mackesy and Sean M. Traynor, whose information is set forth above) are the current managing members of WCAS IX Associates LLC; each of whom is a U.S. citizen. The current principal occupation of each managing member is that of a managing member of WCAS IX Associates LLC.

        •      Russell L. Carson co-founded Welsh, Carson, Anderson & Stowe in 1979, and has been a director of Select Medical Corporation since February 1997. He is also a director of various privately held healthcare companies.

        •      Patrick J. Welsh co-founded Welsh, Carson, Anderson & Stowe in 1979 and focuses on investments in the information and business services industry.

        •      Bruce K. Anderson co-founded Welsh, Carson, Anderson & Stowe and focuses on investments in the information and business services industry.

        •      Thomas E. McInerney joined Welsh, Carson, Anderson & Stowe in 1986 and focuses on investments in the information and business services and communications industries.

        •      Robert A. Minicucci joined Welsh, Carson, Anderson & Stowe in 1993 and focuses on investments in the information and business services industry.

        •      Anthony J. de Nicola joined Welsh, Carson, Anderson & Stowe in 1994 and focuses on investments in the information and business services and communications industries.

        •      Sanjay Swani joined Welsh, Carson, Anderson & Stowe in 1999 and focuses on investments in the information and business services and communications industries.

        •      John D. Clark joined Welsh, Carson, Anderson & Stowe in 2000 and focuses on investments in the information and business services and communications industries.

        •      James R. Matthews joined Welsh, Carson, Anderson & Stowe in 2000 and focuses on investments in the information and business services and communications industries.

        •      John Almeida, Jr. joined Welsh, Carson, Anderson & Stowe in 1999 and focuses on investments in the information and business services and communications industries.

        •      Jonathan M. Rather joined Welsh, Carson, Anderson & Stowe in 1999 as Chief Financial Officer.

        In addition to Specialty, the executive officers and directors of Specialty may also be deemed to be participants in the solicitation of proxies from the Specialty stockholders in connection with the special meeting.

        During the last five years, none of the persons specified above has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, Specialty will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, Specialty stockholders will continue to be entitled to attend and participate in Specialty's stockholders' meetings. Specialty will hold an annual meeting in 2006 only if the merger is not completed.

        If the merger is not completed and you intend to present a proposal at the 2006 annual meeting, you must submit the proposal to Specialty by February 3, 2006 to receive consideration for inclusion in Specialty's 2006 proxy materials. If Specialty is not notified of a stockholder proposal by March 17, 2006, then the proxies solicited by the board of directors for the 2006 annual meeting will confer discretionary authority to vote against such shareholder proposal.

OTHER MATTERS

Other Business at Special Meeting

        As of the date of this proxy statement, the board of directors is not aware of any other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournments or postponements thereof, that Specialty does not know, a reasonable time before the mailing of this proxy statement, will be presented at the special meeting, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If Specialty becomes aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

Delivery of this Proxy Statement

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as "householding," potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be "householding" our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Specialty Laboratories, Inc., 27027 Tourney Road, Valencia, California 91355, Attn: Investor Relations or by telephone at (888) 676-5441.

        Once a stockholder has received notice from his or her broker that the broker will be "householding" communications to the stockholder's address, "householding" will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in "householding" and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request "householding" of communications should contact his or her broker or, if shares are registered in the stockholder's name, our Investor Relations, at the address or telephone number provided above.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

        Specialty files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

        Specialty stockholders may read and copy any reports, statements or other information filed by Specialty at the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Specialty's filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

        We incorporate by reference into this proxy statement the documents listed below. The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement.

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004.

  •
  Our Quarterly Report on Form 10-Qs for our fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

  •
  Our Current Reports on Form 8-K filed on February 4, 2005, February 15, 2005, February 21, 2005, February 28, 2005, March 14, 2005, March 28, 2005, April 14, 2005, April 20, 2005, April 29, 2005, July 21, 2005, July 27, 2005, August 18, 2005, October 4, 2005, October 26, 2005 and November 10, 2005.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Specialty Laboratories, Inc.
27027 Tourney Road
Valencia, California 91355
Tel: (888) 676-5441
Attention: Investor Relations

        We will deliver such requested filings to you by first class mail or equally prompt means within one business day of receipt of such request.

        This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the ability of Specialty to successfully complete the merger. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "will," "estimate," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are based on the current expectations, assumptions, estimates and projections about Specialty and the clinical laboratory industry. These forward-looking statements involve known and unknown risks that may cause Specialty's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this discussion, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty's objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by Specialty, including Specialty's periodic filings on Forms 10-K, 10-Q and 8-K and the following:

  •
  risks associated with the closing of the merger, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

  •
  the inability of Holdings, AmeriPath or Acquisition Corp. to obtain financing;

  •
  the failure of Specialty to obtain required stockholder approvals;

  •
  the inability of Specialty to secure required governmental consents to and authorizations for the merger; and

  •
  the occurrence of events that would have a material adverse effect on Specialty as described in the merger agreement.

        Although Specialty believes that such forward-looking statements are reasonable, Specialty cannot assure you that such expectations will prove to be correct. The safe harbors from liability for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with going-private transactions, including statements made in a proxy statement or documents incorporated by reference therein.

APPENDIX A

        [Execution Version]

AGREEMENT AND PLAN OF MERGER
Dated as of September 29, 2005,
Among
AMERIPATH HOLDINGS, INC.,
AMERIPATH, INC.,
SPECIALTY LABORATORIES, INC.
And
SILVER ACQUISITION CORP.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 29, 2005, among AMERIPATH HOLDINGS, INC., a Delaware corporation ("Parent"), AMERIPATH, INC., a Delaware corporation ("Opco"), SPECIALTY LABORATORIES, INC., a California corporation (the "Company"), and SILVER ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Opco ("Merger Sub").

RECITALS

        WHEREAS, the respective Boards of Directors of Merger Sub, the Company, Parent and Opco have approved the merger of Merger Sub with and into the Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement, and Opco, as sole stockholder of Merger Sub, has approved the Merger and this Agreement;

        WHEREAS, the Board of Directors of the Company has determined to recommend the approval of this Agreement and the Merger by the stockholders of the Company on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, simultaneously with the execution of this Agreement, Parent and the stockholders of the Company set forth on the signature page thereof ("Founder Parties") have entered into a Voting Agreement pursuant to which, among other things, the Founder Parties have agreed to, among other things, vote in favor of the Merger unless this Agreement is terminated;

        WHEREAS, simultaneously with the execution of this Agreement, Parent, AmeriPath Group Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Holdings"), Aqua Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdings ("Parent Merger Sub"), the stockholders of Parent set forth on the signature page thereof ("Parent Stockholders") and the Founder Parties have entered into a Subscription, Merger and Exchange Agreement (the "Subscription and Exchange Agreement");

        WHEREAS, immediately prior to the Effective Time (as defined in Section 1.03), pursuant to the Subscription and Exchange Agreement, certain Parent Stockholders shall (i) subscribe and pay in cash for and Holdings shall issue to such Parent Stockholders fully paid and nonassessable shares of the common stock, par value $0.001 per share, of Holdings ("Holdings Common Stock") and the Series A participating preferred stock, par value $0.001 per share, of Holdings ("Holdings Preferred Stock") respectively, at a purchase price determined pursuant to the Subscription and Exchange Agreement (collectively, the "Holdings Subscription") or (ii) contribute and transfer shares of the common stock, par value $0.01, of Parent ("Parent Common Stock"), and, in exchange therefor, Holdings shall issue to such Parent Stockholder fully paid and nonassessable shares of Holdings Common Stock and Holdings Preferred Stock (the "Parent Stockholder Exchange");

        WHEREAS, immediately prior to the Effective Time, pursuant to the Subscription and Exchange Agreement, the Founder Parties shall contribute and transfer 9,025,000 shares of the common stock, no par value, of the Company ("Company Common Stock"), and, in exchange therefor, Holdings shall issue to such Founder Party fully paid and nonassessable shares of Holdings Common Stock and Holdings Preferred Stock (collectively, the "Founder Exchange");

        WHEREAS, immediately prior to the Effective Time, pursuant to the Subscription and Exchange Agreement, Parent Merger Sub shall be merged with and into Parent (the "Parent Merger"); and

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined in Section 1.01) and also to prescribe various conditions to the consummation of the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

The Merger

        SECTION 1.01    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the California General Corporation Law (the "CGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger and the other transactions contemplated by this Agreement and the Subscription and Exchange Agreement are referred to in this Agreement collectively as the "Transactions".

        SECTION 1.02    Closing.    The closing (the "Closing") of the Transactions shall take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York, 10111 as promptly as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law (as defined in Section 3.05), waived by the parties entitled to the benefits thereof), and in any event, not more than two business days following the satisfaction or waiver of all such conditions, in each case other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.03    Effective Time.    Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date the Company shall cause to be filed with the Secretary of State of the State of California a copy of this Agreement and the officers' certificates required by Section 1103 of the CGCL or other appropriate documents (in any such case, the "Merger Filing") executed in accordance with the relevant provisions of the CGCL and shall make all other filings or recordings required under the CGCL. The Merger shall become effective at such time as the Merger Filing is duly filed with the Secretary of State of the State of California (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.04    Effects.    The Merger shall have the effects set forth in the CGCL, including Section 1107 of the CGCL.

        SECTION 1.05    Articles of Incorporation and Bylaws.    (a) Articles of Incorporation.    The Articles of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b)    Bylaws.    The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07    Officers.    The officers of the Surviving Corporation immediately after the Effective Time shall be determined by the directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        SECTION 2.01    Effect of Merger on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Cancellation of Certain Owned Shares.    Each share of Company Common Stock that is held in the treasury of the Company, or outstanding and held by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c)    Conversion of Company Common Stock.    Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $13.25 in cash (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible into or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

          (d)    Dissent Rights.    Notwithstanding anything in this Agreement to the contrary, shares ("Dissenting Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair market value of such Dissenting Shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL ("Chapter 13") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Chapter 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Chapter 13, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the CGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands, except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, make any payment with respect to, settle, offer to settle, or approve any withdrawal of any such demands.

        SECTION 2.02    Exchange of Certificates.    (a) Paying Agent.    Prior to the Effective Time, Parent and the Company shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent and Opco shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

        (b)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

        (c)    No Further Ownership Rights in Company Common Stock.    The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock except as provided by applicable Law, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

        (e)    No Liability.    None of Parent, Opco, the Company, Merger Sub, the Surviving Corporation or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b))), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (f)    Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

        (g)    Withholding Rights.    The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

        (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

        SECTION 2.03 Company Options and Unvested Stock. (a) Except as set forth in Section 2.03(a) of the Company Disclosure Letter (as defined in Article III), at the Effective Time each outstanding option to purchase shares of Company Common Stock (a "Company Option"), whether or not then exercisable, shall be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable after surrender thereof, only an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Option times (y) the excess of the value of the Merger Consideration over the exercise price per share of Company Common Stock under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

        (b)   All unvested shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become fully vested as of the Effective Time.

        (c)   The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.03 to any holder of Company Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Options in respect of which such deduction and withholding was made by the Surviving Corporation.

        (d)   The Company Option Plan (as defined in Section 3.03) and the employee stock purchase plan of the Company shall be terminated immediately after the Effective Time, and the provisions in any agreement, arrangement or other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted immediately after the Effective Time, and the Company shall take such actions to ensure that following the Effective Time no holder of a Company Option or any participant in or a party to the Company Option Plan or any similar plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

ARTICLE III

Representations and Warranties of the Company

        The Company represents and warrants to Parent that, except as set forth in the corresponding section of the letter, dated as of the date of this Agreement, from the Company to Parent (the "Company Disclosure Letter"), or in any other section of the Company Disclosure Letter if the relevance of such disclosure or matter is reasonably apparent (except that no matter shall be deemed to be disclosed for purposes of Section 3.05 or Section 3.21 of the Company Disclosure Letter if it is not set forth or cross-referenced in such section of the Company Disclosure Letter):

        SECTION 3.01    Organization, Standing and Power.    Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and could not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.03). The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws") and the comparable charter and organizational documents of each Company Subsidiary.

        SECTION 3.02    Company Subsidiaries; Equity Interests.    (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary, its jurisdiction of organization and each holder of outstanding capital stock or other ownership interests of such subsidiary. All the outstanding shares of capital stock or other ownership interests of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, hypothecations, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). No shares of capital stock of any Company Subsidiary have been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. No shares of capital stock of any Company Subsidiary are reserved for issuance.

        (b)   Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, (i) any capital stock, membership interest, partnership interest or other equity interest in any person or securities convertible into or exchangeable for any equity interest of any person or (ii) any participating interest in the revenues or profits of any person, and neither the Company nor any Company Subsidiary is subject to any obligation to make any investment (in the form of loan, capital contribution or otherwise) in any person.

        SECTION 3.03    Capital Structure.    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, no par value per share (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on September 28, 2005, (i) 23,902,267 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, and (ii) 16,500 shares of Company Common Stock were held by the Company in its treasury. At the close of business on August 31, 2005 (the "Capitalization Date"), (i) 2,516,480 shares of Company Common Stock were subject to outstanding Company Options, (ii) 2,191,540 additional shares of Company Common Stock were reserved for issuance pursuant to the Specialty Laboratories, Inc. 2000 Stock Incentive Plan (the "Company Option Plan") and (iii) 900,341 additional shares of Company Common Stock were reserved for issuance pursuant to the Company's employee stock purchase plan. Since the Capitalization Date, no other shares of capital stock or other voting securities of the Company have been issued or reserved for issuance, other than the granting of 12,500 additional Company Options and the issuance of Company Common Stock upon the exercise of Company Options outstanding on the Capitalization Date and in accordance with their present terms, and other than as permitted pursuant to Section 5.01(b). All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Company Charter, the Company Bylaws, any Contract (as defined in Section 3.05) to which the Company is a party or otherwise. There are not any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock or holders of equity securities of any Company Subsidiary may vote ("Voting Company Debt"). Except as set forth above there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, stock-based performance units, commitments, Contracts (as defined in Section 3.05), arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

        SECTION 3.04    Authority; Execution and Delivery, Enforceability.    (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        (b)   The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, acting on the unanimous recommendation of the special committee of the Company Board (the "Special Committee"), duly and unanimously adopted resolutions (i) approving this Agreement, the

Merger and the other Transactions contemplated by this Agreement, and (ii) recommending that the Company's stockholders approve this Agreement and the Merger. No state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or the other Transactions contemplated by this Agreement.

        (c)   The only vote of holders of any class or series of Company Capital Stock necessary to approve this Agreement, the Merger and the other Transactions contemplated by this Agreement is (i) as required by Section 1201 of the CGCL, the approval of the principal terms of the Merger by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote and (ii) as required by the terms of this Agreement, the approval of the principal terms of the Merger by the affirmative vote of a majority of the outstanding shares of Company Common Stock other than the shares of Company Common Stock held, directly or indirectly, by Founder Parties or their affiliates (the "Company Stockholder Approval").

        SECTION 3.05    No Conflicts; Consents.    (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to loss of a material asset (including material intellectual property asset) or benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, loan, credit agreement, indenture, note, bond, mortgage, deed of trust, agreement, Company Permit (as defined in Section 3.16), obligation, concession, franchise or other instrument (collectively, "Contracts") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any writ, judgment, order, award, consent decree, waiver, stipulation, subpoena, citation, notice, summons, restraining order, injunction, stay, ruling or decree (collectively, "Judgments"), or statute, law (including common law), ordinance, rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation (collectively, "Laws") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

        (b)   No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any government or any court of competent jurisdiction, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, commission or other governmental or quasi-governmental authority or instrumentality, in each case, whether local, state or Federal, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions contemplated by this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) relicensures that may be required following the Effective Time pursuant to applicable state or Federal Law, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy or information statement relating to the approval of the Merger by the Company's stockholders (the "Proxy Statement") and a Schedule 13E-3 relating to the Merger (the "Schedule 13E-3"), (iv) the filing of the Merger Filing with the Secretary of State of the State of California and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) such filings as may be required in connection with the taxes described in Section 6.08, and (vi) such other items (A) required solely by reason of the participation of Parent (as opposed to any third party) in the

Transactions or (B) that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.06    SEC Documents; Undisclosed Liabilities.    (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 2002 pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "Company SEC Documents").

        (b)   As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        (c)   Except as set forth in the financial statements filed with the 2004 10-K or incurred in the ordinary course since December 31, 2004, as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

        (d)   None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

        SECTION 3.07    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01(b)), or, in the case of the Schedule 13E-3, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Opco, Holdings, Merger Sub, Parent Stockholders or Founder Parties for inclusion or incorporation by reference therein.

        SECTION 3.08    Absence of Certain Changes or Events.    Since December 31, 2004, (i) each of the Company and each Company Subsidiary has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), (ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section 5.01 if such Section had been in effect as of and at all times since December 31, 2004 and (iii) there has not been any change, event, condition, circumstance or state of facts (whether or not covered by insurance), individually or in the aggregate, that has had or that could reasonably be expected to have, a Company Material Adverse Effect.

        SECTION 3.09    Taxes.    (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or other Taxes owed, have been timely paid. The Company has afforded Parent the opportunity to examine true and correct copies of all material Tax Returns, examination reports, ruling requests and statements of deficiencies, filed, assessed against or agreed to by the Company or any Company Subsidiary.

        (b)   Except as could not reasonably be expected to have a Company Material Adverse Effect, each of the Company and each Company Subsidiary has timely paid any Taxes that are due and payable by it. The most recent financial statements contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement (the "Filed Company SEC Documents") reflect an adequate reserve for all Taxes payable (or that may become payable) by the Company or any Company Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

        (c)   The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years ending on or before December 31, 2001. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

        (d)   There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to any Contract with respect to Taxes, including (i) a "closing agreement" as defined under Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law), (ii) a waiver of any statute of limitations in respect of Taxes or the agreement to an extension of time with respect to a material assessment of deficiency, (iii) any Tax allocation, indemnity or sharing agreement or (iv) a power of attorney with respect to any Tax.

        (e)   Each of the Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has timely withheld and paid to the proper Governmental Entities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

        (f)    There are no audits or other administrative or court proceedings presently pending with regard to any Taxes for which the Company or any Company Subsidiary could be liable. No dispute or claim concerning any Taxes for which the Company or any Company Subsidiary could be liable has been claimed or raised by any Governmental Entity in writing to the Company, and no claim has been made in writing to the Company by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any such Company Subsidiary is, or may be, subject to taxation by that jurisdiction.

        (g)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than such a group of which the Company is the common parent) or (ii) will be required to pay the Taxes of any other person under Treasury regulation Section 1.1502-6 (or similar Law), as a transferee or successor, by Contract or otherwise.

        (h)   Within the past five years, neither the Company nor any Company Subsidiary (i) has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as related to Section 355) or (ii) been a party to any transaction that was reported as a reorganization within the meaning of Section 368.

        (i)    Neither the Company nor any Company Subsidiary is a party to any Contract that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m).

        (j)    For purposes of this Agreement:

        "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

        "Tax Return" means any Federal, state, local, provincial and foreign Tax return, declaration, statement, report, schedule, form or other information filed with respect to any Tax, including any claim for refunds of any Tax and any attachment to or any amendment or supplement of any of the foregoing, filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

        SECTION 3.10    Absence of Changes in Benefit Plans.    Except as disclosed in the Filed Company SEC Documents, from the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, indemnification, disability, death benefit, hospitalization, medical or other plan, agreement, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents, as of the date of this Agreement there are not any employment, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former executive officer or director of the Company or any Company Subsidiary (collectively, the "Company Benefit Agreements").

        SECTION 3.11    ERISA Compliance; Excess Parachute Payments.    (a) The Company Disclosure Letter contains a list of any and all Company Benefit Plans, including any and all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other fringe benefit plans or arrangements maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary (or the dependents of the foregoing or with respect to which the Company has or may have any material liability). Each Company Benefit Plan has been administered in compliance with its terms and applicable Law, other than instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. All reports and disclosures relating to each Company Benefit Plan required to be filed with or furnished to any Governmental Entity or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with applicable law in a timely manner. All contributions required to be made to each Company Benefit Plan pursuant to the terms of such plan have been timely made. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

        (b)   Each Company Pension Plan intended to be a "qualified plan" within the meaning of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, and nothing has occurred since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its costs.

        (c)   No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA (a "Multiemployer Pension Plan"), and no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

        (d)   None of the Company, any Company Subsidiary, any officer of the Company or any of the Company Subsidiaries or any of the Company Benefit Plans that are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except as could not reasonably be expected to have a Company Material Adverse Effect.

        (e)   No Company Benefit Plan or trust has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years. Neither the Company nor any Company Subsidiary has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Pension Plan.

        (f)    With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) each such Company Benefit Plan is (x) funded through an insurance contract and is not a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code) or (y) unfunded, and (ii) no such Company Benefit Plan provides for life, health, medical, disability or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage provided at no expense to the Company or any Company Subsidiary as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

        (g)   There are no material actions, claims, liens or investigations existing or pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. No Company Benefit Plan is under audit or investigation by any Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax during the last 12 months.

        (h)   Other than payments that may be made to the persons listed in the Company Disclosure Letter (the "Primary Company Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect, would not constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

        SECTION 3.12    Litigation; Inspections and Investigations.    (a) As of the date of this Agreement, there is no claim, suit, action, audit or proceeding pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or, to the knowledge of the Company, any person that the Company or any Company Subsidiary has agreed to indemnify in respect thereof, nor, to the knowledge of the Company, is there any investigation of the Company (collectively, "Company Litigation") that if adversely decided could result (x) in a liability to the Company and the Company Subsidiaries in excess of $1,000,000 or (y) in injunctive or other equitable remedy against such parties that would materially affect the operation of the business of the Company, and the Company is not aware of any basis for any such claim, suit, action, audit, proceeding or investigation. As of the date of this Agreement, there is no Company Litigation that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is not any Judgment outstanding against the Company or any Company Subsidiary or affecting any of their respective properties or assets or business operations. There is no Judgment (whether outstanding as of the date of this Agreement or first outstanding after the date of this Agreement) the effect of which has had or could reasonably be expected to have a Company Material Adverse Effect. The Company and any Company Subsidiaries have in all material respects performed all of the obligations required to be performed to the date of this Agreement by any Judgment against the Company or any Company Subsidiary, or by any Contract that settled any suit, action or proceeding against the Company or any Company Subsidiary.

        (b)   None of the Company or any Company Subsidiaries nor, to the Company's knowledge, any of their respective officers, directors, employees or agents (or stockholders, representatives or other persons acting on the express, implied or apparent authority of such entities) is currently, or has been within the last two years, with respect to any state or Federal criminal enforcement agency or with respect to Medicare, Medicaid, or any other state or Federal health care payment or reimbursement program: (i) the subject of any audit or, to the knowledge of the Company, any investigation; or (ii) party to any Contract or Judgment that (A) requires, or could reasonably be expected to require, the payment of a material amount of money by the Company or any of the Company Subsidiaries to any state or Federal agency, program, or fiscal intermediary, or (B) requires or prohibits any activity by the Company or any of the Company Subsidiaries; and which, in the case of either (A) or (B) of this sentence, is either punitive in nature, or serves as a civil penalty.

        SECTION 3.13    Compliance with Applicable Laws; Compliance Program.    (a) The business of the Company and Company Subsidiaries is currently being conducted and since January 1, 2004 has been conducted in compliance with all applicable Laws, including those relating to licensure, certification, and operation of clinical laboratories, individuals providing services in or to clinical laboratories, reimbursement for products or services provided by the Company and the Company Subsidiaries, submission of claims to any payor, including Medicare, Medicaid or other third party payors, for items or services, and Environmental Laws (as defined in Section 3.17), except for instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiaries have received any written notice asserting a failure to comply with any Law, which failure has had or could reasonably be expected to have a Company Material Adverse Effect, and which notice has not prior to the date of this Agreement been fully and completely resolved. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

        (b)   The Company and Company Subsidiaries have timely filed all material filings and reports of every kind whatsoever required by Law or by written or oral Contract or otherwise to have been filed or made with respect to the provision of services by the Company and Company Subsidiaries to third-party purchasers, including, but not limited to, Medicare and Medicaid, insurance carriers and other fiscal intermediaries. No validation review or program integrity review related to the Company and the Company Subsidiaries has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending or, to the Company's knowledge, threatened against or affecting the Company or the Company Subsidiaries or the consummation of the transactions contemplated hereby.

        (c)   The Company and the Company Subsidiaries maintain an effective voluntary compliance program to promote compliance with Law that is consistent with model compliance guidance issued by the United States Department of Health and Human Services Office of Inspector General ("OIG") and applicable laws and regulations. To the knowledge of the Company, no individual employed by, contracting independently with or otherwise providing services or supplies in connection with the conduct of business by the Company or any Company Subsidiary is excluded from participation in the Medicare or Medicaid programs or is listed on the excluded individuals list published by the OIG.

        SECTION 3.14    Material Contracts.    (a) Section 3.14(a) of the Company Disclosure Letter sets forth a list of the following Contracts, whether written or oral (and if oral, a complete and accurate summary thereof) to which the Company or any Company Subsidiary is a party, in each case to the extent in effect on this date of this Agreement (the "Company Material Contracts"):

            (i)  Company Benefit Plans or Company Benefit Agreements;

           (ii)  Contracts for the provision of laboratory services to the top 25 customers of the Company, measured by revenue for the period January to June 2005;

          (iii)  Contracts providing for the licensing of material Intellectual Property Rights (as defined in Section 3.15);

          (iv)  Contracts which are reasonably likely to involve aggregate payments by or to the Company or any Company Subsidiary of more than $500,000 annually or $1,000,000 over the remaining term of the Contract), other than the sale of services or products in the ordinary course of business;

           (v)  real property leases or subleases;

          (vi)  Contracts that (A) limit the ability of the Company or any Company Subsidiary or affiliate of, or successor to, the Company, or, to the knowledge of the Company, any executive officer of the Company, to compete in any line of business or with any person or in any geographic area or during any period of time, (B) require the Company or any Company Subsidiary or affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of any of its material requirements or need in any respect, (C) limit or purport to limit the ability of the Company or any Company Subsidiary or affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto, (D) require the Company or any Company Subsidiary or affiliate of, or successor to, the Company to provide to the other parties thereto "most favored nations" pricing or (E) require the Company or any Company Subsidiary or affiliate of, or successor to, the Company to market or co-market any products or services of a third party (other than any customer of the Company or any Company Subsidiary);

         (vii)  Contracts relating to (A) any indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any Company Subsidiary, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any Company Subsidiary, (C) any lease obligations of the Company or any Company Subsidiary under leases which are capital leases in accordance with GAAP, (D) any financing of the Company or any Company Subsidiary effected through "special purpose entities" or synthetic leases or project financing, (E) any obligations of the Company or any Company Subsidiary in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (F) any obligation or liability of the Company or any Company Subsidiary with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (G) any guaranty of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, "Indebtedness");

        (viii)  Contracts entered into by the Company or any of the Company Subsidiaries and any other person providing for the acquisition by the Company or such Company Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other person, and information identifying the maximum amounts, if any, that are still payable or potentially payable to any other person under such Contracts pursuant to any post-closing adjustment to the purchase price (including under any "earnout" or other similar provision);

          (ix)  stockholder agreements, registration rights agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company,

           (x)  joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities of any person by the Company or any Company Subsidiary with any third person;

          (xi)  all confidentiality, non-disclosure or standstill agreements entered into by the Company or any of the Company Subsidiaries (other than in the ordinary course of business);

         (xii)  other Contracts not covered by the foregoing, that are otherwise material to the Company and the Company Subsidiaries, taken as a whole.

        (b)   The Company has made available to Parent or publicly filed as exhibits to the Company SEC Documents true, complete and correct copies of all written Contracts required to be listed in Section 3.14(a) of the Company Disclosure Letter, together with all amendments, waivers or other changes thereto, and a complete and accurate written summary of each oral Contract required to be listed. All the Company Material Contracts are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. The Company or the Company Subsidiary that is a party to any Company Material Contract has in all material respects performed all of the obligations required to be performed by it to the date of this Agreement, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a default, in the performance by the Company or such applicable Company Subsidiaries or, to the knowledge of the Company, any other party to any Company Material Contract of their respective obligations thereunder. Neither the Company nor any Company Subsidiary has received any written notice of the intention of any party to terminate or cancel any Company Material Contract, whether as a termination or cancellation for convenience or for default of the Company or any Company Subsidiary thereunder.

        SECTION 3.15    Intellectual Property.    The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, patented inventions, proprietary rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company and the Company Subsidiaries, as conducted on the date of this Agreement, taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or has since January 1, 2002 infringed the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing or since January 1, 2002 has infringed the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right. To the knowledge of the Company, there is no prior art that may render any patent held by or licensed to the Company or any Company Subsidiary invalid or any patent application held by or licensed to the Company or any Company Subsidiary unpatentable which has not been disclosed to the Office to which the patent application was made. To the knowledge of the Company, there has been no inequitable conduct with respect to the prosecution of any patent or patent application held by or licensed to the Company or any Company Subsidiary.

        SECTION 3.16    Company Permits.    (a) Each of the Company and the Company Subsidiaries has obtained any and all material licenses, franchises, permits, easements, rights, consents, orders, approvals, variances, exemptions, accreditations and other authorizations of or issued by any Governmental Entity required by Law or otherwise necessary to enable the Company or the Company Subsidiaries to (i) conduct the business of the Company as heretofore conducted and (ii) obtain reimbursement related to services provided in connection with the Medicare or Medicaid programs, and all contracts, programs and other arrangements with third-party payers, insurers or fiscal intermediaries (collectively, the "Company Permits"). The Company Permits are, and after giving effect to the consummation of the transactions contemplated hereby, will continue to be, valid and in full force and effect and no violations exist in respect thereof, except for violations that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

        (b)   To the knowledge of the Company, all individuals employed by, or providing services as individual independent contractors to, the Company or any Company Subsidiary in connection with the conduct of business by the Company or any Company Subsidiary have obtained and currently maintain all necessary Company Permits required to perform such services or provide such supplies to the Company or any Company Subsidiary.

        SECTION 3.17    Environmental Matters.    Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, no facts, circumstances or conditions exist with respect to any real property now or previously owned, leased and/or operated by the Company or by any Company Subsidiary or affiliates ("Company Real Property") that have resulted or could reasonably be expected to result in a violation of any Environmental Law, (ii) there has been no Release (as defined herein) of any Hazardous Substance (as defined herein) on, at, from or, to the knowledge of the Company, to any Company Real Property, (iii) to the Company's knowledge, there has been no Release of any Hazardous Substance on, at, to or from any property adjacent to or in the immediate vicinity of the Company Real Property which, through soil, subsoil, bedrock, surface or ground water migration, has come or could reasonably be expected to come to be located on the Company Real Property, (iv) none of the Company Real Property has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, except in each case in this paragraph (iv) in material compliance with applicable Law, and (v) there are no underground storage tanks located on or beneath any of the Company Real Property. As used in this Agreement, (i) the term "Environmental Law" means any Law relating to the protection of the environment, health, safety and natural resources, including for the prevention of pollution or contamination, or the cleanup, regulation and protection of the air, water or soil in the indoor or outdoor environment, (ii) the term "Release" means the spill, emission, leaking, pumping, injecting, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the indoor or outdoor environment, in each case other than in material compliance with applicable Law, and (iii) the term "Hazardous Substances" means any pollutant, contaminant, effluent, emission, radioactive substance, toxic substance, hazardous waste, hazardous material, medical waste, radioactive waste, petroleum or petroleum derived substance or waste, asbestos (and any substance containing asbestos), polychlorinated biphenyls, flammable explosives, methane, chemicals known to cause cancer or reproductive toxicity, any material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential threat to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported, or otherwise handled, all other substances or related materials defined as hazardous or toxic in, or otherwise included within the scope of, any Environmental Law, and any hazardous or toxic constituent thereof.

        SECTION 3.18    Real Property.    The Company does not own any real property. The Company or one of the Company Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any of Company Subsidiaries (the "Company Leased Property"). To the Company's knowledge, (i) the Company or one of the Company Subsidiaries has the right to use and occupy of the Company Leased Property for the full term of the lease or sublease relating thereto, and (ii) neither the Company nor any of the Company Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as has not had and as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.19    Insurance.    The Company and the Company Subsidiaries, taken as a whole, are covered by valid and currently effective insurance policies issued in favor of the Company and the Company Subsidiaries that are customary in all material respects for companies of similar size and financial condition in the Company's industry. All such policies are in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.19 of the Company Disclosure Letter contains a list of the policies issued to the Company and the Company Subsidiaries that are in effect on the date of this Agreement. None of the Company or any of the Company Subsidiaries has been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by the Company or any of the Company Subsidiaries under or in connection with any of their existing insurance policies. None of the Company or any of the Company Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or the Company Subsidiaries that the Company reasonably believes will cause a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention.

        SECTION 3.20    Labor Matters.    None of the Company or any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. None of the Company or any of the Company Subsidiaries is the subject of a proceeding asserting that the Company or any of the Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of the Company Subsidiaries to bargain with any labor organization as to wages and conditions of employment. There is (i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (ii) to the knowledge of the Company, no union certification petition has been filed with respect to the employees of the Company or the Company Subsidiaries. None of the Company or any of the Company Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to employees of the Company or any of the Company Subsidiaries and, to the knowledge of the Company, no such investigation is in progress. The Company and the Company Subsidiaries have at all times complied with the provisions of the Workers Adjustment and Retraining Notification Act of 1988.

        SECTION 3.21    Affiliate Contracts and Affiliated Transactions.    No officer or director of the Company or any Company Subsidiary (or, to the Company's knowledge, any family member of any such person who is an individual or any entity in which any such person or any such family member owns a material beneficial interest) or any person owning 5% or more of the Company Common Stock is a party to any material Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of the Company Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

        SECTION 3.22    Brokers.    No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

        SECTION 3.23    Opinion of Financial Advisor.    The Company has received the opinion of J.P. Morgan Securities Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock (other than the Founder Parties) is fair to such holders from a financial point of view. True and complete copies of all Contracts between the Company and such financial advisor relating to the Transactions contemplated by this Agreement have been provided by the Company to Parent.

ARTICLE IV

Representations and Warranties of Parent, Opco and Merger Sub

        Parent, Opco and Merger Sub represent and warrant to the Company that:

        SECTION 4.01    Organization, Standing and Power.    Each of Parent, Opco and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

        SECTION 4.02    Merger Sub.    Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Opco free and clear of any Lien.

        SECTION 4.03    Authority; Execution and Delivery, Enforceability.    Each of Parent, Opco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement (and, with respect to Parent, the Subscription and Exchange Agreement) and to consummate the Transactions. The execution and delivery by each of Parent, Opco and Merger Sub of this Agreement (and, with respect to Parent, the Subscription and Exchange Agreement) and the consummation by each of Parent, Opco and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, Opco and Merger Sub. Opco, as sole stockholder of Merger Sub, has approved the Merger. Each of Parent, Opco and Merger Sub has duly executed and delivered this Agreement (and, with respect to Parent, the Subscription and Exchange Agreement), and this Agreement (and, with respect to Parent, the Subscription and Exchange Agreement) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        SECTION 4.04    No Conflicts; Consents.    (a) The execution and delivery by each of Parent, Opco and Merger Sub of this Agreement (and, with respect to Parent, the Subscription and Exchange Agreement) do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (i) the charter or organizational documents of Parent, Opco or Merger Sub, (ii) any Contract to which Parent, Opco or Merger Sub is a party or by which any of their respect properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent, Opco or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect (as defined in Section 9.03).

        (b)   No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent, Opco or Merger Sub in connection with the execution, delivery and performance of this Agreement (or, with respect to Parent, the Subscription and Exchange Agreement) or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) relicensures that may be required following the Effective Time pursuant to applicable state or Federal Law, (iii) such filings as may be required in connection with the taxes described in Section 6.08, and (iv) such other items (A) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.05    Information Supplied.    None of the information supplied or to be supplied by Parent, Opco, Holdings and Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, or, in the case of the Schedule 13E-3, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Parent, Opco, Holdings or Merger Sub is responsible for filing with the SEC in connection with the Transactions will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, except that no representation is made by Parent, Opco, Holdings and Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or Founder Parties for inclusion or incorporation by reference therein.

        SECTION 4.06    Litigation.    Except as disclosed in the Parent SEC Documents, as of the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent (and Parent is not aware of any basis for any such suit, action or proceeding), other than any such suit, action or proceeding initiated by the Company, any of its stockholders or any of their respective affiliates,that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that has had or could reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.07    Brokers.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Opco.

        SECTION 4.08    Financing.    (a) Opco has received and executed a commitment letter (the "Commitment Letter") dated September 29, 2005, from Wachovia Bank, National Association, Citigroup Global Markets, Inc., Deutsche Bank Trust Company Americas and UBS Loan Finance LLC (collectively, the "Lenders") pursuant to which the Lenders have committed to provide Opco senior secured debt financing of up to $298,500,000 (of which, $203,500,000, would be in the form of term loans, and $95,000,000, would be in the form of a revolving credit facility). The financing contemplated by the Commitment Letter is referred to as the "Bank Financing".

        (b)   Welsh, Carson, Anderson & Stowe IX, L.P. (the "Equity Investor") has committed to provide Holdings financing of up to $45,900,000 on the terms and subject to the conditions set forth in the

Subscription and Exchange Agreement. The financing contemplated by the Subscription and Exchange Agreement is referred to as the "Equity Financing" and, together with Bank Financing, is collectively referred to as the "Financing".

        (c)   Subject to the terms and conditions set forth in the Commitment Letter and the Subscription and Exchange Agreement, the Financing, when funded in accordance with the Commitment Letter and the Subscription and Exchange Agreement, shall provide Parent, Opco, Holdings and Merger Sub with financing at the Effective Time sufficient to consummate the Transactions and to pay all related fees and expenses.

        (d)   Parent has provided the Company with complete and correct copies of the executed Commitment Letter and Subscription and Exchange Agreement. The Commitment Letter and the Subscription and Exchange Agreement are valid, binding and in full force and effect. As of the date of this Agreement, Parent, Opco, Holdings and Merger Sub have no reason to believe that any of the conditions to the Financing will not be satisfied or that the funds for the Financing will not be available on a timely basis for the Transactions. Parent, Opco, Holdings and Merger Sub have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter or the Subscription and Exchange Agreement on or before the date of this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

        SECTION 5.01    Conduct of Business.    (a) Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, (ii) use all reasonable efforts to preserve intact its current business organization, (iii) use all reasonable efforts to keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and (iv) comply, in all material respects, with all applicable Laws.

        (b)   In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Company Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than cash dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii)  issue, deliver, hypothecate, pledge, sell, grant or otherwise encumber (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement and in accordance with their present terms;

          (iii)  amend the terms of any outstanding debt or equity security (including any Company Option) or the Company Option Plan;

          (iv)  amend or propose to amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

           (v)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) except as permitted by Section 5.01(b)(x), any assets, except purchases of inventory, equipment and raw materials in the ordinary course of business consistent with past practice;

          (vi)  (A) grant to any current or former executive officer, director, employee or consultant of the Company or any Company Subsidiary any increase in compensation, severance, termination pay or fringe or other benefits, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent financial statements including in Filed Company SEC Documents, (B) enter into any new, or amend any existing, employment, consulting, indemnification, change of control, severance or termination agreement with any such current or former executive officer, director, employee or consultant, (C) establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Plan or (D) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

         (vii)  revalue any material assets or make any change in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

        (viii)  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets, other than (A) sales of inventory in the ordinary course of business consistent with past practice and (B) other dispositions in the ordinary course of business consistent with past practice so long as the aggregate value of all assets so disposed does not exceed $250,000;

          (ix)  (A) assume or incur any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice which in the aggregate do not exceed $100,000, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than loans or advances to, or investments in, any direct or indirect wholly owned subsidiary of the Company existing on the date of this Agreement in the ordinary course of business consistent with past practice;

           (x)  make or agree to make any capital expenditure that individually is in excess of $1,500,000 or, collectively, with all other capital expenditures made during the period, is in excess of $5,000,000 in the aggregate;

          (xi)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

         (xii)  (A) make or rescind any tax election, (B) take any tax position or settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes, or (C) make any change to its method of reporting income, deductions or other tax items for tax purposes;

        (xiii)  enter into any material license with respect to Intellectual Property Rights owned by the Company or any Company Subsidiary unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practice;

        (xiv)  enter into any new line of business outside the medical laboratory business;

         (xv)  settle or compromise any pending or threatened claims, litigations, arbitrations or other proceedings (A) involving potential payments by or to the Company or any Company Subsidiary of more than $250,000 in the aggregate, (B) that admit liability or consent to non-monetary relief, or (C) that otherwise are or could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

        (xvi)  (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the 2004 10-K, (B) cancel any Indebtedness, (C) waive or assign any claims or rights of substantial value, or (D) waive any benefits of, or agree to modify any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

       (xvii)  enter into, amend in any material respect or terminate any Company Material Contract or any Contract that would be a Company Material Contract if entered into prior to the date of this Agreement;

      (xviii)  enter into any Contract to the extent consummation of the Transactions or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a violation of such contract, agreement or arrangement;

        (xix)  enter into, modify, amend, cancel or terminate any Contract which if so entered into, modified, amended or terminated could reasonably be expected to (A) have a Company Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the Transactions;

         (xx)  alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any Company Subsidiary;

        (xxi)  knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of the Company hereunder being untrue in any material respect; or

       (xxii)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (c)   The Company shall promptly advise Parent orally and in writing of any change or event that has or could reasonably be expected to have a Company Material Adverse Effect.

        SECTION 5.02    No Solicitation.    (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director, employee or affiliate of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of, the Company or any Company Subsidiary to, (i) solicit, initiate or knowingly encourage (including by way of providing any information not provided generally to the public) any prospective purchaser or the submission of any Company Takeover Proposal (as defined in Section 5.02(e)), take any action designed to facilitate any inquiries, offers, or proposals, or make any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Takeover Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, offers, proposals, discussions or negotiations, (ii) accept a Company Takeover Proposal or enter into any agreement or agreement in principle with respect to any Company Takeover Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations under this Section 5.02, or (iii) furnish to any person any information with respect to, any Company Takeover Proposal; provided, however, that if at any time prior to obtaining the Company Stockholder Approval, (i) the Company has otherwise complied with its obligations under this Section 5.02 and the Company has received a Company Takeover Proposal from a person that the Company Board determines in good faith to be bona fide, (ii) the Company Board determines in good faith, after consultation with its independent financial advisors, that such Company Takeover Proposal constitutes or could reasonably be expected to constitute a Superior Company Proposal, and (iii) after consultation with its outside counsel, the Company Board determines in good faith that taking such action is necessary for the Company Board to comply with its fiduciary duties under applicable Law, then in response to such Company Takeover Proposal, and subject to compliance with Section 5.02(c), the Company may (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement that contains provisions which are no less favorable to the Company than those contained in the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal from such person) with such person and its Representatives regarding such Company Takeover Proposal. Notwithstanding anything contained in the previous sentence, prior to making the determination and taking any actions described in clauses (i), (ii) and (iii) of the proviso to the previous sentence, the Company may engage in discussions (solely to clarify the terms of such Company Takeover Proposal) with the person making a Company Takeover Proposal in order to determine whether such Company Takeover Proposal constitutes or could reasonably be expected to constitute a Superior Company Proposal. The Company shall, and shall cause its Representatives to, promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to any person if such information was not previously provided to Parent. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations taking place as of the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

        (b)   Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any such committee of this Agreement, the Merger or the other Transactions, (ii) approve any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal (any action described in clauses (i), (ii) or (iii) being referred to as an "Adverse Recommendation Change"). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make an Adverse Recommendation Change if the Company receives a Superior Company Proposal (as defined in Section 5.02(e)) and as a result thereof the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations.

        (c)   The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal and the principal terms and conditions thereof prior to furnishing any information or participating in any discussions permitted by Section 5.02(a) with respect to such Company Takeover Proposal. The Company shall (i) keep Parent reasonably informed on a current basis of the status of and material developments respecting any Company Takeover Proposal or inquiry (including any changes to the principal terms and conditions thereof), (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all written acquisition proposals sent or provided to the Company or any Representative from any person, and (iii) provide notice to Parent of any intent to take any of the actions described in Section 8.01(c)(ii) or to terminate this Agreement pursuant to Section 8.01(d)(ii) (it being understood that the Company shall not be entitled to take any of the actions described in Section 8.01(c)(ii), or to terminate this Agreement in accordance with Section 8.01(d)(ii) unless and until it provides Parent not less than three business days notice of such proposed action or termination, as the case may be).

        (d)   Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b). Any action taken by the Company or the Company Board in accordance with this Section 5.02(d) shall be deemed not to be a modification of the Company Board's approval or recommendation of the Merger and this Agreement.

        (e)   For purposes of this Agreement:

          "Company Takeover Proposal" means (i) any proposal or offer for a merger, share exchange, business combination, consolidation, dual listed structure, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company, (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities of the Company or any business that constitutes 20% or more of the consolidated net revenues, net income or net assets of the Company, (iii) any proposal or offer relating to any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding equity securities of the Company, or (iv) any proposal or offer to acquire, lease, exchange, mortgage, pledge, dispose of or otherwise transfer, in any manner, directly or indirectly, over 20% of the consolidated total assets of the Company, in a single transaction or a series of related transactions, in each case other than the Transactions contemplated by this Agreement.

          "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all of its assets (i) on terms which the Company Board determines in good faith, after consultation with outside counsel, to be superior from a financial point of view to the holders of Company Common Stock than the Transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement or the Transactions contemplated by this Agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

        SECTION 6.01    Preparation of Proxy Statement and Schedule 13E-3.    (a) As soon as practicable following the date of this Agreement (it being understood that the parties hereto currently intend to make such filing no later than fifteen business days after the date hereof, provided that a failure to satisfy such fifteen business day deadline shall not be deemed to constitute a breach or violation of this

Agreement), (i) the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement in preliminary form and (ii) each of the Company, Parent, Opco and Merger Sub shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. Each of the parties shall furnish all information concerning itself that is required to be included in the Proxy Statement and the Schedule 13E-3, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. The Company, Parent, Opco and Merger Sub shall use their respective reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Schedule 13E-3. Each Party shall notify the other parties promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply the other parties with copies of all correspondence between the such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. The Company shall use its reasonable efforts to have the Proxy Statement cleared by the SEC and prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the date of this Agreement, and the parties hereto will use their reasonable efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable following the date of this Agreement. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall (i) include in any such documents or responses all comments reasonably proposed by Parent and (ii) not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over Parent's reasonable objection), prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made with the SEC. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 (including the discovery of any information that should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 so that the Proxy Statement or Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading), an appropriate amendment or supplement describing such event (and information) shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

        (b)   The Company shall, acting through the Company Board and in accordance with applicable Law and the Articles of Incorporation and the Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable after the date of this Agreement (and, in no event, later than 45 days after the mailing of the Proxy Statement to the stockholders of the Company) for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.02(b), shall solicit proxies in favor of approval of this Agreement and the Merger. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and shall include such recommendation, together with a copy of the opinion referred to in Section 3.23, in the Proxy Statement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) an Adverse Recommendation Change. Notwithstanding the foregoing, if the

Company properly exercises its right to terminate this Agreement pursuant to Section 8.01(d)(ii), the Company's obligations pursuant to the first sentence of this Section 6.01(b) shall terminate.

        SECTION 6.02    Access to Information; Confidentiality.    The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives (including financing sources and their officers, employees, accountants, counsel and other representatives), reasonable access during normal business hours during the period prior to the Effective Time to all the Company's properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning the Company's business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold any document or information that is subject to the terms of a confidentiality agreement with a person (provided that the Company will use its reasonable efforts to obtain the consent of any such person to permit the Company to furnish such documents or information to Parent and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives (including financing sources and their officer, employees, accountants, counsel and other representatives)). If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated June 15, 2005 between the Company and Parent (the "Confidentiality Agreement").

        SECTION 6.03    Best Efforts; Notification.    (a)    Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(b), the Company Board approves or recommends a Superior Company Proposal, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary Consents of Governmental Entities and the making of all necessary registrations, declarations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") any notification required to be filed by it or its "ultimate parent" company under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions. Such parties will make such filings promptly and respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

        (b)   Without limiting the foregoing, the Company and the Company Board shall (i) use their reasonable efforts to take all action necessary or otherwise reasonably requested by Parent, Opco or

Merger Sub to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, use their reasonable efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

        (c)   Each party shall give prompt written notice to each other party of the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any of the conditions set forth in Section 7.01 to not be capable of being satisfied prior to the Outside Date (as defined in Section 8.01(b)(i)). The Company shall give prompt written notice to Parent of the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any of the conditions set forth in Section 7.02 (other than Section 7.02(f)) to not be capable of being satisfied prior to the Outside Date. Parent shall give prompt written notice to the Company of the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any of the conditions set forth in Section 7.03 and Section 7.02(f) to not be capable of being satisfied prior to the Outside Date. The delivery of any notice pursuant to this Section 6.03(c) is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

        SECTION 6.04    Benefit Plans.    (a) Until August 1, 2006, Parent and Opco shall either (i) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Capital Stock or other equity-based compensation) at the benefit levels in effect on the date of this Agreement or (ii) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide benefits to employees of the Company and the Company Subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to such employees than those provided to them prior to the Effective Time. Following the Effective Time, Parent and Opco shall provide or cause the Surviving Corporation to provide the benefits described in Section 6.04(a) of the Company Disclosure Letter to the persons and on the terms disclosed in such section of the Company Disclosure Letter. Nothing in this Section 6.04(a) shall be deemed to prevent the Surviving Corporation or any of its subsidiaries from making any change required by applicable Law.

        (b)   From and after the Effective Time, Parent and Opco shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's existing employment, severance and termination agreements, plans and policies.

        (c)   With respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary shall, to the extent permitted under applicable Law, be treated as service with Parent or any of its subsidiaries.

        (d)   To the extent permitted by applicable Law, Parent and Opco shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. To the extent permitted by applicable Law, Parent and Opco shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents)

during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

        (e)   Immediately prior to the Effective Time, if the Effective Time occurs before the date the fiscal year 2005 bonuses for employees of the Company are determined, the Company, in consultation with Parent, may determine the bonuses to be paid to employees of the Company for fiscal year 2005, consistent with past practice, pursuant to any Contract, any Company Benefit Plan, or any amounts (not to exceed the amount specified in Section 6.04(e) of the Company Disclosure Letter) awarded by the Board of Directors prior to the execution of this Agreement, and the Company may pay such amounts. If the Company has not paid such amounts prior to the Effective Time, then, promptly following the Effective Time, Opco or the Surviving Corporation shall pay such amounts to such employees.

        SECTION 6.05    Indemnification.    (a) Parent and Opco shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements, applicable Law or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements or applicable Law for a period of six years from the Effective Time.

        (b)   Parent and Opco will purchase prior to the Effective Time a six (6) year extended reporting provision (so-called "tail policy") under a Director's & Officer's Liability policy, to include "employment practices" liability and "fiduciary" with respect to liability obligations of the individuals that are officers and directors on the date of this Agreement in respect of indemnification from liabilities for acts or omissions occurring at or prior to the Closing, which policy shall be no less favorable to the beneficiaries than the directors' and officers' liability policies maintained by the Company on the date of this Agreement and shall be provided by carriers with comparable ratings; provided, however that the obligations of Parent and Opco under this Section 6.05(b) shall not exceed $2,600,000.

        SECTION 6.06    Fees and Expenses.    (a) Except as provided below, all fees and expenses incurred in connection with the Transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Transactions contemplated by this Agreement are consummated. Without limiting the foregoing, the Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement as well as all SEC filing fees related to the Proxy Statement and the Schedule 13E-3, and Parent and Opco shall pay all costs and expenses in connection with any securities filings made by such parties (other than the Schedule 13E-3).

        (b)   The Company shall pay to Parent or its designee a fee in the amount of $13,000,000 (the "Company Termination Fee") which shall be inclusive of out-of-pocket fees and expenses reasonably incurred by Parent, Opco, Holdings and Merger Sub in connection with this Agreement and the Transactions (including fees and other amounts (including fees and other payments based on a percentage of the Company Termination Fee or the proposed aggregate Merger Consideration) payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Parent, Opco, Merger Sub and any affiliate thereof) ("Expenses"), in cash, by wire transfer of immediately available funds to an account designated by Parent or such designee, if: (i) the Company terminates this Agreement pursuant to Section 8.01(d)(ii) or Parent terminates this Agreement pursuant to Section 8.01(c)(iii); (ii) Parent terminates this Agreement pursuant to Section 8.01(c)(i) (so long as the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform) or Section 8.01(c)(ii); or (iii) the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i), but only if (A) a Company Takeover Proposal shall have been publicly disclosed or disclosed to the Company prior to the Outside Date, and (B) within 6 months after such termination the Company (or any Company Subsidiary) enters into a definitive agreement with respect to a Superior Company Proposal with the person or group (or any affiliate of such person or any member of such group) that made the Company Takeover Proposal referred to in clause (A) above, or consummates a transaction that constitutes a Superior Company Proposal with such person or group (or any affiliate of such person or any member of such group). The Company shall pay to Parent or its designee in cash, by wire transfer of immediately available funds to an account designated by Parent or such designee: (i) an amount necessary to reimburse Parent, Opco, Holdings and Merger Sub for their Expenses, up to a maximum amount of $1,000,000, if the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii), and (ii) the Company Termination Fee less the amount of Expenses paid pursuant to clause (i) of this sentence if the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii), but with respect to this clause (ii) only if (A) a Company Takeover Proposal shall have been publicly disclosed prior to the Company Stockholders Meeting, and (B) within 12 months after such termination the Company (or any Company Subsidiary) enters into a definitive agreement with respect to, or consummates, a Company Takeover Proposal. Any amounts due under this Section 6.06(b) shall be paid on the date of termination of this Agreement (except that in the case of termination pursuant to (x) clause (iii) of the first sentence of this Section 6.06(b) and (y) clause (ii) of the immediately preceding sentence, such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

        SECTION 6.07    Public Announcements.    The parties will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and agreement (not to be unreasonably withheld or delayed), except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

        SECTION 6.08    Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions contemplated by this Agreement shall be paid by Parent, Opco, Merger Sub or the Surviving Corporation, and expressly shall not be a liability of the stockholders of the Company.

        SECTION 6.09    Stockholder Litigation.    The Company shall notify Parent promptly of any stockholder litigation against the Company and/or its directors relating to this Agreement and the Transactions, and of any material developments with respect to such litigation. No settlement of any such litigation shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld or delayed.

        SECTION 6.10    Financing.    (a) Parent and Opco shall use commercially reasonable efforts to arrange the Bank Financing on the terms and conditions described in the Commitment Letter, including using commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy on a timely basis all conditions applicable to Parent and Opco in such definitive agreements that are within the control of Parent and Opco. Parent and Opco shall use commercially reasonable efforts to comply with their respective obligations, and enforce their respective rights, under the Commitment Letter. In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent and Opco shall use commercially reasonable efforts to obtain any such portion from alternative sources; provided, however, that in the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter as a result of a failure to satisfy any of the conditions set forth in paragraph (e) of Exhibit B to the Commitment Letter, Parent and Opco shall use best efforts to obtain any such portion from alternative sources. Notwithstanding the foregoing, Parent and Opco shall be under no obligation to obtain any alternative financing unless it can be obtained on substantially similar economic terms (to Parent, Opco and the Equity Investor) as those set forth in the Commitment Letter. Parent shall give the Company prompt notice of any breach by any party to the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing and shall not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any waiver under, the Commitment Letter, in each case, which would materially and adversely affect the likelihood that the Financing contemplated thereby will be obtained on a timely basis.

        (b)   The Company agrees to provide, and will cause the Company Subsidiaries and its and their respective officers and employees to provide, all necessary cooperation reasonably requested by Parent, Opco or Merger Sub in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions or replacements thereof).

ARTICLE VII

Conditions Precedent

        SECTION 7.01    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, where permitted by applicable Law, at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Company shall have obtained the Company Stockholder Approval.

          (b)    Governmental Approvals.    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any material Consents of, filings with and notices to, all Governmental Entities required of Parent, Opco, Merger Sub or the Company or any of their respective subsidiaries or other affiliates prior to the Effective Time in connection with the Merger shall have been obtained, effected or made.

          (c)    No Injunctions or Restraints.    No Judgment or Law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, each of the parties shall have used its best efforts to have such legal prohibition removed.

          (d)    Concurrent Transactions.    The Holdings Subscription, the Parent Stockholder Exchange, the Parent Merger and the Founder Exchange shall have been consummated on the terms set forth in the Subscription and Exchange Agreement.

        SECTION 7.02    Conditions to Obligations of Parent.    The obligations of Parent to effect the Merger are further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent, at or prior to the Effective Time, to the extent permitted by applicable Law:

          (a)    Representations and Warranties.    The representations and warranties of the Company (i) set forth Sections 3.01, 3.03, 3.04, 3.05(a)(i), 3.22 and 3.23 in this Agreement (collectively, the "Specified Sections") shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) set forth in this Agreement (other than the Specified Sections), disregarding qualifications as to "materiality", "Company Material Adverse Effect" or words of similar import, shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to "materiality", "Company Material Adverse Effect" or words of similar import, shall be true and correct as of such earlier date), other than, in the case of clause (ii) only, for such failures to be true and correct that, individually and in the aggregate, have not had a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

          (c)    No Litigation.    There shall not be pending any suit, action or proceeding by any Governmental Entity (i) seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Capital Stock by Parent, Opco or Merger Sub or (ii) otherwise having, or being reasonably expected to have, a Company Material Adverse Effect.

          (d)    Absence of Company Material Adverse Effect.    There shall not have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts, that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)    Financing.    Parent, Holdings, Opco and Merger Sub shall have obtained the proceeds of the Bank Financing substantially on the terms contemplated by the Commitment Letter.

          (f)    Dissenting Shares.    The total number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Company Common Stock as of the Effective Date.

        SECTION 7.03    Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, at or prior to the Effective Time, to the extent permitted by applicable Law:

          (a)    Representations and Warranties.    The representations and warranties of Parent, Opco and Merger Sub in this Agreement, disregarding qualifications as to "materiality", "Parent Material Adverse Effect" or words of similar import, shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to "materiality", "Parent Material Adverse Effect" or words of similar import, shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

          (b)    Performance of Obligations of Parent, Opco and Merger Sub.    Parent, Opco and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

        SECTION 8.01    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Transactions are not consummated on or before March 31, 2006 (or June 30, 2006 if the only condition required to be fulfilled on March 31, 2006 is the condition set forth in Section 7.01(b)) (the "Outside Date"), unless the failure to consummate the Transactions is the result of a breach of or failure to fulfill any obligation under this Agreement by the party seeking to terminate this Agreement;

             (ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;

            (iii)  if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; or

            (iv)  if the Subscription and Exchange Agreement is terminated in accordance with its terms;

          (c)   by Parent:

              (i)  if (A) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.02(a) would not be satisfied, or (B) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.02(b) would not be satisfied (in either case, other than as a result of a material breach by Parent or Merger Sub of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty day period extend beyond the second day preceding the Outside Date);

             (ii)  if (A) an Adverse Recommendation Change shall have occurred, (B) the Company Board or any committee thereof fails to recommend to the Company's stockholders that they give the Company Stockholder Approval, (C) a tender or exchange offer that would constitute an alternative Company Takeover Proposal is commenced on or after the date of this Agreement and the Company Board or any committee thereof fails to recommend against acceptance of such tender or exchange offer by the Company's stockholders (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the Company stockholders) within ten business days from the commencement thereof or (D) the Company Board or any committee thereof resolves to take any of the foregoing actions; or

            (iii)  if the Company gives Parent a Termination Notice contemplated by Section 8.05(b)(3); or

          (d)   by the Company:

              (i)  if (A) any of the representations and warranties of Parent, Opco and Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.03(a) would not be satisfied, or (B) Parent, Opco or Merger Sub shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.03(b) would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty day period extend beyond the second day preceding the Outside Date); or

             (ii)  in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein.

        SECTION 8.02    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto or their respective affiliates, officers, directors or stockholders, other than Section 3.22, Section 4.07, the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any provision set forth in this Agreement.

        SECTION 8.03    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders; provided, further, that after receipt of the Company Stockholder Approval, any amendment, other than any change to the Outside Date, shall require the prior written consent of Founder Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 8.04    Extension; Waiver.    At any time prior to the Effective Time, the parties may to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

        SECTION 8.05    Procedure for Termination, Amendment, Extension or Waiver.    (a)    A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

        (b)   The Company may terminate this Agreement pursuant to Section 8.01(d)(ii) only if: (1) the Company Board has received a Superior Company Proposal; (2) in light of such Superior Company

Proposal the Company Board shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duty to the stockholders of the Company under applicable Law (any such determination, a "Superior Proposal Determination"); (3) the Company has notified Parent in writing that it has made a Superior Proposal Determination (a "Termination Notice") and shall have provided to Parent in writing the final terms and conditions of, such Superior Company Proposal; (4) the Company is in compliance with Section 5.02; (5) the Company has previously paid or concurrently pays the fees and expenses due under Section 6.06; and (6) the Company Board concurrently approves, and the Company concurrently or promptly thereafter enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

ARTICLE IX

General Provisions

        SECTION 9.01    Nonsurvival of Representations, Warranties, Covenants and Agreements.    None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except for any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (which covenant or agreement shall survive in accordance with its terms).

        SECTION 9.02    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

    if to Parent, Opco or Merger Sub, to:

      c/o AmeriPath, Inc.
      7111 Fairway Drive, Suite 400
      Palm Beach Gardens, Florida 33418
      Facsimile: 561-841-8527
      Attention: Jarod T. Moss, Esq.

      with a copy to:

      Ropes & Gray LLP
      45 Rockefeller Plaza
      New York, New York 10111
      Facsimile: 212-841-5725
      Attention: Othon A. Prounis, Esq.

    if to the Company, to:

      Specialty Laboratories, Inc.
      27027 Tourney Road
      Valencia, California 91355
      Facsimile: 661-799-5260
      Attention: General Counsel

      with a copy to:

      O'Melveny & Myers LLP
      Times Square Tower
      7 Times Square
      New York, New York 10036
      Facsimile: 212-326-2061
      Attention: Spencer D. Klein, Esq.
      Gregory D. Puff, Esq.

        SECTION 9.03    Definitions.    For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          A "Company Material Adverse Effect" means any change, effect, event, occurrence or circumstance that has a material adverse effect on (i) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, in the case of each of (i) and (ii) other than effects relating to (A) changes, effects, events, occurrences or circumstances that generally affect the United States economy or the industries in which the Company operates (other than changes in Law that do not exist and have not been proposed prior to the date of this Agreement) and, in each case, that do not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, (B) changes in Law (but only to the extent such changes exist or have been proposed prior to the date of this Agreement) or reimbursement policies or practices of customers, (C)  the announcement of this Agreement or the Transactions, or (D) those matters described in Section 9.03 of the Company Disclosure Letter.

          A "Parent Material Adverse Effect" means any change, effect, event, occurrence or circumstance that has a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions or that would materially delay the consummation of the Transactions.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        SECTION 9.04    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Whenever the words "include", "includes" or "including" are used in this

Agreement, they shall be deemed to be followed by the words "without limitation". Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. When used herein, the phrase "to the knowledge of" the Company or any similar phrase means the actual knowledge of the persons set forth in Section 9.04 of the Company Disclosure Letter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a person are also to its successors and permitted assigns.

        SECTION 9.05    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

        SECTION 9.06    Counterparts.    This Agreement may be executed in one or more counterparts (and delivered by facsimile), all of which shall be considered one and the same original agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.07    Entire Agreement; Third-Party Beneficiaries.    This Agreement, taken together with the Subscription and Exchange Agreement, the Confidentiality Agreement and the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.05 and Section 8.03, are not intended to confer upon any person other than the parties any rights or remedies. The persons entitled to indemnification pursuant to Section 6.05 shall be intended third party beneficiaries with respect thereto, and shall be entitled to the rights and benefits of, with full power to enforce, the provisions thereof. The Founder Parties shall be intended third party beneficiaries with respect to Section 8.03, and shall be entitled to the rights and benefits of, with full power to enforce, the provisions thereof.

        SECTION 9.08    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state, except to the extent the laws of California are mandatorily applicable to the Merger.

        SECTION 9.09    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10    Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.    The parties acknowledge and agree that irreparable damage (for which money damages would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court, in each case, located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in New York County in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any action arising out of this Agreement or any Transaction in any such court, (d) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court, in each case, sitting in the New York County and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Parent, Opco, the Company and Merger Sub have duly executed this Agreement, all as of the date first written above.

AMERIPATH HOLDINGS, INC.
By:	/s/ DONALD E. STEEN Name: Donald E. Steen Title: Chief Executive Officer
By:	/s/ DAVID L. REDMOND Name: David L. Redmond Title: Chief Financial Officer
AMERIPATH, INC.
By:	/s/ DONALD E. STEEN Name: Donald E. Steen Title: Chief Executive Officer
By:	/s/ DAVID L. REDMOND Name: David L. Redmond Title: Chief Financial Officer
SPECIALTY LABORATORIES, INC.
By:	/s/ RICHARD K. WHITNEY Name: Richard K. Whitney Title: Chairman
By:	/s/ DEBORAH A. ESTES Name: Deborah A. Estes Title: Secretary
SILVER ACQUISITION CORP.
By:	/s/ DONALD E. STEEN Name: Donald E. Steen Title: President
By:	/s/ DAVID L. REDMOND Name: David L. Redmond Title: Secretary

Appendix B

September 29,2005

The Board of Directors
Specialty Laboratories, Inc.
27027 Tourney Road
Valencia, California 91355

Attention: Richard Whitney, Chairman

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value (the "Company Common Stock"), of Specialty Laboratories, Inc. (the "Company") other than the Founder Parties (as defined in the Agreement (as defined below)) of the consideration to be received by such holders in the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary of Ameripath Holdings, Inc. (the "Merger Partner"), an entity controlled by Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Merger Partner, Ameripath, Inc. and Silver Acquisition Corp., the Company will become a wholly-owned indirect subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury of the Company, outstanding and held by Merger Partner or any direct or indirectly wholly owned subsidiary of Merger Partner or the Company, or Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $13.25 per share in cash. In connection with and prior to the Merger, the Founder Parties will have engaged in the Founder Exchange (as defined in the Agreement), pursuant to which, among other things, the Founder Parties will have exchanged a portion of their shares of Company Common Stock for shares of the entity controlling the Merger Partner.

        In arriving at our opinion, we have (i) reviewed a draft dated September 29, 2005 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company and the Merger Partner and representatives of WCAS with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company, the Merger Partner and WCAS or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities of the Company or the Merger Partner, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock other than the Founder Parties in the proposed Merger to such holders, and we express no opinion as to the fairness of the Founder Exchange or any consideration received by the Founder Parties in connection therewith to the Founder Parties, the holders of Company Common Stock other than the Founder Parties, or any other person or entity. We further express no opinion as to the fairness of the Merger (or the consideration received therein) to the Founder Parties or the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

        We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed whether any alternative transaction might produce consideration for the holders of the Company Common Stock other than the Founder Parties in excess of that contemplated in the Merger.

        We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised the Company established, prior to the our engagement in connection with the Merger, an irrevocable letter of credit with our affiliate, JPMorgan Chase Bank, that names Lexington Corporate Properties Trust as the beneficiary. In addition, we have provided financial advisory services to the Company in the past, and we and our affiliates have provided financial advisory, financing and other investment banking and commercial banking services to WCAS and its affiliates in the past, in each case for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, the debt securities of Ameripath, Inc., a wholly owned subsidiary of the Merger Partner, and certain public debt and equity securities of other affiliates of WCAS for our own account or for the accounts of customers, and accordingly, we and such affiliates may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock other than the Founder Parties in the proposed Merger is fair, from a financial point of view, to such holders.

        This letter is provided to the Board of Directors of the Company (and, at the instruction of the Board of Directors, to the Special Committee of the Board of Directors established to assist in the evaluation of the proposed Merger) in connection with and for the purposes of their respective evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/  J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

APPENDIX C

CHAPTER 13. DISSENTERS' RIGHTS

1300 [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER].

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the(1) National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301 [DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES].

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or shortform merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (Last amended by Ch. 1155, L. '80, eff. 1-1-81.)

        Comment:    This section specifies the initial procedures relating to the exercise of dissenter's rights. The corporation is required to notify the holders of dissenting shares of the approval of a reorganization, provide such holders with certain information relating to dissenters' rights and a statement of the price determined by the corporation to represent the fair market value of the dissenting shares.

        A holder of dissenting shares who desires the corporation to purchase such shares must make a written demand on the corporation for purchase in cash of the shares at their fair market value. If the shares are listed on certain national securities exchanges, or the OTC margin stock list, the demand must be received by the corporation (or its transfer agent) not later than the date of the shareholders' meeting to vote upon the reorganization. In any other case the demand must be received within 30 days after the date on which the corporation's notice to dissenting shareholders was mailed.

1302 [DISSENTING SHARES, STAMPING OR ENDORSING].

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303 [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT].

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractural conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304 [DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS].

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint. (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305 [APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COST OF ACTION].

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court consideres relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further times as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The cost of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witness and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

        Comment:    To encourage fair tratmentof dissenters, prior law requires the corporation to pay the costs of an appraisal amount exceeds the price offered by the corporation. This subdivision expands that policy to provide that in the event the appraisal is more than 125% of the price offered by the corporation the corporation may be required in the descretion of the court to pay, in addition to the costs, attorneys' and other fees, as well as interest thereon.

1306 [DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIRMARKET VALUE].

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

        Comment:    Chapter 5 protects creditors of the corporation and certain classes of shareholders from distributions detrimental to their interests. This section extends the prohibitions of Chapter 5 to distributions resulting from corporate purchases of dissenting shares. If the purchase of dissenting shares is prohibited by Chapter 5, holders of dissenting shares so affected becomes creditors of the corporation until payment is permissible under those provisions. Given the nature of their creditor status, the holders of dissenting shares who are creditors of the corporation pursuant to this section are subordinate to all other creditors in the event of any liquidation proceedings.

1307 [DISSENTING SHARES, DISPOSITION OF DIVIDENDS].

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308 [DISSENTING SHARES, RIGHTS AND PRIVILEGES].

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309 [DISSENTING SHARES, LOSS OF STATUS].

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310 [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING].

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311 [CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES].

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312 [VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF].

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganizaton or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganizaton or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganizaton shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313 [CONVERSION DEEMED TO CONSTITUTE REORGANIZATION].

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

APPENDIX D

        [Execution Version]

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of September 29, 2005, among AmeriPath Holdings, Inc. a Delaware corporation ("Parent"), and the individuals and entities listed on the signature pages hereof (each a "Founder Party" and collectively, the "Founder Parties").

RECITALS

        WHEREAS, Specialty Laboratories, Inc. is a company organized under the laws of the State of California (the "Company"), and each Founder Party owns the number of shares of Common Stock, no par value per share, of the Company (the "Company Common Stock") set forth opposite such Founder Party's name on Schedule I hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Founder Parties after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, AmeriPath, Inc. ("Opco"), the Company and Silver Acquisition Corp., a company organized under the laws of the State of California and a wholly owned subsidiary of Opco ("Merger Sub"), are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the "Merger Agreement") providing for the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth therein; and

        WHEREAS, as a condition to entering into the Merger Agreement, Parent has required that the Founder Parties enter into this Agreement, and the Founder Parties desire to enter into this Agreement to induce Parent to enter into the Merger Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

Representations of the Founder Parties

        Each Founder Party, severally and not jointly, represents and warrants to Parent as follows:

        SECTION 1.01    Organization; Authority; Execution and Delivery, Enforceability.    Such Founder Party, if it is not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Such Founder Party (a) if it is not an individual, has all requisite power and authority, and (b) if he or she is an individual, has the legal capacity, in each case to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Founder Party, if it is not an individual, of this Agreement and the consummation by such Founder Party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Founder Party. Such Founder Party has duly executed and delivered this Agreement, and this Agreement constitutes, such Founder Party's legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms. If such Founder Party is married and the Subject Shares of such Founder Party constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Founder Party's spouse, enforceable against such spouse in accordance with its terms. If such Founder Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        SECTION 1.02    No Conflicts.    The execution and delivery by such Founder Party of this Agreement do not, and the consummation of the transactions contemplated hereby, and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledges, liens, hypothecations, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of such Founder Party under, any provision of (i) the charter or organizational documents of such Founder Party, if it is not an individual, (ii) any contract, lease, license, loan, credit agreement, indenture, note, bond, mortgage, deed of trust, agreement, permit, obligation, concession, franchise or other instrument (collectively, "Contracts") to which the such Founder Party is a party or by which any of its respective properties or assets is bound or (iii) any writ, judgment, order, award, consent decree, waiver, stipulation, subpoena, citation, notice, summons, restraining order, injunction, stay, ruling or decree (collectively, "Judgments"), or statute, law (including common law), ordinance, rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation (collectively, "Laws") applicable to such Founder Party or its respective properties or assets.

        SECTION 1.03    Subject Shares.    Such Founder Party is the record and beneficial owner of, or is trustee of a trust that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Founder Party's name on Schedule I hereto, free and clear of any Lien. Such Founder Party does not own, of record or beneficially, any shares of capital stock or securities exercisable or exchangeable for, or convertible into, shares of capital stock of the Company other than the Subject Shares set forth opposite such Founder Party' name on Schedule I hereto. Such Founder Party has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any Contract or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no Contracts or arrangements of any kind, contingent or otherwise, obligating such Founder Party to sell, transfer, assign, grant a participation interest in, option pledge, hypothecate or otherwise dispose or encumber (each, a "Transfer"), or cause to be Transferred, any of the Subject Shares, and no individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental or other entity (each, a "person") has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

        SECTION 1.04    Litigation.    There is no action, proceeding or investigation pending or threatened against such Founder Party that questions the validity of this Agreement or any action taken or to be taken by such Founder Party in connection with this Agreement.

        SECTION 1.05    Reliance.    Such Founder Party understands and acknowledges that Parent is entering into, and causing Opco and Merger Sub to enter into, the Merger Agreement in reliance upon such Founder Party's execution and delivery of this Agreement.

ARTICLE II

Covenants of the Founder Parties

        Until the termination of this Agreement in accordance with Article V, each Founder Party, severally and not jointly, agrees as follows:

        SECTION 2.01    Voting Agreement.

        (a)   At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote,

consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Founder Party shall vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the adoption by the Company of the Merger and approval of the Merger Agreement and each of the transactions contemplated by the Merger Agreement.

        (b)   At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Founder Party shall vote (or cause to be voted) its Subject Shares (and each class thereof) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Company Takeover Proposal (as defined in the Merger Agreement), and (ii) any amendment of the Company's articles of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, or change in any manner the voting rights of the Company Common Stock. Subject to Article III, each Founder Party further agrees not to commit or agree to take any action inconsistent with the foregoing.

        SECTION 2.02    Restrictions on Transfers.    Each Founder Party agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person, other than in accordance with the Merger Agreement, (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, (iii) convert (or cause to be converted) any of the Subject Shares into any other series or class of capital stock or other securities of the Company. Each Founder Party further agrees not to commit or agree to take any of the foregoing actions.

        SECTION 2.03    No Solicitation.    Subject to the terms of Article III, each Founder Party shall not, nor shall it permit any investment banker, attorney or other advisor or representative (collectively, "Representatives") of such Founder Party to, (i) solicit, initiate or encourage (including by way of providing any information) any prospective purchaser or the invitation or submission of any Company Takeover Proposal, take any action designed to facilitate any inquiries, offers, or proposals, or make any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Takeover Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, offers, proposals, discussions or negotiations, (ii) accept a Company Takeover Proposal or enter into any agreement or agreement in principle with respect to any Company Takeover Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions (as defined in the Merger Agreement) or breach its obligations under the Merger Agreement, or (iii) furnish to any person any information with respect to any Company Takeover Proposal. Each Founder Party promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal and the principal terms and conditions thereof.

        SECTION 2.04    Company Takeover Proposal.    If the Merger Agreement shall terminate in accordance with (a) Section 8.01(c)(i) (so long as the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform) or 8.01(c)(ii), and on or prior to the one-year anniversary of the date of such termination, a definitive agreement relating to a Company Takeover Proposal shall be entered into or any Founder Party shall otherwise Transfer any shares of Company Common Stock or (b) Sections 8.01(b)(i), 8.01(b)(iii), 8.01(c)(iii) or 8.01(d)(ii) and the Company pays or is obligated to pay the Company Termination Fee in accordance with

Section 6.06(b) of the Merger Agreement, and, in the case of clause (a) or (b) above, as a result of, or in connection with, an event or transaction of the type described in clause (a) above or the consummation of a Company Takeover Proposal or a Superior Company Proposal following a termination described in clause (b) above, any Founder Party, directly or indirectly, received or will receive, in exchange for or otherwise in respect of each share of Company Common Stock, cash, securities or other property the fair market value of which per share exceeds the Merger Consideration (as defined in the Merger Agreement), then the Founder Parties shall pay to Parent or its designee within two business days of the consummation of such transaction an amount (the "Upside Amount") equal to 50% of the excess of the fair market value per share of such cash, securities or property over the Merger Consideration. The amount paid shall be in the form of the cash and/or securities and/or property received by the Founder Parties in such transaction in the same proportion as such consideration is payable to the Founder Parties in accordance with the terms of such transaction. For purposes of this Section 2.04, "fair market value" shall be determined, in the case of securities that trade on Nasdaq, the New York Stock Exchange or on another national stock exchange, based upon the average of the closing prices for such securities over the 10 trading days ending 5 trading days immediately before their issuance to the Founder Parties, and in the case of other securities or property, by the mutual agreement of Parent and a majority in interest of the Founder Parties. Each Founder Party agrees not to, directly or indirectly, Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person so long as the Founder Parties may be required to pay the Upside Amount to Parent or its designee in accordance with the terms of this Section 2.04, other than in accordance with any Transfer in connection with a Company Takeover Proposal which results in such payment of the Upside Amount to Parent or its designee.

        SECTION 2.05    Best Efforts.    Each Founder Party shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement.

ARTICLE III

Shareholder Capacity

        No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person's capacity as a director or officer. Each Founder Party is entering into this Agreement solely in its capacity as the record holder or beneficial owner of, or the trustee of a trust who beneficiaries are the beneficial owners of, such Founder Party's Subject Shares and nothing herein shall limit or affect any actions taken by a Founder Party in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

ARTICLE IV

Proxy

        Each Founder Party hereby constitutes and appoints each of David Redmond and Jarod Moss (each, a "Representative"), acting jointly or individually, with full power of substitution, as the proxy and attorney of such Founder Party, and hereby authorizes and empowers each Representative, acting individually or jointly, to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Founder Party regarding the matters referred to in Section 2.01 until the termination of this Agreement, to the same extent and with the same effect as such Founder Party might or could do under applicable Law. They proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Founder Party hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Founder Party regarding the matters referred to in Section 2.01.

ARTICLE V

Termination

        This Agreement shall terminate (i) upon the earlier of (A) the Effective Time (as defined in the Merger Agreement) and (B) the termination of the Merger Agreement, or (ii) at anytime upon notice by Parent to the Founder Parties; provided, however, that the provisions of Section 2.04 and Article VI shall survive any termination of this Agreement in accordance with their terms. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

ARTICLE VI

General Provisions

        SECTION 6.01    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

  (a)
  if to Parent, to:

      Ameripath Holdings, Inc.
      7111 Fairway Drive, Suite 400
      Palm Beach Gardens, Florida 33418
      Facsimile: 561-841-8527
      Attention:    Jarod Moss, Esq.

      with a copy to:

      Ropes & Gray LLP
      45 Rockefeller Plaza
      New York, New York 10111
      Facsimile: 212-841-5725
      Attention:    Othon A. Prounis, Esq.

  (b)
  if to any Founder Party, to it at the address set forth on Schedule I hereto, with a copy to:

      Guth Christopher LLP
      10866 Wilshire Blvd., Suite 1250
      Los Angeles, California 90024
      Facsimile: 310-470-8354
      Attention:    Theodore E. Guth, Esq.

      and

      O'Melveny & Myers LLP
      Times Square Tower
      7 Times Square
      New York, New York 10036
      Facsimile: 212-326-2061
      Attention:    Spencer D. Klein, Esq.
                          Gregory D. Puff, Esq.

        SECTION 6.02    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

        SECTION 6.03    Counterparts.    This Agreement may be executed in one or more counterparts (and delivered by facsimile), all of which shall be considered one and the same original agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 6.04    Entire Agreement; Third-Party Beneficiaries.    This Agreement, including the schedule hereto, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties any rights or remedies.

        SECTION 6.05    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

        SECTION 6.06    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 6.07    Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.    The parties acknowledge and agree that irreparable damage (for which money damages would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have complete subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any action arising out of this Agreement or any Transaction in any such court, (d) agrees that it will not bring any action relating to this Agreement in any court other than the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION.

        IN WITNESS WHEREOF, Parent and the Founder Parties have duly executed this Agreement, all as of the date first written above.

AMERIPATH HOLDINGS, INC.
By:	/s/ DONALD E. STEEN Name: Donald E. Steen Title: Chief Executive Officer

Founder Parties:
SPECIALTY FAMILY LIMITED PARTNERSHIP
By:	/s/ JAMES B. PETER James B. Peter, M.D., as Managing General Partner
By:	The Peter Family Revocable Trust, as a General Partner
By:	/s/ JAMES B. PETER James B. Peter, M.D., as Trustee
and
By:	/s/ JOAN C. PETER Joan C. Peter, as Trustee
By:	/s/ DEBORAH A. ESTES Deborah A. Estes, as a General Partner
JAMES B. PETER, JR. THIRD GENERATION TRUST
By:	/s/ DEBORAH A. ESTES Deborah A. Estes, as a Trustee
JOAN C. NONEMAN THIRD GENERATION TRUST
By:	/s/ CHRISTINE M. GARD Christine M. Gard, as a Trustee

DEBORAH A. ESTES THIRD GENERATION TRUST
By:	/s/ ARTHUR L. PETER Arthur L. Peter, as a Trustee
and
By:	/s/ KAREN M. CANE Karen M. Cane, as a Trustee
CHRISTINE M. GARD THIRD GENERATION TRUST
By:	/s/ JOAN C. NONEMAN Joan C. Noneman, as a Trustee
KAREN M. CANE THIRD GENERATION TRUST
By:	/s/ ARTHUR L. PETER Arthur L. Peter, as a Trustee
and
By:	/s/ CHRISTINE M. GARD Christine M. Gard, as a Trustee
ARTHUR L. PETER THIRD GENERATION TRUST
By:	/s/ JAMES B. PETER, JR. James B. Peter, Jr., as a Trustee

ARTHUR L. PETER AND MIA M. LINDSAY, AS JOINT TENANTS
By:	/s/ ARTHUR L. PETER Arthur L. Peter, as a Co-Tenant
and
By:	/s/ MIA M. LINDSAY Mia M. Lindsay, as a Co-Tenant
By:	/s/ JAMES B. PETER, JR. James B. Peter, Jr., in his individual capacity
PETER FAMILY REVOCABLE TRUST
By:	/s/ JAMES B. PETER James B. Peter, M.D., Ph.D., as Trustee
and
By:	/s/ JOAN C. PETER Joan C. Peter, as Trustee
ESTES FAMILY TRUST
By:	/s/ JAMES B. ESTES James B. Estes, as Trustee
and
By:	/s/ DEBORAH A. ESTES Deborah A. Estes, as Trustee

JAMES B. PETER ROLLOVER IRA
By:	/s/ JAMES B. PETER James B. Peter, M.D., Ph.D.

APPENDIX E

        [Execution Version]

SUBSCRIPTION, MERGER AND EXCHANGE AGREEMENT

Dated as of September 29, 2005,

Among

AMERIPATH HOLDINGS, INC.,

AMERIPATH GROUP HOLDINGS, INC.,

AQUA ACQUISITION CORP.,

THE STOCKHOLDERS OF AMERIPATH HOLDINGS, INC. SET FORTH ON THE SIGNATURE PAGES HEREOF,

And

THE STOCKHOLDERS OF SPECIALTY LABORATORIES, INC. SET FORTH ON THE SIGNATURE PAGES HEREOF

i

ii

ARTICLE XI GENERAL PROVISIONS		E-23
SECTION 11.01	Nonsurvival of Representations and Warranties	E-23
SECTION 11.02	Notices	E-24
SECTION 11.03	Definitions	E-25
SECTION 11.04	Interpretation	E-25
SECTION 11.05	Severability	E-25
SECTION 11.06	Counterparts	E-26
SECTION 11.07	Entire Agreement; Third-Party Beneficiaries	E-26
SECTION 11.08	Governing Law	E-26
SECTION 11.09	Assignment	E-26
SECTION 11.10	Enforcement; Jurisdiction; WAIVER OF JURY TRIAL	E-26
Exhibit A Amended and Restated Charter
Exhibit B Form of Joinder
Exhibit C Founder Agreement
Exhibit D Holdings Stockholders' Agreement
Exhibit E Registration Rights Agreement
Exhibit F Certificate of Incorporation of the Surviving Corporation

iii

        SUBSCRIPTION, MERGER AND EXCHANGE AGREEMENT (this "Agreement"), dated as of September 29, 2005, among AMERIPATH HOLDINGS, INC., a Delaware corporation ("Aqua"), AMERIPATH GROUP HOLDINGS, INC., a Delaware corporation and a wholly owned subsidiary of Aqua ("Holdings"), AQUA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), the stockholders of Aqua set forth on Schedule 1.01(a) hereto (collectively, the "Aqua Stockholders"), and the stockholders of Specialty Laboratories, Inc., a California corporation ("Silver") set forth on Schedule 1.01(b) hereto (collectively, the "Founder Parties").

        WHEREAS, Aqua has organized Holdings, and Holdings has organized Merger Sub, for the purpose of effecting the transactions contemplated hereby;

        WHEREAS, Holdings shall issue 55,121,279 shares of the common stock, par value $0.01 per share, of Holdings ("Holdings Common Stock") and 55,121,279 shares of Series A participating preferred stock, par value $0.001 per share, of Holdings ("Holdings Preferred Stock") to Aqua Stockholders in exchange for an aggregate $45,900,000, and 47,471,279 shares of the common stock, par value $0.01, of Aqua ("Aqua Common Stock"), subject to adjustment in accordance with Sections 1.01(a) and 1.07 hereof and otherwise on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, Holdings shall issue 19,930,208 shares of Holdings Common Stock and 19,930,208 shares of Holdings Preferred Stock to Founder Parties in exchange for 9,025,000 shares of the common stock, no par value, of Silver ("Silver Common Stock"), subject to adjustment in accordance with Sections 1.01(b) and 1.07 hereof and otherwise on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the parties intend, by executing this Agreement, that the foregoing exchanges of Aqua Common Stock and Silver Common Stock for Holdings Common Stock and Holdings Preferred Stock qualify as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, the respective Boards of Directors of Merger Sub and Aqua have approved and declared advisable, and the Board of Directors of Holdings has approved, the merger of Merger Sub with and into Aqua on the terms and subject to the conditions set forth in this Agreement, and the stockholders of Merger Sub and Aqua have adopted this Agreement;

        WHEREAS, simultaneously with the execution of this Agreement, Aqua, AmeriPath, Inc., a Delaware corporation ("Opco"), Silver and Silver Acquisition Corp., a California corporation and a wholly owned subsidiary of Opco ("Silver Merger Sub"), have entered into an Agreement and Plan of Merger (the "Silver Merger Agreement"), pursuant to which Silver Merger Sub shall be merged with and into Silver (the "Silver Merger") and as a result, Opco will acquire all of the outstanding stock of Silver immediately after the consummation of the transactions contemplated by this Agreement;

        WHEREAS, in connection with the transactions contemplated by this Agreement, the Certificate of Incorporation of Holdings shall be amended and restated in the form of Exhibit A hereto (the "Restated Holdings Charter"); and

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined in Section 1.01) and also to prescribe various conditions to the Transactions.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

The Subscription, Merger and Exchange

        SECTION 1.01    The Subscription, Merger and Exchange.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the following transactions shall take place at the Closing (as defined in Section 1.02) (the transactions contemplated by this Section 1.01 are referred to in this Agreement collectively as the "Transactions"):

          (a)   Each Aqua Stockholder shall (i) subscribe and pay for and Holdings shall issue to such Aqua Stockholder the number of fully paid and nonassessable shares of Holdings Common Stock and Holdings Preferred Stock set forth opposite the name of such Aqua Stockholder on Schedule 1.01(a) of this Agreement under the headings "Holdings Common Shares From Cash" and "Holdings Preferred Shares From Cash," respectively, at a purchase price of $1.20 (the "Holdings Common Stock Price") per share of Holdings Common Stock in cash and $4.80 (the "Holdings Preferred Stock Price") per share of Holdings Preferred Stock in cash (collectively, the "Holdings Subscription"), or (ii) sell and transfer the number of shares of Aqua Common Stock set forth opposite such Aqua Stockholder's name on Schedule 1.01(a) of this Agreement under the heading "Contributed Shares" to Holdings, and, in exchange therefor, Holdings shall issue to such Aqua Stockholder the number of fully paid and nonassessable shares of Holdings Common Stock and Holdings Preferred Stock set forth opposite the name of such Aqua Stockholder on Schedule 1.01(a) of this Agreement under the headings "Holdings Common Shares From Contribution" and "Holdings Preferred Shares From Contribution," respectively (the "Aqua Stockholder Exchange"). In addition, prior to the Effective Time (as defined below), it is contemplated that, with the consent of Aqua, certain additional stockholders of Aqua ("Additional Aqua Stockholders") shall, by execution and delivery of a joinder in the form attached as Exhibit B hereto (a "Joinder"), agree to become parties to this Agreement and be bound by the terms and conditions hereof as if an Aqua Stockholder hereunder. The Additional Aqua Stockholders shall be entitled to contribute shares of Aqua Common Stock to Holdings, and in exchange for each such share, Holdings shall issue to such stockholders fully paid and nonassessable shares of Holdings Common Stock and fully paid and nonassessable shares of Holdings Preferred Stock, in each case, in the same proportion and at the same price as the shares of Holdings Common Stock and Holdings Preferred Stock to be issued in the Aqua Stockholder Exchange. Upon execution and delivery of a Joinder by any Additional Aqua Stockholder, Schedule 1.01(a) shall be amended, without any further action by any of the parties hereto, to reflect the contribution to be made by such Additional Aqua Stockholder.

          (b)   Each Founder Party shall sell and transfer the number of shares of Silver Common Stock set forth opposite the name of such Founder Party on Schedule 1.01(b) of this Agreement under the heading "Contributed Shares" to Holdings, and, in exchange therefor, Holdings shall issue to such Founder Party the number of fully paid and nonassessable shares of Holdings Common Stock and Holdings Preferred Stock set forth opposite the name of such Founder Party on Schedule 1.01(b) of this Agreement under the headings "Holdings Common Shares From Contribution" and "Holdings Preferred Shares From Contribution," respectively (collectively, the "Founder Exchange"). Notwithstanding the foregoing, if, at the Effective Time, the Founder Parties do not hold an aggregate 20% or more of the outstanding shares of Holdings Common Stock and an aggregate 20% or more of the outstanding shares of Holdings Preferred Stock, then the shares of Silver Common Stock to be contributed by the Specialty Family Limited Partnership pursuant to the Founder Exchange shall be increased such that at the Effective Time, the Founder Parties hold an aggregate 20% of the outstanding shares of Holdings Common Stock and an aggregate 20% of the outstanding shares of Holdings Preferred Stock. In any such event Schedule 1.01(b) shall be amended, without any further action by any of the parties hereto, to reflect the additional contribution to be made by the Specialty Family Limited Partnership.

          (c)   (i) Holdings and James B. Peter, M.D., Ph.D. ("Founder") shall execute and deliver the agreement relating to services to be provided by Founder in the form attached as Exhibit C (the "Founder Agreement"), and (ii) Holdings, Aqua Stockholders and Founder Parties shall execute and deliver the Holdings Stockholders' Agreement in the form attached as Exhibit D (the "Holdings Stockholders' Agreement") and the Registration Rights Agreement in the form attached as Exhibit E (the "Registration Rights Agreement"). The Founder Agreement, the Holdings Stockholders' Agreement and the Registration Rights Agreement are, collectively, the "Holdings Agreements."

          (d)   Merger Sub shall be merged with and into Aqua at the Effective Time (as defined in Section 1.03) (the "Merger"). At the Effective Time, the separate corporate existence of Merger Sub shall cease and Aqua shall continue as the surviving corporation (the "Surviving Corporation").

          (e)   At the Effective Time, Holdings and Aqua shall take all action necessary such that each outstanding option to purchase shares of Aqua Common Stock (an "Aqua Option"), whether or not then exercisable, shall be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable after the surrender thereof, only an amount in cash equal to the product of (x) the total number of shares of Aqua Common Stock subject to the Aqua Option times (y) the excess, if any, of the value of the Merger Consideration over the exercise price per share of Aqua Common stock under such Aqua Option, less applicable Taxes required to be withheld with respect to such payment. The Aqua Option Plan (as defined in Section 3.03) shall be terminated immediately after the Effective Time, and the provisions in any agreement, arrangement or other benefit plan providing for the issuance, transfer or grant of any capital stock of Aqua or any interest in respect of any capital stock of Aqua shall be deleted immediately after the Effective Time, and Aqua shall take such actions to ensure that following the Effective Time no holder of an Aqua Option or any participant in or a party to the Aqua Option Plan or any similar plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

        SECTION 1.02    Closing.    The closing (the "Closing") of the Transactions shall take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York, 10111 as promptly as practicable after all the conditions set forth in Article IX have been satisfied (or, to the extent permitted by Law (as defined in Section 3.05), waived by the parties entitled to the benefits thereof), in each case other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (and in any event, not more than two business days following the satisfaction or waiver of all such conditions), or at such other place, time and date as shall be agreed in writing between Aqua and Founder. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date". Notwithstanding anything to the contrary set forth herein, (i) the Holdings Subscription, the Aqua Stockholder Exchange and the Founder Exchange shall be deemed to occur simultaneously with each other, in each case, immediately prior to the Effective Time, and (ii) the Effective Time shall be deemed to occur immediately prior to the effective time of the Silver Merger. All amounts of cash contributed to Holdings by the applicable Aqua Stockholders in exchange for shares of Holdings Common Stock and Holdings Preferred Stock hereunder shall be delivered to Holdings at the Closing by wire transfer of immediately available funds to an account designated by Holdings to such Aqua Stockholders. All certificates (or affidavits of loss reasonably acceptable to Holdings), each accompanied by a stock power duly executed by the record holders thereof, representing the shares of Aqua Common Stock or Silver Common Stock contributed to Holdings in accordance with Section 1.01 shall be delivered to Holdings at the Closing. At the Closing,

Aqua shall surrender to Holdings the certificate representing all of the issued and outstanding shares of Holdings Common Stock prior to the Effective Time and such shares shall be cancelled at Closing in consideration for $6.00 per share payable by Holdings.

        SECTION 1.03    Effective Time.    Prior to the Closing, Aqua shall prepare, and on the Closing Date Aqua shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Aqua shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.04    Effects.    The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL.

        SECTION 1.05    Certificate of Incorporation and Bylaws.

        (a)   Certificate of Incorporation.    The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit F, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b)   Bylaws.    The Bylaws of Aqua as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06    Directors and Officers.

        (a)   Directors.    The directors of Aqua immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        (b)   Officers.    The officers of Aqua immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

        SECTION 1.07    Adjustment to Purchase Price.    The parties acknowledge and agree that the Holdings Subscription, the Aqua Stockholder Exchange and the Founder Exchange each assume that (i) the per share value of a share of Aqua Common Stock contributed to Holdings prior to the Effective Time is $6.00, (ii) the per share value of a share of Silver Common Stock contributed to Holdings prior to the Effective Time is $13.25, (iii) 20% of the value of cash and contributed securities in such Transactions will be used to subscribe for, or will be exchanged for, Holdings Common Stock (the "Holdings Common Allocation"), (iv) 80% of the value of cash and contributed securities in such Transactions will be used to subscribe for, or will be exchanged for, Holdings Preferred Stock (the "Holdings Preferred Allocation"), and (v) the per share value of the shares of Holdings Common Stock and Holdings Preferred Stock issued in such transactions are the Holdings Common Stock Price and the Holdings Preferred Stock Price, respectively. Notwithstanding the foregoing, the parties agree that it may be in the best interest of Holdings to adjust the Holdings Common Allocation and the Holdings Preferred Allocation or sell shares of Holdings Common Stock and Holdings Preferred Stock at a price per share other than the Holdings Common Stock Price and the Holdings Preferred Stock Price, respectively. Accordingly, the parties agree that Holdings shall be entitled to amend this agreement to adjust one or more of the Holdings Common Allocation, the Holdings Preferred Allocation, the Holdings Common Stock Price and Holdings Preferred Stock Price, provided that pursuant to any such amendment (A) the per share value of a share of Aqua Common Stock contributed to Holdings shall remain $6.00, (B) the per share value of a share of Silver Common Stock contributed to Holdings shall remain at $13.25, (C) the sum of the amended Holdings Common Allocation and amended Holdings Preferred Allocation equals 100%, (D) the sum of the amended Holdings Common Stock Price and amended Holdings Preferred Stock equals $6.00, and (E) any such amended Holdings Common Allocation, amended Holdings Preferred Allocation, amended Holdings Common Stock Price and amended Holdings Preferred Stock Price shall apply to each of the Holdings Subscription, the Aqua Stockholder Exchange and the Founder Exchange. Upon any such amendment, Schedules 1.01(a) and 1.01(b) shall be amended, without any further action by any of the parties hereto, to reflect the foregoing amendments to the Holdings Common Allocation, the Holdings Preferred Allocation, the Holdings Common Stock Price and the Holdings Preferred Stock Price, if any.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        SECTION 2.01    Effect of Merger on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of Aqua or Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Cancellation of Certain Owned Shares.    Each share of the common stock, par value $0.01, of Aqua ("Aqua Common Stock"), that is held in the treasury of Aqua, or outstanding and held by Holdings or any direct or indirect wholly owned subsidiary of Aqua, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Holdings Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

          (c)    Conversion of Aqua Common Stock.    Subject to Section 2.01(b), each share of Aqua Common Stock that is issued and outstanding prior to the Effective Time, other than Dissenting Shares (as defined in Section 2.01(d)), shall be converted into the right to receive $6.00 in cash (collectively, the "Merger Consideration"). As of the Effective Time, all such shares of Aqua Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Aqua Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate, without interest.

          (d)    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Aqua Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's appraisal rights under the DGCL but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated as a share of Aqua Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(c).

ARTICLE III

Representations and Warranties of Aqua

        Aqua represents and warrants to the Founder Parties that, except as set forth in the corresponding section of the letter, dated as of the date of this Agreement, from Aqua to the Founder Parties (the "Aqua Disclosure Letter"), or in any other section of Aqua Disclosure Letter if the relevance of such disclosure or matter is reasonably apparent (except that no matter shall be deemed to be disclosed for purposes of Section 3.05 or Section 3.20 of Aqua Disclosure Letter if it is not set forth or cross-referenced in such section of Aqua Disclosure Letter):

        SECTION 3.01    Organization, Standing and Power.    Each of Aqua and each of its subsidiaries (the "Aqua Subsidiaries") is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted. Aqua and each Aqua Subsidiary is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and could not reasonably be expected to have an Aqua Material Adverse Effect (as defined in Section 11.03). Aqua has made available to the Founder Parties true and complete copies of the articles of incorporation of Aqua, as amended to the date of this Agreement (as so amended, the "Aqua Charter"), the Bylaws of Aqua, as amended to the date of this Agreement (as so amended, the "Aqua Bylaws") and the comparable charter and organizational documents of each Aqua Subsidiary.

        SECTION 3.02    Aqua Subsidiaries; Equity Interests.    (a) Section 3.02(a) of Aqua Disclosure Letter lists each Aqua Subsidiary, its jurisdiction of organization and each holder of outstanding capital stock or other ownership interests of such subsidiary. All the outstanding shares of capital stock or other ownership interests of each Aqua Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Aqua Disclosure Letter, are owned by Aqua, by another Aqua Subsidiary or by Aqua and another Aqua Subsidiary, free and clear of all pledges, liens, hypothecations, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). No shares of capital stock of any Aqua Subsidiary have been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. No shares of capital stock of any Aqua Subsidiary are reserved for issuance.

        (b)   Except for its interests in the Aqua Subsidiaries, Aqua does not as of the date of this Agreement own, directly or indirectly, (i) any capital stock, membership interest, partnership interest or other equity interest in any person or securities convertible into or exchangeable for any equity interest of any person or (ii) any participating interest in the revenues or profits of any person, and neither Aqua nor any Aqua Subsidiary is subject to any obligation to make any investment (in the form of loan, capital contribution or otherwise) in any person.

        SECTION 3.03    Capital Structure.    The authorized capital stock of Aqua consists of 100,000,000 shares of Aqua Common Stock. At the close of business on September 28, 2005 (the "Capitalization Date"), (i) 57,904,067 shares of Aqua Common Stock were issued and outstanding, (ii) no shares of Aqua Common Stock were held by Aqua in its treasury and (iii) 8,191,202 shares of Aqua Common Stock were subject to outstanding Aqua Options, 1,108,798 additional shares of Aqua Common Stock were reserved for issuance pursuant to Aqua's 2003 Stock Option and Restricted Stock Plan (the "Aqua Option Plan"). Since the Capitalization Date, no other shares of capital stock or other voting securities of Aqua have been issued or reserved for issuance, other than the issuance of Aqua Common Stock upon the exercise of Aqua Options outstanding on the Capitalization Date and in accordance with their present terms and other than as permitted pursuant to Section 7.01(a). All outstanding shares of Aqua Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Aqua Charter, the Aqua Bylaws, any Contract (as defined in Section 3.05) to which Aqua is a party or otherwise. There are not any bonds, debentures, notes or other indebtedness of Aqua or any Aqua Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Aqua Common Stock or holders of equity securities of any Aqua Subsidiary may vote ("Voting Aqua Debt"). Except as set forth above there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, stock-based performance units, commitments, Contracts (as defined in Section 3.05), arrangements or undertakings of any kind to which Aqua or any Aqua Subsidiary is a party (i) obligating Aqua or any Aqua Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, Aqua or of any Aqua Subsidiary or any Voting Aqua Debt or (ii) obligating Aqua or any Aqua Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of Aqua or any Aqua Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Aqua or any Aqua Subsidiary.

        SECTION 3.04    Authority; Execution and Delivery, Enforceability.    Aqua has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated by this Agreement. The execution and delivery by Aqua of this Agreement and the consummation by Aqua of the Transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Aqua. The Aqua Stockholders who hold a majority of the issued and outstanding shares of Aqua Common Stock, have duly approved this Agreement. Aqua has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        SECTION 3.05    No Conflicts; Consents.    (a) The execution and delivery by Aqua of this Agreement do not, and the consummation of the Merger and the other Transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to loss of a material asset (including material intellectual property asset) or benefit under, or result in the creation of any Lien upon any of the properties or assets of Aqua or any Aqua Subsidiary under, any provision of (i) the Aqua Charter, the Aqua Bylaws or the comparable charter or organizational documents of any Aqua Subsidiary, (ii) any contract, lease, license, loan, credit agreement, indenture, note, bond, mortgage, deed of trust, agreement, Aqua Permit (as defined in Section 3.15), obligation, concession, franchise or other instrument (collectively, "Contracts") to which Aqua or any Aqua Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any writ, judgment, order, award, consent decree, waiver, stipulation, subpoena, citation, notice, summons, restraining order, injunction, stay, ruling or decree (collectively, "Judgments"), or statute, law (including common law), ordinance, rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation (collectively, "Laws") applicable to Aqua or any Aqua Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have an Aqua Material Adverse Effect.

        (b)   No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any government or any court of competent jurisdiction, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, commission or other governmental or quasi-governmental authority or instrumentality, in each case, whether local, state or Federal, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to Aqua or any Aqua Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions contemplated by this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) relicensures that may be required following the Effective Time pursuant to applicable state or Federal Law, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Aqua is qualified to do business, (iv) such filings as may be required in connection with the taxes described in Section 8.05, and (v) such other items (A) required solely by reason of the participation of the Founder Parties (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, have not had and could not reasonably be expected to have an Aqua Material Adverse Effect.

        SECTION 3.06    SEC Documents; Undisclosed Liabilities.    (a) Opco has filed all reports, schedules, forms, statements and other documents required to be filed by Opco with the SEC since December 31, 2002 pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "Aqua SEC Documents").

        (b)   As of its respective date, each Aqua SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Aqua SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Aqua SEC Document has been revised or superseded by a later filed Aqua SEC Document, none of the Aqua SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Aqua included in the Aqua SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Opco and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        (c)   Except as set forth in the financial statements filed with the 2004 10-K or incurred in the ordinary course since December 31, 2004, as of the date of this Agreement neither Aqua nor any Aqua Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, could reasonably be expected to have an Aqua Material Adverse Effect.

        (d)   None of the Aqua Subsidiaries (other than Opco) is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

        SECTION 3.07    Absence of Certain Changes or Events.    Since December 31, 2004, (i) Aqua and each Aqua Subsidiary has conducted its business only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement and the Silver Merger Agreement), (ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section 7.01(a) if such Section had been in effect as of and at all times since December 31, 2004, and (iii) there has not been any change, event, condition, circumstance or state of facts (whether or not covered by insurance), individually or in the aggregate, that has had or could reasonably be expected to have an Aqua Material Adverse Effect.

        SECTION 3.08    Taxes.    (a) Each of Aqua and each Aqua Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or other Taxes owed, have been timely paid. Aqua has afforded the Founder Parties the opportunity to examine true and correct copies of all material Tax Returns, examination reports, ruling requests and statements of deficiencies, filed, assessed against or agreed to by Aqua or any Aqua Subsidiary.

        (b)   Except as could not reasonably be expected to have an Aqua Material Adverse Effect, each of Aqua and each Aqua Subsidiary has timely paid any Taxes that are due and payable by it. The most recent financial statements contained in the Aqua SEC Documents filed with the SEC prior to the date of this Agreement (the "Filed Aqua SEC Documents") reflect an adequate reserve for all Taxes payable (or that may become payable) by Aqua or any Aqua Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Aqua or any Aqua Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

        (c)   The Federal income Tax Returns of Aqua and each Aqua Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years ending on or before December 31, 2001. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

        (d)   There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Aqua or any Aqua Subsidiary. Neither Aqua nor any Aqua Subsidiary is a party to any Contract with respect to Taxes, including (i) a "closing agreement" as defined under Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law), (ii) a waiver of any statute of limitations in respect of Taxes or the agreement to an extension of time with respect to a material assessment of deficiency, (iii) any Tax allocation, indemnity or sharing agreement or (iv) a power of attorney with respect to any Tax.

        (e)   Each of Aqua and each Aqua Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has timely withheld and paid to the proper Governmental Entities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

        (f)    There are no audits or other administrative or court proceedings presently pending with regard to any Taxes for which Aqua or any Aqua Subsidiary could be liable. No dispute or claim concerning any Taxes for which Aqua or any Aqua Subsidiary could be liable has been claimed or raised by any Governmental Entity in writing to Aqua, and no claim has been made in writing to Aqua by any Governmental Entity in a jurisdiction where Aqua or any Aqua Subsidiary does not file Tax Returns that Aqua or any such Aqua Subsidiary is, or may be, subject to taxation by that jurisdiction.

        (g)   Neither Aqua nor any Aqua Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than such a group of which Aqua is the common parent) or (ii) will be required to pay the Taxes of any other person under Treasury regulation Section 1.1502-6 (or similar Law), as a transferee or successor, by Contract or otherwise.

        (h)   Within the past five years, neither Aqua nor any Aqua Subsidiary (i) has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as related to Section 355) or (ii) been a party to any transaction that was reported as a reorganization within the meaning of Section 368.

        (i)    Neither Aqua nor any Aqua Subsidiary is a party to any Contract that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m).

        (j)    For purposes of this Agreement:

          "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Return" means any Federal, state, local, provincial and foreign Tax return, declaration, statement, report, schedule, form or other information filed with respect to any Tax, including any claim for refunds of any Tax and any attachment to or any amendment or supplement of any of the foregoing, filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

        SECTION 3.09    Absence of Changes in Benefit Plans.    Except as disclosed in the Filed Aqua SEC Documents, from the date of the most recent financial statements included in the Filed Aqua SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Aqua or any Aqua Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, indemnification, disability, death benefit, hospitalization, medical or other plan, agreement, arrangement or understanding providing benefits to any current or former employee, officer or director of Aqua or any Aqua Subsidiary (collectively, "Aqua Benefit Plans"). Except as disclosed in the Filed Aqua SEC Documents, as of the date of this Agreement there are not any employment, severance or termination agreements or arrangements between Aqua or any Aqua Subsidiary and any current or former executive officer or director of Aqua or any Aqua Subsidiary (collectively, the "Aqua Benefit Agreements").

        SECTION 3.10    ERISA Compliance; Excess Parachute Payments.    (a) The Aqua Disclosure Letter contains a list of any and all Aqua Benefit Plans, including any and all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Aqua Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other fringe benefit plans or arrangements maintained, or contributed to, by Aqua or any Aqua Subsidiary for the benefit of any current or former employees, consultants, officers or directors of Aqua or any Aqua Subsidiary (or the dependents of the foregoing or with respect to which Aqua may have any material liability). Each Aqua Benefit Plan has been administered in compliance with its terms and applicable Law, other than instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have an Aqua Material Adverse Effect. All reports and disclosures relating to each Aqua Benefit Plan required to be filed with or furnished to any Governmental Entity or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with applicable law in a timely manner. All contributions required to be made to each Aqua Benefit Plan pursuant to the terms of such plan have been timely made. Aqua has made available to the Founder Parties true, complete and correct copies of (i) each Aqua Benefit Plan (or, in the case of any unwritten Aqua Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Aqua Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Aqua Benefit Plan for which such summary plan description is required and (iv) each true agreement or group annuity contract relating to any Aqua Benefit Plan.

        (b)   Each Aqua Pension Plan intended to be a "qualified plan" within the meaning of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Aqua Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Aqua, has revocation been threatened, and nothing has occurred since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its costs.

        (c)   No Aqua Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA (a "Multiemployer Pension Plan"), and no Aqua Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

        (d)   None of Aqua, any Aqua Subsidiary, any officer of Aqua or any of the Aqua Subsidiaries or any of the Aqua Benefit Plans that are subject to ERISA, including Aqua Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Aqua, any Aqua Subsidiary or any officer of Aqua or any Aqua Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except as could not reasonably be expected to have an Aqua Material Adverse Effect.

        (e)   No Aqua Benefit Plan or trust has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any Aqua Benefit Plan during the last five years. Neither Aqua nor any Aqua Subsidiary has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Pension Plan.

        (f)    With respect to any Aqua Benefit Plan that is an employee welfare benefit plan, (i) no such Aqua Benefit Plan is unfunded or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), and (ii) no such Aqua Benefit Plan provides for life, health, medical, disability or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage provided at no expense to Aqua or any Aqua Subsidiary as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

        (g)   There are no material actions, claims, liens or investigations existing or pending (other than routine claims for benefits) or, to the knowledge of Aqua, threatened with respect to any Aqua Benefit Plan. No Aqua Benefit Plan is under audit or investigation by any Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax during the last 12 months.

        SECTION 3.11    Litigation; Inspections and Investigations.    (a) As of the date of this Agreement, there is no claim, suit, action, audit or proceeding pending or, to the knowledge of Aqua, threatened against Aqua, any Aqua Subsidiary or, to the knowledge of Aqua, any person that Aqua or any Aqua Subsidiary has agreed to indemnify in respect thereof, nor, to the knowledge of Aqua, is there any investigation of Aqua (collectively, "Aqua Litigation") that if adversely decided could result (x) in a liability to Aqua and the Aqua Subsidiaries in excess of $5,000,000 or (y) in injunctive or other equitable remedy against such parties that would materially affect the operation of the business of Aqua, and Aqua is not aware of any basis for any such claim, suit, action, audit, proceeding or investigation. As of the date of this Agreement, there is no Aqua Litigation that, individually or in the aggregate, has had or could reasonably be expected to have an Aqua Material Adverse Effect. As of the date of this Agreement, there is not any Judgment outstanding against Aqua or any Aqua Subsidiary or affecting any of their respective properties or assets or business operations. There is no Judgment (whether outstanding as of the date of this Agreement or first outstanding after the date of this Agreement) the effect of which has had or could reasonably be expected to have an Aqua Material

Adverse Effect. Aqua and any Aqua Subsidiaries have in all material respects performed all of the obligations required to be performed to the date of this Agreement by any Judgment against Aqua or any Aqua Subsidiary, or by any Contract that settled any suit, action or proceeding against Aqua or any Aqua Subsidiary.

        (b)   None of Aqua or any Aqua Subsidiaries nor, to Aqua's knowledge, any of their respective officers, directors, employees or agents (or stockholders, representatives or other persons acting on the express, implied or apparent authority of such entities) is currently, or has been within the last two years, with respect to any state or Federal criminal enforcement agency or with respect to Medicare, Medicaid, or any other state or Federal health care payment or reimbursement program: (i) the subject of any audit or, to the knowledge of Aqua, any investigation; or (ii) party to any Contract or Judgment that (A) requires, or could reasonably be expected to require, the payment of a material amount of money by Aqua or any of the Aqua Subsidiaries to any state or Federal agency, program, or fiscal intermediary, or (B) requires or prohibits any activity by Aqua or any of the Aqua Subsidiaries; and which, in the case of either (A) or (B) of this sentence, is either punitive in nature, or serves as a civil penalty.

        SECTION 3.12    Compliance with Applicable Laws; Compliance Program.    (a) The business of Aqua and the Aqua Subsidiaries is currently being conducted and since January 1, 2004 has been conducted in compliance with all applicable Laws, including those relating to licensure, certification, and operation of clinical laboratories, individuals providing services in or to clinical laboratories, reimbursement for products or services provided by Aqua and the Aqua Subsidiaries, submission of claims to any payor, including Medicare, Medicaid or other third party payors, for items or services, and Environmental Laws (as defined in Section 3.16), except for instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have an Aqua Material Adverse Effect. Neither Aqua nor any Aqua Subsidiaries have received any written notice asserting a failure to comply with any Law, which failure has had or could reasonably be expected to have an Aqua Material Adverse Effect, and which notice has not prior to the date of this Agreement been fully and completely resolved. This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.08.

        (b)   Aqua and the Aqua Subsidiaries have timely filed all material filings and reports of every kind whatsoever required by Law or by written or oral Contract or otherwise to have been filed or made with respect to the provision of services by Aqua and the Aqua Subsidiaries to third-party purchasers, including, but not limited to, Medicare and Medicaid, insurance carriers and other fiscal intermediaries. No validation review or program integrity review related to Aqua and the Aqua Subsidiaries has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending or, to Aqua's knowledge, threatened against or affecting Aqua or the Aqua Subsidiaries or the consummation of the transactions contemplated hereby.

        (c)   Aqua and the Aqua Subsidiaries maintain an effective voluntary compliance program to promote compliance with Law that is consistent with model compliance guidance issued by the United States Department of Health and Human Services Office of Inspector General ("OIG") and applicable laws and regulations. To the knowledge of Aqua, no individual employed by, contracting independently with or otherwise providing services or supplies in connection with the conduct of business by Aqua or any Aqua Subsidiary is excluded from participation in the Medicare or Medicaid programs or is listed on the excluded individuals list published by the OIG.

        SECTION 3.13    Material Contracts.    (a) Section 3.13(a) of the Aqua Disclosure Letter sets forth a list of the following Contracts, whether written or oral (and if oral, a complete and accurate summary thereof) to which Aqua or any Aqua Subsidiary is a party, in each case to the extent in effect on this date of this Agreement (the "Aqua Material Contracts"):

            (i)  Aqua Benefit Plans or Aqua Benefit Agreements;

           (ii)  Contracts for the provision of laboratory services to the top 25 customers of Aqua, measured by revenue for the period January to June 2005;

          (iii)  Contracts providing for the licensing of material Intellectual Property Rights (as defined in Section 3.14);

          (iv)  Contracts which are reasonably likely to involve aggregate payments by or to Aqua or any Aqua Subsidiary of more than $2,500,000 annually or $5,000,000 over the remaining term of the Contract), other than the sale of services or products in the ordinary course of business;

           (v)  real property leases or subleases;

          (vi)  Contracts that (A) limit the ability of Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua, or, to the knowledge of Aqua, any executive officer of Aqua, to compete in any line of business or with any person or in any geographic area or during any period of time, (B) require Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua to use any supplier or third party for all or substantially all of any of its material requirements or need in any respect, (C) limit or purport to limit the ability of Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua to solicit any customers or clients of the other parties thereto, (D) require Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua to provide to the other parties thereto "most favored nations" pricing or (E) require Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua to market or co-market any products or services of a third party (other than any customer of Aqua or any Aqua Subsidiary);

         (vii)  Contracts relating to (A) any indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of Aqua or any Aqua Subsidiary, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by Aqua or any Aqua Subsidiary, (C) any lease obligations of Aqua or any Aqua Subsidiary under leases which are capital leases in accordance with GAAP, (D) any financing of Aqua or any Aqua Subsidiary effected through "special purpose entities" or synthetic leases or project financing, (E) any obligations of Aqua or any Aqua Subsidiary in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (F) any obligation or liability of Aqua or any Aqua Subsidiary with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (G) any guaranty of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, "Indebtedness");

        (viii)  Contracts entered into by Aqua or any of the Aqua Subsidiaries and any other person providing for the acquisition by Aqua or such Aqua Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other person, and information identifying the maximum amounts, if any, that are still payable or potentially payable to any other person under such Contracts pursuant to any post-closing adjustment to the purchase price (including under any "earnout" or other similar provision);

          (ix)  stockholder agreements, registration rights agreements, voting trusts or other Contracts to which Aqua is a party or by which it is bound relating to the voting of any shares of the capital stock of Aqua,

           (x)  joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities of any person by Aqua or any Aqua Subsidiary with any third person;

          (xi)  all confidentiality, non-disclosure or standstill agreements entered into by Aqua or any of the Aqua Subsidiaries (other than in the ordinary course of business); and

         (xii)  other Contracts not covered by the foregoing, that are otherwise material to Aqua and the Aqua Subsidiaries, taken as a whole.

        (b)   Aqua has made available to Parent or publicly filed as exhibits to the Aqua SEC Documents true, complete and correct copies of all written Contracts required to be listed in Section 3.13(a) of the Aqua Disclosure Letter, together with all amendments, waivers or other changes thereto, and a complete and accurate written summary of each oral Contract required to be listed. All Aqua Material Contracts are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. Aqua or the Aqua Subsidiary that is a party to any Aqua Material Contract has in all material respects performed all of the obligations required to be performed by it to the date of this Agreement, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a default, in the performance by Aqua or such applicable Aqua Subsidiaries or, to the knowledge of Aqua, any other party to any Aqua Material Contract of their respective obligations thereunder. Neither Aqua nor any Aqua Subsidiary has received any written notice of the intention of any party to terminate or cancel any Aqua Material Contract, whether as a termination or cancellation for convenience or for default of Aqua or any Aqua Subsidiary thereunder.

        SECTION 3.14    Intellectual Property.    Aqua and the Aqua Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, patented inventions, proprietary rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of Aqua and the Aqua Subsidiaries, as conducted on the date of this Agreement, taken as a whole. No claims are pending or, to the knowledge of Aqua, threatened that Aqua or any of the Aqua Subsidiaries is infringing or has since January 1, 2002 infringed the rights of any person with regard to any Intellectual Property Right.To the knowledge of Aqua, no person is infringing or since January 1, 2002 has infringed the rights of Aqua or any of the Aqua Subsidiaries with respect to any Intellectual Property Right. To the knowledge of Aqua, there is no prior art that may render any patent held by or licensed to Aqua or any Aqua Subsidiary invalid or any patent application held by or licensed to Aqua or any Aqua Subsidiary unpatentable which has not been disclosed to the Office to which the patent application was made. To the knowledge of Aqua, there has been no inequitable conduct with respect to the prosecution of any patent or patent application held by or licensed to Aqua or any Aqua Subsidiary.

        SECTION 3.15    Aqua Permits.    (a) Each of Aqua and the Aqua Subsidiaries has obtained any and all material licenses, franchises, permits, easements, rights, consents, orders, approvals, variances, exemptions, accreditations and other authorizations of or issued by any Governmental Entity required by Law or otherwise necessary to enable Aqua or the Aqua Subsidiaries to (i) conduct the business of Aqua as heretofore conducted and (ii) obtain reimbursement related to services provided in connection with the Medicare or Medicaid programs, and all contracts, programs and other arrangements with third-party payers, insurers or fiscal intermediaries (collectively, the "Aqua Permits"). Aqua Permits are, and after giving effect to the consummation of the transactions contemplated hereby, will continue to be, valid and in full force and effect and no violations exist in respect thereof, except for violations that, individually and in the aggregate, have not had and could not reasonably be expected to have an Aqua Material Adverse Effect.

        (b)   To the knowledge of Aqua, all individuals employed by, or providing services as individual contractors to, Aqua or any Aqua Subsidiary in connection with the conduct of business by Aqua or any Aqua Subsidiary have obtained and currently maintain all necessary Aqua Permits required to perform such services or provide such supplies to Aqua or the Aqua Subsidiaries.

        SECTION 3.16    Environmental Matters.    Except as has not had and could not reasonably be expected to have an Aqua Material Adverse Effect, (i) to the knowledge of Aqua, no facts, circumstances or conditions exist with respect to any real property now or previously owned, leased and/or operated by Aqua or by any Aqua Subsidiary or affiliates ("Aqua Real Property") that have resulted or could reasonably be expected to result in a violation of any Environmental Law, (ii) there has been no Release (as defined herein) of any Hazardous Substance (as defined herein) on, at, from or, to the knowledge of Aqua, to any Aqua Real Property, (iii) to Aqua's knowledge, there has been no Release of any Hazardous Substance on, at, to or from any property adjacent to or in the immediate vicinity of the Aqua Real Property which, through soil, subsoil, bedrock, surface or ground water migration, has come or could reasonably be expected to come to be located on the Aqua Real Property, (iv) none of the Aqua Real Property has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, except in each case in this paragraph (iv) in material compliance with applicable Law, and (v) there are no underground storage tanks located on or beneath any of the Aqua Real Property. As used in this Agreement, (i) the term "Environmental Law" means any Law relating to the protection of the environment, health, safety and natural resources, including for the prevention of pollution or contamination, or the cleanup, regulation and protection of the air, water or soil in the indoor or outdoor environment, (ii) the term "Release" means the spill, emission, leaking, pumping, injecting, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the indoor or outdoor environment, in each case other than in material compliance with applicable Law, and (iii) the term "Hazardous Substances" means any pollutant, contaminant, effluent, emission, radioactive substance, toxic substance, hazardous waste, hazardous material, medical waste, radioactive waste, petroleum or petroleum derived substance or waste, asbestos (and any substance containing asbestos), polychlorinated biphenyls, flammable explosives, methane, chemicals known to cause cancer or reproductive toxicity, any material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential threat to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported, or otherwise handled, all other substances or related materials defined as hazardous or toxic in, or otherwise included within the scope of, any Environmental Law, and any hazardous or toxic constituent thereof.

        SECTION 3.17    Real Property.    Aqua does not own any real property. Aqua or one of the Aqua Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by Aqua or any of the Aqua Subsidiaries (the "Aqua Leased Property"). To Aqua's knowledge, (i) Aqua or one of the Aqua Subsidiaries has the right to use and occupy the Aqua Leased Property for the full term of the lease or sublease relating thereto, and (ii) neither Aqua nor any of the Aqua Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as has not had and as could not reasonably be expected to have, individually or in the aggregate, an Aqua Material Adverse Effect.

        SECTION 3.18    Insurance.    Aqua and the Aqua Subsidiaries, taken as a whole, are covered by valid and currently effective insurance policies issued in favor of Aqua and the Aqua Subsidiaries that are customary in all material respects for companies of similar size and financial condition in Aqua's industry. All such policies are in full force and effect, all premiums due and payable thereon have been paid and Aqua and the Aqua Subsidiaries have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and could not reasonably be expected to have, individually or in the aggregate, an Aqua Material Adverse Effect. Section 3.18 of the Aqua Disclosure Letter contains a list of the policies issued to Aqua and the Aqua Subsidiaries that are in effect on the date of this Agreement. None of Aqua or any of the Aqua Subsidiaries has been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by Aqua or any of the Aqua Subsidiaries under or in connection with any of their existing insurance policies. None of Aqua or any of the Aqua Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Aqua or the Aqua Subsidiaries that Aqua reasonably believes will cause a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention.

        SECTION 3.19    Labor Matters.    None of Aqua or any of the Aqua Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. None of Aqua or any of the Aqua Subsidiaries is the subject of a proceeding asserting that Aqua or any of the Aqua Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Aqua or any of the Aqua Subsidiaries to bargain with any labor organization as to wages and conditions of employment. There is (i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of Aqua, threatened against Aqua or any of the Aqua Subsidiaries and (ii) to the knowledge of Aqua, no union certification petition has been filed with respect to the employees of Aqua or the Aqua Subsidiaries. None of Aqua or any of the Aqua Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to employees of Aqua or any of the Aqua Subsidiaries and, to the knowledge of Aqua, no such investigation is in progress. Aqua and Aqua Subsidiaries have at all times complied with the provisions of the Workers Adjustment and Retraining Notification Act of 1988.

        SECTION 3.20    Affiliate Contracts and Affiliated Transactions.    No officer or director of Aqua or any Aqua Subsidiary (or, to Aqua's knowledge, any family member of any such person who is an individual or any entity in which any such person or any such family member owns a material beneficial interest) or any person owning 5% or more of Aqua Common Stock is a party to any material Contract with or binding upon Aqua or any of the Aqua Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Aqua or any of the Aqua Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

        SECTION 3.21    Brokers.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Aqua.

ARTICLE IV

Representations and Warranties with respect to Holdings and Merger Sub

        Aqua, Holdings and Merger Sub, jointly and severally, represent and warrant to Founder Parties that:

        SECTION 4.01    Organization, Standing and Power.    Each of Holdings and Merger Sub is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its businesses as presently conducted.

        SECTION 4.02    Holdings.    (a) Since the date of its incorporation, Holdings has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

        (b)   On the date of this Agreement, the authorized capital stock of Holdings consists of 100 shares of Holdings Common Stock and Holdings is a wholly owned subsidiary of Aqua.

        SECTION 4.03    Merger Sub.    (a) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        (b)   The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Holdings free and clear of any Lien.

        SECTION 4.04    Authority; Execution and Delivery, Enforceability.    (a) Each of Holdings and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Holdings and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Holdings and Merger Sub. Holdings, as sole stockholder of Merger Sub, has adopted this Agreement. Each of Holdings and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        (b)   Holdings has all requisite corporate power and authority to execute and deliver the Holdings Agreements and to consummate the transactions contemplated by the Holdings Agreements. The execution and delivery by Holdings of the Holdings Agreements and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Holdings. The Holdings Agreements, when executed and delivered by Holdings and the other parties thereto, will constitute Holdings's legal, valid and binding obligation, enforceable against it in accordance with its terms.

        SECTION 4.05    No Conflicts.    The execution and delivery by Holdings and Merger Sub of this Agreement do not, and the execution and delivery by Holdings of the Holdings Agreements will not, and the consummation of the Transactions and the transactions contemplated by the Holdings Agreements and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Holdings or Merger Sub under, any provision of (i) the charter or organizational documents of Holdings or Merger Sub, (ii) any Contract to which Holdings or Merger Sub is a party or (iii) any Judgment or Law applicable to Holdings or Merger Sub.

        SECTION 4.06    Brokers.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdings or Merger Sub.

ARTICLE V

Representations and Warranties of Aqua Stockholders

        Each Aqua Stockholder represents and warrants to Founder Parties, as to itself only, that:

        SECTION 5.01    Organization; Authority; Execution and Delivery, Enforceability.    Such Aqua Stockholder, if it is not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Such Aqua Stockholder (a) if it is not an individual, has all requisite power and authority and (b) if he or she is an individual, has the legal capacity, in each case to execute and deliver this Agreement and the Holdings Agreements to which he, she, or it is a party and to consummate the Transactions and the transactions contemplated by the Holdings Agreements to which he, she, or it is a party. The execution and delivery by such Aqua Stockholder, if it is not an individual, of this Agreement and the Holdings Agreements to which it is a party and the consummation by it of the Transactions and the transactions contemplated by the Holdings Agreements to which it is a party have been duly authorized by all necessary action on the part of such Aqua Stockholder. Such Aqua Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes, and the Holdings Agreements to which he, she, or it is a party, when executed by all the parties thereto, will constitute, his, her or its legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms.

        SECTION 5.02    No Conflicts.    The execution and delivery by such Aqua Stockholder of this Agreement do not, and the execution and delivery by such Aqua Stockholder of the Holdings Agreements to which he, she, or it is a party will not, and the consummation of the Transactions and the transactions contemplated by the Holdings Agreements to which he, she, or it is a party and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Aqua Stockholder under, any provision of (i) the charter or organizational documents of such Aqua Stockholder, if it is not an individual, (ii) any Contract to which such Aqua Stockholder is a party or (iii) any Judgment or Law applicable to such Aqua Stockholder.

        SECTION 5.03    Aqua Common Stock.    Such Aqua Stockholder is the record and beneficial owner of, and has good title to, the shares of Aqua Common Stock to be contributed to Holdings pursuant to the Aqua Stockholder Exchange, free and clear of any Liens.

        SECTION 5.04    Brokers.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Aqua Stockholder.

ARTICLE VI

Representations and Warranties of Founder Parties

        Each Founder Party represents and warrants to Aqua, Holdings, Merger Sub and the Aqua Stockholders as to itself only, that:

        SECTION 6.01    Organization; Authority; Execution and Delivery, Enforceability.    Such Founder Party, if it is not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Such Founder Party (a) if it is not an individual, has all requisite power and authority, and (b) if he or she is an individual, has the legal capacity, in each case to execute and deliver this Agreement and the Holdings Agreements to which he, she or it is a party and to consummate the Transactions and the transactions contemplated by the Holdings Agreements to which he, she or it is a party. The execution and delivery by such Founder Party, if it is not an individual, of this Agreement and the Holdings Agreements to which he, she or it is a party and the consummation by such Founder Party of the Transactions and the transactions contemplated by the Holdings Agreements to which he, she or it is a party have been duly authorized by all necessary action on the part of such Founder Party. Such Founder Party has duly executed and delivered this Agreement, and this Agreement constitutes, and the Holdings Agreements to which he, she or it is a party, when executed by all the parties thereto, will constitute, such Founder Party's legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms.

        SECTION 6.02    No Conflicts.    The execution and delivery by such Founder Party of this Agreement do not, and the execution and delivery by such Founder Party of the Holdings Agreements to which he, she or it is a party will not, and the consummation of the Transactions and the transactions contemplated by the Holdings Agreements to which he, she or it is a party, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Founder Party under, any provision of (i) the charter or organizational documents of such Founder Stockholder, if it is not an individual,

(ii) any Contract to which such Founder Party is a party or (iii) any Judgment or Law applicable to such Founder Party.

        SECTION 6.03    Silver Common Stock.    Such Founder Party is the record and beneficial owner of, and has good title to, the shares of Silver Common Stock to be contributed to Holdings pursuant to the Founder Exchange, free and clear of any Liens.

        SECTION 6.04    Brokers.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Founder Party.

ARTICLE VII

Covenants Relating to Conduct of Business

        SECTION 7.01    Conduct of Business.    (a) Conduct of Business. Except for matters set forth in the Aqua Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Aqua shall, and shall cause each Aqua Subsidiary to, (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, (ii) use all reasonable efforts to preserve intact its current business organization, (iii) use all reasonable efforts to keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and (iv) comply, in all material respects, with all applicable Laws. Except for matters set forth in the Aqua Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Aqua shall not, and shall not permit any Aqua Subsidiary to, do any of the following without the prior written consent of Founder Parties:

          (A)  (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Aqua to its parent, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than any of the foregoing by a direct or indirect wholly owned subsidiary of Aqua, or (3) purchase, redeem or otherwise acquire any shares of capital stock of Aqua or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (B)  issue, deliver, sell or grant (1) any shares of its capital stock, (2) any Voting Aqua Debt or other voting securities, (3) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Aqua Debt, voting securities or convertible or exchangeable securities or (4) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than in the case of clauses (1), (2), (3) and (4) (x) any such issuance, delivery, sale or grant pursuant to an equity plan approved by the Board of Directors of Aqua, (y) issuances upon the exercise of any options for Aqua Common Stock and (z) issuances to Aqua or a wholly owned subsidiary of Aqua;

          (C)  amend or propose to amend the certificate of incorporation, bylaws or other comparable organizational documents of Aqua, Holdings or Opco (other than the filing of the Restated Holdings Charter contemplated by this Agreement);

          (D)  sell, lease (as lessor), license or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to Aqua and the Aqua Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

          (E)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

          (F)  knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of Aqua hereunder being untrue in any material respect; or

          (G)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (b)   Except for matters set forth in the Aqua Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Aqua shall not, without the prior written consent of Founder Parties, (i) take, or omit to take, any action that could reasonably be expected to result in a breach of the fiduciary duties of Aqua or its board of directors to the Founder Parties under the DGCL, or (ii) take any action which Holdings would be prohibited from taking without the consent of, or notice to, the Founder Parties under the terms of the Holdings Stockholders Agreement or applicable Law without obtaining such consent or providing such notice (assuming, in each case, for such purposes that on the date of this Agreement each of the Aqua Stockholders and each of the Founder Parties hold shares of Aqua capital stock equivalent to the shares of Holdings Common Stock and Holdings Preferred Stock to be received by such parties upon consummation of the Transactions).

        (c)   Advice of Changes. Aqua shall promptly advise Founder Parties orally and in writing of any change or event that has or could reasonably be expected to have an Aqua Material Adverse Effect.

ARTICLE VIII

Additional Agreements

        SECTION 8.01    Access to Information; Confidentiality.    Aqua shall, and shall cause each of the Aqua Subsidiaries to, afford to Founder Parties and to the Founder Parties' officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all Aqua properties, books, contracts, commitments, personnel and records and, during such period, Aqua shall, and shall cause each of its subsidiaries to, furnish promptly to Founder Parties (a) a copy of each report, schedule, registration statement and other document filed by Aqua during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning Aqua business, properties and personnel as Founder Parties may reasonably request; provided, however, that Aqua may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party or (ii) such portions of documents or information relating to pricing or other matters that are highly competitively sensitive. If any material is withheld by Aqua pursuant to the proviso to the preceding sentence, Aqua shall inform Founder Parties as to the general nature of what is being withheld.

        SECTION 8.02    Best Efforts; Notification.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary Consents of Governmental Entities and the making of all necessary registrations, declarations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing, this Section 8.02 shall not require any party to provide any financing for any of the Transactions that has not otherwise been agreed to be provided by such party pursuant to the other provisions of this Agreement.

        SECTION 8.03    Fees and Expenses.    All fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

        SECTION 8.04    Public Announcements.    The parties will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

        SECTION 8.05    Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by Holdings, Merger Sub or the Surviving Corporation.

ARTICLE IX

Conditions Precedent

        SECTION 9.01    Conditions to Each Party's Obligation To Effect The Transactions.    The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Antitrust.    The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and any Consents of, filings with and notices to, all Governmental Entities required of the parties hereto or any of their respective subsidiaries or other affiliates in connection with the Transactions, shall have been obtained, effected or made.

          (b)    No Injunctions or Restraints.    No Judgment or Law preventing the consummation of the Transactions shall be in effect; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts to have such legal prohibition removed.

          (c)    Silver Merger.    All conditions to the closing of the Silver Merger (other than the consummation of the Holdings Subscription, the Aqua Stockholder Exchange, the Founder Exchange or the Merger), shall have been satisfied or waived in accordance with the terms of the Silver Merger Agreement.

        SECTION 9.02    Conditions to Obligations of Aqua, Holdings, Merger Sub and the Aqua Stockholders.    The obligations of Aqua, Holdings, Merger Sub and the Aqua Stockholders to effect the Transactions are further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Founder Parties in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not have a material adverse effect on the ability of Founder Parties to consummate the Transactions. Aqua and Holdings shall have received a certificate signed on behalf of Founder Parties by Founder to such effect.

          (b)    Performance of Obligations of Founder Parties.    Founder Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Aqua and Holdings shall have received a certificate signed on behalf of Founder Parties by Founder to such effect.

        SECTION 9.03    Conditions to Obligations of Founder Parties.    The obligations of Founder Parties to effect the Transactions are further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Aqua (i) set forth Sections 3.01, 3.03, 3.04, 3.05(a) and 3.21 in this Agreement (collectively, the "Specified Sections") shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) set forth in this Agreement (other than the Specified Sections), disregarding qualifications as to "materiality", "Aqua Material Adverse Effect" or words of similar import, shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to "materiality", "Aqua Material Adverse Effect" or words of similar import, shall be true and correct as of such earlier date), other than, in the case of clause (ii) only, for such failures to be true and correct that, individually and in the aggregate, have not had an Aqua Material Adverse Effect. The representations and warranties of Holdings, Merger Sub and Aqua Stockholders in this Agreement, disregarding qualifications as to "materiality", "Aqua Material Adverse Effect" or words of similar import, shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to "materiality", "Aqua Material Adverse Effect" or words of similar import, shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually and the aggregate, have not had and could not reasonably be expected to have an Aqua Material Adverse Effect. Founder shall have received a certificate signed on behalf of Aqua by the chief executive officer of Aqua to such effect with respect to the representations and warranties of Aqua, Holdings and Merger Sub.

          (b)    Performance of Obligations of Aqua and Holdings.    Aqua and Holdings shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (other than pursuant to Section 7.01(b)), and Founder shall have received a certificate signed on behalf of Aqua by the chief executive officer of Aqua to such effect.

          (c)    Restated Holdings Charter.    The Restated Holdings Charter shall have been filed with the Secretary of State of the State of Delaware, and such charter shall have been certified by such official as the Amended and Restated Certificate of Incorporation of Holdings.

          (d)    Absence of Aqua Material Adverse Effect.    There shall not have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts, that has had or could reasonably be expected to have, individually or in the aggregate, an Aqua Material Adverse Effect.

ARTICLE X

Termination, Amendment and Waiver

        SECTION 10.01    Termination.    (a) This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the termination of the Silver Merger Agreement in accordance with its terms.

        (b)   This Agreement may be terminated by either Aqua or Founder Parties:

            (i)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

           (ii)  if any condition to the obligation of such party to consummate the Transactions set forth in Section 9.02 (in the case of Aqua and Holdings) or 9.03 (in the case of Founder Parties) becomes incapable of satisfaction prior to the Outside Date (as such term is defined in the Silver Merger Agreement); provided, however, the failure of such condition is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

        SECTION 10.02    Effect of Termination.    In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto or their respective affiliates, officers, directors or stockholders, other than Section 3.15, Section 4.06, Section 5.04, Section 6.04, Section 8.03, this Section 10.02 and Article XI, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any provision set forth in this Agreement.

        SECTION 10.03    Amendment; Extension; Waiver.    (a) Other than in accordance with Sections 1.01(a), 1.01(b) and 1.07, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        (c)   At any time, the parties may to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (ii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

        (d)   The prior written consent of Silver shall be required for any amendment, extension or waiver of any provision of this Agreement that, in any case, (i) increases the economic value of the aggregate consideration to be received by the Founder Parties for each share of Silver Common Stock to be contributed to Holdings by the Founder Parties in the Founder Exchange, or (ii) changes or otherwise has the effect of changing any other provision of this Agreement, which change could reasonably be expected to prevent or materially delay the consummation of the Transactions.

ARTICLE XI

General Provisions

        SECTION 11.01    Nonsurvival of Representations, Warranties, Covenants and Agreements.    None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except the representations and warranties of Holdings, the Aqua Stockholders and the Founder Parties set forth in Articles IV, V and VI and the covenant set forth in Section 7.01(b) shall, in each case, survive the Effective Time. This Section 11.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (which covenant or agreement shall survive in accordance with its terms).

        SECTION 11.02    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

  (a)
  if to Aqua, Holdings, Merger Sub or Aqua Stockholders, to:

    c/o AmeriPath, Inc.
    7111 Fairway Drive, Suite 400
    Palm Beach Gardens, Florida 33418
    Facsimile: (561) 841-8527
    Attention: Jarod T. Moss, Esq.

    with a copies to:

    Welsh, Carson, Anderson & Stowe IX, L.P.
    320 Park Avenue, Suite 2500
    New York, New York 10022
    Facsimile: (212) 893-9566
    Attention: D. Scott Mackesy

    and

    Ropes & Gray LLP
    45 Rockefeller Plaza
    New York, New York 10111
    Facsimile: 212-841-5725
    Attention: Othon A. Prounis, Esq.

  (b)
  if to Founder Parties, to the addresses set forth on Schedule 1.01(b), with copies to:

    Guth Christopher LLP
    10866 Wilshire Blvd., Suite 1250
    Los Angeles, California 90024
    Facsimile: 310-470-8354
    Attention: Theodore E. Guth, Esq.

    and

    O'Melveny & Myers LLP
    Times Square Tower
    7 Times Square
    New York, New York 10036
    Facsimile: 212-326-2061
    Attention:  Spencer D. Klein, Esq.
                       Gregory D. Puff, Esq.

        SECTION 11.03    Definitions.    For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          An "Aqua Material Adverse Effect means any change, effect, event, occurrence or circumstance that has a material adverse effect on (i) the business, financial condition or results of operations of Aqua and the Aqua Subsidiaries, taken as a whole, or (ii) the ability of Aqua to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, in the case of each of (i) and (ii) other than effects relating to (A) changes, effects, events, occurrences or circumstances that generally affect the United States economy or the industries in which Aqua operates (other than changes in Law that do not exist and have not been proposed prior to the date of this Agreement) and, in each case, that do not have a materially disproportionate impact on Aqua and the Aqua Subsidiaries, taken as a whole, (B) changes in Law (but only to the extent such changes exist or have been proposed prior to the date of this Agreement) or reimbursement policies or practices of customers, (C) the announcement of this Agreement or the Transactions, or (D) those matters described in Section 11.03 of the Aqua Disclosure Letter.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        SECTION 11.04    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. When used herein, the phrase "to the knowledge of" any person or any similar phrase means the actual knowledge of the officers and directors of such person and such person's subsidiaries and other individuals who have similar powers and duties as the officers of such persons, and the knowledge of facts that such individuals should have after reasonable due inquiry. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a person are also to its successors and permitted assigns.

        SECTION 11.05    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

        SECTION 11.06    Counterparts.    This Agreement may be executed in one or more counterparts (and delivered by facsimile), all of which shall be considered one and the same original agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 11.07    Entire Agreement; Third-Party Beneficiaries.    This Agreement, taken together with the Silver Merger Agreement, the Confidentiality Agreement (as defined in the Silver Merger Agreement) and the Aqua Disclosure Letter and the other schedules to this Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 10.03(c), are not intended to confer upon any person other than the parties any rights or remedies. Silver shall be an intended third party beneficiary with respect to Section 10.03(c), and shall be entitled to the rights and benefits of, with full power to enforce, the provisions thereof.

        SECTION 11.08    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

        SECTION 11.09    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided, that any Aqua Stockholder shall have the right to assign all or any portion of its rights to subscribe and pay for shares of Holdings Common Stock and Holdings Preferred Stock, and receive such shares from Holdings, in each case, pursuant to Section 1.01(a)(i), to any other person approved by Holdings (it being understood that any such assignment shall not relieve such assigning Aqua Stockholder of its obligations under Section 1.01(a)(i) if and to the extent such assignee elects not to undertake such subscription or make such payment at the time the Holdings Subscription is consummated). Any purported assignment other than in accordance with this Section 11.09 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 11.10    Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.    The parties acknowledge and agree that irreparable damage (for which money damages would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court, in each case, located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in New York County in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any action arising out of this Agreement or any Transaction in any such court, (d) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court, in each case, sitting in the New York County and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION.

        IN WITNESS WHEREOF, Aqua, Holdings, Merger Sub, Aqua Stockholders, and Founder Parties have duly executed this Agreement, all as of the date first written above.

AMERIPATH HOLDINGS, INC.
By:	/s/ DONALD E. STEEN Name: Donald E. Steen Title: Chief Executive Officer
AMERIPATH GROUP HOLDINGS, INC.
By:	/s/ DONALD E. STEEN Name: Donald E. Steen Title: Chief Executive Officer
AQUA ACQUISITION CORP.
By:	/s/ DONALD E. STEEN Name: Donald E. Steen Title: President

Aqua Stockholders:
WELSH, CARSON, ANDERSON & STOWE IX, L.P.
By:	WCAS IX Associates, LLC, its General Partner
By:	/s/ D. SCOTT MACKESY Name: D. Scott Mackesy Title: Manager
WCAS CAPITAL PARTNERS III, L.P.
By:	WCAS CP III Associates LLC, its General Partner
By:	/s/ D. SCOTT MACKESY Name: D. Scott Mackesy Title: Manager

Founder Parties:
SPECIALTY FAMILY LIMITED PARTNERSHIP
By:	/s/ JAMES B. PETER James B. Peter, M.D. as Managing General Partner
By:	The Peter Family Revocable Trust, as a General Partner
By:	/s/ JAMES B. PETER James B. Peter, M.D., as Trustee
and
By:	/s/ JOAN C. PETER Joan C. Peter, as Trustee
By:	/s/ DEBORAH A. ESTES Deborah A. Estes, as a General Partner
JAMES B. PETER, JR. THIRD GENERATION TRUST
By:	/s/ DEBORAH A ESTES Deborah A Estes, as a Trustee
JOAN C. NONEMAN THIRD GENERATION TRUST
By:	/s/ CHRISTINE M. GARD Christine M. Gard, as a Trustee

DEBORAH A. ESTES THIRD GENERATION TRUST
By:	/s/ ARTHUR L. PETER Arthur L. Peter, as a Trustee
and
By:	/s/ KAREN M. CANE Karen M. Cane, as a Trustee
CHRISTINE M. GARD THIRD GENERATION TRUST
By:	/s/ JOAN C. NONEMAN Joan C. Noneman, as a Trustee
KAREN M. CANE THIRD GENERATION TRUST
By:	/s/ ARTHUR L. PETER Arthur L. Peter, as a Trustee
and
By:	/s/ CHRISTINE M. GARD Christine M. Gard, as a Trustee
ARTHUR L. PETER THIRD GENERATION TRUST
By:	/s/ JAMES B. PETER, JR. James B. Peter, Jr., as a Trustee

ARTHUR L. PETER AND MIA M. LINDSAY, AS JOINT TENANTS
By:	/s/ ARTHUR L. PETER Arthur L. Peter, as a Co-Tenant
and
By:	/s/ MIA M. LINDSAY Mia M. Lindsay, as a Co-Tenant
By:	/s/ JAMES B. PETER, JR. James B. Peter, Jr., in his individual capacity

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
SPECIALTY LABORATORIES, INC.

SPECIAL MEETING OF STOCKHOLDERS
[                        ]

This Proxy is Solicited on Behalf of the Board of Directors of
Specialty Laboratories, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held [                        ] and the Proxy Statement and appoints [                        ], the proxyholders of the undersigned, with full power of substitution, to vote all shares of Common Stock of Specialty Laboratories, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held at [                                                 ], on [        ], [                        ] at [            ] a.m. Pacific Time (the "Special Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat The shares represented by this Proxy shall be voted in the manner set forth on the adjacent column.

1.	To approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 29, 2005, among Specialty Laboratories, Inc., AmeriPath Holdings, Inc., AmeriPath, Inc. and Silver Acquisition Corp., and the merger contemplated by the Merger Agreement (the "Merger"), under which each share of Specialty Common Stock will be converted into the right to receive $13.25 in cash, except as set forth in the Merger Agreement.	For ☐	Against ☐	Abstain ☐
2.
	To approve the postponement or adjournment of the Special Meeting to a later date to solicit additional proxies in favor of the approval of the Merger Agreement and the Merger if there are not sufficient votes for approval of the Merger Agreement and the Merger at the Special Meeting.	For ☐	Against ☐	Abstain ☐

3.	In their discretion, the proxyholders are authorized to vote upon such other matters as may properly come before the Special Meeting or at any adjournment or postponement thereof.
		PLEASE CHECK BOX IF YOU PLAN TO	☐
ATTEND THE MEETING
Date
Please be sure to sign and date this Proxy in the box below
The Board of Directors recommends a vote FOR each of the Items 1 and 2 listed above. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR each of Items 1 and 2 above, and will grant discretionary authority pursuant to Item 3.

Stockholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

SPECIALTY LABORATORIES, INC.

        Note: Please sign, date and return promptly in the accompanying envelope. Please sign exactly as your name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE SPECIAL MEETING.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

MARK HERE FOR CHANGE OF ADDRESS AND PROVIDE YOUR CURRENT ADDRESS ON THE LINES BELOW. RETURN IN POSTAGE PAID ENVELOPE PROVIDED TOGETHER WITH YOUR SIGNED PROXY.

QuickLinks

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER
THE SPECIAL MEETING
THE PARTICIPANTS
SPECIAL FACTORS
THE MERGER AGREEMENT
THE VOTING AGREEMENT
THE SUBSCRIPTION, MERGER AND EXCHANGE AGREEMENT
SELECTED HISTORICAL FINANCIAL INFORMATION
EARNINGS AND FIXED CHARGES
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INFORMATION REGARDING THE TRANSACTION PARTICIPANTS
FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
APPENDIX A

AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I The Merger
ARTICLE II Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE III Representations and Warranties of the Company
ARTICLE IV Representations and Warranties of Parent, Opco and Merger Sub
ARTICLE V Covenants Relating to Conduct of Business
ARTICLE VI Additional Agreements
ARTICLE VII Conditions Precedent
ARTICLE VIII Termination, Amendment and Waiver
ARTICLE IX General Provisions
APPENDIX C CHAPTER 13. DISSENTERS' RIGHTS
APPENDIX D
VOTING AGREEMENT
RECITALS
ARTICLE I. Representations of the Founder Parties
ARTICLE II Covenants of the Founder Parties
ARTICLE III Shareholder Capacity
ARTICLE IV Proxy
ARTICLE V Termination
ARTICLE VI General Provisions
APPENDIX E

ARTICLE I The Subscription, Merger and Exchange
ARTICLE II Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE III Representations and Warranties of Aqua
ARTICLE IV Representations and Warranties with respect to Holdings and Merger Sub
ARTICLE V Representations and Warranties of Aqua Stockholders
ARTICLE VI Representations and Warranties of Founder Parties
ARTICLE VII Covenants Relating to Conduct of Business
ARTICLE VIII Additional Agreements
ARTICLE IX Conditions Precedent
ARTICLE X Termination, Amendment and Waiver
ARTICLE XI General Provisions